EXHIBIT 2.16

EXECUTION COPY

PURCHASE AGREEMENT

dated as of March 29, 2016

by and among

PNK ENTERTAINMENT, INC.

and

GLP CAPITAL, L.P.

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EXHIBITS

Exhibit A	Amended and Restated Membership Interest Purchase Agreement, as amended
Exhibit B	“Exhibit A” to the Amended and Restated Membership Interest Purchase Agreement
Exhibit C	Form of Assignments of Acquired Interests
Exhibit D-1	Form of Lender Release (First Lien Credit Agreement)
Exhibit D-2	Form of Lender Release (Second Lien Credit Agreement)
Exhibit E	Form of Transition Services Agreement
Exhibit F	Form of Lease

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PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 29, 2016 (the “Effective Date”), by and among PNK Entertainment, Inc. a Delaware corporation (“Buyer”), and GLP Capital, L.P., a Pennsylvania limited partnership (“GLPC”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in Section 10.01.

WHEREAS, GLPC, PA Meadows, LLC, a Delaware limited liability company (“Meadows”), Gaming Leisure and Properties, Inc., a Pennsylvania corporation (“GLPI”), PA Mezzco, LLC (“PA Mezzco”), a Delaware limited liability company and Cannery Casino Resorts, LLC, a Nevada limited liability company (“CCR”, together with PA Mezzco, the “CCR Sellers”) have entered into an Amended and Restated Membership Interest Purchase Agreement, dated as of December 15, 2015, as amended March 29, 2016 (the “A&R MIPA”) which is attached hereto as Exhibit A;

WHEREAS, pursuant to and subject to the terms of the A&R MIPA, GLPC will acquire all of the issued and outstanding membership interests of Meadows (the “Meadows Sale”);

WHEREAS, Meadows is the beneficial and record owner of all of the issued and outstanding shares of capital stock (the “MLR Shares”) of Mountain Laurel Racing, Inc., a Delaware corporation (“MLR”);

WHEREAS, Washington Trotting Association, Inc., (“WTA”), a Delaware corporation and wholly-owned subsidiary of Meadows, is the beneficial and record owner of 50% of the issued and outstanding interests (the “CRM Interests”) in CCR Racing Management, a Pennsylvania partnership (“CRM”), and MLR is the beneficial and record owner of the remaining 50% of the issued and outstanding interests in CRM;

WHEREAS, CCR Pennsylvania Racing, Inc. (“CPR”), a Pennsylvania corporation and wholly-owned subsidiary of Meadows, is the beneficial and record owner of all of the issued and outstanding shares of capital stock (the “CPFS Shares”) of CCR Pennsylvania Food Service, Inc., a Pennsylvania corporation (“CPFS”);

WHEREAS, pursuant and subject to the A&R MIPA (and as set forth on Exhibit A thereto, as amended from time to time to the extent permitted herein), prior to the consummation of the Meadows Sale, (i) Meadows will contribute the stock of WTA to a new corporation that is a direct subsidiary of Meadows (“Newco”), (ii) WTA will convert to a limited liability company, (iii) CCR Racing Management will distribute all of its real estate assets to WTA and an amount of cash equal to the fair market value of such real estate assets to MLR (together, the “Distribution”), (iv) WTA will distribute all of its real estate assets (including the real estate it received from CCR Racing Management) to Newco, and (v) CPR will contribute all of its operating assets to CPFS (collectively, the foregoing items (i)-(v) are referred to herein as the “Restructuring”;

WHEREAS, (i) all of the issued and outstanding limited liability company interests in WTA (the “WTA LLC Interests”), together with the MLR Shares and the CPFS Shares are referred to herein as the “Acquired Interests”; (ii) Meadows, Newco and CPR are referred to herein as the “Sellers”; and (iii) WTA, MLR and CPFS are referred to herein as the “Companies” and each as a “Company”;

WHEREAS, in connection with GLPC’s closing of the Meadows Sale, Buyer desires to acquire from Sellers all of Sellers’ right, title and interest in and to the Acquired Interests on the terms and subject to the conditions set forth herein; and

WHEREAS, the parties hereto desire to enter into, or cause their applicable Affiliates to enter into, the Ancillary Agreements, and to perform or cause such Affiliates to perform their obligations thereunder as further described herein.

NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

ARTICLE I.

PURCHASE ASSIGNMENT AND SALE OF ACQUIRED INTERESTS

Section 1.01     Purchase Assignment and Sale of Acquired Interests.    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, GLPC shall exercise its rights under the A&R MIPA to cause each Seller to sell to Buyer, and Buyer shall purchase from each Seller, the Acquired Interests held by such Seller, free and clear of all Liens (other than restrictions arising under applicable securities Laws or Gaming Laws).

Section 1.02     Retention of Assets.    Notwithstanding anything to the contrary contained in this Agreement, GLPC and its Affiliates may retain and use, at their own expense, archival copies (but not the originals thereof) of all of the Contracts, books, records and other documents or materials of the Companies to the extent received by GLPC in connection with the Closing hereunder or the closing of the Meadows Sale (other than the Customer List and the Customer Database and any other information that could give Lessor or its Affiliates a “competitive” advantage with respect to markets in which GLPC or any of its Affiliates and Buyer or any of Buyer’s Affiliates might be competing at any time), in each case, which (a) are in existence on or prior to the Closing, and (b) either (x) are used in connection with GLPC’s or its Affiliates’ businesses or (y) if GLPC, in good faith, determines that it or any of its Affiliates is reasonably likely to need access to, in connection with the preparation or filing of any Tax Returns or compliance with any other Tax reporting obligations or other obligation under applicable Law, or the defense (or any counterclaim, cross-claim or similar claim in connection therewith) or prosecution of any Proceeding or investigation (including any Tax audit or examination) against or by GLPC or any of GLPC’s Affiliates; provided, that GLPC shall, and shall cause its Affiliates to, hold such documents or materials relating to the Business, and all confidential or proprietary information contained therein, in confidence.

ARTICLE II.

PURCHASE PRICE; ADJUSTMENTS

Section 2.01     Purchase Price.    At the Closing, as consideration for the Acquired Interests, Buyer shall deliver or cause to be delivered to GLPC (or its designee) by electronic transfer of immediately available funds to an account designated by GLPC a cash payment equal to the sum of (a) One Hundred Thirty Eight Million Dollars ($138,000,000) (the “Base Purchase Price”) plus (b) the Adjusted Estimated Closing Payment (which may be a positive or negative number) plus (c) the Estimated Cage Cash Closing Payment (which may be a positive or negative number) minus (d) the Proposed Free Play Tax Adjustment or the Final Free Play Tax Adjustment (if any) determined in accordance with Section 2.06. The Base Purchase Price, together with the Adjusted Estimated Closing Payment and Estimated Cage Cash Closing Payment, as reduced by the Proposed Free Play Tax Adjustment or the Final Free Play Tax Adjustment, as applicable, is the “Closing Payment.” For all purposes Buyer’s payment hereunder will be treated as a payment to each of Sellers in accordance with the agreed allocation among the Acquired Interests, and GLPC, Buyer and their respective Affiliates will so treat them.

Section 2.02     Estimated Closing Payments.

(a)     The term “Adjusted Estimated Closing Payment” as used herein shall mean the amount (which may be a positive or negative number) of (i) the “Estimated Closing Payment” determined under Section 3.01 of A&R MIPA (which may be a positive or negative number) to the extent such Estimated Closing Payment relates to the Companies (for the avoidance of doubt, and not to Meadows or CPR), minus (ii) Eight Million Five Hundred Thousand Dollars ($8,500,000) which shall be a credit to Buyer. Promptly upon receipt thereof, GLPC shall deliver to Buyer the Estimated Closing Statement delivered to it by the CCR Sellers under Section 3.01 of the A&R MIPA.

(b)     The term “Estimated Cage Cash Closing Payment” as used herein shall mean the amount of the “Estimated Cage Cash Closing Payment” determined under Section 3.02 of A&R MIPA to the extent such Estimated Cage Cash Closing Payment relates to the Companies (for the avoidance of doubt, and not to Meadows or CPR). Promptly upon receipt thereof, GLPC shall deliver to Buyer the Estimated Cage Cash Closing Statement delivered to it by the CCR Sellers under Section 3.02 of the A&R MIPA.

Section 2.03     [Reserved].

Section 2.04     Final Adjustments.

(a)     No more than eighty-five (85) days after the Closing Date, Buyer shall prepare and deliver to GLPC a statement certified by the Chief Financial Officer of Buyer that satisfies all the requirements to constitute the “Final Closing Statement” required by Section 3.03(a) of the A&R MIPA to the extent it relates to the Companies. GLPC shall deliver such statement to the CCR Sellers under the A&R MIPA within the time period required by Section 3.03(a) thereof.

(b)     No more than fifteen (15) days after the Closing Date, Buyer shall prepare and deliver to GLPC a statement certified by the Chief Financial Officer of Buyer that satisfies all the requirements to constitute the “Final Cage Cash Closing Statement” required by Section 3.03(b) of the A&R MIPA to the extent it relates to the Companies. GLPC shall deliver such statement to the CCR Sellers under the A&R MIPA within the time period required by Section 3.03(b) thereof.

(c)     In the event the CCR Sellers under the A&R MIPA provide notice to GLPC pursuant to Section 3.03(c) thereof that they dispute any amount set forth on the Final Closing Statement and/or the Final Cage Cash Closing Statement (together, the “Final Statements”), GLPC shall provide prompt notice of the same to Buyer, along with any and all details, documentation or other information received from the CCR Sellers under the A&R MIPA. Buyer shall provide to GLPC and to the CCR Sellers under the A&R MIPA reasonable access to any of Buyer’s and the Companies’ records (including work papers and source documents) and relevant employees not otherwise available to GLPC or such the CCR Sellers as a result of the transactions contemplated hereby, to the extent reasonably related to such the CCR Sellers’ review of the Final Statements and to the extent related to the Companies. Subject to Section 2.04(d) below, if any such notice of disagreement is timely provided, Buyer shall proceed and comply with the dispute resolution procedures and obligations as set forth in Section 3.03(c) and 3.03(d) of the A&R MIPA to the extent they relate to the Companies, as if it were the named Buyer therein.

(d)     GLPC shall promptly provide Buyer with any and all notices, documents, agreements, certificates or any other information received from the CCR Sellers under the A&R MIPA pursuant to any provision of Section 3.03 thereof. GLPC shall exercise its rights under Section 3.03 of the A&R MIPA as directed by Buyer in good faith and GLPC shall not exercise any of its rights under Section 3.03 of the A&R MIPA without Buyer’s prior consent. GLPC shall not agree to any obligation, or agree to the waiver of any right, under Section 3.03 of the A&R MIPA without Buyer’s prior consent; provided, with respect to all of this Section 2.04, that Buyer shall at all times endeavor in good faith to enable GLPC to comply with the terms of Section 3.03 of the A&R MIPA until all outstanding disputes are resolved thereunder pursuant to the terms thereof.

(e)     Any amounts determined to be due and owing to GLPC from the CCR Sellers under Section 3.03 of the A&R MIPA to the extent related to the Companies shall be remitted by GLPC to Buyer promptly after receipt thereof by GLPC; provided, that if GLPC has not received such amounts from the CCR Sellers within 60 days from the date such amounts have become due to GLPC pursuant to Section 3.03 of the A&R MIPA, then GLPC shall pay such amounts to Buyer directly hereunder. Any amounts determined to be due and owing by GLPC to the CCR Sellers under Section 3.03 of the A&R MIPA to the extent related to the Companies shall be remitted by Buyer to GLPC within the time period specified in Section 3.03(e) of the A&R MIPA. For all purposes Buyer’s payment, if any, hereunder will be treated as a payment to each of Sellers in accordance with the agreed allocation among the Acquired Interests, and GLPC, Buyer and their respective Affiliates will so treat them.

Section 2.05     Accounts Receivable; Accounts Payable; Deposits; Surviving Intercompany Receivables and Payables.

(a)     Accounts Receivable.    After the Closing, GLPC shall cause Sellers to promptly deliver to Buyer any cash, checks or other property that Sellers or any of their Affiliates receive, and in addition that GLPC or Sellers receive from the CCR Sellers under the A&R MIPA, to the extent relating to the Accounts Receivable of the Business included in the Final Closing Net Working Capital (as defined in the A&R MIPA). After the Closing, Buyer shall promptly deliver to GLPC any cash, checks or other property that Buyer or its Affiliates receive to the extent relating to any Accounts Receivable existing as of the Closing Date and not included in the Final Closing Net Working Capital (as defined in the A&R MIPA). Neither party nor their Affiliates shall agree to any settlement, discount or reduction of the Accounts Receivable belonging to the other party. Neither party nor their Affiliates shall assign, pledge or grant any security interest in the Accounts Receivable of the other party.

(b)     Accounts Payable.    Each party and their Affiliates will promptly deliver to the other a true copy of any invoice, written notice of accounts payable or written notice of a dispute as to the amount or terms of any accounts payable received from the creditor of such accounts payable to the extent such accounts payable is owed by the other party. Should either party discover it has paid an accounts payable belonging to the other party, then Buyer or GLPC, as applicable, shall provide written notice of such payment to the other party and the other party shall promptly reimburse the party that paid such accounts payable all amounts listed on such notice.

(c)     Customer Deposits.    Customer Deposits received by the Companies or their respective Subsidiaries relating to rooms, services and/or events relating to the period from and after the Closing shall be retained by the Companies at the Closing and shall not be included in the calculation of the Final Closing Net Working Capital (as defined in the A&R MIPA). GLPC shall not have further liability or responsibility after Closing with respect to any Customer Deposits relating to the period from and after the Closing. Customer Deposits shall be credited to GLPC in the calculation of Final Closing Net Working Capital (as defined in the A&R MIPA) to the extent of rooms and/or services furnished prior to the Closing. “Customer Deposits” include all security and other deposits, advance or pre-paid rents or other amounts and key money or deposits (including any interest thereon).

(d)     Surviving Intercompany Receivables and Payables.    For the avoidance of doubt, notwithstanding anything herein to the contrary, any amounts receivable or payable and any other intercompany obligations as between the Companies or any of their Subsidiaries, on the one hand, and CCR, PA Mezzco, or any of their respective Affiliates (including Meadows and its Subsidiaries), on the other hand, shall not be included in the calculation of the Final Closing Net Working Capital (as defined in the A&R MIPA).

Section 2.06     Purchase Price Adjustment for New Free Play Tax.

(a)     Subject to Section 2.06(c), (i) if a New Free Play Tax is enacted or promulgated and Buyer has delivered the Proposed Free Play Tax Adjustment prior to the Closing, then the Proposed Free Play Tax Adjustment or the Final Free Play Tax Adjustment, as applicable, shall reduce the Closing Payment and (ii) if a New Free Play Tax is enacted or promulgated, and to the extent the Final Free Play Tax Adjustment did not reduce the Closing Payment, GLPC shall pay the Final Free Play Tax Adjustment to PNK no later than three (3) Business Days following the date the Final Free Play Tax Adjustment is determined pursuant to Section 2.06(c). If the Proposed Free Play Tax Adjustment reduced the Closing Payment and the Final Free Play Tax Adjustment determined pursuant to Section 2.06(c) is less than the Proposed Free Play Tax

Adjustment, then Buyer shall pay such difference to GLPC no later than three (3) Business Days following the date the Final Free Play Tax Adjustment is determined pursuant to Section 2.06(c). Any dispute regarding the amount of the Free Play Tax Adjustment shall be resolved in accordance with Section 2.06(c).

(b)     Free Play Tax Definitions.

(i)     “Annualized Incremental Free Play Tax” means the amount (but not less than zero) of (A) the Free Play Tax Rate after the effective time of the New Free Play Tax multiplied by the Free Play Base Amount, minus (B) the Free Play Tax Rate prior to the effective time of the New Free Play Tax multiplied by the Free Play Base Amount.

(ii)     “Free Play Base Amount” means $67,584,673.

(iii)     “Free Play Tax” means any Tax or administrative fee (to the extent not otherwise treated as a Tax) on promotional play, which may or may not include cash and cash equivalents, deducted or excluded from gross terminal revenue and gross table game revenue (in both cases, as currently defined or as may be amended in the future).

(iv)     “Free Play Tax Adjustment” means (A) 6.5 multiplied by (B) 0.5 multiplied by (C) the Annualized Incremental Free Play Tax.

(v)     “Free Play Tax Rate” means the rate at any given time of any Free Play Tax.

(vi)     “New Free Play Tax” means any Free Play Tax imposed pursuant to a Law enacted or promulgated by a Pennsylvania Governmental Entity on or after the date of this Agreement, (A) to the extent such Law is enacted or promulgated at any time during the 2016 calendar year (whether such Law becomes effective during the 2016 calendar year or any time thereafter) or (B) to the extent such Law imposes such Free Play Tax effective during any portion of the 2016 calendar year (whether such Law is enacted or promulgated (1) in 2016 or (2) after 2016, but given retroactive effect to any date in 2016).

(c)     Proposed and Final Free Play Tax Adjustment.    No more than fifteen (15) days after the date that a New Free Play Tax is enacted or promulgated, Buyer shall prepare and deliver to GLPC a written statement setting forth a proposed calculation in good faith of the Free Play Tax Adjustment (the “Proposed Free Play Tax Adjustment”). GLPC shall have the right to review the Proposed Free Play Tax Adjustment and, to the extent GLPC disagrees with the Proposed Free Play Tax Adjustment, GLPC shall notify Buyer in writing of any objections within fifteen (15) days after receipt of the Proposed Free Play Tax Adjustment. If GLPC does not deliver such written notice within fifteen (15) days after receipt of the Proposed Free Play Tax Adjustment, the Proposed Free Play Tax Adjustment shall be deemed to be the Final Free Play Tax Adjustment. GLPC and Buyer shall use their reasonable best efforts to reach agreement on the disputed amounts, if any. GLPC and Buyer shall bear their own expenses in the preparation and review of the Proposed Free Play Tax Adjustment. If GLPC and Buyer are unable to reach an agreement regarding the Proposed Free Play Tax Adjustment, then within thirty (30) days following receipt by Buyer of GLPC’s objections, any disagreement shall be submitted to the Independent Tax Accountants. The amount of the Free Play Tax Adjustment, as adjusted pursuant to any agreement between the parties, or as determined by the Independent Tax Accountants (the “Final Free Play Tax Adjustment”), shall be final and binding on the parties. Any fees and expenses of the Independent Tax Accountants shall be borne by the party that loses the dispute. Notwithstanding the foregoing, if the Closing occurs after Buyer delivers the Proposed Free Play Tax Adjustment but before a Final Free Play Tax Adjustment is determined, then the Closing Payment shall be reduced by the Proposed Free Play Tax Adjustment and the parties may proceed with the dispute resolution mechanism set forth in this Section 2.06(c) with respect to any disputed amounts.

ARTICLE III.

CLOSING

Section 3.01     Time and Place.    Subject to Section 10.04 hereof, unless this Agreement is earlier terminated pursuant to Article VIII, the closing of the transactions contemplated by this Agreement, including the purchase and sale of the Acquired Interests (the “Closing”), shall take place (a) immediately prior to the closing of the Meadows Sale (as described on Exhibit A thereto) and (b) no later than five (5) Business Days after the date that the last Gaming Approval is obtained, through the same escrow agent and escrow closing procedures employed in connection with the closing of the Meadows Sale, or as may otherwise be agreed to by the parties (the “Closing Date”).

Section 3.02     Deliveries and Actions by the Companies and Sellers at Closing.    At or prior to the Closing, GLPC shall cause the Companies and/or Sellers to deliver, or cause to be delivered, to Buyer:

(a)     GLPC Certificates.    The certificates required by Section 7.02(e).

(b)     Assignments.    Assignments of the Acquired Interests from each Seller substantially in the forms attached as Exhibit C (the “Assignments of Acquired Interests”) conveying to Buyer all of such Seller’s interest in the Acquired Interests. Original certificates representing such Acquired Interests (if any) shall be delivered to Buyer promptly following the Closing.

(c)     Resignations.    Resignations (including release of claims), effective as of the Closing Date, of all directors and officers of the Companies (it being understood that Sellers may deliver the same resignations as received by GLPC in connection with the closing of the Meadows Sale).

(d)     Good Standing Certificates.    A certificate of good standing of each Seller and each Company in each case, issued as of a date not earlier than ten (10) days prior to the Closing Date by the Secretary of State of the State in which each such Seller or such Company, as applicable, is incorporated, organized or qualified to do business (it being understood that Sellers may deliver the same certificates of good standing as received by GLPC in connection with the closing of the Meadows Sale).

(e)     Secretary’s Certificates.    A certificate on behalf of each Seller and each Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying as to:

(i) the Governing Documents of such Seller or such Company, (ii) that there have been no amendments to such Governing Documents and that such Governing Documents are in full force and effect as of the Closing Date, and (iii) the resolutions of the board of directors, or the equivalent governing body if Seller is not a corporation, and equity holders of each Seller authorizing the transactions contemplated by this Agreement and the execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party (it being understood, in each case, that Sellers may deliver the same certificates as received by GLPC in connection with the closing of the Meadows Sale).

(f)     Lease.    The Lessor shall have executed and delivered the Lease.

(g)     Release of Obligations and Guarantees; UCC-3 Termination Statements.    Releases, in form and substance reasonably satisfactory to Buyer and effective at or prior to the consummation of the acquisition of the Acquired Interests, evidencing that the Companies and their Subsidiaries have been fully, irrevocably and unconditionally released and discharged (whether as borrower, guarantor or otherwise) from any and all Indebtedness (including under the Credit Agreements and related documents, which releases shall be in the forms attached hereto as Exhibit D-1 and Exhibit D-2), and authorizing one of the Companies, Buyer or its agents to file at the Closing UCC-3 Termination Statements and releases of Liens on intellectual property with respect to any Liens associated with such Indebtedness (including Liens securing such Indebtedness of CCR and WTA, as co-borrowers) (collectively, “Lender Releases”); provided, that in the event the Closing Deadline is extended pursuant to Section 10.04, the Lender Releases shall include all such consent letters, authorizations and releases of obligations and guarantees of the Companies and their Subsidiaries in connection with any and all Indebtedness of GLPC, and such Lender Releases shall be effective at or prior to the Closing Date.

(h)     Termination of Parent Services Agreement.    Evidence, in form and substance reasonably satisfactory to Buyer, that the Parent Services Agreement, dated as of January 14, 2008, by and between CCR and WTA (as amended, the “Parent Services Agreement”), has been terminated, and none of the Companies or any of their respective Subsidiaries shall have any remaining obligations thereunder.

(i)     FIRPTA Certificates. FIRPTA Certificates as provided in Section 6.06(k).

(j)     Joinder.    A Joinder fully executed by Sellers as provided in Section 6.13.

(k)     Transition Services Agreement.    CCR shall have executed and delivered a Transition Services Agreement in the form attached as Exhibit E hereto.

(l)     Other Documents.    Any other documents, instruments or agreements which are reasonably requested by Buyer that are necessary to consummate the transactions contemplated hereby, have not previously been delivered and, subject to Section 6.08(d) below, are within the control of GLPC to deliver or cause to be delivered.

Section 3.03     Deliveries and Actions by Buyer at Closing.    At or prior to the Closing, Buyer shall deliver to GLPC:

(a)     Closing Payment.    The Closing Payment by wire transfer of immediately available funds to an account designated by GLPC.

(b)     Buyer Certificates.    The certificate required by Section 7.03(c) hereof.

(c)     Good Standing Certificates.    A certificate of good standing of Buyer, issued as of a date not earlier than ten (10) days prior to the Closing Date by the Secretary of State of the State in which Buyer, is incorporated, organized or qualified to do business.

(d)     Secretary’s Certificates.    A certificate of the secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to GLPC, certifying as to: (i) the Governing Documents of Buyer, (ii) that there have been no amendments to such Governing Documents and that such Governing Documents are in full force and effect as of the Closing Date, (iii) the resolutions of the board of directors, or the equivalent governing body if Buyer is not a corporation, of Buyer authorizing the transactions contemplated by this Agreement and the execution, delivery and performance of this Agreement and each Ancillary Agreement to which Buyer is a party, and (iv) specimen signatures and incumbency of all officers of Buyer authorized to execute this Agreement and each Ancillary Agreement.

(e)     Other Documents.    Any other documents, instruments or agreements which are reasonably requested by GLPC that are necessary to consummate the transactions contemplated hereby and have not previously been delivered.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF GLPC

GLPC hereby represents and warrants to Buyer (i) with respect to Section 4.05, as of December 15, 2015 and as of the Closing Date, and (ii) with respect to all other representations and warranties contained in this Article IV, as of the date hereof and as of the Closing Date:

Section 4.01     Organization of GLPC.    GLPC is duly organized and validly existing under the laws of the Commonwealth of Pennsylvania and has all requisite power and authority to own, lease and operate its assets and to carry on its business as now being conducted. GLPC is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

Section 4.02     Authority; No Conflict; Required Filings and Consents.

(a)     GLPC has all requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby and perform its obligations hereunder and thereunder. GLPC’s execution and delivery of this Agreement and each Ancillary Agreement to which it is a party and the consummation by GLPC of the transactions contemplated hereby and thereby and performance of its obligations hereunder and thereunder have been duly authorized by all necessary action on the part of GLPC. This Agreement has been, and any applicable Ancillary Agreement will be at or prior to the Closing, duly executed and delivered by GLPC and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and any applicable Ancillary Agreement when so executed and delivered will constitute, the valid and binding obligation of GLPC, enforceable against GLPC in accordance with their respective terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

(b)     The execution and delivery by GLPC of this Agreement and any applicable Ancillary Agreement to which it is a party does not, and the consummation by GLPC of the transactions contemplated hereby and thereby, and the compliance by GLPC with any provisions hereof or thereof, does not and will not, (i) conflict with or result in any material violation or material default under (with or without notice or lapse of time, or both), or require a consent or waiver under, or give rise to a right of termination, cancellation, modification or acceleration or material obligation or loss of any material benefit under, or result in the imposition or creation of any Lien upon any of the Acquired Interests or any of the Purchased Assets under, (A) any provision of the Governing Documents of GLPC, or (B) any material Contract to which GLPC is a party, or (ii) subject to the governmental filings and other matters referred to in Section 4.02(c), violate any Permit, Order or Law applicable to GLPC.

(c)     No Permit or Order or authorization of, or registration or filing with, any Governmental Entity, is required by or with respect to GLPC in connection with the execution and delivery of this Agreement or any applicable Ancillary Agreements by GLPC, the compliance by GLPC with any of the provisions hereof or thereof, or the consummation by GLPC of the transactions to which it is a party that are contemplated hereby, except for (i) any approvals and filing of notices required under the Gaming Laws, (ii) filings and other application requests under the HSR Act, (iii) such Permits, Orders, registrations or filings related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or tobacco, and (iv) any Permits, Orders, authorizations, registrations, or filings required by Buyer or any of its Subsidiaries, Affiliates or key employees (including under the Gaming Laws).

Section 4.03     Litigation.    There is no Proceeding against GLPC, pending or, to GLPC’s Knowledge, threatened against, GLPC before any Governmental Entity that, individually or in the aggregate, would be reasonably likely to (x) have a Company Material Adverse Effect or (y) materially impair or materially delay the Closing.

Section 4.04     Title to Acquired Interests.    Meadows is the beneficial and record owner of all of the issued and outstanding shares of capital stock of WTA and all of the issued and outstanding MLR Shares, free and clear of all Liens (other than Permitted Liens) or any other restrictions on transfer other than restrictions on transfer arising under applicable securities Laws and Gaming Laws. CPR is the beneficial and record owner of all of the issued and outstanding CPFS Shares, free and clear of all Liens (other than Permitted Liens) or any other restrictions on transfer other than restrictions on transfer arising under applicable securities Laws and Gaming Laws. Assuming consummation of the Restructuring pursuant to the terms of the A&R MIPA, prior to the Closing Newco will be the beneficial and record owner of all of the issued and outstanding WTA LLC Interests, free and clear of all Liens (other than Permitted Liens) or any other restrictions on transfer other than restrictions on transfer arising under applicable securities Laws and Gaming Laws. At the Closing, Sellers will have valid and marketable title to the respective Acquired Interests they hold, and shall transfer to Buyer at the Closing valid and marketable title to the Acquired Interests, free and clear of all Liens or any other restrictions on transfer, other than restrictions on transfer arising under applicable securities Laws and Gaming Laws.

Section 4.05     Sellers; the Companies; the Business, the Acquired Interests and the Purchased Assets.    GLPC represents and warrants to Buyer that the representations and warranties set forth in Article VI of the A&R MIPA, to the extent such representations and warranties relate to Sellers, the Companies, the Business, the Acquired Interests or the Purchased Assets (collectively, the “A&R MIPA Representations”), are true and correct.

Section 4.06     Permits; Compliance with Gaming Laws.

(a)     GLPC and, to GLPC’s Knowledge, each of its Affiliates and their respective directors, officers, key employees and Persons performing management functions similar to officers and partners, hold all Permits and Orders of all Governmental Entities (including all authorizations under Gaming Laws) necessary to consummate the transaction contemplated hereby, each of which is in full force and effect.

(b)     GLPC has not received written notice of any investigation or review by any Governmental Entity with respect to GLPC or its Affiliates that is pending, and, to GLPC’s Knowledge, no investigation or review is threatened, nor has any Governmental Entity indicated in writing any intention to conduct the same that would materially impair or materially delay the Closing.

(c)     Since January 1, 2013, none of GLPC, or to GLPC’s Knowledge, any of its Affiliates, or its/their respective Subsidiaries’ directors, managers, officers, employees, members, or stockholders has received any claim, demand, notice, complaint, or order from any Governmental Entity of any asserted failure by such Person to comply with applicable Gaming Laws of a type material to the continued maintenance of such Person’s casino, racing or other gaming licenses. Without limiting the generality of the foregoing, none of GLPC, or to GLPC’s Knowledge, any of its Affiliates, or its/their respective Subsidiaries’ directors, managers, officers, employees, members, or stockholders, has made any payments or contributions to any Person in connection with its business, which payments or contributions violate applicable Law, including, without limitation, the Foreign Corrupt Practices Act, Pennsylvania criminal statute 18 P.S. § 4701, and § 1513 of the Pennsylvania Gaming Laws.

Section 4.07     Absence of Changes.    To the Knowledge of GLPC, since December 15, 2015 and prior to the Effective Date, there has not been any action or event that if taken without the consent of GLPC would violate the provisions of Section 8.01(a) of the A&R MIPA, or any agreement or commitment to do any of the foregoing. Since the effective date of the A&R MIPA through the Effective Date, GLPC has not (i) amended or altered, or agreed to amend or alter, or permitted to be amended or altered, the A&R MIPA (including without limitation, for the avoidance of doubt, the Company Disclosure Letter to the A&R MIPA or Exhibit A to the A&R MIPA (as attached hereto as Exhibit B)), (ii) waived any covenant, condition or other provision of the A&R MIPA, or (iii) granted any consent or approval under any provision of the A&R MIPA. GLPC has provided Buyer with copies of all supplemental disclosures, notices and information provided pursuant to Section 8.04 of the A&R MIPA.

Section 4.08     Indebtedness.    The Companies and their Subsidiaries will have no outstanding Indebtedness that survives the Closing.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to GLPC as follows, except as expressly set forth herein and in the corresponding section of the Disclosure Letter with respect to the representation and warranties of Buyer contained in this Article V delivered by Buyer to GLPC herewith (the “Buyer Disclosure Letter”). The Buyer Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement and the disclosure in any paragraph shall, to the extent reasonably apparent that the matter disclosed is relevant to another paragraph in this Agreement, qualify such other paragraph.

Section 5.01     Organization.    Buyer is duly organized and validly existing under the laws of its state of organization and has all requisite power and authority to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

Section 5.02     Authority; No Conflict; Required Filings and Consents.

(a)     Buyer has all requisite power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby and perform its obligations hereunder and thereunder. Buyer’s execution and delivery of this Agreement and each Ancillary Agreement to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby and performance of its obligations hereunder and thereunder have been duly authorized by all necessary action on the part of Buyer. This Agreement has been, and each Ancillary Agreement will be at or prior to the Closing, duly executed and delivered by Buyer, and, assuming the due authorization, execution and delivery of the other parties hereto and thereto, this Agreement constitutes, and each Ancillary Agreement when so executed and delivered will constitute, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

(b)     The execution and delivery by Buyer of this Agreement and each Ancillary Agreement to which it is a party does not, and the consummation by Buyer of the transactions contemplated hereby and thereby and the compliance by Buyer with any provisions hereof or thereof will not, (i) conflict with or result in any material violation or material default under (with or without notice or lapse of time, or both), or require a consent or waiver under, or give rise to a right of termination, cancellation, modification or acceleration or material obligation or loss of any material benefit under (A) any provision of the Governing Documents of Buyer, or (B) any material Contract to which Buyer is a party, or (ii) subject to the governmental filings and other matters referred to in Section 5.02(c), violate any Permit, Order or Law applicable to Buyer.

(c)     No Permit or Order or authorization of, or registration or filing with, any Governmental Entity, is required by or with respect to Buyer or its Affiliates in connection with the execution and delivery of this Agreement or the Ancillary Agreements by Buyer, the compliance by Buyer with any of the provisions hereof or thereof, or the consummation by Buyer of the transactions that are contemplated hereby, except for (i) any approvals and filing of notices required under the Gaming Laws, (ii) filings and other application requests under the HSR Act, (iii) such Permits, Orders, registrations or filings related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or tobacco, and (iv) any Permits, Orders, authorizations, registrations, or filings required by GLPC or any of its Subsidiaries, Affiliates or key employees (including under the Gaming Laws).

Section 5.03     Brokers.    Neither Buyer nor any of its Representatives have employed, and no Person has acted directly or indirectly as a broker, financial advisor or finder for Buyer and Buyer has not incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 5.04     Financing.    Buyer’s current cash availability or available borrowings under the credit facilities will be sufficient to enable Buyer to make payment in full, in cash, of (a) the Closing Payment and (b) any additional payments as contemplated by Section 2.01 and Section 2.04. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT THE RECEIPT BY BUYER OF ANY FINANCING FROM ANY PERSON IS NOT A CONDITION TO BUYER’S OBLIGATION TO PURCHASE THE ACQUIRED INTERESTS AT THE CLOSING UNDER THIS AGREEMENT.

Section 5.05     Licensability of Principals.

(a)     Except as disclosed in Section 5.05(a) of the Buyer Disclosure Letter, neither Buyer nor any of its Subsidiaries or any of their respective current executive officers and directors (collectively the “Buyer Related Parties”) has ever withdrawn, been denied, or had revoked, a gaming license or related finding of suitability by a Governmental Entity or Gaming Authority. Buyer and each of the Buyer Related Parties are in good standing, and in material compliance with all Gaming Laws, in each of the jurisdictions in which Buyer or any Buyer Related Party owns or operates gaming facilities. Section 5.05(a) of the Buyer Disclosure Letter sets forth a true and accurate list of all Buyer Related Parties required to be found suitable in connection with the Gaming Approvals for the Transaction (if Buyer is required to obtain such Gaming Approvals in accordance with Section 6.02(c)).

(b)     To Buyer’s Knowledge, there are no facts unknown to the Gaming Authorities, which if known to the Gaming Authorities, would (i) be reasonably likely to result in the denial, revocation, limitation or suspension of a gaming license currently held or other Gaming Approval, or (ii) result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability, licensing, Permits, orders, authorizations or proceedings necessary for the consummation of this Agreement. Buyer does not know of any fact, circumstance or other reason relating to it that it believes would prevent it from obtaining the necessary licenses under Gaming Approvals or the conditions to Closing set forth in Article VII from being satisfied or the Closing from occurring by September 30, 2016.

Section 5.06     Permits; Compliance with Gaming Laws.

(a)     Buyer and, to Buyer’s Knowledge, each of the Buyer Related Parties and their respective directors, officers, key employees and Persons performing management functions similar to officers and partners, hold, have applied, or will apply for all Permits and Orders of all Governmental Entities (including all authorizations under Gaming Laws) necessary to conduct the business and operations of Buyer (the “Buyer Permits”), each of which is in full force and effect.

(b)     No event has occurred which permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension, limitation or termination of the Buyer Permits.

(c)     Buyer and, to Buyer’s Knowledge, Buyer’s directors, officers, key employees and Persons performing management functions similar to officers and partners are, and since January 1, 2013 have been, in material compliance with the terms of the Buyer Permits.

(d)     Buyer has not received written notice of any investigation or review by any Governmental Entity with respect to Buyer that is pending, and, to Buyer’s Knowledge, no investigation or review is threatened, nor has any Governmental Entity indicated in writing any intention to conduct the same that would materially impair or materially delay the Closing.

  Section 5.07 Litigation.    There is no Proceeding against Buyer pending or, to Buyer’s Knowledge, threatened against Buyer before any Governmental Entity, that, individually or in the aggregate, would be reasonably be likely to (x) have a Buyer Material Adverse Effect or (y) materially impair or materially delay the Closing.

Section 5.08     Solvency.    Buyer is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of GLPC or its Subsidiaries. Subject to the accuracy of the representations and warranties set forth in Article IV, Buyer is Solvent as of the date of this Agreement, and Buyer will, after giving effect to all of the transactions contemplated by this Agreement, any financing and the payment of the Closing Payment all other amounts required to be paid by Buyer pursuant to this Agreement, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the payment of all related fees and expenses, be Solvent at and after the Closing Date. As used in this Section 5.08, the term “Solvent” means, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Buyer (and, after the Closing, Buyer, the Companies and their respective Subsidiaries) (on a consolidated basis) and of each of them (on a stand-alone basis) will exceed their debts, (b) each of Buyer (and, after the Closing, Buyer, the Companies and their respective Subsidiaries) (on a consolidated basis) and each of them (on a stand-alone basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) each of Buyer (and, after the Closing,

Buyer, the Companies and their respective Subsidiaries) (on a consolidated basis) and each them (on a stand-alone basis) has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 5.08, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 5.09     Due Diligence Investigation.    Buyer has had an opportunity to discuss the business, management, operations and finances of the Business with GLPC, its applicable Affiliates and their respective Representatives and with CCR, its Affiliates and their respective Representatives and has had an opportunity to inspect the Purchased Assets. Buyer has conducted its own independent investigation of the Business. In making its decision to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereunder and thereunder, Buyer has relied solely upon the representations and warranties of GLPC set forth in Article IV (which include certain representations and warranties of Sellers (as defined in the A&R MIPA) set forth in Article VI of the A&R MIPA) (and acknowledges that such representations and warranties are the only representations and warranties made by GLPC) and has not relied upon any other information provided by, for or on behalf of GLPC or its Affiliates or their respective Representatives, to Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Buyer has entered into the transactions contemplated by this Agreement and the Ancillary Agreements with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any management presentation or any financial projection or forecast relating to the Business. Buyer acknowledges that no current or former stockholder, director, officer, employee, affiliate or advisor of GLPC or its Affiliates has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement or the Ancillary Agreements, express or implied. Notwithstanding the foregoing, nothing in this Section 5.09 shall limit, prohibit or impair Buyer’s right to recourse for fraudulent statements made by GLPC, or any of its Representatives, in connection with the consummation of the transactions contemplated hereby or the negotiation of this Agreement.

ARTICLE VI.

COVENANTS

Section 6.01     Access to Information and the Real Property; Furnishing of Financial Statements.

(a)     Upon reasonable notice, subject to applicable Law, including antitrust Laws and Gaming Laws, GLPC shall exercise its information access rights under Section 8.02(a) of the A&R MIPA to permit Buyer and Buyer’s Representatives reasonable access, during normal business hours, during the Pre-Closing Period, to the Real Property (including the Casino) and to the properties, books, Contracts and records of Meadows and its Subsidiaries and to the officers, directors, director-level employees, accountants, counsel, consultants, advisors, agents and other representatives of Meadows to discuss the business or financial condition of the Companies and the other information provided under Section 8.02(c) of the A&R MIPA, subject to the limitations provided in Section 8.02(a) of the A&R MIPA. Such access rights shall include Buyer’s right to inspect the Real Property, the improvements thereon and to conduct physical testing (if so consented to by Meadows under Section 8.02(a) of the A&R MIPA), if Buyer so deems it necessary.

(b)     During the Pre-Closing Period, GLPC shall furnish or cause Meadows to furnish to Buyer, promptly after they become available, copies of any financial information regarding Meadows and/or the Companies and their respective Subsidiaries and any notifications that it receives pursuant to Sections 8.02(b) and 8.02(e) of the A&R MIPA.

Section 6.02     Governmental Approvals.

(a)     The parties hereto shall reasonably cooperate with each other and use their reasonable best efforts to (i) as promptly as practicable take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable; (ii) obtain from any Governmental Entities any consents, approvals, findings of suitability, expiration or terminations of waiting periods, Permits or Orders required (A) to be obtained or made by GLPC or Buyer or any of their respective Affiliates or any of their respective Representatives and (B) to avoid any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement; (iii) make all necessary registrations, declarations, information request responses and filings, and thereafter make any other submissions with respect to this Agreement, as required under the HSR Act (“HSR Approvals”); (iv) make all necessary registrations, declarations, information request responses and filings, and thereafter make any other submissions with respect to this Agreement, as required under the Gaming Laws, including providing information with respect to, executing, filing and participating in meetings with the Pennsylvania Gaming Control Board with respect to all applications related to the Gaming Approvals or the GLPC Gaming Approvals, as applicable; and (v) to comply with the terms and conditions of all such HSR Approvals and Gaming Approvals or the GLPC Gaming Approvals, as applicable. GLPC shall use its reasonable best efforts to take or cause to be taken all appropriate action, and do or cause to be done, all things necessary, proper or advisable such that, if Buyer has not obtained the Gaming Approvals on or before the date of the September 2016 Pennsylvania Gaming Control Board meeting (or, if applicable, the Extended Gaming Approval Deadline), GLPC is in a position to obtain the GLPC Gaming Approvals at a subsequent meeting of the Pennsylvania Gaming Control Board.

(b)     Buyer, its Representatives and Affiliates shall in conjunction with CCR and its Representatives and Affiliates pursuant to Section 8.03(c) of the A&R MIPA file as promptly as practicable, but in no event later than three (3) Business Days after the Effective Date, all required applications and documents in connection with obtaining HSR Approvals and shall act diligently and promptly to pursue the HSR Approvals and shall reasonably cooperate with each other in connection with the making of all filings and the obtaining of all such HSR Approvals referenced in the preceding sentence. Subject to applicable Laws relating to the exchange of information, prior to making any application or material written communication to or filing with any Governmental Entity with respect to the HSR Approvals, Buyer shall provide GLPC with drafts thereof and afford GLPC a reasonable opportunity to comment on such drafts. Buyer, in conjunction with CCR under the A&R MIPA, shall use best efforts to schedule and attend any hearings or meetings with Governmental Entities to obtain the HSR Approvals as promptly as practicable, and, to the extent permitted by the Governmental Entity, offer GLPC and/or CCR the opportunity to participate in all telephonic conferences and all meetings with any Governmental Entity to the extent relating to the HSR Approvals. Buyer shall consult with GLPC and/or CCR on, in each case, subject to applicable Laws relating to the exchange of information (including antitrust Laws), all the non-confidential information which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity to the extent made or submitted in connection with the transactions contemplated by this Agreement.

(c)     Within forty-five (45) days after the execution and delivery of this Agreement, Buyer shall (A) file all necessary documentation with the Pennsylvania Racing Commission and the Pennsylvania Gaming Control Board to become the Category 1 licensee for the Casino and (B) file all other required applications, including but not limited to any and all entity and individual applications, and documents in connection with obtaining the Gaming Approvals. Buyer shall act diligently and promptly to pursue, and use best efforts to obtain, the Gaming Approvals. If Buyer fails to obtain all Gaming Approvals (i) on or before the date of the September 2016 Pennsylvania Gaming Control Board meeting or (ii) in the event the Closing Deadline (as defined in the A&R MIPA) is extended pursuant to the terms of the A&R MIPA, on or before the date of the second Pennsylvania Gaming Control Board meeting prior to such extended Closing Deadline (instead of such September 2016 meeting date) (the “Extended Gaming Approval Deadline”), and the Pennsylvania Racing Commission or the Pennsylvania Gaming Control Board require withdrawal of Buyer’s application(s) in order for GLPC or its Affiliates to file the necessary documentation to obtain the Gaming Approvals, Buyer shall withdraw all such applications promptly upon request by GLPC (a “Withdrawal Event”). All fees (including the permitting and licensing fees, but excluding investigation expenses related to Buyer’s racing and gaming application) and other payments to any Governmental Entity, including without limitation the Pennsylvania Racing Commission and the Pennsylvania Gaming Control Board, incurred in connection with seeking and obtaining the Gaming Approvals (whether in connection with the Closing or the Alternate Closing) shall be paid by Buyer.

(d)     Prior to making any application or material written communication to or filing with any Governmental Entity with respect to the Gaming Approvals, Buyer shall provide each of GLPC, PA Mezzco and CCR with drafts thereof and afford each of GLPC, PA Mezzco and CCR a reasonable opportunity to comment on such drafts; provided that (i) the opportunity to review shall not include any information that contains proprietary or confidential information of Buyer, GLPC or any of their respective Representatives, and (ii) the time periods for submission of such applications and written materials set forth in this Agreement, if any, shall automatically be extended for each day of delay caused by review by GLPC, PA Mezzco or CCR. Buyer shall use reasonable best efforts to schedule and attend any hearings or meetings with Governmental Entities to obtain the Gaming Approvals as promptly as practicable, and, to the extent permitted by the Governmental Entity, Buyer shall offer each of GLPC, PA Mezzco and CCR the opportunity to participate in all telephonic conferences and all meetings with any Governmental Entity to the extent relating to the Gaming Approvals, excluding any meetings or interviews relating to the suitability of Buyer or its Representatives. Buyer shall, to the extent practicable, consult with each of GLPC, PA Mezzco and CCR on all the non-confidential information relating to GLPC, PA Mezzco, CCR, the Companies or any of their respective Affiliates or Representatives which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity to the extent made or submitted in connection with the transactions contemplated by this Agreement.

(e)     Each of Buyer and GLPC shall promptly notify the other in writing of any pending or, to the knowledge of Buyer or GLPC (as the case may be), threatened Proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the transactions contemplated by this Agreement or (ii) seeking to restrain or prohibit the consummation of such transactions.

(f)     Buyer shall, and shall cause its Affiliates to, take any and all steps reasonably necessary to (i) cause the expiration of the notice periods under or with respect to antitrust Laws, Gaming Laws and any other applicable Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable after the execution of this Agreement and (ii) promptly resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement or the Ancillary Agreements. In connection therewith, if any Proceeding is instituted (or threatened to be instituted) challenging the transaction contemplated by this Agreement or the Ancillary Agreements as violative of any applicable Law, Buyer shall, and shall cause its Affiliates to, cooperate with GLPC and take any and all necessary steps to contest and resist, except insofar as Buyer and GLPC may otherwise agree, any such Proceeding, including any Proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the transactions contemplated by this Agreement. Buyer shall permit GLPC to participate in the defense of such Proceeding with counsel of its choosing. Buyer shall, and shall cause its Affiliates to maintain an open dialogue with the Office of Enforcement Counsel, the Bureau of Licensing and other staff members of the Pennsylvania Racing Commission and Pennsylvania Gaming Control Board to ensure that Buyer and its Affiliates address any concerns of the Pennsylvania Gaming Control Board with respect to the Transaction promptly as such concerns arise.

(g)     Notwithstanding anything to the contrary set forth in this Agreement, Buyer shall have no obligation to take, or cause its Affiliates to take, any action or refrain from taking any action as required by this Agreement to the extent that, in the reasonable judgment of Buyer, such action or inaction that would (i) reasonably be expected to adversely affect the transactions contemplated by that certain Agreement and Plan of Merger, dated as of July 20, 2015, by and among Pinnacle Entertainment, Inc., Gaming and Leisure Properties, Inc., and Gold Merger Sub, LLC, including without limitation the distribution described therein, or result in a breach or violation of such Agreement and Plan of Merger or the agreements contemplated thereby, or (ii) require Buyer or its Affiliates to divest or hold separate or permit or cause the Companies to divest or hold separate, any assets, properties or businesses. Buyer shall not, and shall cause its Affiliates not to, intentionally take any action that would reasonably be expected to cause the provisions set forth in foregoing clause (i) and (ii) to prohibit the actions required by this Agreement.

Section 6.03     Supplemental Disclosure.

(a)     Buyer shall promptly notify GLPC of, and furnish to GLPC any information it may reasonably request with respect to, the occurrence to Buyer’s knowledge of any event or condition or the existence to Buyer’s knowledge of any fact that would cause any of the conditions to GLPC’s obligation to consummate the transactions contemplated hereby not to be fulfilled.

(b)     GLPC shall promptly notify Buyer of, and furnish to Buyer any information it may reasonably request with respect to, the occurrence to GLPC’s knowledge of any event or condition or the existence to GLPC’s knowledge of any fact that would cause any of the conditions to Buyer’s obligation to consummate the transactions contemplated hereby not to be fulfilled.

Section 6.04     Publicity.     GLPC and Buyer shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing, provide each other the opportunity to review and comment upon, and negotiate in good faith to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and prior to considering in good faith any such comments, except as may be required by applicable Law or any listing agreement with any nationally recognized stock exchange or interdealer quotation service (including in connection with corporate transactions or financings that GLPC, Buyer or their respective Affiliates elect to undertake); provided, however that the foregoing restriction shall not apply to filings of this Agreement and the Companies’ financial statements and other related information to be made by the Buyer, GLPC or their respective Affiliates with or any other filing required by or from the U.S. Securities and Exchange Commission, any gaming authority or liquor authority or regulatory agency or any other Governmental Entity. Notwithstanding anything to the contrary herein, Buyer and GLPC may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analysts conference calls or in connection with a financing, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Buyer and GLPC or made by one party and reviewed by the other and do not reveal non-public information regarding the transactions contemplated by this Agreement.

Section 6.05     Certain Transactions.    From the Effective Date until the Closing Date, Buyer shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or by consolidating with, or by purchasing assets of or equity of, or any other manner, any business or any corporation, partnership, association or other business organization or division thereof engaged in the gaming business in the Commonwealth of Pennsylvania if such acquisition or agreement to acquire could reasonably be expected to adversely affect Buyer’s ability to obtain the Gaming Approvals or to consummate the transactions contemplated by this Agreement, as applicable.

Section 6.06     Tax and Filing Matters.

(a)     Buyer shall prepare or cause to be prepared, at GLPC’s expense (with respect to out-of-pocket expenses), and file or cause to be filed any Tax Returns of each of the Companies and their Subsidiaries covering all Pre-Closing Tax Periods (“Pre-Closing Tax Returns”). GLPC shall pay or cause to be paid all Taxes due with respect to such Tax Returns (other than Buyer’s portion of Taxes due for a Straddle Period). The Pre-Closing Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with past practices of the Company and its Subsidiaries, as applicable, with respect to such items, except as required by applicable Law. Buyer shall submit a copy of each such Pre-Closing Tax Returns, and a statement of allocation of any Taxes for a Straddle Period (in accordance with the provisions of Section 9.02(a)(iii)), to GLPC at least twenty-five (25) days prior to filing for GLPC’s review, comment and approval, which approval shall not be unreasonably withheld. GLPC shall provide any comments and approve or disapprove such Tax Returns within fifteen (15) days of receiving such Pre-Closing Tax Return. Buyer shall incorporate any comments reasonably requested by GLPC. At least five (5) days prior to the due date of each such Tax Return, GLPC shall pay the amount shown as due on such Tax Return (less any amount treated as a liability in the Working Capital computation) or GLPC’s allocable portion of the Taxes on the Straddle Period Tax Return shown on the statement. Any disputes that cannot be resolved by the Buyer and GLPC shall be submitted to a nationally recognized independent accounting firm mutually acceptable to Buyer and GLPC (the “Independent Tax Accountants”). The costs of such accounting firm shall be borne by the party that loses the dispute. Notwithstanding the foregoing, for U.S. federal income Tax purposes, the Parties agree that the interim closing method with daily conventions shall be applied in determining the tax allocations from CCR Racing Management to Newco and its successors-in-interest resulting from the Distribution and the deemed sale of certain of the equity interests in CCR Racing Management. When Buyer has accounted for the out-of-pocket costs for preparation of the foregoing Tax Returns, it shall provide a statement to GLPC enumerating such costs. Within five (5) days of delivery of such statement, GLPC shall pay the stated amount due for the out-of-pocket costs to Buyer.

(b)     Except to the extent required by Law (which shall be determined by the Independent Tax Accountants), neither Buyer nor any of its Affiliates (including after the Closing Date, the Companies) shall amend or file any Tax Return of any of the Companies or their respective Subsidiaries or make, revoke or amend any election relating to Taxes or take any other action after the Closing, in each case, with respect to or relating to a Pre-Closing Tax Period or Straddle Period of any of the Companies or their respective Subsidiaries that results in any increase in the Tax liability in respect of a Pre-Closing Tax Period or a Straddle Period without GLPC’s prior written consent, which consent shall not be unreasonably conditioned, delayed or withheld.

(c)     Buyer shall cause the tax year of each of the Companies to end at the end of the day on the Closing Date for federal and applicable state, local and foreign income Tax purposes, to the extent permitted under applicable Law. Buyer (or its ultimate parent corporation) will file consolidated U.S. federal income Tax Returns with each of the Companies that are corporations for the taxable period beginning immediately after the Closing Date.

(d)     For the portion of the Closing Date after the time of Closing, other than transactions expressly contemplated hereby, Buyer shall cause each of the Companies and their Subsidiaries to carry on its business only in the ordinary course in the same manner as heretofore conducted.

(e)     All transfer, recording, documentary, sales, use, stamp, registration and other such Taxes, related fees (including any penalties, interest and additions to Tax) incurred with respect to the purchase and sale of the Acquired Interests pursuant to this Agreement (“Transfer Taxes”) shall be borne by GLPC. GLPC and Buyer shall reasonably cooperate in preparing and filing all Tax Returns relating to Transfer Taxes. For the avoidance of doubt, and notwithstanding the foregoing, Buyer shall not be responsible for, and GLPC shall indemnify it against, any Transfer Taxes resulting from the Restructuring.

(f)     Buyer and GLPC agree to furnish or cause to be furnished to the other, upon reasonable request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or GLPC, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax (it being understood that GLPC and the Companies (and thus the Buyer) may only have such historical information relating to Taxes as has been provided or made available to them under the A&R MIPA). Buyer, the Companies and GLPC shall retain all books and records with respect to Taxes for a period of at least seven (7) years following the Closing Date. Each party shall give the other party reasonable written notice prior to the transfer, destruction or discard of any such books and records and allow the other party to take possession of such books and records.

(g)     Buyer, the Companies and their respective Subsidiaries shall promptly notify GLPC, and GLPC shall notify Buyer, upon receipt of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to any Tax Period ending on or before the Closing Date or any Straddle Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Contest”). Any failure to promptly provide such notification shall not relieve GLPC of any liability under this Section 6.06(g), except to the extent that GLPC was actually prejudiced by such failure. GLPC shall have the right to control (at GLPC’s own expense) the conduct and resolution of any Tax Contest to the extent the Tax Contest relates to Taxes for which GLPC must indemnify the Buyer pursuant to this Agreement (and GLPC may cede control of any such Tax Contests to PA Mezzco in accordance with the A&R MIPA), provided that Buyer shall have the right to participate in such Tax Contests (at its own expense) and GLPC shall not resolve such Tax Contest in a manner that could reasonably be expected to have an adverse impact on Buyer, the Companies or their respective Subsidiaries without the Buyer’s prior written consent, provided, that if GLPC cedes control of such Tax Contest to PA Mezzco pursuant to the A&R MIPA, Buyer’s participation shall be represented by GLPC, who shall use its participation rights granted under the A&R MIPA to advocate any positions and consent rights of Buyer. If GLPC shall have the right to control the conduct and resolution of such Tax Contest but elects in writing not to do so, then Buyer shall have the right to control the conduct and resolution of such Tax Contest, provided, however, that Buyer shall keep GLPC reasonably informed of all material developments in such Tax Contest on a timely basis, and Buyer shall not resolve such Tax Contest in a manner that could reasonably be expected to have an adverse impact on GLPC’s Tax liability or indemnification obligations under this Agreement without GLPC’s written consent, which shall not be unreasonably withheld.

(h)     GLPC shall be entitled to the amount of any refund or credit of Taxes of the Companies and their respective Subsidiaries to the extent such Taxes were paid by the

Companies or their respective Subsidiaries before the Closing Date or otherwise economically borne by GLPC or the Sellers (e.g., through an indemnity payment hereunder or by treating such Tax as a liability in Net Working Capital as determined under Article III of the A&R MIPA), and which relates to a Pre-Closing Tax Period which refund or credit is actually received by Buyer or its Subsidiaries, including the Companies and their respective Subsidiaries, on or after the Closing Date, net of any cost to Buyer or its Subsidiaries attributable to the obtaining and receipt of such a refund or credit (including Taxes), except to the extent such refund or credit arises as a result of a carryback of a loss or other tax benefit from a Tax period (or portion thereof) beginning after the Closing Date, or was included as an asset in the calculation of the Net Working Capital as finally determined pursuant to the Final Closing Statement. For this purpose, the Buyer shall be treated as receiving a credit on the date that it is credited against the currently owed Tax. Buyer shall cause the Companies and their Subsidiaries to elect to take any overpayments of Taxes for Pre-Closing Tax Periods in the form of cash refunds to the extent permitted by law. Buyer shall pay, or cause to be paid, to GLPC any amount to which GLPC is entitled pursuant to the prior sentence within five (5) Business Days of the receipt or recognition of the applicable refund or credit by Buyer or its Subsidiaries. To the extent requested by GLPC, Buyer or its Subsidiaries will reasonably cooperate with GLPC in obtaining such refund or credit, including through the filing of amended Tax Returns for periods ending before or on the Closing Date or refund claims. GLPC shall pay all reasonable third party costs incurred as a result of evaluating and filing any such amended Tax Return or refund claim. Notwithstanding the foregoing, to the extent one or more claims for indemnification for Taxes have been made by Buyer and have not yet been paid, Buyer may retain any such refund received until Buyer’s claims for Tax indemnification have been completely resolved. If resolved in Buyer’s favor, Buyer may retain as a setoff the amount of such refund claim recovery up to the amount of each such indemnity claim. Any excess of the refund claim recovery over the resolved Tax indemnity claims shall be paid to GLPC within five (5) Business Days of resolution of the last Tax indemnity claim. For purposes of allocation of purchase price, any refunds due pursuant to this Section 6.06(h) shall not be treated as assets being acquired and any obligation to pay such refunds shall not be treated as assumed liabilities.

(i)     Buyer (or, if Buyer is a disregarded entity for U.S. federal income tax purposes, Buyer’s immediate corporate parent) shall join with CPR (which GLPC will cause to cooperate) in making a timely election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Law) with respect to the purchase and sale of the CPFS Shares hereunder (a “Section 338(h)(10) Election”). Buyer (or, if Buyer is a disregarded entity for U.S. federal income tax purposes, Buyer’s immediate corporate parent) and CPR, shall execute a properly prepared IRS Form 8023 at the Closing to make the Section 338(h)(10) Election. In addition, GLPC hereby agrees to cause CPR to make a protective election under Section 336(e) of the Code in compliance with Section 1.336-2(h) of the Treasury Regulations.

(j)     For all Tax purposes, GLPC and Buyer shall jointly agree on the allocation of the Closing Payment, any assumed liabilities (and all other relevant items for tax purposes), and any adjustments thereto, to the Acquired Interests and GLPC shall treat such allocations consistently in its agreement on allocations in connection with the A&R MIPA; provided, that GLPC and Buyer agree that no less than $25,000,000 shall be allocated to the MLR Shares. GLPC shall consult with Buyer in the event the agreed allocation with Buyer cannot be consistently agreed in connection with the A&R MIPA and shall work with Buyer to reach a satisfactory compromise allocation. Buyer, Sellers, GLPC, the Companies and their respective Affiliates shall file all Tax Returns and take all positions for Tax purposes consistent therewith. In the event of any conflict or overlap between the provisions of this Section 6.06(j) and Article IX, the provisions of this Section 6.06(j) shall control. For federal income Tax and applicable state and local Tax purposes, Buyer and GLPC hereby agree to treat (and to cause their respective Affiliates to treat) the purchase and sale of the WTA LLC Interests pursuant to this Agreement as a sale of the assets held by WTA at the Closing. No more than ninety (90) days after the date that there is an agreement between Buyer and GLPC regarding the allocation of consideration among the Acquired Interests, which GLPC has confirmed is consistent with the agreement in connection with the A&R MIPA, Buyer shall prepare and deliver to GLPC a written statement setting forth (i) a proposed allocation of the purchase price for the WTA LLC Interests plus any liabilities of WTA among the assets of WTA in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and (ii) a proposed allocation of the purchase price for the CPFS Shares, plus any liabilities of CPFS that are required to be treated as part of the purchase price for federal income Tax purposes to the assets of CPFS in accordance with Section 338(h)(10) (and, on a protective basis, Section 336(e)) of the Code and the Treasury Regulations thereunder (the “Proposed Allocation”). GLPC shall have the right to review the Proposed Allocation and, to the extent GLPC disagrees with the Proposed Allocation, GLPC shall notify Buyer in writing of any objections within thirty (30) days after receipt of the Proposed Allocation. GLPC and Buyer shall use their reasonable best efforts to reach agreement on the disputed items or amounts, if any. GLPC and Buyer shall bear their own expenses in the preparation and review of the Proposed Allocation. If GLPC and Buyer are unable to reach an agreement regarding the Proposed Allocation, then within thirty (30) days following receipt by Buyer of GLPC’s objections, any disagreement shall be submitted to the Independent Tax Accountants. The allocation, as adjusted pursuant to any agreement between the parties, or as determined by the Independent Tax Accountants (the “Final Allocation”), shall be final and binding on the parties. Any fees and expenses of the Independent Tax Accountants shall be borne by the party that loses the dispute. Buyer, the Companies and Sellers shall file all Tax Returns (including, but not limited to, IRS Forms 8594 and 8883) consistent with the Final Allocation, and shall not agree to any proposed adjustment to, or settlement with respect to, the Final Allocation by any Governmental Entity without first giving the other parties prior written notice and an opportunity to confer regarding such adjustment; provided, however, that the Final Allocation shall be adjusted by any other amounts paid under this Agreement that affect the purchase price for federal income Tax purposes. If the Final Allocation is challenged by any Governmental Entity, GLPC and Buyer shall keep each other apprised of the status of such challenge. No more than ninety (90) days after the date that there is an agreement between Buyer and GLPC regarding the allocation of consideration among the Acquired Interests, which GLPC has confirmed is consistent with the agreement in connection with the A&R MIPA, GLPC shall prepare and deliver to Buyer a written statement setting forth the value of the real property distributed from CRM to WTA in the Restructuring. Buyer and GLPC will use the procedures described above to come to an agreement on such value and will use such agreed value consistently in all of their and their Affiliates’ Tax Returns.

(k)     Each Seller shall deliver to the Buyer at the Closing a properly executed statement described in Treasury Regulation §1.1445-2(b)(2)(iv) dated as of the Closing Date certifying that it (or the appropriate tax entity) is not a foreign person (each such statement, a “FIRPTA Certificate”).

(l)     Any and all existing Tax sharing agreements to which any of the Companies or any of their Subsidiaries is a party or under which any of the Companies or any of their Subsidiaries could have liability shall be terminated as of the Closing Date. After such date, none of the Companies or their Subsidiaries shall have any further liabilities thereunder.

Section 6.07     Further Assurances.    Without prejudice to any of the other provisions of this Article VI but subject to the provisions of Section 6.02(g), each of the parties to this Agreement shall use its commercially reasonable efforts to: (a) fulfill and cause to be fulfilled the conditions to Closing to be satisfied by it under this Agreement; (b) comply promptly with all legal requirements which may be imposed on such party with respect to the transactions contemplated hereby and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection with the transactions contemplated hereby; (c) obtain and make (and will cooperate with the other parties in obtaining or making) any consent, authorization, order or approval of, or any registration, declaration, or filing with, or an exemption by, any Governmental Entity, or other third party, required to be obtained or made by such party or its Affiliates in connection with the transactions contemplated hereby or the taking of any action contemplated by this Agreement; and (d) at the request of another party hereto, execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

Section 6.08     Conduct of Business Prior to Closing; Amendment or Waiver of A&R MIPA Provisions.

(a)     The parties acknowledge and agree that prior to the Closing, none of GLPC or its Affiliates will own or control any of Sellers, the Companies, the Business or the Purchased Assets and that GLPC’s rights with respect to operations of Sellers, the Companies, the Business and the Purchased Assets during the period prior to the Closing are solely as set forth in the A&R MIPA.

(b)     GLPC shall use reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to ensure (i) the timely performance by CCR and PA Mezzco of their covenants and obligations under the A&R MIPA and to enforce GLPC’s rights in connection therewith under the A&R MIPA, in each case insofar as such covenant, obligation or right relates to the Acquired Interests, the Companies, the Business or the Purchased Assets and is or would be material to Buyer hereunder and (ii) the timely consummation of the transactions contemplated by the A&R MIPA in accordance with its terms; provided, that nothing herein shall limit the right of GLPC, in its sole discretion after consultation with Buyer, to exercise any right it may have to terminate the A&R MIPA, delay closing thereunder, and/or otherwise not perform thereunder, in each case in accordance with the terms thereof. GLPC shall keep Buyer informed on a reasonably current basis, and upon request from Buyer, and in reasonable detail with respect to all material activity (or any activity specifically identified by Buyer) concerning the same under the A&R MIPA. GLPC shall promptly deliver to Buyer copies of all supplemental disclosures, notices and information provided pursuant to Section 8.04 of the A&R MIPA.

(c)     Without Buyer’s prior consent (in Buyer’s sole discretion), GLPC shall not (i) amend or alter, or agree to amend or alter, or permit to be amended or altered, the A&R MIPA (including without limitation, for the avoidance of doubt, the Company Disclosure Letter to the A&R MIPA or Exhibit A to the A&R MIPA (as attached hereto as Exhibit B)), or (ii) waive any covenant, condition or other provision of the A&R MIPA, or grant any consent or approval under any provision of the A&R MIPA, in any such case of (i) or (ii) above that would materially adversely affect Buyer or the rights and obligations of Buyer hereunder. Except as expressly contemplated by this Agreement, nothing contained in this Agreement shall be read as giving Buyer, directly or indirectly, the right to control or direct the Companies’ or their Subsidiaries’ operations prior to the Closing. Prior to the Closing, the management of the Companies shall exercise, consistent with and in accordance with the terms and conditions of this Agreement, complete control and supervision over the operations of the Companies and its Subsidiaries.

(d)     Upon the written request of Buyer prior to the Closing, GLPI shall exercise its rights (to the extent GLPC has such rights) under Section 4.02(k) of the A&R MIPA to cause the CCR Sellers to prepare and deliver, or cause to be prepared and delivered, any instruments, documents or agreements, which are reasonably requested by Buyer and which are necessary to consummate the transactions contemplated hereby and thereby and have not previously been delivered hereunder or thereunder.

(e)     Notwithstanding anything to the contrary set forth herein, GLPC shall have no obligation to take any action or refrain from taking any action as required by this Section 6.08, and may grant any consent or approval under any provision of the A&R MIPA, to the extent that, in the reasonable judgment of GLPC, such action, inaction or failure to grant such consent or approval (as applicable) would reasonably be expected to (i) have an adverse effect on GLPI’s qualification as a real estate investment trust under the Code, (ii) be inconsistent with the terms of the Private Letter Ruling dated September 28, 2012 issued to Penn National Gaming, Inc. by the Internal Revenue Service, or (iii) result in a breach or violation of the Master Lease, dated November 1, 2013, between GLPC and Penn Tenant, LLC.

Section 6.09     Employee Matters. Buyer shall indemnify, defend and hold GLPC harmless from and against any liability to any Property Employees or any Governmental Entity that may result to GLPC or any of its Subsidiaries based on Buyer’s failure to comply with any provision of the WARN Act following the Closing, including, but not limited to, fines, back pay and attorneys’ fees, to the extent such liability is not materially caused by actions of other Persons prior to Closing.

Section 6.10     Transfer of Assets.

(a)     To the extent that Sellers or any of their Affiliates (other than the Companies and their respective Subsidiaries) holds at or prior to the Closing any asset, property or right that is exclusively used or held for use in connection with the operation of the Business (excluding, for the avoidance of doubt and without limitation, any of the land and buildings thereof, but including, notwithstanding anything to the contrary in Section 6.14 of the Company Disclosure Letter to the A&R MIPA, the intellectual property listed in Section 8.14 of the Company Disclosure Letter to the A&R MIPA), GLPC shall cause Sellers, and Sellers shall cause such

Affiliates, to as promptly as practicable following the Closing, transfer or assign such asset, property or right to any of the Companies or their respective Subsidiaries, as designated by Buyer.

(b)     To the extent that PA Mezzco, CCR or any of their respective Affiliates (other than Meadows and its Subsidiaries) holds at or prior to the Closing any asset, property or right that is exclusively used or held for use in connection with the operation of the Business (excluding, for the avoidance of doubt and without limitation, any of the land and buildings thereof, but including, notwithstanding anything to the contrary in Section 6.14 of the Company Disclosure Letter to the A&R MIPA, the intellectual property listed in Section 8.14 of the Company Disclosure Letter to the A&R MIPA), GLPC shall exercise its rights under the A&R MIPA (to the extent GLPC has such rights) to cause PA Mezzco, CCR or any such Affiliate, to as promptly as practicable, and in any event prior to the Closing, transfer or assign such asset, property or right to any of the Companies or their respective Subsidiaries, as designated by Buyer. To the extent any such asset, property or right is transferred to Meadows or to a Subsidiary of Meadows (other than the Companies or their respective Subsidiaries), GLPC shall, as promptly as practicable following the Closing, transfer or assign such asset, property or right to any of the Companies or their respective Subsidiaries, as designated by Buyer.

(c)     GLPC shall exercise its rights (to the extent GLPC has such rights) under Section 8.21 of the A&R MIPA to cause PA Mezzco, CCR or any applicable Affiliate that is party to any Contract used in connection with the Business, to use commercially reasonable efforts to provide notices to third parties under such Contracts and to obtain consents from third parties under such Contracts, as requested by Buyer.

Section 6.11     Confidentiality.    From and after the Closing, GLPC and Sellers shall, and shall cause their Affiliates to, hold, and shall use their reasonable best efforts to cause their, and their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Companies, the Purchased Assets and the Business, except to the extent that such Person can show that such information (a) is in the public domain through no fault of GLPC, Sellers or any of their Affiliates, (b) is lawfully acquired by them after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, (c) is reasonably relevant for enforcing GLPC’s or Sellers’ rights or defending against assertions by Buyer or its Affiliates and is disclosed to any Governmental Entity or an arbitrator or other involved party in connection with any Proceeding involving (i) a dispute between Buyer or its Affiliates, on the hand, and GLPC, Sellers or their respective Affiliates, on the other hand, or (ii) the interpretation, entry into, performance, breach or termination of this Agreement or the Ancillary Agreements, (d) is disclosed with the written consent of Buyer or (e) as required by applicable Law, Order or judicial or administrative process. If GLPC, Sellers or any of their Affiliates are compelled to disclose any such information by judicial or administrative process or by other requirements of Law or Order, such Person shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Person is advised by its counsel is legally required to be disclosed; provided that such Person shall exercise its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Without prejudice to the rights and remedies otherwise available in this Agreement, the parties each acknowledge that money damages may not be an adequate remedy for any breach of this Section 6.11, and that Buyer will be entitled to specific performance and other equitable relief by way of injunction in respect of a breach or threatened breach of any this Section 6.11.

Section 6.12     Amendment of WTA Governing Documents.

(a)     On or prior to Closing, GLPC and Buyer shall cooperate to execute an amendment and restatement of the WTA’s limited liability company agreement, which shall become effective upon Closing, to reflect Buyer (or its designee) as the sole member and the owner of record of all of the outstanding WTA LLC Interests.

(b)     GLPC shall cause the existing lease between CCR Pennsylvania Racing, Inc. and WTA and Mountain Laurel Racing, Inc. to be terminated immediately upon effectiveness of the Lease.

Section 6.13     Joinder by the Selling Parties.    Concurrently with the Closing, GLPC shall cause Sellers to execute and deliver to Buyer joinder signature pages attached to this Agreement to become parties to this Agreement for purposes of being obligated to the covenants in this Article VI and indemnification obligations in Article IX (the “Joinder”).

Section 6.14     Leasehold Title Insurance Policy and Leasehold Mortgage Insurance Policy.

(a)     At Buyer’s option, and at Buyer’s sole cost and expense, Buyer may obtain a leasehold title insurance policy and/or a leasehold mortgage insurance policy with respect to the Real Property covered by the Lease. If Buyer so elects to obtain such policies, Buyer shall use its good faith efforts to apply for such policies (or commitments to issue such policies) as soon as reasonably practicable after the Effective Date and to timely provide all information, documentation, certificates and other items requested by the insurers thereunder. GLPC shall, and shall use its commercially reasonable efforts to cause Sellers and the Company to, reasonably cooperate with Buyer in connection with the foregoing and to timely provide all information, documentation, certificates, affidavits and other items requested by the insurers thereunder. Buyer agrees to keep GLPC reasonably informed as to the status of any policies (or commitments) to be issued pursuant to this Section and to provide GLPC with the opportunity to speak with and/or provide information directly to, such insurers as necessary or useful in obtaining such policies.

(b)     In the event that Buyer has elected to obtain a leasehold title insurance policy and/or leasehold mortgage insurance policy under this Section and has otherwise complied with all of its obligations under this Agreement, GPLC shall use reasonable best efforts to promptly remove any exceptions that appear on such policies to the extent such exceptions did not appear on the applicable commitment and significantly interfere with the conduct of the Business as it was conducted as of December 15, 2015. GLPC further agrees that if (i) such policy is not obtained by the Closing, or (ii) such policy is not on substantially the same terms as the commitment for such policy, GLPC shall indemnify, defend and hold Buyer harmless against any and all losses sustained by Buyer (x) solely as a result of not obtaining such policies contemporaneously with Closing, or (y) solely as a result of exceptions that appear in such policies that did not appear in the applicable commitment, as applicable. For the avoidance of doubt, the indemnity obligations of GLPC hereunder shall (1) not be subject to the limitations on indemnification set forth in Section 9.05, and (2) not be applicable in the event Closing occurs pursuant to Section 10.04 hereof.

Section 6.15     Lender Releases.    To the extent GLPC has the rights to do so under the A&R MIPA, GLPC shall exercise such rights to (a) obtain the Lender Releases at or prior to Closing and (b) cause CCR (i) to provide, immediately following the Closing, written notice (which may be via email) to the Administrative Agent of the occurrence of the Effective Time (as defined in the Lender Releases attached as Exhibit D-1 and Exhibit D-2 hereto), (ii) to cause the Administrative Agent to deliver to Buyer all of the tangible Released Collateral (as defined in the Lender Releases attached as Exhibit D-1 and Exhibit D-2 hereto) in its possession or within its control, and (iii) to cause the Administrative Agent to execute, file and/or deliver to Buyer, as applicable, (1) Uniform Commercial Code termination statements to effectuate the release of record of the liens and security interests granted in the Released Assets (as defined in the Lender Releases attached as Exhibit D-1 and Exhibit D-2 hereto), (2) Uniform Commercial Code financing statement amendments to effectuate the release of record of the liens and security interests granted in the Released Equity (as defined in the Lender Releases attached as Exhibit D-1 and Exhibit D-2 hereto), (3) mortgage releases and control agreement terminations and (4) all other documents reasonably requested to evidence the termination and release of the liens and security interests granted in and to the Released Collateral.

Section 6.16     Intercompany Indebtedness.    Any and all existing agreements or arrangements to which any of the Companies or any of their Subsidiaries is a party or under which any of the Companies or any of their Subsidiaries could have liability for Indebtedness owed to PA Mezzco, CCR or any of their respective Affiliates (including Meadows and its Subsidiaries) shall be terminated and any amounts outstanding thereunder shall be satisfied or paid in full at or prior to the Closing. Any other intercompany obligations for Indebtedness between the Companies or any of their Subsidiaries, on the one hand, and PA Mezzco, CCR or any of their respective Affiliates (including Meadows and its Subsidiaries), on the other hand, shall be terminated and any amounts outstanding shall be satisfied or paid in full at or prior to the Closing. For the avoidance of doubt, from and after the Closing, none of the Companies or their Subsidiaries shall have any further liabilities related to the agreements or arrangements and other intercompany obligations described in this Section 6.16.

Section 6.17     Regulation S-X.

(a)     Notwithstanding anything herein to the contrary (including for the avoidance of doubt, Section 6.04 hereof), in the event that, as a result of the consummation of the transactions contemplated hereby, Buyer and/or any of its Affiliates is required to file financial statements with the Securities and Exchange Commission (“SEC”) under any report, form or other document (including without limitation Form 8-K) under Regulation S-X (the “S-X Financial Statements”), if required prior to the Closing, GLPC shall exercise its right under Section 8.12 of the A&R MIPA, at the sole cost and expense of Buyer, to cause PA Mezzco and CCR under the A&R MIPA to prepare and deliver to Buyer, or to cause to be prepared and delivered to Buyer, such S-X Financial Statements. In addition, in the event that, at any time following the Closing, Buyer and/or any of its Affiliates determines in good faith that it is required to file with the SEC

(or furnish to the SEC) any financial statements relating to one or more Companies and/or the Business (in addition to the S-X Financial Statements) under any applicable Law (including as a result of actions taken by Buyer and/or any of its Affiliates, such as an offering of securities or the acquisition or one or more businesses or other assets that, when aggregated with the Companies, require Buyer and/or any of its Affiliates to file financial statements of one or more of the Companies, either on a stand-alone basis or consolidated with the financial statements of such other businesses or assets), then GLPC shall exercise its right under the A&R MIPA, at the sole cost and expense of Buyer, to cause PA Mezzco and CCR under the A&R MIPA to prepare and deliver to Buyer, or to cause to be prepared and delivered to Buyer, such financial statements as Buyer and/or any of its Affiliates so determines are required to be filed or furnished with the SEC, and any such financial statements that are as of a fiscal year end or for a fiscal year shall be audited and accompanied by an unqualified opinion of an internationally recognized independent accounting firm (which accounting firm may be selected by Buyer).

(b)     From and after the Closing, upon the request of Buyer, GLPC shall cause PA Mezzco and/or CCR to (i) use its reasonable best efforts to cause its independent accounting firm (or other accounting firm selected by Buyer) to deliver to the SEC any auditor’s consent that is required to be included in any filing with the SEC that includes or incorporates by reference the S-X Financial Statements or other financial statements prepared by PA Mezzco and/or CCR pursuant to this Section 6.17 to the extent Buyer and/or any of its Affiliates conduct or intend to conduct an offering of securities (and if the registration statement, prospectus or offering memorandum for such offering includes or incorporates by reference the S-X Financial Statements or other financial statements prepared by PA Mezzco and/or CCR pursuant to this Section 6.17, use their commercially reasonable efforts to cause their independent accounting firm (or other accounting firm selected by Buyer) to deliver a letter containing statements and information of the type ordinarily included in accountants’ “comfort letters” with respect to the S-X Financial Statements or other financial statements prepared by PA Mezzco and/or CCR pursuant to this Section 6.17 contained or incorporated by reference in any such document relating to any such offering, in each case, within the period reasonably requested by Buyer and/or any of its Affiliates. In addition, in connection with any SEC filing required to be made by Buyer and/or any of its Affiliates (or any SEC review of such filing), GLPC shall exercise its right under the A&R MIPA to cause the Companies (and following the Closing shall cause Sellers) to permit Buyer and/or of its Affiliates and their authorized Representatives to have reasonable access, during normal business hours and upon reasonable advance notice, to the properties, books and records of the Companies and their Affiliates relating to the Companies for the purpose of preparing any such SEC filing or responding to SEC questions, comments or requests on such SEC filing, and to cause their Representatives to cooperate in such preparation or response.

Section 6.18     Customer List and Customer Database.    GLPC shall direct Sellers to provide copies of the Customer List and the Customer Database directly to Buyer promptly following receipt of the Gaming Approvals. In the event that GLPC shall be in possession of the Customer List and the Customer Database, it shall take all appropriate efforts not to review and to prohibit access to, or permit its Affiliates to review or have access to, the Customer List and the Customer Database, it shall not make any archival copies thereof and it shall promptly turn the Customer List and Customer Database over to Buyer. From and after the Closing, GLPC shall not, and shall cause its Affiliates not to, (a) make any direct marketing to the customers on the Customer List or (b) sell or license the Customer Database or any portion thereof to a third party that makes any direct marketing to the customers on the Customer List.

Section 6.19     Casualty and Condemnation Proceeds.

(a)     In the event that, during the Pre-Closing Period, (i) there is any damage, destruction or other casualty affecting any Real Property, or any condemnation or eminent domain proceeding is completed with respect to the Real Property, and (ii) Meadows or its Subsidiaries receive any insurance proceeds, including under the policies of CCR and its Subsidiaries from such casualty or governmental award in such condemnation or eminent domain proceeding (in either case, “Casualty and Condemnation Proceeds”), then subject to consummation of the Closing hereunder, the Casualty and Condemnation Proceeds shall be apportioned (i) first, to Buyer to the extent the repair, rebuilding or other expense arising from such casualty, condemnation or proceeding would have been an obligation of Lessee under the Lease if such casualty, condemnation or proceeding had occurred following the Closing, plus any proceeds for business personal property and operating expenses/losses (e.g., business income, extra expenses, EDP, valuable papers, etc.), and (ii) second, to GLPC. Subject to consummation of the Closing hereunder, the portion of any Casualty and Condemnation Proceeds allocable to Buyer under this Section 6.19(a), if any, shall remain in, or be transferred to, the relevant Company or Companies, and GLPC shall cause any such transfer to occur promptly. GLPC shall exercise its rights under the A&R MIPA (to the extent GLPC has such rights) to cause the CCR Sellers to maintain applicable insurance policies during the Pre-Closing Period.

(b)     With respect to any insurance claims for events described in this Section 6.19 where the Real Property or the Business is materially affected, Buyer shall have the right to participate in any settlements and related discussions with the applicable insurance company, and GLPC shall, and shall cause Sellers to, take into consideration Buyer’s requests with respect thereto as part of its negotiations with the applicable insurance company. In addition, without the prior written consent of Buyer, which consent may be granted or withheld in Buyer’s sole, good faith discretion, GLPC shall not, and shall cause Sellers shall not to, agree to any settlement or other resolution of any open insurance claim that would reasonably be expected to result in the apportionment of Casualty and Condemnation Proceeds to the Business exceeding Fifty Thousand Dollars ($50,000) individually.

(c)     For the avoidance of doubt, the provisions of this Section shall not limit or restrict Buyer’s right to assert a failure of a closing condition as may otherwise be applicable under Article VII, Buyer’s right to terminate this Agreement as may otherwise be applicable under Article VIII or, from and after the Closing, Buyer’s right to make an indemnification claim as may otherwise be available under Article IX. In connection with Buyer’s exercise of such rights, the potential or actual availability of Casualty and Condemnation Proceeds shall be disregarded.

Section 6.20     Transition Assistance Prior to Closing.    The parties acknowledge that, prior to the Closing Date, Buyer will be arranging for alternative means of providing the Services (as defined in the form Transition Services Agreement attached hereto as Exhibit E) to the Companies, and GLPC agrees to assist Buyer in such efforts and will use commercially reasonable efforts to exercise its rights under the A&R MIPA (to the extent GLPC has such rights) to make available to Buyer prior to Closing, any and all information, methods of operation, processes or data reasonably necessary to ensure that, as soon as possible following the Closing, Buyer can provide services that are substantially similar to the Services in a manner that minimizes any material disruptions to the operations of the Business. In addition, prior to Closing, GLPC will use commercially reasonable efforts to exercise its rights under the A&R MIPA (to the extent GLPC has such rights) to provide such confidential information and data warehouse information which can be provided in a manner so as to not disclose any personally identifiable information to Buyer with respect to any customer information (though personally identifiable information with respect to the Companies’ customers shall be delivered to GLPC at Closing for further delivery to Buyer). Such non-personally identifiable information with respect to the Companies’ customers shall include such a customer’s transactional history at the Casino, such customer’s patronage, purchase and use of food, beverage, hotel, spa, shopping, entertainment and other services during visits to the Casino, including the dates, game types, average wager, times, length of visits, and hotel room reservation details (i.e., room types, dates, booked rates for future reservations, payment method) and all data and information relating to the value spent or lost by a customer during their visits to the Casino or value as a consumer of food, beverage, hotel, spa, shopping, entertainment and other services at the Casino, including information such as each customer’s total actual win or loss, total theoretical win or loss value, average daily worth (ADW), average daily theoretical value (ADT or THEO), or other metrics related to such customer’s transaction history or purchases of food, beverage, hotel, spa, shopping, entertainment and other services at the Casino.

ARTICLE VII.

CONDITIONS TO CLOSING

Section 7.01     Conditions to Each Party’s Obligation to Effect the Closing.    The respective obligations of each party to this Agreement to effect the Closing shall be subject to the satisfaction of each of the following conditions on or prior to the Closing:

(a)     No Injunctions.    No Governmental Entity of competent jurisdiction shall have issued any moratorium, or enacted, issued, promulgated, enforced or entered any Order or Law which is in effect and which prevents or prohibits the consummation of, or that makes it illegal for any party hereto to consummate the transactions contemplated by this Agreement.

(b)     Gaming Approvals.    All Gaming Approvals shall have been obtained and shall be in full force and effect.

(c)     HSR Act.    The applicable waiting period (or extension thereof) relating to the transactions contemplated under the HSR Act (if any) shall have expired or been terminated and any other consent, authorization, order, approval, declaration and filing required thereunder shall have been made or obtained.

(d)     Meadows Sale.    All conditions to the Meadows Sale as set forth in the A&R MIPA shall have been satisfied or waived.

(e)     Lease. Lessor and Lessee shall have entered into the Lease, effective as at the Closing.

Section 7.02     Additional Conditions to Obligations of Buyer.    The obligation of Buyer to effect the Closing is subject to the satisfaction of each of the following conditions (as such conditions may be modified pursuant to Section 10.04) prior to the Closing (or such earlier date as may be expressly provided in this Section 7.02), any of which may be waived in whole or in part in writing exclusively by Buyer:

(a)     Representations and Warranties.

(i)     The representations and warranties of GLPC contained in Section 4.05 (excluding the Fundamental Representations (as defined in the A&R MIPA) incorporated by reference pursuant to Section 4.05 (the “A&R MIPA Fundamental Representations”)) (disregarding all qualifications as to materiality and Company Material Adverse Effect) shall be true and correct at and as of the date (the “Condition Deadline Date”) that is five (5) Business Days prior to the Pennsylvania Gaming Control Board meeting at which the last Gaming Approval is scheduled to be on the agenda (for the avoidance of doubt, which meeting shall be the Extended Gaming Approval Deadline in the event the Closing Deadline (as defined in the A&R MIPA) is extended pursuant to the terms of the A&R MIPA), as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect; provided, for the avoidance of doubt, that the condition set forth in this Section 7.02(a)(i) shall be satisfied or waived, or deemed satisfied or waived, if Buyer does not provide a written notice of failure of condition by the date (the “Condition Notice Date”) within three (3) Business Days after the Condition Deadline Date (subject to GLPC’s delivery of the certificate required by Section 7.02(e)(i) on such date), irrespective of any events, notices or disclosures occurring after that date;

(ii)     The representations and warranties of GLPC contained in Section 4.01, Section 4.02, Section 4.03 and Section 4.06 (disregarding all qualifications as to materiality) shall be true and correct at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct have had, will have or would be reasonably likely to have a material adverse effect on GLPC’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(iii)     All other representations and warranties of GLPC contained in Article IV (including the A&R MIPA Fundamental Representations incorporated by reference pursuant to Section 4.05) (disregarding all qualifications as to materiality and Company Material Adverse Effect) shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b)     Performance of Obligations of GLPC. GLPC shall have performed in all material respects all covenants, agreements and obligations required to be performed by GLPC under this Agreement at or prior to the Closing.

(c)     No Company Material Adverse Effect.    From the date of this Agreement until the Condition Deadline Date, no Company Material Adverse Effect shall have occurred and be continuing; provided, for the avoidance of doubt, that the condition set forth in this Section 7.02(c) shall be satisfied or waived, or deemed satisfied or waived, if Buyer does not provide a written notice of failure of condition by the Condition Notice Date (subject to GLPC’s delivery of the certificate required by Section 7.02(e)(i) on such date), irrespective of any events, notices or disclosures occurring after that date.

(d)     Lender Releases.    Sellers shall have obtained executed copies of the Lender Releases and executed copies of the Lender Releases shall have been delivered to Buyer and are in full force and effect.

(e)     Closing Certificates.

(i)      Buyer shall have received, on the Condition Deadline Date, a certificate signed on behalf of GLPC by an executive officer of GLPC to the effect of clause (a)(i) and (c).

(ii)     Buyer shall have received a certificate signed on behalf of GLPC by an executive officer of GLPC to the effect of clauses (a)(ii), (a)(iii) and (b).

(f)     Deliverables. GLPC shall have delivered executed copies of the Ancillary Agreements and other closing deliverables described in Article III (other than the Lender Releases) to be delivered by it.

(g)     Commitments for Leasehold Title Insurance Policy and Leasehold Mortgage Insurance Policy.    If requested by Buyer, no later than the Condition Deadline Date, Buyer shall have obtained, from a title insurance company selected by Buyer, commitments for a leasehold title insurance policy and a leasehold mortgage insurance policy in form and substance reasonably acceptable to Buyer with respect to the Real Property covered by the Lease.

Section 7.03     Additional Conditions to Obligations of GLPC.    The obligations of GLPC to effect the Closing are subject to the satisfaction of each of the following conditions prior to the Closing, any of which may be waived in whole or in part in writing exclusively by GLPC:

(a)     Representations and Warranties.    The representations and warranties of Buyer contained in Article V (disregarding all qualifications as to materiality and Buyer Material Adverse Effect) shall be true and correct at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, be reasonably likely to result in a Buyer Material Adverse Effect.

(b)     Performance of Obligations of Buyer.    Buyer shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)     Closing Certificate.    GLPC shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to the effect of clauses (a) and (b) above.

(d)     Deliverables.    Buyer shall have delivered executed copies of the Ancillary Agreements and other closing deliverables described in Article III to be delivered by it.

ARTICLE VIII.

TERMINATION

Section 8.01     Termination.    This Agreement shall terminate automatically upon the termination of the A&R MIPA for any reason. In addition, this Agreement may be terminated at any time prior to the Closing (with respect to Section 8.01(b) through Section 8.01(j), by written notice by the terminating party to the other parties):

(a)     by mutual written agreement of GLPC and Buyer;

(b)     by Buyer or GLPC, if the Closing does not occur prior to February 28, 2017 (the “Closing Deadline”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose action or failure to act has been the cause of, or resulted in, the failure of the Closing to have occurred on or before such date;

(c)     by GLPC or Buyer, if (1) Buyer withdraws its application for any Gaming Approvals (other than in the context of a Withdrawal Event), or (2) the Pennsylvania Gaming Control Board or the Pennsylvania Racing Commission has made a final, non-appealable determination that such Governmental Entity will not issue to Buyer all Gaming Approvals required by such Governmental Entity for Buyer to operate the Category 1 gaming facility;

(d)     by GLPC or Buyer, if a court of competent jurisdiction or other Governmental Entity (other than the Pennsylvania Gaming Control Board, which shall be governed by Section 8.01(c)) shall have issued a non-appealable final Order or taken any other non-appealable final action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and the transactions contemplated hereby;

(e)     by Buyer or GLPC upon the occurrence of a Withdrawal Event; provided, however, that Buyer’s right to terminate this Agreement under this Section 8.01(e) shall not be available if, at the time of such intended termination, GLPC has the right to terminate this Agreement under Section 8.01(b), Section 8.01(c), Section 8.01(d) or Section 8.01(i);

(f) by Buyer, if any of the conditions to the obligation of Buyer to effect the Closing set forth in Section 7.01 and Section 7.02 shall have become incapable of satisfaction prior to the Closing Deadline (or such other date specified in such Sections) and shall not have been waived in writing by Buyer; provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by the party seeking to terminate this Agreement or by such party’s Affiliate;

(g)     by GLPC, if any of the conditions to the obligation of GLPC to effect the Closing set forth in Section 7.01 and Section 7.03 shall have become incapable of satisfaction prior to the Closing Deadline and shall not have been waived in writing by GLPC; provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by the party seeking to terminate this Agreement or by such party’s Affiliate;

(h)     by Buyer, if GLPC has breached any representation, warranty, covenant or agreement on the part of GLPC set forth in this Agreement which (i) would result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) to be satisfied by the date specified therein and (ii) is not cured within thirty (30) calendar days after written notice thereof; provided, however, that the cure period provided in clause (ii) hereof shall not apply if all of the conditions set forth in Sections 7.01 and 7.03 have been satisfied or waived (other than those conditions to be satisfied or waived at or upon the Closing) and GLPC has refused to effect the Closing in accordance with Article III; provided, further, that Buyer’s right to terminate this Agreement under this Section 8.01(h) shall not be available if, at the time of such intended termination, GLPC has the right to terminate this Agreement under Section 8.01(b), Section 8.01(c), Section 8.01(d) or Section 8.01(i);

(i)     by GLPC, if Buyer has breached any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement which (i) would result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b) to be satisfied and (ii) is not cured within thirty (30) calendar days after written notice thereof; provided, however, that the cure period provided in clause (ii) hereof shall not apply if all of the conditions set forth in Sections 7.01 and 7.02 have been satisfied or waived (other than those conditions to be satisfied or waived at or upon the Closing) and Buyer has refused to effect the Closing in accordance with Article III; provided, further, that GLPC’s right to terminate this Agreement under this Section 8.01(i) shall not be available if, at the time of such intended termination, Buyer has the right to terminate this Agreement under Section 8.01(b), Section 8.01(c), Section 8.01(d), Section 8.01(f) or Section 8.01(h),

(j)     by Buyer, on or prior to the Condition Notice Date, if on or prior to the Condition Deadline Date, (i) Buyer has been unable to obtain, from a title insurance company selected by Buyer, a leasehold title insurance and a leasehold mortgage insurance polic(ies) or commitments to issue such polic(ies) in form and substance reasonably acceptable to Buyer with respect to the Real Property covered by the Lease, or (ii) a Company Material Adverse Effect shall have occurred and be continuing.

Section 8.02     Effect of Termination.

(a)     Liability.    In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall immediately become void and of no further force and effect; provided, however, that the provisions of the last sentence of Section 6.02(c) (fees and other payments) and the provisions of Section 6.04 (publicity), Section 6.11 (confidentiality), Section 8.02 (effect of termination), and Article X (miscellaneous) shall survive such termination of this Agreement. For the avoidance of doubt, nothing in this Section 8.02 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or (prior to exercising any right of termination hereunder) to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement; provided, that GLPC may not seek specific performance if Buyer has failed to obtain the Gaming Approvals.

(b)     Fees and Expenses.    Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Closing is consummated.

ARTICLE IX.

SURVIVAL; INDEMNIFICATION

Section 9.01     Survival of Representations, Warranties, Covenants and Agreements.

(a)     The representations and warranties made by GLPC and Buyer in this Agreement shall survive the Closing until twelve (12) months after the Closing Date, provided, however, that (i) the representations and warranties made in Section 4.01 (Organization of GLPC), Section 4.02(a) (Authority), Section 4.02(b)(i) (No Conflict With Organizational Documents), Section 4.04 (Title to Acquired Assets), Section 5.01 (Organization), Section 5.02(a) (Authority); Section 5.02(b)(i) (No Conflict With Organizational Documents) and Section 5.03 (Brokers) (collectively, the “Fundamental Representations”) shall survive indefinitely. The A&R MIPA Representations shall survive the Closing for a period that is contemporaneous with the survival period provided in the A&R MIPA for the corresponding representation or warranty. The period of time a representation or warranty survives the Closing pursuant to the preceding sentences shall be the “Survival Period” with respect to such representation or warranty. The parties agree that no claim may be brought based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the Survival Period with respect to such representation or warranty. The termination of the representations and warranties provided herein shall not affect a party in respect of any good faith claim made by such party in reasonable detail in writing received by an Indemnifying Party prior to the expiration of the applicable Survival Period provided herein. Any written claim with respect to a breach of any covenant or other agreement in this Agreement to be performed at or prior to the Closing by GLPC or Buyer may be given at any time prior to the date that is twelve (12) months following the Closing Date and, from and after such date, no claim for indemnification for a breach of such covenant or agreement may be made hereunder.

Section 9.02     Indemnification.

(a)     From and after the Closing, GLPC and Sellers shall, jointly and severally, indemnify, save and hold harmless Buyer and its Affiliates and its and their respective Representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against any and all costs, losses, Liabilities, obligations, damages, claims, and expenses (whether or not arising out of third-party claims), including interest, penalties, reasonable attorneys’ fees and any amounts paid in settlement of the foregoing (herein, “Damages”), incurred in connection with, arising out of, or resulting from:

(i)     any inaccuracy in or breach of any representation or warranty made by GLPC in Article IV or in any of the certificates delivered pursuant to Section 7.02(e); or

(ii)     any breach of any covenant or agreement to be performed by GLPC in this Agreement; or

(iii)     any Taxes of the Companies or any of their respective Subsidiaries (or Taxes for which such Company or such Subsidiary is liable pursuant to Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state or local Law), as a transferee or successor or otherwise) incurred with respect to Pre-Closing Tax Periods. In the case of any Straddle Period: (A) the amount of any Taxes based on or measured by income or receipts, sales or use taxes, employment taxes, or withholding taxes of such Person for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership, other pass-through entity or any “controlled foreign corporation” within the meaning of Section 957 of the Code in which such Person holds a beneficial interest shall be deemed to terminate at such time) and (B) the amount of any other Taxes of such Person for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. Notwithstanding the foregoing, GLPC shall not be required to indemnify Buyer for any Taxes (1) included as a Liability in the calculation of the Net Working Capital as finally determined pursuant to the Final Closing Statement, or (2) arising from a breach of a covenant by Buyer under this Agreement.

(b)     From and after the Closing, Buyer shall indemnify, save and hold harmless GLPC and its Affiliates and its and their Representatives and successors (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against any and all Damages incurred in connection with, arising out of, or resulting from:

(i)     any breach of any representation or warranty made by Buyer in Article V or in the certificate delivered pursuant to Section 7.03(c); or

(ii)     any breach of any covenant or agreement to be performed by Buyer in this Agreement.

Section 9.03     Procedure for Claims between Parties.

(a)     If a claim for Damages is to be made by a Buyer Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party”) entitled to indemnification hereunder, such party shall give written notice briefly describing the claim and, to the extent then ascertainable, the monetary damages sought (each, a “Notice”) to the indemnifying party hereunder (the “Indemnifying Party” and collectively, the “Indemnifying Parties”) as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article IX. Any failure to submit any such notice of claim to the Indemnifying Party shall not relieve any Indemnifying Party of any liability hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

(b)     Notwithstanding anything in this Agreement to the contrary, the parties understand and acknowledge that claims for indemnification made by a Buyer Indemnified Party hereunder may also serve as the basis for a claim by GLPC against PA Mezzco and/or CCR under the A&R MIPA (a “Reciprocal Claim”). To the extent a Reciprocal Claim is made in good faith by GLPC with respect to any claim made by a Buyer Indemnified Party hereunder, the parties acknowledge and agree that GLPC shall not be required to make payment on any such claim until the earlier of (i) the expiration of 90 days from the date a notice of such claim complying with the requirements of Section 9.03(a) is submitted to GLPC, and (ii) to the extent payment is received by GLPC on the Reciprocal Claim, three (3) Business Days following receipt by GLPC of such payment. GLPC shall promptly notify Buyer of the submission of any Reciprocal Claim to PA Mezzco and/or CCR under the A&R MIPA.

Section 9.04     Defense of Third Party Claims.

(a)     If any Proceeding is initiated against an Indemnified Party by any third party (each, a “Third Party Claim”) for which indemnification under this Article IX may be sought, Notice thereof, together with copies of all notices and communication relating to such Third Party Claim, shall be given to the Indemnifying Party as promptly as practicable. The failure of any Indemnified Party to give timely Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

(b)     If it so elects to do so, the Indemnifying Party shall be entitled to:

(i)     take control of the defense and investigation of such Third Party Claim if the Indemnifying Party so elects by written notice to the Indemnified Party;

(ii)     employ and engage attorneys of its own choice (provided that such attorneys are reasonably acceptable to the Indemnified Party) to handle and defend the same, unless the named parties to such Proceeding include both one or more Indemnifying Parties and an Indemnified Party, and the Indemnified Party has reasonably concluded that there may be one or more legal defenses or defense strategies available to such Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party or that there exists a conflict of interest, in which event such Indemnified Party shall be entitled to separate counsel (provided that such counsel is reasonably acceptable to the Indemnifying Party); and

(iii)     compromise or settle such Third Party Claim, which compromise or settlement shall be made (x) only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed, or (y) if such compromise or settlement contains an unconditional release of the Indemnified Party in respect of such claim, without any admission of wrongdoing of any nature whatsoever to or by such Indemnified Party, and provides only for monetary damages that will be paid in full by the Indemnifying Party.

(c)     If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall reasonably cooperate with each other in any notifications to insurers.

(d)     If the Indemnifying Party fails to assume the defense of such Third Party Claim within thirty (30) calendar days after receipt of the Notice, the Indemnified Party against which such Third Party Claim has been asserted will have the right to undertake the defense, compromise or settlement of such Third Party Claim; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)     If the Indemnified Party assumes the defense of the Third Party Claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

Section 9.05     Limitations on Indemnity.

(a)     No Buyer Indemnified Party shall seek, or be entitled to, indemnification from GLPC pursuant to Section 9.02(a)(i) (other than with respect to a breach of (1) any Fundamental Representation, or (2) Section 6.04 (Taxes) of the A&R MIPA to the extent included in the A&R MIPA Representations) unless the aggregate claims for Damages of the Buyer Indemnified Parties for which indemnification is sought pursuant to Section 9.02(a)(i) (other than with respect to a breach of Section 6.04 (Taxes) of the A&R MIPA to the extent included in the A&R MIPA Representations) exceed One Million Dollars ($1,000,000), and then only to the extent of such excess;

(b)     No Buyer Indemnified Party shall seek, or be entitled to, indemnification from GLPC (i) pursuant to Section 9.02(a)(i) (other than with respect to a breach of (1) any Fundamental Representation, or (2) Section 6.04 (Taxes) of the A&R MIPA to the extent included in the A&R MIPA Representations) to the extent the aggregate claims for Damages of the Buyer Indemnified Parties for which indemnification is sought exceed an amount equal to Twelve Million Five Hundred Thousand Dollars ($12,500,000), or (ii) pursuant to Section 9.02(a)(i) (with respect to a breach of (A) any Fundamental Representation, (B) Section 6.04 (Taxes) of the A&R MIPA to the extent included in the A&R MIPA Representations) or (C) Section 9.02(a)(iii) to the extent the aggregate claims for Damages of the Buyer Indemnified Parties for which indemnification is sought exceed an amount equal to the Base Purchase Price.

(c)     GLPC shall have no obligation under this Article IX to indemnify any Buyer Indemnified Party with respect to (i) any Damage that is a Liability to the extent reflected in the final determination of the Final Statements or the calculation of the Final Closing Net Working Capital or the Final Closing Cage Cash (each as defined in the A&R MIPA), in each case to the extent related to the Companies, (ii) any Damage to the extent such Damage does not exceed the amount of any reserves for such Damage as reflected in the final determination of the Final Statements or the calculation of the Final Closing Net Working Capital or the Final Closing Cage

Cash (each as defined in the A&R MIPA), in each case to the extent related to the Companies, or (iii) any matter that was subject of a dispute that was resolved pursuant to the terms of Section 2.04 hereof and Section 3.03 of the A&R MIPA, in each case to the extent related to the Companies.

(d)     In calculating the amount of any Damages payable to a Buyer Indemnified Party hereunder, the amount of the Damages (i) shall not be duplicative of any other Damage for which an indemnification claim has been made and (ii) shall be computed net of any amounts actually recovered by such Buyer Indemnified Party or its Affiliates under any insurance policy or otherwise with respect to such Damages. If GLPC pays a Buyer Indemnified Party for a claim and subsequently insurance proceeds in respect of such claim are collected by the Buyer Indemnified Parties, then the Buyer Indemnified Party promptly shall remit the insurance proceeds up to the amount paid by GLPC to the Buyer Indemnified Party. The Buyer Indemnified Parties shall use commercially reasonable efforts to obtain from any applicable insurance company any insurance proceeds in respect of any claim for which the Buyer Indemnified Parties seek indemnification under this Article IX.

(e)     Upon and becoming aware of any event which is reasonably likely to give rise to losses subject to indemnification hereunder, each Buyer Indemnified Party shall use commercially reasonable efforts to mitigate the losses arising from such events, including incurring costs only to the minimum extent necessary to remedy the event which gives rise to losses.

(f)     The amount of any recovery by the Buyer Indemnified Parties pursuant to this Article IX shall be reduced by foreign, federal, state and/or local Tax benefits actually realized by such Buyer Indemnified Party in the taxable year that the Damage is incurred and shall be increased by an amount equal to the foreign, federal, state and/or Local Taxes, if any, attributable to the receipt of the indemnity payment.

(g)     No Indemnifying Party shall be liable to an Indemnified Party hereunder for (i) any punitive damages, except where such damages are recovered by a third party from such Indemnified Party in connection with Damages indemnified hereunder or (ii) any lost profits, diminution in value, consequential damages, special damages, incidental damages, indirect damages, exemplary damages or other unforeseen damages. In no event shall any multiples or similar valuation methodology (whether based on “multiple of profits,” “multiple of earnings,” “multiple of cash flows” or similar items) be used in calculating the amount of any Damages.

Section 9.06     Exclusive Remedy.

(a)     After the Closing, except with respect to fraud, the indemnities provided in this Article IX shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with any claims regarding matters arising under or otherwise relating to this Agreement; provided, however; that this exclusive remedy for Damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement. Without limiting the foregoing, Buyer and GLPC each hereby waive (and, by their acceptance of the benefits under this Agreement, each Buyer Indemnified Party and Seller Indemnified Party hereby waives), from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) such party may have against the other party arising under or based upon this Agreement or any schedule, exhibit, disclosure letter, document or certificate delivered in connection herewith, and no legal action sounding in tort, statute or strict liability may be maintained by any party (other than a legal action brought solely to enforce or pursuant to the provisions of this Article IX).

Section 9.07     Treatment of Indemnification Payments.    All indemnification payments made pursuant to this Article IX shall be treated by the parties for income Tax purposes as adjustments to the Final Purchase Price and shall be allocated to the Company to which the liability relates, unless (a) otherwise required pursuant to a “determination” (as defined in Section 1313(a) of the Code or any similar provision of state, local or foreign Law) or (b) Buyer and GLPC shall otherwise agree in writing.

ARTICLE X.

MISCELLANEOUS

Section 10.01     Definitions.

(a)     For purposes of this Agreement, the term:

“Accounts Receivable” means all accounts receivable (including receivables and revenues for food, beverages, telephone and casino credit), notes receivable or overdue accounts receivable, in each case, due and owing by any third party.

“Administrative Agent” means Deutsche Bank Trust Company Americas, as Administrative Agent under the Credit Agreements.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first-mentioned Person.

“Ancillary Agreements” means the Assignments of Acquired Interests.

“Business” means the business conducted by the Companies and their respective Subsidiaries as of the date of this Agreement or as of the Closing Date.

“Business Day” means each day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Buyer’s Knowledge” means the actual knowledge of Carlos Ruisanchez, Bill Buffalo or Geoffrey Goodman.

“Buyer Material Adverse Effect” means changes, events, circumstances or effects that have had, will have or would be reasonably likely to have a material adverse effect on Buyer’s ability to perform its obligations hereunder, obtain any Gaming Approval or to consummate the transactions contemplated hereby.

“Casino” means (a) the casino located on the Real Property and commonly known as The Meadows Casino and (b) the racetrack located on the Real Property.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means a material and adverse effect on the financial condition, assets or results of operations of the Companies and their respective Subsidiaries, taken as a whole; provided, that the following shall not be taken into account in determining whether a Company Material Adverse Effect has occurred: (a) general conditions (or changes therein) in the (i) travel, hospitality or gaming industries, which do not have an adverse effect on the Companies that is disproportionate relative to the effect such conditions have on other participants in the gaming industry in the states in which the Companies or their respective Subsidiaries conduct operations, or in the jurisdiction where the Companies or their respective Subsidiaries operate or (ii) the financial, banking, currency or capital markets, (b) any change in GAAP, (c) any change in applicable Law, including any change in Law permitting or expanding casino gambling (such as electronic gaming machines or table games) in the States of Pennsylvania, West Virginia or Ohio, which does not have an adverse effect on the Companies and their respective Subsidiaries, taken as a whole, that is disproportionate relative to the effect such conditions have on other participants in the gaming industry in the states in which the Companies or their respective Subsidiaries conduct operations, (d) any change, event or effect resulting from the entering into or public announcement of the transactions contemplated by this Agreement, (e) any change, event or effect resulting from any act of terrorism, commencement or escalation of armed hostilities in the U.S. or internationally, (f) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions and other force majeure events in the United States or any other country, which do not have an adverse effect on the and their respective Subsidiaries, taken as a whole, that is disproportionate relative to the effect such conditions have on other participants in the gaming industry in the states in which the Companies or their respective Subsidiaries conduct operations, (g) acts by GLPC, any of the Companies or their respective Subsidiaries carried out at the express written request of Buyer, (h) the taking of any action contemplated by this Agreement and/or any of the Ancillary Agreements, and (i) the failure of Meadows or any of the Companies to meet any financial or other projections.

“Confidentiality Agreement” means the agreement entered into as of December 7, 2015 between Pinnacle Entertainment, Inc. and Gaming and Leisure Properties, Inc.

“Contract” means any oral or written agreement, contract, lease, sublease, license, sublicense, mortgage, indenture, instrument, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, or employment agreement.

“Credit Agreements” means, collectively, (a) the First Lien Credit Agreement dated as of October 2, 2012, as amended, and made between Cannery Casino Resorts, LLC and Washington Trotting Association, Inc. as Borrowers, Deutsche Bank Trust Company Americas, as Administrative Agent, Collateral Agent and L/C Issuer and the joint lead arrangers and lenders named therein, (b) the Second Lien Credit Agreement dated as of October 2, 2012, as amended, and made between Cannery Casino Resorts, LLC and Washington Trotting Association, Inc. as Borrowers, Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral

Agent and the joint lead arrangers and lenders named therein and (c) any other debt facilities or commercial paper facilities with any combination of banks, other institutional lenders and other Persons extending financial accommodations or holding corporate debt obligations in the ordinary course of their business, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit.

“Customer Database” means all customer databases, customer lists, historical records of customers and any other information collected by the Companies and Sellers with respect to customers of the Casino, including any information used in connection with marketing and promoting the Casino. To the extent stored in the Customer Database, such (i) customer lists shall include a customer’s personal and demographic information, including, without limitation, such customer’s name, address, phone number, social security number, birth date, gender, email, and disassociated patron status (where available), and (ii) such historical records shall include a customer’s transactional history at the Casino, such customer’s patronage, purchase and use of food, beverage, hotel, spa, shopping, entertainment and other services during visits to the Casino, including the dates, game types, average wager, times, length of visits, and hotel room reservation details (i.e., room types, dates, booked rates for future reservations, payment method) and all data and information relating to the value spent or lost by a customer during their visits to the Casino or value as a consumer of food, beverage, hotel, spa, shopping, entertainment and other services at the Casino, including information such as each customer’s total actual win or loss, total theoretical win or loss value, average daily worth (ADW), average daily theoretical value (ADT or THEO), or other metrics related to such customer’s transaction history or purchases of food, beverage, hotel, spa, shopping, entertainment and other services at the Casino.

“Customer List” means the names of customers in the Customer Database who have visited the Casino during the twenty-four (24) month period prior to the Closing.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), excluding any Multiemployer Plan, and each other stock purchase, stock option, severance, employment, change-in-control, bonus, incentive, deferred compensation or other material employee benefit or material compensation plan, program or arrangement (other than individual contracts or agreements), that is maintained, sponsored or contributed to by the Companies or their respective Subsidiaries on behalf of Property Employees.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means generally accepted accounting principles in the United States.

“Gaming Approvals” means orders by the Pennsylvania Racing Commission and the Pennsylvania Gaming Control Board approving the Petition for Change in Control of the Companies from PA Mezzco and CCR to Buyer (or, in the case of an Alternate Closing, from GLPC to Buyer) and finding Buyer suitable to hold a Category 1 license and approving the operation of the Casino under this Agreement.

“Gaming Authorities” means any Governmental Entity with regulatory control or jurisdiction over the conduct of lawful gaming or gambling in any jurisdiction and within the

Commonwealth of Pennsylvania, specifically the Pennsylvania Gaming Control Board and the Pennsylvania Racing Commission.

“Gaming Laws” means any federal, state, local or foreign statute, ordinance (including zoning), rule, regulation, permit (including land use), consent, registration, finding of suitability, approval, license, judgment, Order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to casino, gaming or horseracing activities or operations.

“GLPC Gaming Approvals” means orders by the Pennsylvania Racing Commission and the Pennsylvania Gaming Control Board approving the Petition for Change in Control of the Companies from PA Mezzco and CCR to GLPC or its Affiliate, and finding GLPC or its Affiliate suitable to hold a Category 1 license and approving the operation of the Casino under the A&R MIPA.

“GLPC’s Knowledge” means the actual knowledge of William Clifford, Brandon Moore or Desiree Burke.

“Governing Documents” means, with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws of such corporation; (b) if a limited liability company, the articles of organization or certificate of formation and operating agreement, regulations, limited liability company agreement, or company agreement of such limited liability company; (c) if another type of entity, any other charter or similar document adopted or filed in connection with the creation, formation or organization of such entity; and (d) any amendment or supplement to any of the foregoing.

“Governmental Entity” means any federal, state, county, local or foreign governmental authority or any court, arbitral body, administrative agency, commission, Gaming Authority or other governmental or regulatory authority or instrumentality.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means (a) indebtedness for borrowed money, including any related interest, prepayment penalties or premiums, fees and expenses, (b) amounts owing as deferred purchase price for property or services (other than trade payables and accrued expenses that are current liabilities), including all capital leases, seller notes and “earn-out” payments, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, including any related interest, prepayment penalties or premiums, fees and expenses, (d) net obligations under any interest rate, currency or other hedging agreement or reimbursement obligations in connection with letters of credit, (e) intercompany obligations to present or former Affiliates of such person, or (f) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (e) above; provided, however, that Indebtedness shall not include (x) any liabilities of any Company in connection with such Company’s multi-employer pension obligations, (y) amounts owed by any Company in connection with the repayment of loans made to the Pennsylvania Gaming Control Board, or (z) bonds posted by a Company in favor of a Governmental Entity pursuant to a Gaming Law.

“Law” means any foreign or domestic law, statute, code, ordinance, resolution, rule, regulation, Order, judgment, writ, stipulation, award, injunction, decree or arbitration award, policies, guidance, court decision, rule of common law or finding.

“Lease” means that certain lease agreement by and between Buyer and GLPC (or one of GLPC’s affiliates), dated as of the Closing Date, substantially in the form attached hereto as Exhibit E.

“Lessor” means GLPC or its wholly-owned Subsidiary.

“Lessee” means Washington Trotting Association, LLC (formerly Washington Trotting Association, Inc. prior to conversion to a limited liability company).

“Liability” or “Liabilities” means, with respect to any Person, any liability or obligation of such Person, whether known or unknown, absolute or contingent, accrued or unaccrued, or liquidated or unliquidated.

“Liens” means any mortgage, deed of trust, pledge, option, right of first refusal or first offer, conditional sale, lien, security interest, claims, pledges, agreements, limitations on voting rights, conditional or installment sale agreement, charges or other claims or rights of third parties of any kind or other encumbrances, easements or restrictions on use or transfer of any nature.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Order” means any judgment, award, decision, order, decree, writ, injunction, assessment or ruling entered or issued by any Governmental Entity.

“Ordinary Course of Business” shall describe any action taken by a Person if such action is consistent with such Person’s past practices and is taken in the ordinary course of such Person’s normal day-to-day operations.

“Permit” means permits, licenses, approvals, certificates, findings of suitability and other registrations, authorizations and exemptions of and from all applicable Governmental Entities.

“Permitted Liens” means, with respect to the Companies (a) Liens for any governmental charges not delinquent or which are currently being contested in good faith by appropriate proceedings and for which adequate reserves have been booked on any of the Companies’ financial statements in accordance with GAAP; (b) Liens for Taxes not yet delinquent or Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been booked on any of the Companies’ financial statements in accordance with GAAP; (c) Liens arising by operation of law such as materialmen, mechanics, carriers, landlord workmen, repairmen, vendor and similar liens which are not filed of record and similar charges not delinquent or which are filed of record, but are being contested in good faith by appropriate proceedings or that are otherwise not material; (d) Liens in respect of judgments or awards with respect to which any Company shall in good faith currently be prosecuting an appeal or other Proceeding for review; (e) rights of tenants under operating leases; (f) Liens affecting the lessor or licensor under a Third Party Lease; and (g) any Lien that will be released and discharged at or prior to the Closing, including, without limitation, Liens under the Credit Agreements.

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“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Personal Property” means all personal property owned or leased by any of the Companies on the Closing Date.

“Pre-Closing Tax Period” means any taxable period (including the portion of a Straddle Period) ending on or before the Closing Date.

“Proceeding” means any lawsuit, litigation, arbitration, mediation, action or proceeding by or before any Governmental Entity.

“Property Employees” means employees of PA Mezzo, CCR and their Subsidiaries who are employed by any of the Companies or their respective Subsidiaries.

“Purchased Assets” means all assets owned by any of the Companies or their respective Subsidiaries at the time of Closing.

“Representatives” means, with respect to a party, its Affiliates, members, directors, officers, employees, advisors, agents or other representatives.

“Real Property” means the real property described on Section 6.05(a) and Section 6.05(b) of the Company Disclosure Letter to the A&R MIPA.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (a) such party or any other Subsidiary of such party is a general partner or managing member or (b) at least 50% of the securities or other equity interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization that is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax Return” means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing supplied or required to be supplied to any Governmental Entity with respect to Taxes, including attachments thereto and amendments thereof.

“Taxes” means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including income, franchise, gross receipts, profits, gaming, live entertainment, excise, real or personal property, alternative or add-on minimum, unclaimed property, environmental, sales, use, lodging, value-added, ad valorem, withholding, social security, retirement, employment, unemployment, workers’ compensation, occupation,

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service, license, net worth, capital stock, payroll, franchise, gains, stamp, transfer and recording taxes.

“Transaction” means the purchase and sale of the Acquired Interests hereunder and the other transactions contemplated by this Agreement or the Ancillary Agreements.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and analogous state and local Law.

(b)     The following are defined elsewhere in this Agreement, as indicated below:

Term	Section
“A&R MIPA Fundamental Representations”	Article IV
“A&R MIPA Representations”	Section 4.05
“A&R MIPA”	Recitals
“Acquired Interests”	Recitals
“Adjusted Estimated Closing Payment”	Section 2.02(a)
“Agreement”	Recitals
“Alternate Closing”	Section 10.04(a)
“Annualized Incremental Free Play Tax”	Section 2.06(b)(i)
“Assignments of Acquired Interests”	Section 3.02(b)
“Base Purchase Price”	Section 2.01
“Buyer Disclosure Letter”	Article V
“Buyer Indemnified Party” or “Buyer Indemnified Parties”	Section 9.02(a)
“Buyer Permits”	Section 5.06(a)
“Buyer Related Parties”	Section 5.05(a)
“Buyer”	Recitals
“Casualty and Condemnation Proceeds”	Section 6.19(a)
“CCR Sellers”	Recitals
“CCR”	Recitals
“Closing Date”	Section 3.01
“Closing Deadline”	Section 8.01(b)
“Closing Payment”	Section 2.01
“Closing”	Section 3.01
“Company” or “Companies”	Recitals
“Condition Deadline Date”	Section 7.02(a)
“Condition Notice Date”	Section 7.02(a)
“CPFS Shares”	Recitals
“CPFS”	Recitals
“CPR”	Recitals
“CRM Interests”	Recitals

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“CRM”	Recitals
“Customer Deposits”	Section 2.05(c)
“Damages”	Section 9.02(a)
“Distribution”	Recitals
“Effective Date”	Recitals
“Estimated Cage Cash Closing Payment”	Section 2.02(b)
“Extended Gaming Approval Deadline”	Section 6.02(c)
“Final Allocation”	Section 6.06(j)
“Final Free Play Tax Adjustment”	Section 2.06(c)
“Final Statements”	Section 2.04(c)
“FIRPTA Certificate”	Section 6.06(k)
“Free Play Base Amount”	Section 2.06(b)(ii)
“Free Play Tax”	Section 2.06(b)(iii)
“Free Play Tax Adjustment”	Section 2.06(b)(iv)
“Free Play Tax Rate”	Section 2.06(b)(v)
“Fundamental Representations”	Section 9.01(a)
“GLPC”	Recitals
“GLPI”	Recitals
“HSR Approvals”	Section 6.02(a)
“Indemnified Party”	Section 9.03
“Indemnifying Party” or “Indemnifying Parties”	Section 9.03
“Independent Tax Accountants”	Section 6.06(a)
“Joinder”	Section 6.13
“Lender Releases”	Section 3.02(g)
“Meadows Sale”	Recitals
“Meadows”	Recitals
“MLR Shares”	Recitals
“MLR”	Recitals
“Newco”	Recitals
“New Free Play Tax”	Section 2.06(b)(vi)
“Notice”	Section 9.03
“PA Mezzco”	Recitals
“Parent Services Agreement”	Section 3.02(h)
“Pre-Closing Tax Returns”	Section 6.06(a)
“Proposed Allocation”	Section 6.06(j)
“Proposed Free Play Tax Adjustment”	Section 2.06(c)
“Reciprocal Claim”	Section 9.03
“Restructuring”	Recitals
“SEC”	Section 6.17(a)
“Section 338(h)(10) Election”	Section 6.06(i)
“Seller Indemnified Party” or “Seller Indemnified Parties”	Section 9.02(b)

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“Sellers”	Recitals
“Survival Period”	Section 9.01(a)
“S-X Financial Statements”	Section 6.17(a)
“Tax Contest”	Section 6.06(g)
“Third Party Claim”	Section 9.04(a)
“Transfer Taxes”	Section 6.06(e)
“Withdrawal Event”	Section 6.02(c)
“WTA LLC Interests”	Recitals
“WTA”	Recitals

Section 10.02    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury; Limitation on Damages.

(a)     This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts executed in and to be performed entirely within the State of New York, without regard to the conflicts of laws principles thereof that would require the application of the Laws of any other jurisdiction.

(b)     Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Federal and state courts in the Borough of Manhattan, the City of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement; provided, however, that such submission to jurisdiction is solely for the purpose referred to in this paragraph and shall not be deemed to be a general submission to the jurisdiction of such courts or any other courts other than for such purpose, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such state or Federal court. Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 10.02(b) shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH

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OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.02(C).

(d)     The parties hereby acknowledge and agree that if a party fails to perform its agreements and covenants hereunder, including if the party fails to take all actions as are necessary on its part to consummate the Transaction, such failure could cause irreparable injury to the non-breaching party, for which damages, even if available, may not be an adequate remedy. Accordingly, except as otherwise limited by this Agreement, in the event of such a failure, the non-breaching party shall (i) be permitted to seek an issuance of injunctive relief or a specific performance remedy (in each case, without the requirement to post any bond or other security), from any court of competent jurisdiction, and/or (ii) to avail itself of any other right or remedy available at law or in equity in any court of competent jurisdiction.

(e)     Notwithstanding anything in this Agreement to the contrary, except in the case of fraud, no party hereto shall be liable under this Agreement for (i) any punitive damages, except where such damages are recovered by a third party from an Indemnified Party in connection with Damages indemnified hereunder, (ii) any lost profits, diminution in value, consequential damages, special damages, incidental damages, indirect damages, exemplary damages or other unforeseen damages or (iii) any damages under any multiples or similar valuation methodology (whether based on “multiple of profits,” “multiple of earnings,” “multiple of cash flows” or similar items), in each case, whether based on contract, tort, strict liability, other Law or otherwise and whether or not arising from any other party’s sole, joint or concurrent negligence, strict liability or other fault; provided, however, that, in the event of a termination of this Agreement as a result of a breach of this Agreement by either party, nothing in this Agreement shall limit any remedy of the non-breaching party hereunder with respect to any damages directly resulting from such breach that are recoverable under applicable Law.

Section 10.03    Notices. All notices, requests, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be given or made by delivery in person, by courier service, by facsimile (with a copy sent by another means specified herein), or by registered or certified mail (postage prepaid, return receipt requested). Except as provided otherwise herein, notices delivered by hand or by courier service shall be deemed given upon receipt; notices delivered by facsimile shall be deemed given twenty-four (24) hours after the sender’s receipt of confirmation of successful transmission; and notices delivered by registered or certified mail shall be deemed given seven (7) days after being deposited in the mail system. All notices shall be addressed to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

if to Buyer, to:

PNK Entertainment, Inc.

3980 Howard Hughes Parkway

Las Vegas, Nevada 89169

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Attention: General Counsel

Facsimile: (702) 541-7773

with a copy, which shall not constitute notice, to:

Irell & Manella LLP

1800 Avenue of the Stars, Suite 900

Los Angeles, CA 90067

Attention: Ashok W. Mukhey, Esq.

Facsimile: (310) 203-7199

if to GLPC, to:

Gaming and Leisure Properties, Inc.

825 Berkshire Blvd, Suite 400

Wyomissing, PA 19610

Attention: William J. Clifford

Facsimile: (610) 401-2901

with a copy, which shall not constitute notice, to:

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention: Yoel Kranz, Esq.

Facsimile: (212) 355-3333

Section 10.04    Terms for Alternate Closing. In the event that the Gaming Approvals are not received by Buyer on or before the date of the September 2016 Pennsylvania Gaming Control Board meeting (or, if later, the Extended Gaming Approval Deadline) and this Agreement is not terminated pursuant to any of the applicable provisions of Section 8.01 hereof and, as a result thereof, the Meadows Sale under the A&R MIPA is consummated prior to the Closing Date hereunder, then:

(a)     Notwithstanding Section 3.01 hereof, the Closing shall take place no later than the third (3rd) Business Day after all of the conditions set forth in Article VII (including for avoidance of doubt those modified by and/or set forth in Section 10.04(e) below) have been satisfied or waived (other than those conditions that by their terms are intended to be satisfied at the Closing), or such other time as Buyer and Seller may mutually agree in writing, but in any event no later than the Closing Deadline (the “Alternate Closing”).

(b)     Notwithstanding Section 3.02 hereof, the deliverables of GLPC at the Closing may not be the corresponding items/documents received by GLPC in connection with the closing of the Meadows Sale.

(c)     During the period from the consummation of the Meadows Sale and continuing until the earlier of the termination of this Agreement or the Closing, subject to any written

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instructions of any Governmental Entity (not requested or knowingly encouraged by GLPC and Sellers), GLPC and Sellers shall cause the Companies to carry on the Business in the Ordinary Course of Business (except to the extent as expressly provided by this Agreement). Without limiting the generality of the foregoing (except as expressly provided by this Agreement or to the extent that Buyer shall otherwise grant its prior consent in writing, which consent may not be unreasonably withheld, conditioned or delayed), during the period from the consummation of the Meadows Sale and continuing until the earlier of the termination of this Agreement or the Closing, GLPC and Sellers shall cause the Companies not to:

(i)     take any prohibited action, or fail to take any required action, enumerated in clauses (i) – (xxv) in Section 8.01(a) of the A&R MIPA (as if such clauses continued to apply to the period described herein); or

(ii)     enter into, materially amend or terminate any Contract providing for (A) payments to or by the Companies or their Subsidiaries in excess of Fifty Thousand Dollars ($50,000) annually or One Hundred Thousand Dollars ($100,000) in the aggregate or (B) a Contract term longer than twelve (12) months, other than (x) in order to comply with applicable Law, (y) any termination at the expiration of its stated term, or (z) entries, amendments, terminations and renewals in the Ordinary Course of Business.

(d)     All instances in Article VI hereof wherein GLPC is required to exercise its rights under the A&R MIPA for the benefit of Buyer hereunder shall be read so as to apply such covenant to GLPC and its Affiliates directly, as applicable.

(e)     The following modifications to the conditions set forth in Section 7.02 shall take effect upon the Meadows Sale under the A&R MIPA if the Meadows Sale under the A&R MIPA is consummated prior to the Closing Date hereunder:

(i)     The condition set forth in Section 7.02(a)(i) shall be amended and restated to read in its entirety as follows:

“The representations and warranties of GLPC contained in Section 4.05 (excluding the A&R MIPA Fundamental Representations incorporated by reference pursuant to Section 4.05) (disregarding all qualifications as to materiality) shall be true and correct in all material respects at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).”

(ii)     The condition set forth in Section 7.02(c) shall be amended and restated to read in its entirety as follows:

“No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.”

(iii)     The conditions set forth in Section 7.02(e) shall be amended and restated to read in their entirety as follows:

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“Closing Certificate. Buyer shall have received a certificate signed on behalf of GLPC by an executive officer of GLPC to the effect of clauses Section 7.02(a), Section 7.02(b) and Section 7.02(c).”

(iv)     Section 6.14(b) hereof shall be deemed deleted in its entirety and the conditions set forth in Section 7.02(g) shall be amended and restated to read in their entirety as follows:

“Leasehold Title Insurance Policy and Leasehold Mortgage Insurance Policy. If requested by Buyer, Buyer shall have obtained a leasehold title insurance policy and a leasehold mortgage insurance policy in form and substance reasonably acceptable to Buyer with respect to the Real Property covered by the Lease.”

For the avoidance of doubt, the waiver or satisfaction of the conditions set forth in Section 7.02(a)(i), Section 7.02(c) and Section 7.02(g) on or prior to the Condition Deadline Date shall no longer be effective once such conditions have been amended and restated pursuant to this Section 10.04(e).

(f)     All fees and other payments to any Governmental Entity, including without limitation any fees and other payments incurred in connection with seeking and obtaining the GLPC Gaming Approvals, shall be paid by GLPC.

(g)     GLPC shall indemnify, defend and hold Buyer harmless from and against any liability to any Property Employees or any Governmental Entity that may result to Buyer or any of its Subsidiaries based on GLPC’s failure to comply with any provision of the WARN Act during the period from consummation of Meadows Sale through Closing hereunder, including, but not limited to, fines, back pay and attorneys’ fees.

Section 10.05    Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section or Exhibit or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires: (a) a reference to a document includes all amendments or supplements to, or replacements or novations of, that document; (b) the use of the term “including” means “including, without limitation”; (c) the word “or” shall be disjunctive but not exclusive; (d) unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date (for example, one month following February 18 is March 18, and one month following March 31 is May 1); (e) a reference to an entity includes any successor entity, whether by way of merger, amalgamation, consolidation or other business combination; (f) reference to a word defined hereunder shall apply equally to both the singular and plural forms of the terms defined; (g) a reference to”$” or “dollars” mean the lawful currency of the United States; and (h) Buyer and GLPC will be referred to herein individually as a “party” and collectively as “parties.” The name assigned to this Agreement, the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

Section 10.06    Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 10.07    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 10.08    Assignment. Without the prior written consent of the other party, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned to any other Person; provided, however, that Buyer shall have the right, without the consent of GLPC or any other person and without being relieved of any of its obligations under this Agreement, to assign all or a portion of its rights (including its indemnification rights under Article IX), interests and obligations hereunder to one or more direct or indirect Subsidiaries of Buyer. Any assignment in violation of the preceding sentence shall be void, and no assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.09    Parties of Interest. Except as set forth in Article IX, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10    Counterparts. This Agreement may be executed by facsimile or electronic mail transmission and/or in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.11    Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. In the event that any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.12    Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Buyer and GLPC.

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Section 10.13    Non-Recourse. Except as provide in Article IX above (a) this Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party, and (b) no past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or action based on, in respect of or by reason of the transactions contemplated hereby.

Section 10.14    Recovery of Fees by Prevailing Party. In the event any Proceeding is brought in respect of this Agreement or any of the documents referred to in this Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees and other costs incurred in such Proceeding, in addition to any relief to which such party may be entitled.

Section 10.15    Waiver. Any party may waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

Section 10.16    Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, the parties shall take all commercially reasonable action necessary (including executing and delivering further notices, assumptions, releases and acquisitions).

(Signature Page Follows)

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

BUYER PNK ENTERTAINMENT, INC., a Delaware corporation

By:	/s/ Carlos Ruisanchez
Name:	Carlos Ruisanchez
Title:	President, Treasurer and Secretary

GLPC GLP CAPITAL, L.P., a Pennsylvania limited partnership

By: Gaming and Leisure Properties, Inc., a Pennsylvania corporation, its general partner

By:	/s/ William J. Clifford
Name:	William J. Clifford
Title:	SVP Finance and CFO

EXHIBIT A

AMENDED AND RESTATED

MEMBERSHIP INTEREST PURCHASE AGREEMENT, AS AMENDED

[See Attached]

Execution Copy

AMENDED AND RESTATED

MEMBERSHIP INTEREST PURCHASE AGREEMENT

dated as of December 15, 2015

by and among

GAMING AND LEISURE PROPERTIES, INC.,

as Parent,

GLP CAPITAL, L.P.

as Buyer,

PA MEADOWS, LLC,

as the Company,

and

PA MEZZCO, LLC,

CANNERY CASINO RESORTS, LLC,

together, as Sellers

PURSUANT TO FEDERAL RULE OF EVIDENCE 408 AND ANY APPLICABLE STATE RULES OF EVIDENCE, THIS DRAFT AGREEMENT IS PROVIDED IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND SHALL NOT BE ADMISSIBLE INTO EVIDENCE IN ANY PROCEEDING, NOR USEABLE FOR ANY OTHER PURPOSE.

i

EXHIBITS

Exhibit A	Structure of Transaction

Exhibit B	Form of Assignment of Membership Interests

Exhibit C	Example Net Working Capital Calculation

Exhibit D	Form of Third Party Operator Confidentiality Agreement

AMENDED AND RESTATED

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS AMENDED AND RESTATED MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 15, 2015 (the “Effective Date”), by and among Gaming and Leisure Properties, Inc., a Pennsylvania corporation (“Parent”), GLP Capital, L.P., a Pennsylvania limited partnership (“Buyer”), Cannery Casino Resorts, LLC, a Nevada limited liability company (“Seller Parent”), PA MezzCo, LLC, a Delaware limited liability company (“Holdco”, together with Seller Parent, “Sellers”), and PA Meadows, LLC, a Delaware limited liability company (the “Company”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in Section 12.01.

WHEREAS, Holdco is the beneficial and record owner of all of the issued and outstanding membership interests of the Company (“Membership Interests”);

WHEREAS, the parties hereto entered into that certain Membership Interest Purchase Agreement, dated as of May 13, 2014, and the First Amendment thereto, dated as of June 24, 2014 (together, the “Original Agreement”), pursuant to which Buyer agreed to acquire from Holdco, and Holdco agreed to sell to Buyer, all of Holdco’s right, title and interest in and to the issued and outstanding Membership Interests in the manner described on Exhibit A hereto and otherwise on the terms and subject to the conditions set forth therein;

WHEREAS, the parties hereto desire to amend and restate the Original Agreement in its entirety by entering into this Agreement and in so doing completely restate, supersede and terminate in its entirety the Original Agreement with this Agreement; and

WHEREAS, the parties hereto desire to enter into, or cause their applicable Affiliates to enter into, the Ancillary Agreements, and to perform or cause such Affiliates to perform their obligations thereunder as further described herein.

NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

ARTICLE I.

PURCHASE AND SALE OF MEMBERSHIP INTERESTS

Section 1.01    Purchase and Sale of Membership Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Holdco shall sell to Buyer, and Buyer shall purchase from Holdco, the Membership Interests, free and clear of all Liens (other than restrictions arising under applicable securities Laws or Gaming Laws).

Section 1.02    Structure of Transaction. The acquisition of the Membership Interests shall be structured in the steps provided in Exhibit A. Such structure may be modified by Buyer after the date hereof upon reasonable advance written notice to and with the prior written consent of Sellers, which consent shall not be unreasonably withheld; provided, that the withholding of such consent shall not be considered unreasonable if such modifications economically adversely affect Sellers, the Company or its Subsidiaries, materially delay the timing of the Closing or adversely affect the certainty of the Closing.

Section 1.03    Retention of Assets. Notwithstanding anything to the contrary contained in this Agreement, Sellers and their respective Affiliates may retain and use, at their own expense, archival copies (but not the originals thereof) of all of the Contracts, books, records and other documents or materials of the Company, in each case, which (a) are in existence on or prior to the Closing, and (b) either (x) are used in connection with Sellers or any of their respective Affiliates’ businesses other than the Business or (y) if Seller Parent, in good faith, determines that it or any of its Affiliates is reasonably likely to need access to, in connection with the preparation or filing of any Tax Returns or compliance with any other Tax reporting obligations or other obligation under applicable Law, or the defense (or any counterclaim, cross-claim or similar claim in connection therewith) or prosecution of any Proceeding or investigation (including any Tax audit or examination) against or by Seller Parent or any of Seller Parent’s Affiliates; provided, that Sellers shall, and shall cause their Affiliates to, hold such documents or materials relating to the Business, and all confidential or proprietary information contained therein, confidential pursuant to Section 8.15.

ARTICLE II.

PURCHASE PRICE

Section 2.01    Purchase Price. At the Closing, as consideration for the Membership Interests, Buyer shall deliver or cause to be delivered to Holdco (or its designee) by electronic transfer of immediately available funds to an account designated by Sellers a cash payment equal to the sum of (a)(i) Four Hundred Thirty Million Dollars ($430,000,000), plus (ii) if the Closing does not occur by December 31, 2015, One Million Dollars ($1,000,000) on the first day of each calendar month, beginning January 1, 2016, until the Closing Date, excluding the first day of the calendar month in which the Closing occurs if Sellers deliver a notice in accordance with Section 4.01 electing to consummate the Closing on the first Business Day following the end of the calendar month in which all of the conditions set forth in Article IX have been satisfied or waived (together with cash in the amount of Ten Million Dollars ($10,000,000) previously paid by Buyer, the “Base Purchase Price”), plus (b) the Estimated Closing Payment (which may be a positive or negative number), plus (c) the Estimated Cage Cash Closing Payment (which may be a positive or negative number). The Base Purchase Price, together with the Estimated Closing Payment and Estimated Cage Cash Closing Payment, is the “Closing Payment.”

Section 2.02    Tax Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement to Sellers or any other Person such amounts as are required to be deducted or withheld under the Code, or any provision of applicable Law with respect to the making of such payment; provided, however, that (a) before making any such deduction or withholding, Buyer shall give Sellers notice of the intention to make such deduction or withholding (such notice, which shall include the authority, basis and method of calculation for the proposed deduction or withholding, shall be given within a commercially reasonable period of time of Buyer’s determination that it must withhold), (b) Buyer shall cooperate with Sellers, at Sellers’

expense, to the extent reasonable in efforts to obtain reduction of or relief from such deduction or withholding and (c) Buyer shall timely remit to the appropriate Tax Authority any and all amounts so deducted or withheld and timely file all Tax Returns and provide to Sellers such information statements and other documents required to be filed or provided under applicable Tax Law. To the extent that amounts are so deducted and withheld and paid over to the applicable Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to Sellers or such other Person in respect of which such deduction and withholding were made.

Section 2.03    Allocation. Within ten (10) days of the Closing, Buyer shall provide Sellers with a proposed allocation of the Closing Payment among the Company’s assets for tax purposes. Sellers shall have the right to approve the proposed allocation. In the event the parties cannot agree on the allocation within thirty (30) days, the dispute shall be resolved by the Auditor. The allocation shall be adjusted to reflect any adjustments between the Closing Payment and the Final Purchase Price, and subsequent adjustments to the Final Purchase Price, pursuant to this Agreement. Buyer and Sellers shall file all Tax Returns consistent with the foregoing allocation. Notwithstanding the foregoing, the allocation to the racing license (and the stock of Mount Laurel Racing, Inc.) shall be determined by Buyer in its reasonable discretion after consultation with Sellers, consistent with Exhibit A.

ARTICLE III.

WORKING CAPITAL ADJUSTMENT AND OTHER ADJUSTMENTS

Section 3.01    Estimated Closing Statement. No less than five (5) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Buyer a written closing statement certified by the Chief Financial Officer of Seller Parent (the “Estimated Closing Statement”) of the Estimated Closing Net Working Capital, including the resulting Estimated Closing Net Working Capital Overage (if any) or Estimated Closing Net Working Capital Shortage (if any), and including a reasonably detailed calculation of the components of Net Working Capital, which Estimated Closing Statement shall be prepared in good faith and on a basis consistent with the preparation of the Financial Information and the calculation of Net Working Capital set forth in Exhibit C. The amount of the Estimated Closing Net Working Capital Overage (if any) determined to be due and owing to Sellers pursuant to the Estimated Closing Statement shall be paid by Buyer at the Closing pursuant to Section 2.01. The amount of the Estimated Closing Net Working Capital Shortage (if any) determined to be due and owing to Buyer by Sellers pursuant to the Estimated Closing Statement shall reduce the Closing Payment payable to Sellers at the Closing pursuant to Section 2.01. The amount of such payment or reduction to the Closing Payment, as applicable, is referred to as the “Estimated Closing Payment”.

Section 3.02    Estimated Cage Cash Statement. No less than five (5) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Buyer a written closing statement certified by the Chief Financial Officer of Seller Parent (the “Estimated Cage Cash Closing Statement”) of the Estimated Closing Cage Cash, including the resulting Estimated Closing Cage Cash Overage (if any) or Estimated Closing Cage Cash Shortage (if any), and including a reasonably detailed calculation of the components of Cage Cash, which Estimated Cage Cash Closing Statement shall be prepared in good faith. The amount of the Estimated Closing Cage Cash Overage (if any) determined to be due and owing to Sellers pursuant to the Estimated Cage

Cash Closing Statement shall be paid by Buyer at the Closing pursuant to Section 2.01. The amount of the Estimated Closing Cage Cash Shortage (if any) determined to be due and owing to Buyer pursuant to the Estimated Cage Cash Closing Statement shall reduce the Closing Payment payable to Sellers at the Closing pursuant to Section 2.01. The amount of such payment or reduction to the Closing Payment, as applicable, is referred to as the “Estimated Cage Cash Closing Payment”.

Section 3.03    Final Working Capital and Cage Cash Adjustments.

(a)     No more than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Sellers a written statement certified by the Chief Financial Officer of Buyer (the “Final Closing Statement”) of the Final Closing Net Working Capital, including the resulting Final Closing Net Working Capital Overage (if any) or Final Closing Net Working Capital Shortage (if any), and including a reasonably detailed calculation of the various amounts of each component of Net Working Capital, which Final Closing Statement shall be prepared in good faith and on a basis consistent with the preparation of the Financial Information and the calculation of Net Working Capital set forth in Exhibit C. Any such amounts determined to be payable pursuant to the Final Closing Statement shall be paid to either Sellers (in the case of a Final Closing Net Working Capital Overage) or Buyer (in the case of a Final Closing Net Working Capital Shortage) pursuant to Section 3.03(e) (the “Final Closing Payment”).

(b)     No more than twenty (20) days after the Closing Date, Buyer shall prepare and deliver to Sellers a written statement certified by the Chief Financial Officer of Buyer (the “Final Cage Cash Closing Statement”) of the Final Closing Cage Cash, including the resulting Final Closing Cage Cash Overage (if any) or Final Closing Cage Cash Shortage (if any), and including a reasonably detailed calculation of the various amounts of each component of Cage Cash, which Final Closing Statement shall be prepared in good faith. Any such amounts determined to be payable pursuant to the Final Cage Cash Closing Statement shall be paid either to Sellers (in the case of a Final Closing Cage Cash Overage) or Buyer (in the case of a Final Closing Cage Cash Shortage) pursuant to Section 3.03(e) (the “Final Cage Cash Closing Payment”). The Closing Payment, as adjusted by the Final Closing Payment and the Final Cage Cash Closing Payment, is referred to as the “Final Purchase Price”.

(c)     If Sellers disagree with the calculation of any amounts on the Final Closing Statement and/or the Final Cage Cash Closing Statement (collectively, the “Final Statements”), Sellers shall, within ten (10) Business Days after their receipt of the applicable Final Statement, notify Buyer of such disagreement in writing, setting forth in detail the particulars of such disagreement. Any amounts on the applicable Final Statement not disputed in writing by Sellers within ten (10) Business Days after receipt of the applicable Final Statement shall be final, binding and conclusive for purposes of this Agreement. Buyer will provide Sellers reasonable access to any of Buyer’s and the Company’s records (including work papers and source documents) and relevant employees not otherwise available to Sellers as a result of the transactions contemplated hereby, to the extent reasonably related to Sellers’ review of the Final Statements. If any such notice of disagreement is timely provided, Buyer and Sellers shall use commercially reasonable efforts for a period of ten (10) Business Days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of any amounts set forth in the Final Statements (and which were previously identified in writing by

Sellers pursuant to the first sentence of this Section 3.03(c)). If, at the end of such period, the parties are unable to fully resolve the disagreements, the parties shall refer the matter to Urish Popeck & Co., LLC (the “Auditor”) to resolve any remaining disagreements. The Auditor shall be instructed to (i) consider only such matters as to which there is a disagreement, (ii) determine, as promptly as practicable, whether the disputed amounts set forth in the applicable Final Statement were prepared in accordance with the standards set forth in this Agreement, and (iii) deliver, as promptly as practicable but in any event within forty-five (45) days of the end of such 10-Business Day period (or such longer period as the parties may have mutually agreed), to Sellers and Buyer its determination in writing. The resolution for each disputed item contained in the Auditor’s determination shall be made subject to the definitions and principles set forth in this Agreement, and shall be consistent with either the position of Sellers or Buyer. Sellers and Buyer shall bear their own expenses in the preparation and review of the Estimated Closing Statement, the Estimated Cage Cash Closing Statement and Final Statements, except that the fees and expenses of the Auditor shall be paid one-half by Buyer and one-half by Sellers. The determination of the Auditor shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Buyer, Sellers or their respective Affiliates, absent manifest error or fraud by Buyer, Sellers or the Auditor. The date on which an amount set forth in the Final Statements is finally determined in accordance with this Section 3.03(c) is hereinafter referred to as the “Determination Date.”

(d)     In the event the Auditor refuses engagement under this Section 3.03, Buyer and Sellers shall mutually agree on another nationally recognized firm of certified public accountants having no material relationship with the Company, Buyer, Sellers or their respective Affiliates to resolve any disputes regarding the Final Statements according to Section 3.03(c). If within thirty (30) days, Buyer and Sellers fail to mutually agree on such firm, Buyer and Sellers shall thereafter cause the American Arbitration Association to appoint the firm, and in making its determination with respect to such appointment, the American Arbitration Association shall take into account, and attempt to avoid appointing an accounting firm with any significant preexisting relationship with the Company, Buyer or Sellers or their respective Affiliates. The firm selected in accordance with this Section 3.03 shall be the “Auditor” for purposes of this Agreement.

(e)     Any amounts determined to be due and owing to Sellers from Buyer or to Buyer from Sellers, as applicable, pursuant to this Section 3.03 shall be paid by Sellers to Buyer or by Buyer to Sellers, as applicable, by wire transfer of immediately available funds within two (2) Business Days after the applicable Determination Date.

Section 3.04    Accounts Receivable; Accounts Payable; Deposits.

(a)      Accounts Receivable. After the Closing, Sellers shall promptly deliver to Buyer any cash, checks or other property that they or any of their Affiliates receive to the extent relating to the Accounts Receivable of the Business included in the Final Closing Net Working Capital. After the Closing, Buyer shall promptly deliver to Sellers any cash, checks or other property that Buyer or its Affiliates receive to the extent relating to any Accounts Receivable existing as of the Closing Date and not included in the Final Closing Net Working Capital. Neither party nor their Affiliates shall agree to any settlement, discount or reduction of the Accounts Receivable belonging to the other party. Neither party nor their Affiliates shall assign, pledge or grant any security interest in the Accounts Receivable of the other party.

(b)     Accounts Payable. Each party and their Affiliates will promptly deliver to the other a true copy of any invoice, written notice of accounts payable or written notice of a dispute as to the amount or terms of any accounts payable received from the creditor of such accounts payable to the extent such accounts payable is owed by the other party. Should either party discover it has paid an accounts payable belonging to the other party, then Buyer or Sellers, as applicable, shall provide written notice of such payment to the other party and the other party shall promptly reimburse the party that paid such accounts payable all amounts listed on such notice.

(c)     Customer Deposits. Customer Deposits received by the Company or its Subsidiaries relating to rooms, services and/or events relating to the period from and after the Closing shall be retained by the Company at the Closing and included in the calculation of the Final Closing Net Working Capital. Sellers shall not have further liability or responsibility after Closing with respect to any Customer Deposits relating to the period from and after the Closing and Sellers and their Affiliates shall be entitled to retain Customer Deposits to the extent of rooms and/or services furnished by Sellers prior to the Closing. “Customer Deposits” include all security and other deposits, advance or pre-paid rents or other amounts and key money or deposits (including any interest thereon).

ARTICLE IV.

CLOSING

Section 4.01    Time and Place. Unless this Agreement is earlier terminated pursuant to Article X, the closing of the transactions contemplated by this Agreement, including the purchase and sale of the Membership Interests (the “Closing”), shall take place either on (a) the earlier of (i) November 15, 2016 and (ii) three (3) Business Days after Buyer delivers written notice to Sellers of Buyer’s election to consummate the Closing on an earlier date, but, in the case of each of clauses (i) and (ii), subject to the satisfaction or waiver by the applicable party of the conditions set forth in Article IX on such date; or (b) if the conditions set forth in Article IX are not so satisfied or waived on the date specified pursuant to clause (a) (other than those conditions to be satisfied or waived at or upon the Closing), three (3) Business Days following the satisfaction or waiver by the applicable party of the conditions set forth in Article IX (other than those conditions to be satisfied or waived at or upon the Closing). The date that the Closing occurs in accordance with the preceding sentence is referred to as the “Closing Date”. The Closing shall be consummated through mutually acceptable escrow closing instructions at such time and place as is agreed to by the parties, and shall be effective as of 12:01 a.m., Eastern Time, on the Closing Date. Notwithstanding the foregoing, any party hereto may elect in its reasonable discretion (by delivering written notice to the other parties hereto) to delay the Closing to the first Business Day following the end of the calendar month in which all of the conditions set forth in Article IX have been satisfied or waived, in which case: (x) the Closing shall be effective as of 12:01 a.m., Eastern Time on such date and (y) the Closing Deadline set forth in Section 10.01(b) shall be automatically extended to one (1) Business Day following such date.

Section 4.02    Deliveries and Actions by the Company and Sellers at Closing. At or prior to the Closing, the Company and/or Sellers shall deliver, or shall cause to be delivered, to Buyer:

(a)     Sellers Certificates. The certificate required by Section 9.02(b).

(b)     Membership Interests. An Assignment of Membership Interests substantially in the form attached as Exhibit B (the “Assignment of Membership Interests”) conveying to Buyer all of the Membership Interests.

(c)     FIRPTA Certificate. A certificate of each Seller dated as of the Closing Date, in accordance with Treasury Regulations Section 1.1445-2(b)(2), certifying that such Seller is not a foreign Person.

(d)     Resignations. Resignations (including release of claims), effective as of the Closing Date, of all directors and officers of the Company, unless otherwise designated by Buyer in advance no less than five (5) Business Days prior to the Closing Date.

(e)     Good Standing Certificates. A certificate of good standing of each Seller and the Company in each case, issued as of a date not earlier than ten (10) days prior to the Closing Date by the Secretary of State of the State in which each such Seller or the Company, as applicable, is incorporated, organized or qualified to do business.

(f)     Secretary’s Certificates. A certificate of the secretary of each Seller and the Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying as to: (i) the Governing Documents of such Seller or the Company, (ii) that there have been no amendments to such Governing Documents and that such Governing Documents are in full force and effect as of the Closing Date, (iii) the resolutions of the board of directors, or the equivalent governing body if such Seller or the Company is not a corporation, of each such Seller or the Company authorizing the transactions contemplated by this Agreement and the execution, delivery and performance of this Agreement and each Ancillary Agreement to which such Seller or the Company is a party, and (iv) specimen signatures and incumbency of all officers of such Seller or the Company authorized to execute this Agreement and each Ancillary Agreement.

(g)     Release of Guarantees; UCC-3 Termination Statements. Letters or releases of guarantees, in form and substance reasonably satisfactory to Buyer, evidencing that all Indebtedness of the Company and its Subsidiaries has been or will be paid in full at the Closing from a portion of the Closing Payment and authorizing the Company, Buyer or its agents to file at the Closing UCC-3 Termination Statements with respect to any Lien associated with such Indebtedness (including Liens securing such Indebtedness of Seller Parent).

(h)     Exhibit A. Evidence, in form and substance reasonably satisfactory to Buyer, that any actions required to have been consummated by Sellers, the Company or any of its Subsidiaries before the Closing as set forth in Exhibit A hereto have been consummated.

(i)     Termination of Parent Services Agreement. Evidence, in form and substance reasonably satisfactory to Buyer, that the Parent Services Agreement, dated as of January 14, 2008, by and between Seller Parent and Washington Trotting Association, Inc. (as amended, the “Parent Services Agreement”), has been terminated, and none of Sellers or any of their respective Subsidiaries shall have any remaining obligations thereunder.

(j)     Title Affidavits. Such affidavits as the Title Insurer may reasonably require in order to omit from its title insurance policies all exceptions for (i) parties in possession claiming through Sellers, the Company or their respective Subsidiaries other than under the rights to possession granted under the Leases and the Third Party Leases; and (ii) mechanics’ liens relating to work commissioned by Sellers, the Company or their respective Subsidiaries prior to the Closing and such other affidavits as the Title Insurer may reasonably require to issue a non-imputation endorsement, if available.

(k)     Other Documents. Any other documents, instruments or agreements which are reasonably requested by Buyer that are necessary to consummate the transactions contemplated hereby and have not previously been delivered.

Section 4.03    Deliveries and Actions by Buyer at Closing. At or prior to the Closing, Buyer shall deliver to Sellers:

(a)     Buyer Certificates. The certificate required by Section 9.03(b).

(b)     Closing Payment. The Closing Payment by wire transfer of immediately available funds to an account designated by Seller Parent; provided, however, that Seller Parent may direct Buyer to fund a portion of the Closing Payment to lenders to repay outstanding Indebtedness of the Company or its Subsidiaries.

(c)     Good Standing Certificates. A certificate of good standing of Buyer, issued as of a date not earlier than ten (10) days prior to the Closing Date by the Secretary of State of the State in which Buyer, is incorporated, organized or qualified to do business.

(d)     Secretary’s Certificates. A certificate of the secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the Company and Sellers, certifying as to: (i) the Governing Documents of Buyer, (ii) that there have been no amendments to such Governing Documents and that such Governing Documents are in full force and effect as of the Closing Date, (iii) the resolutions of the board of directors, or the equivalent governing body if Buyer is not a corporation, of Buyer authorizing the transactions contemplated by this Agreement and the execution, delivery and performance of this Agreement and each Ancillary Agreement to which Buyer is a party, (iv) specimen signatures and incumbency of all officers of Buyer authorized to execute this Agreement and each Ancillary Agreement, and (v) the minute books of Buyer (if any).

(e)     Other Documents. Any other documents, instruments or agreements which are reasonably requested by Sellers that are necessary to consummate the transactions contemplated hereby and have not previously been delivered.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby jointly and severally represent and warrant to Buyer as follows, except as expressly set forth herein and in the corresponding section of the disclosure letter with respect to the representations and warranties of Sellers contained in this Article V delivered by Sellers to Buyer herewith (the “Sellers Disclosure Letter”). The Sellers Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement and the disclosure in any paragraph shall, to the extent reasonably apparent that the matter disclosed is relevant to another paragraph in this Agreement, qualify such other paragraph.

Section 5.01    Organization of Sellers. Each Seller is duly organized or incorporated, as applicable, and validly existing under the laws of its state of organization or incorporation, as applicable, and has all requisite power and authority to own, lease and operate its assets and to carry on its business as now being conducted. Each Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Holdco is an indirect wholly-owned Subsidiary of Seller Parent.

Section 5.02    Authority; No Conflict; Required Filings and Consents.

(a)     Each Seller has all requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby and perform its obligations hereunder and thereunder. Each Seller’s execution and delivery of this Agreement and each Ancillary Agreement to which it is a party and the consummation by each Seller of the transactions contemplated hereby and thereby and performance of its obligations hereunder and thereunder have been duly authorized by all necessary action on the part of Sellers. This Agreement has been, and each Ancillary Agreement will be at or prior to the Closing, duly executed and delivered by each Seller and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each Ancillary Agreement when so executed and delivered will constitute, the valid and binding obligation of each Seller, enforceable against such Seller in accordance with their respective terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

(b)     The execution and delivery by each Seller of this Agreement and each Ancillary Agreement to which it is a party does not, and the consummation by each Seller of the transactions contemplated hereby and thereby and the compliance by such Seller with any provisions hereof or thereof will not, (i) conflict with or result in any material violation or material default under (with or without notice or lapse of time, or both), or require a consent or waiver under, or give rise to a right of termination, cancellation, modification or acceleration or material obligation or loss of any material benefit under (A) any provision of the Governing Documents of such Seller, or (B) any material Contract to which such Seller is a party, (ii) result in the creation of any Lien (other than Permitted Liens) on any of the Purchased Assets pursuant to any Contract to which any Seller is a party, or (iii) subject to the governmental filings and other matters referred to in Section 6.02(c) violate any Permit, Order or Law applicable to such Seller

(c)     No Permit or Order or authorization of, or registration or filing with, any Governmental Entity, is required by or with respect to either Seller in connection with the execution and delivery of this Agreement or the Ancillary Agreements by either Seller, the compliance by either Seller with any of the provisions hereof or thereof, or the consummation by either Seller of the transactions to which it is a party that are contemplated hereby, except for (i) any approvals and filing of notices required under the Gaming Laws, (ii) filings and other application requests under the HSR Act, (iii) such Permits, Orders, registrations or filings related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or tobacco, and (iv) any Permits, Orders, authorizations, registrations, or filings required by Buyer or any of its Subsidiaries, Affiliates or key employees (including under the Gaming Laws).

Section 5.03    Title to Membership Interests. Holdco is the record and beneficial owner of all Membership Interests, free and clear of all Liens or any other restrictions on transfer other than restrictions on transfer arising under applicable securities Laws and Gaming Laws. Sellers are not party to any option, warrant, purchase right or other Contract (other than this Agreement) obligating Sellers to sell, transfer, pledge or otherwise dispose of Membership Interests. Sellers are not a party to any voting trust, proxy or other agreement or understanding with respect to Membership Interests.

Section 5.04    Litigation. There is no Proceeding against any Seller, pending or, to Sellers’ Knowledge, threatened against, any Seller before any Governmental Entity that, individually or in the aggregate, would be reasonably likely to (x) have a Company Material Adverse Effect or (y) materially impair or materially delay the Closing.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY

Sellers hereby jointly and severally represent and warrant to Buyer as follows, except as expressly set forth herein and in the corresponding section of the disclosure letter with respect to the representations and warranties of Sellers contained in this Article VI, delivered by Sellers to Buyer herewith (the “Company Disclosure Letter”). The Company Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement and the disclosure in any paragraph shall, to the extent reasonably apparent that the matter disclosed is relevant to another paragraph in this Agreement, qualify such other paragraph.

Section 6.01    Organization of the Company; Capitalization. Each of the Company and its Subsidiaries is duly organized and validly existing under the laws of its state of organization, and has all requisite power and authority to own, lease and operate its assets and to carry on the Business as now being conducted. The Company has no Subsidiaries other than those listed on Section 6.01 of the Company Disclosure Letter and the Company does not own or hold the right to acquire any shares of stock or any other security or interest, directly or indirectly, of or in any other Person. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. All of the membership interests and capital stock of the Company and each of its Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with all applicable Laws. All of membership interests and capital stock of the Company and each of its Subsidiaries are directly or indirectly owned beneficially and of record by Holdco. No Person has any rights in, or rights to acquire from the Company or any of its

Subsidiaries, any other equity related interests of the Company or such Subsidiaries or any other securities convertible into, or exercisable or exchangeable for, equity interests of the Company or such Subsidiaries. There are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any equity or voting interests of the Company or any of its Subsidiaries and there are no “phantom stock” rights, stock appreciation rights or other similar rights with respect to the Company or such Subsidiaries. To Sellers’ Knowledge, other than as set forth in Section 6.01 of the Company Disclosure Letter, none of the Company, any of its Subsidiaries or any of their respective predecessors has conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, “d/b/a” trade name or other name.

Section 6.02    Authority; No Conflict; Required Filings and Consents.

(a)     Sellers have made available to Buyer an accurate and complete copy of the Governing Documents of the Company and each of its Subsidiaries, each as amended as of the date hereof and in full force and effect as of the date hereof. The Company has not violated its Governing Documents in any material respect. The Company has all requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The Company’s execution and delivery of this Agreement and each Ancillary Agreement to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company. This Agreement has been, and each Ancillary Agreement to which the Company is a party will be at or prior to Closing, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each such Ancillary Agreement, when so executed and delivered, will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

(b)     Except as set forth in Section 6.02(b) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is a party, the consummation by the Company of the transactions contemplated hereby and thereby, and the compliance of the Company with any provisions hereof or thereof, does not and will not, (i) conflict with or result in any material violation of or material default under (with or without notice or lapse of time, or both), or require a consent or waiver under, or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or result in the imposition or creation of any Lien (other than a Permitted Lien) upon the Membership Interests or any Lien upon any of the Company’s or any of the Subsidiaries’ properties or assets (tangible or intangible) under, (A) any provision of the Governing Documents of the Company, or (B) any material Contract to which the Company is a party, or (ii) subject to the governmental filings and other matters referred to in clause (c) hereof, materially violate any Permit, Order or Law applicable to the Company.

(c)     No Permit or Order or authorization of, or registration or filing with, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the Ancillary Agreements by the Company or the consummation by the Company of the transactions to which it is a party that are contemplated hereby, except for (i) such Permits, Orders, registrations or filings related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or tobacco, and (ii) any Permits, Orders, registrations or filings required by Buyer or any of its Subsidiaries, Affiliates or key employees (including under the Gaming Laws).

Section 6.03    Financial Statements and Information.

(a)     Section 6.03(a) of the Company Disclosure Letter contains a true and complete copy of the (i) audited financial statements of the Company as of and for the year ended December 31, 2013 (the “Audited Financial Information”) and (ii) unaudited financial statements of the Company as of and for the month ended March 31, 2014 (the “Unaudited Financial Information”) (together, the “Financial Information”). Except as noted therein, the Audited Financial Information was prepared in accordance with GAAP and the Financial Information fairly presents, in all material respects, the financial position and results of operations of the Company as of such dates and for such periods, except, in the case of the Unaudited Financial Information Statements, for normal year-end and audit adjustments and the absence of footnotes.

(b)     The Financial Information was prepared from the books and records of the Company, which (i) have been maintained in material compliance with applicable legal and accounting requirements and reasonable business practices, and (ii) fairly reflect, in all material respects, all dealings and transactions in respect of the Business and the assets and liabilities thereof required to be reflected therein in accordance with GAAP or, in the cause of the Unaudited Financial Information, the Company’s accounting principles consistently applied.

(c)     Except (i) as set forth in the Financial Information, or (ii) as incurred since March 31, 2014 in the Ordinary Course of Business, the Company has no Liabilities required to be reflected on a balance sheet in accordance with GAAP in an amount in excess, individually or in the aggregate, of Two Hundred Fifty Thousand Dollars ($250,000).

(d)     Section 6.03(d) of the Company Disclosure Schedule presents the Company’s unaudited calculation of EBITDAM of the Company and its Subsidiaries as of October 31, 2015 for (i) the period beginning January 1, 2015 and ending October 31, 2015, and (ii) the period beginning November 1, 2014 and ending October 31, 2015, in each case including a reasonably detailed calculation of each component of EBITDAM and otherwise prepared in good faith and on a basis consistent with the preparation of the Audited Financial Information and the past practices of Seller Parent.

Section 6.04 Taxes.

(a)     The Company and its Subsidiaries have timely filed or caused to be filed (taking into account any extension of time within which to file) with the appropriate Governmental Entities all income Tax Returns and other Tax Returns required to be filed by, or with respect to, each such entity and all such Tax Returns are complete and accurate in all material respects. The

Company and its Subsidiaries have timely paid all Taxes due and owing (whether or not shown on any Tax Return).

(b)     Except as set forth in Section 6.04 of the Company Disclosure Letter, there are no Proceedings with any Governmental Entities presently ongoing or pending in respect of any Taxes of the Company or its Subsidiaries. There are no deficiencies for Taxes with respect to the Company or its Subsidiaries that have been claimed, proposed or assessed in writing by any Governmental Entity, which deficiencies have not yet been settled, except for such deficiencies that are being contested in good faith by appropriate proceedings.

(c)     There are no outstanding waivers extending the statute of limitation relating to a Tax assessment or deficiency of the Company or its Subsidiaries, and no such waivers have been requested by or of the Company or any of its Subsidiaries.

(d)     Neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(e)     Neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Governmental Entity or has entered into any written agreement with a Governmental Entity with respect to any Taxes.

(f)     Except as set forth in Section 6.04 of the Company Disclosure Letter, there are no Tax allocation or sharing agreements or similar arrangements involving, on the one hand, the Company or any of its Subsidiaries and, on the other hand, a Person other than the Company or any of its Subsidiaries, and after the Closing Date neither the Company nor any of its Subsidiaries shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(g)     Except as set forth in Section 6.04 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than the group of which the Company is the parent) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor or by contract.

(h)     No written claim has been received from a jurisdiction in which Tax Returns have not been filed by the Company or any of its Subsidiaries that it is or may be subject to taxation by or a filing requirement in such jurisdiction.

(i)     Neither the Company nor any of its Subsidiaries has a permanent establishment in any country other than the United States.

(j)     Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in method of accounting (or the use of an incorrect method of accounting), except a change as required by Law, for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii)

installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, or (iv) any election pursuant to Section 108(i) of the Code made effective on or prior to the Closing Date.

(k)     Neither the Company nor any of its Subsidiaries has engaged in a transaction that constitutes a “reportable transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b).

(l)     None of the Company or any of its Subsidiaries has been a party to any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied.

(m)     The Company and its Subsidiaries have withheld and paid to the applicable Governmental Entities all amounts required to be withheld from amounts owing to any employee, creditor, shareholder, independent contractor or third party.

Section 6.05    Real Property.

(a)     The Company or a Subsidiary thereof identified in Section 6.05(a) of the Company Disclosure Letter have fee title to the Real Property described in Section 6.05(a) of the Company Disclosure Letter, and the Real Property so described constitutes all of the Real Property owned by the Company or its Subsidiaries or used in connection with the Business other than as set forth in Section 6.05(b). Section 6.05(a) of the Company Disclosure Letter sets forth a complete list of all addresses and tax parcel numbers associated with the Real Property owned by the Company or the applicable Subsidiary, together with a list of the Existing Title Policies and Title Commitments. Neither the Company nor any Subsidiary thereof has ever owned any other Real Property.

(b)     All Real Property leased by the Company or its Subsidiaries and all Real Property leased by any Seller and used in the Business is described on Section 6.05(b) of the Company Disclosure Letter together with a description of the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements and assignments thereto (collectively, the “Leases”). Neither the Company nor its Subsidiaries uses or occupies or requires the right to use or occupy any Real Property other than the Real Property identified in Section 6.05(a) and Section 6.05(b) of the Company Disclosure Letter.

(c)     Except as set forth in Section 6.05(c) of the Company Disclosure Letter or in the Title Commitments set forth in Section 6.05(a) of the Company Disclosure Letter, no owned Real Property is subject to any Lien that is not a Permitted Lien.

(d)     Section 6.05(d) of the Company Disclosure Letter lists all leases, licenses and other agreements which permit any third party to use or occupy any portion of the Real Property (collectively, the “Third Party Leases”).

(e)     With respect to each of the Leases and the Third Party Leases, except as set forth in Section 6.05(e) of the Company Disclosure Letter:

(a)     the Lease or Third Party Lease, to Sellers’ Knowledge, is valid, binding, enforceable and in full force and effect in accordance with its terms;

(b)     as of the date of this Agreement, neither the Company, its Subsidiaries, nor, to Sellers’ Knowledge, any other party to any Leases or Third Party Lease is in breach or default, and, to Sellers’ Knowledge, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination under the Leases or any Third Party Leases;

(c)     no party to the Leases or Third Party Leases has delivered written notice of dispute to the other parties thereto; and

(d)     the rents forth in each Lease and each Third Party Lease is the actual rental being paid, and to Sellers’ Knowledge, there are no separate agreements or understandings with respect to the same.

(f)     Except as described in Section 6.05(f) of the Company Disclosure Letter, to Sellers’ Knowledge, the Real Property owned by the Company and any Subsidiary thereof complies with all applicable zoning, building, subdivision, or land sales laws, rules, ordinances or regulations, including, without limitation, to the extent applicable, the American With Disabilities Act of 1990 as amended to date and all orders and regulations promulgated thereto. Sellers have made available to Buyer true, legible and complete copies of certificates of occupancy and permits affecting the Real Property in Sellers’ possession. To Sellers’ Knowledge, there are no contractual or legal restrictions that preclude or restrict the ability to use the Real Property for the purposes for which it is currently being used. All existing water, sewer, steam, gas, electricity, telephone, cable, fiber optic cable, internet access and other utilities required for the use, occupancy, operation and maintenance of the Real Property are adequate for the conduct of the Business as it is currently conducted. To Sellers’ Knowledge, there are no material latent defects or material adverse physical conditions affecting the Real Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personality of a permanent nature annexed, affixed or attached to, located on or forming part of the Real Property.

(g)     There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to Sellers’ Knowledge, threatened against any Real Property.

(h)     All of the Real Property is occupied under a valid and current certificate of occupancy or similar permit. To Sellers’ Knowledge, no governmental, fire, life safety or other inspection is required under applicable Law in connection with the transactions contemplated by this Agreement.

(i)     To Sellers’ Knowledge, all improvements on the Real Property constructed by or on behalf of Sellers, the Company or any Subsidiary thereof or, constructed by or on behalf of any other Person, were constructed in compliance with all applicable Laws (including any building, planning or zoning Laws) affecting such Real Property. All of the Real Property has access to a public way and utility services sufficient to conduct the Business as it is currently conducted.

(j)     To Sellers’ Knowledge, no improvements on the Real Property and none of the current uses and conditions thereof violate any Liens, applicable site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and to Sellers’ Knowledge, no permits, licenses or certificates pertaining to the ownership or operation of all improvements on the Real Property, other than those which are transferable with the Real Property, are required by any governmental authority having jurisdiction over the Real Property. Neither Sellers, the Company nor any Subsidiary thereof has received any written notice of any default under any of the covenants, easements or restrictions affecting or encumbering any Real Property or any constituent or portion thereof.

(k)     Other than pursuant to this Agreement, neither Sellers, the Company nor any Subsidiary thereof has entered into any contract for the sale of any Real Property or any constituent or portion thereof. No Third Party Lease or other agreement affecting any Real Property contains any rights of first refusal or options to purchase the applicable Real Property or any portion thereof or any other similar rights.

Section 6.06    Intellectual Property.

(a)     Section 6.06(a) of the Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement of the (i) patents and patent applications, (ii) trademark and service mark registrations and applications for registration thereof, (iii) copyright registrations and applications for registration thereof, and (iv) internet domain name registrations, in each case that are owned by the Company or any of its Subsidiaries, including for each item listed, as applicable, the owner, the jurisdiction, the application/serial number, the patent/registration number, the filing date, and the issuance/registration date.

(b)     The Company and its Subsidiaries own or possesses adequate licenses or otherwise have the right to use all the Intellectual Property that are material to the conduct of the Business, free and clear of Liens (other than Permitted Liens).

(c)     Except as set forth in Section 6.06(c) of the Company Disclosure Letter, to Sellers’ Knowledge, (i) none of the Intellectual Property owned by the Company or any of its Subsidiaries infringes upon, misappropriates, dilutes or otherwise violates the Intellectual Property of any other Person and (ii) no third party is currently infringing, misappropriating, diluting or otherwise violating any Intellectual Property owned by the Company or its Subsidiaries.

(d)     (i) No claims are pending or, to Sellers’ Knowledge, threatened, with regard to the ownership by the Company or any of its Subsidiaries or the validity or enforceability of their respective Intellectual Property that is material to the conduct of the Business, and (ii) no claims are pending or, to Sellers’ Knowledge, threatened, that the conduct of the Company’s or its Subsidiaries’ respective businesses as currently conducted infringes, misappropriates or otherwise violates the Intellectual Property rights of any other Person.

(e)     The consummation of the transactions contemplated this Agreement will not: (i) result in the breach, modification, cancellation, termination or suspension of any agreement to which the Company or any of its Subsidiaries are a party for any Intellectual Property rights that are material to the conduct of the Business, or (ii) result in the loss or impairment of the Company’s or any of its Subsidiaries’ ownership or right to use any Intellectual Property that is material to the conduct of the Business.

Section 6.07    Agreements, Contracts and Commitments.

(a)     Except for Contracts that are terminable by the Company or its Subsidiaries upon sixty (60) days’ notice or less without penalty, Section 6.07(a) of the Company Disclosure Letter sets forth as of the date of this Agreement a complete, accurate and current list of any Contract to which the Company or its Subsidiaries is a party (collectively the “Material Contracts”):

(a)     any Contract providing for aggregate annual payments to or by the Company or its Subsidiaries in excess of Two Hundred Fifty Thousand Dollars ($250,000),

(b)     any Contract that grants to any Person the right to occupy (except pursuant to reservations made in the Ordinary Course of Business) any portion of the Real Property,

(c)     any Contract that contains a covenant not to compete that restricts the Business of the Company or its Subsidiaries in any geographic location,

(d)     all partnership agreements, limited liability company agreements and joint venture agreements relating to the Company or any of its Subsidiaries and

(e)     any Contract relating to the acquisition or sale of a business (or all or substantially all of the assets thereof) by the Company or any of its Subsidiaries.

(b)     Each Material Contract listed on Section 6.07(a) of the Company Disclosure Letter is a valid and binding obligation of the Company or a Subsidiary thereof and, to Sellers’ Knowledge, is a valid and binding obligation of each other party thereto, and is in full force and effect and enforceable by the Company or such Subsidiary in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity. As of the date of this Agreement, except as set forth in Section 6.07(b) of the Company Disclosure Letter, there is no breach or violation of or default by the Company or such Subsidiary or, to Sellers’ Knowledge, by any other party under any of the Material Contracts. Sellers have made available to Buyer a true, correct and complete copy of all Material Contracts listed on Section 6.07(a) of the Company Disclosure Letter, together with all amendments, waivers or other changes thereto.

Section 6.08    Litigation. Other than as set forth in Section 6.08 of the Company Disclosure Letter, as of the date of this Agreement, there is no Proceeding pending, or to Sellers’ Knowledge, threatened against, the Company or its Subsidiaries before any Governmental Entity. Other than as set forth in Section 6.08 of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor its Subsidiaries is subject to any Order of any Governmental Entity that, individually or in the aggregate, materially interfere with, or would be reasonably likely to materially interfere with, the ability of the Business to be conducted as it is currently conducted.

Section 6.09    Environmental Matters. Except for matters set forth in Section 6.09 of the Company Disclosure Letter, (a) the Business is, and for the past three (3) years has been, in compliance in all respects with all Environmental Laws; (b) the Company and its Subsidiaries possess all material Permits required under Environmental Laws with respect to operation of the Business, and are in compliance in all material respects with such Permits; (c) there is no pending or, to Sellers’ Knowledge, threatened, claim, action, enforcement action, proceeding, notice of violation or notice of responsibility regarding compliance with, or liability under, Environmental Laws with respect to the Business; (d) neither the Company, nor any of its Subsidiaries, has Released any Hazardous Substance on, in, from, under or at any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries in an amount, manner or concentration that could reasonably be expected to result in material liability to the Company; (e) to Sellers’ Knowledge, no Hazardous Substance is present on, at or under the Real Property in an amount, manner or concentration that could reasonably be expected to result in material liability to the Company; and (f) in the past three (3) years, the Company has not received a written notice from any Governmental Entity issued to the Company under Environmental Law. The Company has provided or made available to Buyer all material documents, records and information in the possession or reasonable control of the Company concerning any environmental or health and safety matter relevant to the Company or its Subsidiaries or to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, including without limitation, material environmental audits, environmental risk assessments, site assessments, documentation regarding waste disposal, Permits issued under Environmental Laws, and reports or correspondence to or from Governmental Entities.

Section 6.10    Permits; Compliance with Laws.

(a)     The Company, its Subsidiaries and, to Sellers’ Knowledge, the Company’s directors, officers and key employees hold all material Permits (including approvals of Gaming Authority) necessary for the conduct of the Business as currently conducted, each of which is in full force and effect. The Business is, and since January 1, 2013 has been, conducted in material compliance with applicable Law (including the Gaming Laws). The Company does not know of any fact, circumstance or other reason relating to it that would prevent the conditions to Closing set forth in Article IX from being satisfied or the Closing from occurring within thirteen (13) months of the Effective Date.

(b)     Neither the Company nor any of its Subsidiaries, nor any of the Company’s or its Subsidiaries’ “key persons” (as defined under applicable Gaming Law), is or since January 1, 2013 has been, in conflict with, in default with respect to or in violation of any Law (including Gaming Laws) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected.

(c)     Other than as set forth in Section 6.10(c) of the Company Disclosure Letter, (i) none of the Company or any of its Subsidiaries has received any written claim, demand, notice, complaint, court order or administrative order from any Gaming Authority or other

Governmental Entity in the past three (3) years under, or relating to any violation or possible violation of, any Gaming Law which did or would be reasonably likely to result in an individual fine or penalty of $100,000 or more and (ii) to Sellers’ Knowledge, no investigation or review is threatened by any Gaming Authority or other Governmental Entity with respect to the Company or any of its Subsidiaries. To Sellers’ Knowledge, there are no facts, circumstances or conditions which if known by any Gaming Authority would reasonably be expected to result in the revocation, limitation, suspension, non-renewal, modification or termination of a Gaming Approval, except to the extent resulting from, directly or indirectly, (i) the negotiation, execution or announcement of this Agreement or the transactions contemplated hereby (including the impact of any of the foregoing on relationships with customers, suppliers, licensors, employees or regulators (including any Gaming Authority)) or (ii) changes, effects, developments or circumstances to the extent arising from or relating to the identity of Parent or Buyer, or their ability to obtain the Gaming Approvals. None of the Company or any of its Subsidiaries has suffered a suspension, denial, non-renewal, limitation or revocation of any Permit or Gaming Approval.

Section 6.11    Labor Matters.

(a)     Sellers have made available to Buyer the following information for each Property Employee as of May 7, 2014: (i) name, job title or position; (ii) the base salary or current wages; and (iii) the most recent bonus paid, if any.

(b)     Except as set forth in Section 6.11(b) of the Company Disclosure Letter, the Company and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

(c)     Except as set forth in Section 6.11(c) of the Company Disclosure Letter, (a) neither the Company nor any of its Subsidiaries has experienced any strike, slowdown, work stoppage, lockout, material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years that has not been dismissed or settled; (b) to Sellers’ Knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries; and (c) no collective bargaining agreements with any labor organization are in effect with respect to the Company or any of its Subsidiaries.

Section 6.12    Employee Benefits.

(a)     Section 6.12(a) of the Company Disclosure Letter sets forth as of the date of this Agreement a list of each material Employee Benefit Plan. Each Employee Benefit Plan has been established, maintained and administered in accordance with its terms and complies in form and operation with the applicable requirements of ERISA, the Code and other applicable Laws, and other than routine claims for benefits, there is no claim or lawsuit pending or, to Sellers’ Knowledge, threatened against or arising out of or related to an Employee Benefit Plan.

(b)     With respect to each Employee Benefit Plan, the Company has made available to Buyer true and complete copies of (i) all plan documents, including all amendments thereto, (ii)

all summary plan descriptions, (iii) the most recent annual report (Form 5500 series) filed with the Internal Revenue Service, if applicable, (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service, and (v) any related trust or funding agreement.

(c)     Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualified status or may rely on a prototype opinion letter from the Internal Revenue Service, or has timely filed or has time remaining in which to file an application for such determination from the Internal Revenue Service, and, to Sellers’ Knowledge, no fact or event has occurred that could reasonably be expected to cause the loss of such qualification.

(d)     Except as set forth in Section 6.12(d) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries contributes to, or has, within the past six years, contributed to or had any obligation to contribute to any Employee Benefit Plan that is a Title IV Plan or Multiemployer Plan.

(e)     Except as set forth in Section 6.12(e) of the Company Disclosure Letter, there is no Employee Benefit Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides retiree or post-employment benefits to any Property Employees or to the employees of any of the Company’ ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar state Law.

(f)     As of the Closing, no amount that will be received as a result of or in connection with the consummation of the transactions contemplated by this Agreement by any employee, officer, director or other service provider of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could reasonably be expected to be an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(g)     This Section 6.12 constitutes the sole and exclusive representations and warranties of the Company with respect to any matters relating to any Employee Benefit Plan

Section 6.13    Brokers. Except for the fees and commissions of Stifel, Nicolaus & Company, Incorporated (which fees and commissions are the sole responsibility of Sellers), Sellers have not employed and no Person has acted directly or indirectly as a broker, financial advisor or finder for Sellers and Sellers have not incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 6.14    Title to Purchased Assets; Sufficiency of Purchased Assets. The Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the material tangible Personal Property constituting Purchased Assets, free and clear of any Liens other than for Permitted Liens. To Sellers’ Knowledge, all of the material tangible Personal Property constituting Purchased Assets, taken as a whole, are structurally sound, are in good operating condition and, taken as a whole, such tangible Personal Property constituting Purchased Assets is not in need of maintenance or repairs except for ordinary, routine maintenance and repairs. Except as set forth in Section 6.14 of the Company Disclosure Letter, the Purchased Assets, taken as a whole, are sufficient in all material respects for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing.

Section 6.15    Absence of Changes. From December 31, 2013 through the Effective Date, the Business has been conducted in the Ordinary Course of Business. Since such date through the Effective Date, except as set forth in Section 6.15 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries:

(a)     made any material change in any method of accounting or accounting practice, policy or procedure other than as required by GAAP;

(b)     amended its Governing Documents;

(c)     (i) declared, set aside, made or paid any dividend or other distribution or payments (whether in cash, stock or property or any contribution thereof) in respect of any of its Membership Interests or (ii) redeemed or otherwise acquired any of its Membership Interests, or issued any new Membership Interests;

(d)     merged or consolidated with any business or any corporation, partnership, limited liability company, association or other business organization or division thereof, acquired all or substantially all of the assets from any Person or made any loans, advances or capital contributions to, or any investments in, any Persons;

(e)     sold, leased, licensed or otherwise transferred any material assets or properties of the Company or any of its Subsidiaries, other than in the Ordinary Course of Business consistent with past practice;

(f)     subjected any of the Purchased Assets to a Lien, other than Permitted Liens created in the Ordinary Course of Business;

(g)     incurred any Indebtedness, except for any Indebtedness that shall be fully repaid at Closing;

(h)     adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other reorganization or taken any action for the appointment of a receiver, administrator, trustee or similar officer;

(i)     entered into, materially amended or terminated a Material Contract other than (i) in order to comply with applicable Law, (ii) any termination at the expiration of its stated term, (iii) entries, amendments, terminations and renewals in the Ordinary Course of Business or (iv) as required by Applicable Law;

(j)     except as required by applicable Law or the terms of any Employee Benefit Plan in existence on the date of this Agreement, as applicable, (i) materially increased the base salary of any officer of the Company or any of its Subsidiaries (other than in the Ordinary Course of Business consistent with past practice), or (ii) entered into, adopted or amended, in any material respect, any Employee Benefit Plan in any manner that established or materially increased the compensation of any officer of the Company or any of its Subsidiaries; or

(k)     authorized, or made any commitment with respect to, any single capital expenditure that is in excess of Fifty Thousand Dollars ($50,000) or capital expenditures that are, in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000), other than capital expenditures not in excess of Eight Million Dollars ($8,000,000) for the year ending December 31, 2014 that are consistent with the amounts and anticipated timing of capital expenditures set forth in the Sellers’ budget for the year ending December 31, 2014 that has previously been provided to Buyer (the “2014 Budget”).

Section 6.16    Insurance. Section 6.16 of the Company Disclosure Letter sets forth as of the date of this Agreement a true and complete list of all current insurance policies on which the Company or any of its Subsidiaries are named as insureds or additional insureds. Sellers have made true and complete copies of all such insurance policies to Buyer. Such insurance policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance in all material respects with all applicable Laws and Material Contracts to which the Company or its Subsidiaries is a party. As of the date hereof, each of such insurance policies is in full force and effect. Neither the Company nor any Subsidiary has received any written notice regarding any cancellation, invalidation or since January 1, 2013, material increase in premiums or deductibles of any such insurance policy. The execution and delivery of this Agreement by Sellers and the Company and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not conflict with, require the consent or approval of any insurer under, or result in any breach or violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any of the insurance policies required to be listed on Section 6.16 of the Company Disclosure Letter.

Section 6.17    Certain Transactions. Other than (i) as set forth in Section 6.17 of the Company Disclosure Letter and (ii) the Parent Services Agreement, no current or former officer, director, member, partner, shareholder, record or beneficial owner of any security of any class of the Company, or Affiliate of the Company, or an immediate family member of any of the foregoing (an “Affiliated Person”) (a) is a party to any Contract with the Company or any of its Subsidiaries, (b) owns any asset, tangible or intangible, that is used in the Business, or (c) has any cause of action or other claim whatsoever against, or owes any amount to, the Company or any of its Subsidiaries. To Sellers’ Knowledge, no current officer, member, partner, shareholder, record or beneficial owner of any security of any class of the Company, or Affiliate of the Company has any direct or indirect material interest in, or is or was, a director, officer or employee of any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of, the Company. To Sellers’ Knowledge, no person employed by the Company or any of its Subsidiaries is a relative of any officer, director, member, partner, shareholder, record or beneficial owner of the Company or any of its Subsidiaries.

Section 6.18    No Other Representations and Warranties. SELLERS MAKE NO REPRESENTATION OR WARRANTY TO BUYER, EXPRESS OR IMPLIED, WITH RESPECT TO THE BUSINESS, THE PURCHASED ASSETS, THE COMPANY, ITS SUBSIDIARIES OR OTHERWISE, INCLUDING ANY REPRESENTATION OR

WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FUTURE RESULTS, OTHER THAN AS EXPRESSLY PROVIDED IN ARTICLES V AND VI. WITHOUT LIMITING THE FOREGOING, SELLERS DO NOT MAKE ANY REPRESENTATION OR WARRANTY TO BUYER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MANAGEMENT PRESENTATIONS (INCLUDING MONTHLY FINANCIAL REVIEWS), MARKETING MATERIALS, FINANCIAL PROJECTIONS, FORECASTS, BUDGETS, OR THE IMPACT OF COMPETITION, WEATHER, OR OTHER FACTORS AFFECTING HISTORICAL, ACTUAL OR PROJECTED FINANCIAL PERFORMANCE RELATING TO THE BUSINESS. BUYER HEREBY ACKNOWLEDGES THAT, OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE BUSINESS, THE PURCHASED ASSETS, THE COMPANY AND ITS SUBSIDIARIES ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE AND IN THEIR PRESENT CONDITION, AND BUYER HAS RELIED ON ITS OWN EXAMINATION AND INVESTIGATION OF THE BUSINESS, THE PURCHASED ASSETS, THE COMPANY AND ITS SUBSIDIARIES IN ELECTING TO ENTER INTO, AND CONSUMMATE THE TRANSACTIONS UNDER, THIS AGREEMENT AND THE ANCILLARY AGREEMENTS. NO PATENT OR LATENT PHYSICAL CONDITION OR DEFECT IN ANY OF THE PURCHASED ASSETS, WHETHER OR NOT NOW KNOWN OR DISCOVERED, SHALL AFFECT THE RIGHTS OF EITHER PARTY.

ARTICLE VII.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows, except as expressly set forth herein and in the corresponding section of the Disclosure Letter with respect to the representation and warranties of Buyer contained in this Article VII delivered by Buyer to Sellers herewith (the “Buyer Disclosure Letter”). The Buyer Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement and the disclosure in any paragraph shall, to the extent reasonably apparent that the matter disclosed is relevant to another paragraph in this Agreement, qualify such other paragraph.

Section 7.01    Organization. Each of Parent and Buyer is duly organized and validly existing under the laws of its state of organization and has all requisite power and authority to carry on its business as now being conducted. Each of Parent and Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

Section 7.02    Authority; No Conflict; Required Filings and Consents.

(a)     Each of Parent and Buyer has all requisite power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby and perform its obligations hereunder and thereunder. Each of Parent’s and Buyer’s execution and delivery of this Agreement and each Ancillary Agreement to which it is a party and the consummation by Parent and Buyer of the transactions contemplated hereby and thereby and performance of its obligations hereunder and thereunder have been duly authorized by all necessary action on the part of Parent or Buyer, as applicable. This Agreement has been, and each Ancillary Agreement will be at or prior to the Closing, duly executed and delivered by Parent and Buyer, as applicable, and, assuming the due authorization, execution and delivery of the other parties hereto and thereto, this Agreement constitutes, and each Ancillary Agreement when so executed and delivered will constitute, the valid and binding obligation of each of Parent and Buyer, enforceable against Parent and Buyer in accordance with their respective terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

(b)     The execution and delivery by each of Parent and Buyer of this Agreement and each Ancillary Agreement to which it is a party does not, and the consummation by Parent and Buyer of the transactions contemplated hereby and thereby and the compliance by Parent and Buyer with any provisions hereof or thereof will not, (i) conflict with or result in any material violation or material default under (with or without notice or lapse of time, or both), or require a consent or waiver under, or give rise to a right of termination, cancellation, modification or acceleration or material obligation or loss of any material benefit under (A) any provision of the Governing Documents of Parent or Buyer, or (B) any material Contract to which Parent or Buyer is a party, or (ii) subject to the governmental filings and other matters referred to in Section 7.02(c), violate any Permit, Order or Law applicable to Parent or Buyer.

(c)     No Permit or Order or authorization of, or registration or filing with, any Governmental Entity, is required by or with respect to Parent, Buyer or their Affiliates in connection with the execution and delivery of this Agreement or the Ancillary Agreements by Parent or Buyer, the compliance by Parent and Buyer with any of the provisions hereof or thereof, or the consummation by Parent and Buyer of the transactions that are contemplated hereby, except for (i) any approvals and filing of notices required under the Gaming Laws, (ii) filings and other application requests under the HSR Act, (iii) such Permits, Orders, registrations or filings related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or tobacco, and (iv) any Permits, Orders, authorizations, registrations, or filings required by Sellers or the Company or any of their Subsidiaries, Affiliates or key employees (including under the Gaming Laws).

Section 7.03    Brokers. Neither Parent, Buyer nor any of their Representatives have employed, and no Person has acted directly or indirectly as a broker, financial advisor or finder for Parent or Buyer and neither Parent nor Buyer has not incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 7.04    Financing. Parent’s and Buyer’s current cash availability or available borrowings under its credit facilities are sufficient to enable Parent and Buyer to make payment in full, in cash, of (a) the Closing Payment and (b) the Final Closing Payment as contemplated by Section 2.01 and Section 3.02(a). EACH OF PARENT AND BUYER HEREBY ACKNOWLEDGES AND AGREES THAT THE RECEIPT BY BUYER OF ANY FINANCING FROM ANY PERSON IS NOT A CONDITION TO BUYER’S OBLIGATION TO PURCHASE THE MEMBERSHIP INTERESTS AT THE CLOSING UNDER THIS AGREEMENT.

Section 7.05    Licensability of Principals.

(a)     None of Parent, Buyer, their Subsidiaries or any of their respective current executive officers and directors (collectively the “Buyer Related Parties”) has ever withdrawn, been denied, or had revoked, a gaming license or related finding of suitability by a Governmental Entity or Gaming Authority. Parent, Buyer and each of the Buyer Related Parties are in good standing, and in material compliance with all Gaming Laws, in each of the jurisdictions in which Parent, Buyer or any Buyer Related Party owns or operates gaming facilities. Schedule 7.05(a) hereto sets forth a true and accurate list of all Buyer Related Parties required to be found suitable in connection with the Gaming Approvals for the Transaction (if Buyer is required to obtain such Gaming Approvals in accordance with Section 8.03(c)).

(b)     To Buyer’s Knowledge, there are no facts unknown to the Gaming Authorities, which if known to the Gaming Authorities, would (i) be reasonably likely to result in the denial, revocation, limitation or suspension of a gaming license currently held or other Gaming Approval, or (ii) result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability, licensing, Permits, orders, authorizations or proceedings necessary for the consummation of this Agreement. Buyer does not know of any fact, circumstance or other reason relating to it that it believes would prevent it or a Third Party Operator from obtaining the necessary licenses under Gaming Approvals or the conditions to Closing set forth in Article IX from being satisfied or the Closing from occurring by the Closing Deadline.

Section 7.06    Permits; Compliance with Gaming Laws.

(a)     Parent, Buyer, and to Buyer’s Knowledge, each of the Buyer Related Parties, and their respective directors, officers, key employees and Persons performing management functions similar to officers and partners, hold or have applied for all Permits and Orders of all Governmental Entities (including all authorizations under Gaming Laws) necessary to conduct the business and operations of Parent and Buyer (the “Buyer Permits”), each of which is in full force and effect.

(b)     No event has occurred which permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension, limitation or termination of the Buyer Permits.

(c)     Parent, Buyer, and to Buyer’s Knowledge, Buyer’s directors, officers, key employees and Persons performing management functions similar to officers and partners are, and since November 1, 2013 have been, in material compliance with the terms of the Buyer Permits.

(d)     Neither Parent nor Buyer has not received written notice of any investigation or review by any Governmental Entity with respect to Buyer that is pending, and, to Buyer’s Knowledge, no investigation or review is threatened, nor has any Governmental Entity indicated in writing any intention to conduct the same that would materially impair or materially delay the Closing.

Section 7.07    Litigation. There is no Proceeding against Parent or Buyer, pending or, to Buyer’s Knowledge, threatened against Parent or Buyer before any Governmental Entity, that, individually or in the aggregate, would be reasonably be likely to (x) have a Buyer Material Adverse Effect or (y) materially impair or materially delay the Closing.

Section 7.08    Solvency. Neither Parent nor Buyer is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or its Subsidiaries. Buyer is Solvent as of the date of this Agreement, and Buyer will, after giving effect to all of the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the Closing Payment all other amounts required to be paid by Buyer pursuant to this Agreement, any payment of any outstanding indebtedness of the Company or its Subsidiaries contemplated by this Agreement or the Commitment Letters, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the payment of all related fees and expenses, be Solvent at and after the Closing Date. As used in this Section 7.08, the term “Solvent” means, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Buyer (and, after the Closing, the Company and its Subsidiaries) (on a consolidated basis) and of each of them (on a stand-alone basis) will exceed their debts, (b) each of Buyer (and, after the Closing, the Company and its Subsidiaries) (on a consolidated basis) and each of them (on a stand-alone basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) each of Buyer (and, after the Closing, the Company and its Subsidiaries) (on a consolidated basis) and each them (on a stand-alone basis) has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 7.08, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 7.09    Due Diligence Investigation. Each of Parent and Buyer has had an opportunity to discuss the business, management, operations and finances of the Business with Sellers, its applicable Affiliates and their respective Representatives and has had an opportunity to inspect the Purchased Assets. Each of Parent and Buyer has conducted its own independent investigation of the Business. In making its decision to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereunder and thereunder, each of Parent and Buyer has relied solely upon the representations and warranties of Sellers set forth in Articles V and VI (and acknowledges that such representations and warranties are the only representations and warranties made by Sellers) and has not relied upon any other information provided by, for or on behalf of Sellers or their Affiliates or their respective Representatives, to Parent or Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Each of Parent and Buyer has entered into the transactions contemplated by this Agreement and the Ancillary Agreements with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any management presentations (including monthly financial reviews), marketing materials, financial projections, forecasts, budgets, or the impact of competition, weather, or other factors affecting historical, actual or projected financial performance relating to the Business. Each of Parent and Buyer further agrees that it is not relying on and has no legal claim predicated on any statements made by Sellers, whether written or oral, with respect to any management presentations (including monthly financial reviews), marketing materials, financial projections, forecasts, budgets, or the impact of competition, weather, or other factors affecting historical, actual or projected financial performance relating to the Business. Each of Parent and Buyer acknowledges that no current or former stockholder, director, officer, employee, affiliate or advisor of Sellers or their Affiliates has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement or the Ancillary Agreements, express or implied.

ARTICLE VIII.

COVENANTS

Section 8.01    Conduct of Business Prior to the Closing.

(a)     During the period from the Effective Date and continuing until the earlier of the termination of this Agreement or the Closing (the “Pre-Closing Period”), subject to any written instructions of any Governmental Entity and to the limitations set forth below, the Company shall, and Sellers shall cause the Company to (except to the extent as expressly provided by this Agreement or to the extent that Buyer shall otherwise grant its prior consent in writing, which consent may not be unreasonably withheld, conditioned or delayed) carry on the Business in the Ordinary Course of Business. Without limiting the generality of the foregoing (except as expressly provided by this Agreement, to the extent that Buyer shall otherwise grant its prior consent in writing, which consent may not be unreasonably withheld, conditioned or delayed, or as disclosed on Section 8.01 of the Company Disclosure Letter), during the Pre-Closing Period, neither the Company nor its Subsidiaries shall, and Sellers shall cause the Company and its Subsidiaries not to:

(a)     make any material change in any method of accounting or accounting practice, policy or procedure other than as required by GAAP;

(b)     amend its Governing Documents;

(c)     (A) declare, set aside, make or pay any dividend or other distribution or payments (whether in cash, stock or property or any contribution thereof) in respect of any of its membership interests or capital stock or (B) redeem or otherwise acquire any of its membership interests or capital stock;

(d)     merge or consolidate with any business or any corporation, partnership, limited liability company, association or other business organization or division thereof, or acquire all or substantially all of the assets from any Person;

(e)     issue or sell or encumber any (A) Membership Interests, (B) interests of any kind in any of the Company’s Subsidiaries, or (C) any securities convertible into, or rights to acquire, any Membership Interests or interests in any of the Company’s Subsidiaries;

(f)     (A) purchase any equity interests in or securities of, or make any other investment in or loans or advances to, any Person, or (B) except in the Ordinary Course of Business, acquire any material assets that would constitute Purchased Assets;

(g)     sell, lease, license or otherwise transfer any material assets or properties of the Company or any of its Subsidiaries, other than (A) as set forth in Section 8.01(a) of the Company Disclosure Letter, (B) in the Ordinary Course of Business and which, individually, do not exceed Fifty Thousand Dollars ($50,000) or which, in the aggregate, do not exceed Two Hundred Fifty Thousand Dollars ($250,000), or (C) replacements of assets (provided that any asset that is not leased or licensed may not be replaced with another that is leased or licensed under this clause (C));

(h)     subject any of the Purchased Assets to a Lien, other than Permitted Liens created in the Ordinary Course of Business;

(i)     incur any Indebtedness, except for any Indebtedness that shall be fully repaid at Closing, amounts to the Pennsylvania Gaming Control Board from the Property Tax Relief Reserve Fund and pension liabilities in the Ordinary Course of Business;

(j)     adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other reorganization or take any action for the appointment of a receiver, administrator, trustee or similar officer;

(k)     enter into, materially amend or terminate a Material Contract other than (A) in order to comply with applicable Law, (B) any termination at the expiration of its stated term, or (C) entries, amendments, terminations and renewals in the Ordinary Course of Business;

(l)    except as required by applicable Law or the terms of any Employee Benefit Plan in existence on the date of this Agreement, as applicable, (A) materially increase the base salary of any officer of the Company or any of its Subsidiaries (other than in the Ordinary Course of Business consistent with past practice), or (B) enter into, adopt or amend, in any material respect, any Employee Benefit Plan in any manner that establishes or materially increases the compensation of any officer of the Company or any of its Subsidiaries;

(m)     authorize, or make any commitment that will remain unfunded at Closing, in whole or in part, with respect to, any single capital expenditure that is in excess of One Hundred Thousand Dollars ($100,000) or capital expenditures that are, in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000), other than unfunded capital expenditures remaining at Closing that (A) do not exceed, in the aggregate, Five Million Dollars ($5,000,000) and (B) are consistent with the amounts and anticipated timing of capital expenditures set forth in the 2014 Budget or, if such commitments are made in subsequent years, in the budgets prepared by Sellers with respect to such years, which budgets shall be prepared in the Ordinary Course of Business and provided to Buyer as promptly as practicable following their creation;

(n)     take any action, or fail to take any action, where such action or inaction would reasonably be expected to prevent the consummation of the Closing in the manner set forth in Exhibit A hereto, as may be modified in accordance with Section 1.02 at the time of the proposed action or inaction;

(o)     except as required by applicable Law, make or change any Tax election, settle or compromise any Tax liability or Tax refund claim, change any method of accounting or any accounting period, extend any statute of limitations period for the assessment of any Tax, file any income or other Tax Return (or amended income or other Tax Return) or enter into any closing or similar agreements with respect to Taxes;

(p)     fail to use commercially reasonable efforts to maintain in effect all material insurance policies or to obtain alternative insurance policies in replacement thereof;

(q)     waive, release or assign any material rights or material claims relating to the Business, the Company or any of its Subsidiaries, except as contemplated by this Agreement or in the Ordinary Course of Business;

(r)     enter into any material transaction or transaction outside of the Ordinary Course of Business with any Affiliate;

(s)     enter into any settlement, consent decree or other similar agreement or arrangement with a third party or Governmental Entity other than (i) as does not involve the institution of mandated new procedures or other business conduct or the imposition of equitable or similar relief on the Company and (ii) is not reasonably likely to result in the revocation, limitation or suspension of any Permit of the Company, any of its Subsidiaries or the Business;

(t)     engage in any new line of business;

(u)     enter into any new material contracts, leases, licenses or other agreements respecting, or place or create any Liens (other than Permitted Liens) on any Real Property, or materially amend any Lease or Third Party Lease or consent to any sublease or assignment thereunder, other than leases of slot machines, provided that during the Pre-Closing Period, the total number of leased slot machines at the Casino shall not exceed three hundred (300);

(v)     enter into any material contract, lease, sublease, license or other agreement to lease or purchase any new parcel of real property;

(w)     enter into any new, or materially modify any existing, collective bargaining or any other similar substantive agreement with any labor organization, unless the failure to do so would constitute a breach of any duty or obligation of the Company or its Subsidiaries under applicable Law;

(x)     engage in any plant closing or layoff that would give rise to an obligation to provide any notice required pursuant to the WARN Act; or

(y)     enter into a Contract to do any of the foregoing, or to authorize or announce an intention to do any of the foregoing.

(b)     It is agreed and understood that if Buyer does not grant or deny consent to a proposed action within five (5) Business Days of its receipt of the written request by Sellers to take such proposed action, Buyer shall be deemed to have consented to such proposed action notwithstanding any other provision of Section 8.01(a); provided, that any written request by Sellers under this clause (b) shall also substantially simultaneously be sent via email to each of William Clifford, Brandon Moore and Desiree Burke.

(c)     Except as expressly contemplated by this Agreement, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Closing. Prior to the Closing, the management of the Company shall exercise, consistent with and in accordance with the terms and conditions of this Agreement, complete control and supervision over the operations of the Company and its Subsidiaries.

(d)     In addition, notwithstanding anything in this Agreement (including the restrictions set forth in the first paragraph of this Section 8.01), nothing herein shall preclude Sellers or the Company or any of their respective Affiliates from taking any action (i) to maintain the viability and marketability of the Casino or to prevent the destruction, removal, wasting, deterioration, or impairment of the Casino (including, but not limited to, regular repair and maintenance efforts, continuation of any planned capital expenditures, and marketing and promotional programs) or (ii) to use any available cash to prepay the Indebtedness of the Company or its Subsidiaries.

Section 8.02    Access to Information and the Real Property; Furnishing of Financial Statements.

(a)     Upon reasonable notice, subject to applicable Law, including antitrust Laws and Gaming Laws, the Company shall, and Sellers shall cause the Company to, afford Buyer’s Representatives (including, for the avoidance of doubt, the Representatives of the Third Party Operator, as applicable) reasonable access, during normal business hours, during the Pre-Closing Period, to the Real Property (including the Casino) and to the properties, books, Contracts and records of the Company and its Subsidiaries (collectively, the “Inspection”) and to the officers, directors, director-level employees, accountants, counsel, consultants, advisors, agents and other representatives of the Company to discuss the business or financial condition of the Company and the other information provided under Section 8.02(c) (collectively, “Senior Personnel Access”); provided, however, that (i) Buyer shall provide the Company and Sellers with at least two (2) Business Days’ prior notice of any Inspection, and reasonable advance notice prior to any request for Senior Personnel Access, in accordance with Section 12.03; (ii) if the Company so requests, Buyer’s Representatives shall be accompanied by a Representative of the Company; (iii) except as provided in Section 8.02(c), Buyer shall not initiate contact with employees or other Representatives of the Company or its Subsidiaries without the prior consent of Sellers; (iv) Buyer’s Representatives shall not be entitled to perform any physical testing of any nature with respect to any portion of the Real Property without the Company’s prior written consent, and the execution of an access agreement between the Company and Buyer; (v) neither Buyer nor its Representatives shall materially interfere with the Business; (vi) with respect to any inspection of the gaming areas in the Casino (floor, casino cage, accounting, and Pennsylvania Gaming Control Board security areas), Buyer and Sellers shall agree on the date, time and scope of the inspection and also obtain the concurrence of the Pennsylvania Gaming Control Board; and (vii) Buyer shall, at its sole cost and expense, repair any damage to the Purchased Assets or any other property owned by a Person other than Buyer caused by Inspection, and shall reimburse the Company for any loss caused by any Inspection, and restore the Purchased Assets or such other third-party property to substantially similar condition as existed prior to such Inspection, and shall indemnify, defend and hold harmless Sellers, the Company and its Affiliates from and against any personal injury or property damage claims, liabilities, judgments or expenses (including reasonable attorneys’ fees) incurred by any of them arising or resulting therefrom.

(b)     During the Pre-Closing Period, Sellers shall furnish or cause the Company to furnish to Buyer, promptly after they become available, (i) any monthly financial statements of the Company that it prepares in the Ordinary Course of Business, and (ii) within sixty (60) days of the end of each fiscal quarter, a balance sheet and income statement for such fiscal quarter, prepared in accordance with GAAP.

(c)     During the Pre-Closing Period, Sellers shall cooperate with Buyer in connection with Buyer’s attempts to find a Third Party Operator, with such cooperation limited to actions that Sellers and the Company take in the ordinary course of business, including by providing reasonably requested information related to the infrastructure and operations of the Casino (including, without limitation, planning and analysis relating to past, current and prospective operating results, operating procedures, information systems and strategic information in connection with Buyer’s strategic planning processes and the Transactions). Sellers shall furnish or cause the Company to furnish to Buyer reports created by the Company in the ordinary course of business regarding the operation of the Casino, specifically the daily operating reports, monthly financial reviews and monthly financial statements, but shall have no obligation to generate additional reporting for Buyer. Notwithstanding anything in Section 8.02(a) above to the contrary and without prejudice to any other rights of Buyer hereunder, the Company shall, and Sellers shall cause the Company to, afford Buyer’s Representatives (including, for the avoidance of doubt, the Representatives of the Third Party Operator, as applicable) to meet (including, without limitation, by phone) during the Pre-Closing Period with any or all of Seller Parent’s Chief Financial Officer, the Chief Financial Officer of the Casino and/or the General Manager of the Casino, each during normal business hours as often as Buyer shall so reasonably request to review Casino operations and the Company’s financial condition. Buyer hereby expressly disclaims any claims based on the content, completeness, or accuracy of any information reviewed or presented during such meetings or in any materials or information otherwise furnished by Sellers (or their agents or Representatives) pursuant to this Section 8.02(c) (e.g., daily operating reports, monthly financial reviews and monthly financial statements), other than as otherwise expressly provided in Article IV.

(d)     Buyer hereby acknowledges and agrees that it is primarily responsible for the process of finding a Third Party Operator, developing and making presentations and conveying information to prospective Third Party Operators, and that the role of Sellers and the Company only is to provide information to Buyer as provided in this Section 8.02 in support of Buyer’s efforts.

(e)     During the Pre-Closing Period, Sellers shall, promptly after becoming aware thereof, advise Buyer in writing of (i) any event, condition, fact or circumstance reasonably likely to have a Company Material Adverse Effect, (ii) any written notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, (iii) any material default under any material Contract or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing, and (iv) any material adverse change in, or any termination of, or threatened termination in writing of, the business relationship between the Company or any of its Subsidiaries, on the one hand, and any key customer or supplier, on the other hand. No such notification or absence of notification shall affect any of the representations or warranties of Sellers hereunder, or the conditions to the obligations of the parties contained herein or otherwise affect the remedies available hereunder.

Section 8.03    Governmental Approvals.

(a)     To the extent required under the Gaming Laws, required or requested by a Governmental Entity or as otherwise necessary to secure the required approval of a Governmental Entity (including the Gaming Approvals) to the transactions contemplated hereby, Sellers and the Company shall, and shall cause any of their respective Affiliates or Representatives to, as applicable: (i) duly submit one or more petitions with the applicable Governmental Entities with respect to the Gaming Approvals, in addition to any new, amended or supplemental applications; (ii) take such action(s) and respond in a timely manner and in good faith to any requests for action, information, attestations or any other materials or documents; (iii) attend any hearings, meetings or other events with respect to such approval(s); and (iv) comply with the terms and conditions of all Gaming Approvals; provided, however, that Sellers and the Company shall not be required to take any such actions to the extent (but only to the extent) such action(s) would have a material financial impact on Sellers, the Company or its Subsidiaries (in which case Buyer shall have the right to terminate this Agreement and the provisions of Section 10.01(g) will apply).

(b)     Buyer may identify a third party operator of the Casino (the “Third Party Operator”) and enter into a definitive agreement with such Third Party Operator to operate the Casino (the “Gaming Operating Agreement”) in a manner that complies with all Gaming Laws without the receipt by Buyer of a Category 1 license for the Casino; provided, however, that (x) the Third Party Operator shall not be a competitor of the Company identified by Sellers to Buyer in Section 8.03(b) of the Company Disclosure Letter and (y) in the event Buyer elects to enter into a Gaming Operating Agreement, the closing of the transactions under the Gaming Operating Agreement shall occur no earlier than the Closing hereunder.

(c)     In the event that Buyer and the Third Party Operator enter into the Gaming Operating Agreement and Buyer agrees to a transfer of the Purchased Assets to the Third Party Operator that requires HSR Approval, concurrently with the execution of the Gaming Operating Agreement, Buyer shall notify Sellers of such transfer in writing, and as promptly as practicable, but in no event later than three (3) Business Days after entry into the Gaming Operating Agreement, the Company and the Third Party Operator shall file all required applications and documents in connection with obtaining HSR Approval and act diligently and promptly to obtain HSR Approval by no later than the Closing Deadline and reasonably cooperate with each other, in connection with the making of all filings and the obtaining of all such HSR Approval. Subject to applicable Laws relating to the exchange of information, prior to making any application or material written communication to or filing with any Governmental Entity with respect to HSR Approval, Sellers, the Company, Buyer and the Third Party Operator shall provide each other with drafts thereof and afford the other a reasonable opportunity to comment on such drafts. The Company and the Third Party Operator shall use best efforts to schedule and attend any hearings or meetings with Governmental Entities to obtain HSR Approval as promptly as practicable, and, to the extent permitted by the Governmental Entity, the Company and the Third Party Operator shall offer the other the opportunity to participate in all telephonic conferences and all meetings with any Governmental Entity to the extent relating to HSR Approval. Sellers, the Company, Buyer and the Third Party Operator shall, as reasonably practicable, consult with each other, subject to applicable Laws relating to the exchange of information (including antitrust Laws) regarding all the non-confidential information relating to Buyer, the Third Party Operator, Sellers, the Company and any of their respective Affiliates or Representatives which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity to the extent made or submitted in connection with the transactions contemplated by this Agreement. Buyer shall include provisions in the Gaming Operating Agreement requiring the Third Party Operator to comply with the foregoing.

(d)     Prior to making any application or material written communication to or filing with any Governmental Entity with respect to the Gaming Approvals, Buyer or the Third Party Operator shall provide Sellers with drafts thereof and afford Sellers a reasonable opportunity to comment on such drafts; provided, that (i) the opportunity to review shall not include any information that contains proprietary or confidential information of Buyer, the Third Party Operator or any of their respective Representatives, and (ii) the time periods for submission of such applications and written materials set forth in this Agreement, if any, shall automatically be extended for each day of delay caused by Sellers’ review. To the extent permitted by the Governmental Entity, Buyer or the Third Party Operator shall offer Sellers the opportunity to participate in all telephonic conferences and all meetings with any Governmental Entity to the extent relating to the Gaming Approvals, excluding any meetings or interviews relating to the suitability of Buyer, the Third Party Operator or its Representatives. Buyer or the Third Party Operator, shall, to the extent practicable, consult with Sellers on all the non-confidential information relating to Sellers, the Company, or any of their respective Affiliates or Representatives which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity to the extent made or submitted in connection with the transactions contemplated by this Agreement. The Gaming Operating Agreement shall require the Third Party Operator to comply with the foregoing.

(e)     Each of Buyer, on the one hand, and Sellers and the Company, on the other hand shall promptly notify the other in writing of any pending or, to the knowledge of Buyer or Sellers (as the case may be), threatened Proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the transactions contemplated by this Agreement or (ii) seeking to restrain or prohibit the consummation of such transactions.

(f)     If any Proceeding is instituted (or threatened to be instituted) challenging the transaction contemplated by this Agreement or the Ancillary Agreements as violative of any applicable Law, Buyer shall, and shall cause its Affiliates to, cooperate with Sellers and take any and all necessary steps to contest and resist, except insofar as Buyer and Sellers may otherwise agree, any such Proceeding, including any Proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the transactions contemplated by this Agreement. Buyer shall permit Sellers to participate in the defense of such Proceeding with counsel of its choosing. Buyer shall, and shall cause its Affiliates to maintain an open dialogue with the Office of Enforcement Counsel, the Bureau of Licensing and other staff members of the Pennsylvania Racing Commission and Pennsylvania Gaming Control Board to ensure that Buyer and its Affiliates address any concerns of the Pennsylvania Gaming Control Board with respect to the Transaction promptly as such concerns arise. In the event that the Pennsylvania Racing Commission or Pennsylvania Gaming Control Board raises a concern regarding Buyer’s interest in the Endeka Development, Buyer shall cooperate with the Pennsylvania Gaming Control Board to address any such concerns in a manner that will permit the Transaction to proceed, including, without limitation, by agreeing to any modification to the manner in which Buyer participates in the Endeka Development.

(g)     Without limiting the foregoing, unless such consents are no longer required (e.g., because the Existing Credit Agreements have terminated), Sellers agree to use, and to cause the Company to use, their commercially reasonable efforts to obtain the consents set forth in Section 8.04(h) of the Company Disclosure Letter.

(h)     Notwithstanding anything to the contrary set forth herein, Buyer shall have no obligation to take any action or refrain from taking any action as required by this Section 8.03 to the extent that, in the reasonable judgment of Parent, such action or inaction would reasonably be expected to (i) adversely affect Parent’s qualification as a real estate investment trust under the Code, (ii) be inconsistent with the terms of the Private Letter Ruling dated September 28, 2012 issued to Penn National Gaming, Inc. by the Internal Revenue Service (the “Penn National PLR”), (iii) require the divestiture of any of Buyer’s interest in Hollywood Casino, (iv) result in a breach or violation of the Master Lease, dated November 1, 2013, between Buyer and Penn Tenant, LLC, or (v) require Parent and its Affiliates to take any material action that is non-customary for gaming transactions of the type contemplated by this Agreement. Buyer shall not, and shall cause its Affiliates not to, intentionally take any action that would be reasonably be expected to cause the provisions set forth in foregoing clause (i) through (v) to prohibit the actions required by this Section 8.03.

(i)     During the Pre-Closing Period, Buyer may share all confidential information relating to the Company, the Business and the Casino with any potential Third Party Operator (as defined below), provided, that (A) such potential Third Party Operator enters into a confidentiality agreement with Buyer in substantially the form attached hereto as Exhibit D and (B) Buyer may not share any marketing information relating to the Company, the Business or the Casino with the Persons listed in Section 8.03(i) of the Company Disclosure Letter without the prior written consent of Sellers.

(j)     If at any time Buyer believes Sellers have failed to comply with their obligations under Section 8.03(a), Buyer shall promptly notify Sellers of such specific action or failure to cooperate and specify steps necessary to address the issue. If Sellers do not take such specific action(s) within a reasonably prompt period following such notice, the parties shall submit the dispute to binding arbitration which shall be resolved pursuant to Section 12.02. If the arbitrators determine that Sellers have breached their obligations under Section 8.03(a), Buyer shall be entitled to specific performance. If the arbitrators determine that Sellers have willfully breached their obligations under Section 8.03(a) with the intention of causing a required approval from a Governmental Entity (including the Gaming Approvals) not to be received or to be materially delayed, then Buyer shall be entitled to (i) specific performance or (ii) elect to terminate the Agreement and the provisions of Section 10.01(h) will apply. Irrespective of how the arbitrators find on the merits, the arbitrators shall specifically have the power to extend the Closing Deadline by an appropriate amount of time to account for the delay occasioned by the dispute and arbitration, provided that the arbitrators find that Buyer has brought the dispute to arbitration in good faith.

Section 8.04    Supplemental Disclosure.

(a)     Promptly following the end of each fiscal quarter ending March 31, June 30, September 30 and December 31 during the Pre-Closing Period, Sellers and the Company shall to supplement or amend the Company Disclosure Letter with respect to any matter discovered after the date hereof that, if existing or known at the date hereof, would have been required to be set forth or described in the Company Disclosure Letter; provided, that for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended Company Disclosure Letter shall not be deemed to have been disclosed as of the date of this Agreement for purposes of Article XI unless so agreed in writing by Buyer.

(b)     Buyer shall promptly notify Sellers of, and furnish Sellers any information it may reasonably request with respect to, the occurrence to Buyer’s knowledge of any event or condition or the existence to Buyer’s knowledge of any fact that would cause any of the conditions to Sellers’ obligation to consummate the transactions contemplated hereby not to be fulfilled.

(c)     Sellers shall promptly notify Buyer of, and furnish Buyer any information it may reasonably request with respect to, the occurrence to Sellers’ knowledge of any event or condition or the existence to Sellers’ knowledge of any fact that would cause any of the conditions to Buyer’s obligation to consummate the transactions contemplated hereby not to be fulfilled.

Section 8.05    No Solicitation. During the Pre-Closing Period, Sellers and the Company shall not, and they shall direct their respective Representatives not to, directly or indirectly, (a) solicit or initiate, or take any other action to facilitate knowingly, including, without limitation, by entering into a non-disclosure agreement with any Person other than Buyer or its Representatives, any inquiries or proposals regarding an Acquisition Proposal, (b) engage in negotiations or discussions with any Person other than Buyer or its Representatives concerning any Acquisition Proposal, (c) continue any prior discussions or negotiations with any Person other than Buyer or its Representatives concerning any Acquisition Proposal or (d) accept, or enter into any agreement concerning, any Acquisition Proposal with any Third Party, including, without limitation, any non-disclosure, confidentiality or other agreement of similar effect, or consummate any Acquisition Proposal. If any such proposals or offers for an Acquisition Transaction are received by Sellers and in Sellers’ reasonable judgment such proposals or offers are bona fide, Sellers shall promptly inform Buyer in writing of all relevant details with respect to the foregoing.

Section 8.06    Publicity. Sellers, on the one hand, and Buyer, on the other hand, shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing, provide each other the opportunity to review and comment upon, and negotiate in good faith to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and prior to considering in good faith any such comments, except as may be required by applicable Law. Notwithstanding anything to the contrary herein, Buyer and Seller Parent may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analysts conference calls or in connection with a financing, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Buyer and Seller Parent or made by one party and reviewed by the other and do not reveal non-public information regarding the transactions contemplated by this Agreement.

Section 8.07    Certain Transactions. From the Effective Date until the Closing Date, Buyer shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or by consolidating with, or by purchasing assets of or equity of, or any other manner, any business or any corporation, partnership, association or other business organization or division thereof engaged in the gaming business in the Commonwealth of Pennsylvania if such acquisition or agreement to acquire could reasonably be expected to adversely affect Buyer’s ability to obtain the Gaming Approvals or to consummate the transactions contemplated by this Agreement, as applicable.

Section 8.08    Lien and Guaranty Release. Prior to the Closing, Sellers shall obtain, or shall cause the Company to obtain, any filings, releases, discharges, deeds and other documents necessary to evidence the release by all financial institutions and other Persons to which any Indebtedness (including guarantee obligations in respect of indebtedness of Seller Parent or its other Subsidiaries) of the Company or its Subsidiaries is outstanding of all Liens in connection therewith relating to the Purchased Assets, the Membership Interests, the Business or the Company (“Lender Liens”), and all obligations (including guarantee obligations) of the Company or its Subsidiaries in respect of such Indebtedness (“Loan Obligations”), on or prior to the Closing Date.

Section 8.09    Title Policies.

(a)     Section 6.05(a) of the Company Disclosure Letter sets forth (i) the Company’s existing Owner’s Title Insurance Policies on the owned Real Property designated on Section 6.05(a) of the Company Disclosure Letter as tax parcel number 520-010-00-00-0019-01 and (ii) the existing Lender’s Title Insurance Policies on the owned and leased Real Property designated on Section 6.05(a) and Section 6.05(b) of the Company Disclosure Letter as tax parcel numbers 520-011-00-00-0016-02, 520-011-00-00-0016-00C, and 520-010-00-00-0019-01 (the “Existing Title Policies”) and the Title Commitments issued to its lenders on or about April 1, 2014, for the owned Real Property designated on Section 6.05(a) of the Company Disclosure Letter as tax

parcel numbers 520-011-00-00-0016-02, 520-011-00-00-0016-00C, and 520-010-00-00-0019-01 (the “Title Commitments”), copies of which have been made available to Buyer. Buyer hereby acknowledges receipt of the Existing Title Policies and Title Commitments as evidence of the status of the Company’s or its Subsidiaries’ title to the Real Property as reflected in the Existing Title Policies and the Title Commitments and acceptance of all matters thereon as Permitted Liens.

(b)     Sellers shall, and shall cause the Company to, reasonably cooperate with Buyer to obtain a non-imputation endorsement, if available (collectively, the “Endorsement”), to the Existing Title Policies, and Buyer shall be responsible for all costs and expenses thereof. Buyer agrees to accept valid and insurable fee simple title to the Real Property subject to the Permitted Liens.

Section 8.10    Survey. Section 8.10 of the Company Disclosure Letter sets forth a list of the most current ALTA Surveys for the owned Real Property designated on Section 6.05(a) of the Company Disclosure Letter as tax parcel numbers 520-011-00-00-0016-02, 520-011-00-00-0016-00C, and 520-010-00-00-0019-01 (the “Existing Surveys”), copies of which have been made available to Buyer. Seller’s lenders obtained ALTA surveys on the Real Property designated on Section 6.05(a) of the Company Disclosure Letter as tax parcel numbers 520-011-00-00-0016-02, 520-011-00-00-0016-00C, and 520-010-00-00-0019-01 (the “Lender’s Surveys”), copies of which have been made available to Buyer. Buyer agrees to accept the Real Property subject to all matters shown by the Existing Surveys and the Lender’s Surveys. At Buyer’s option, and at Buyer’s sole cost and expense, Buyer may obtain updated and recertified Lender’s Surveys or current, certified ALTA surveys with respect to the Real Property identified in Section 6.05(a) of the Company Disclosure Letter (the “Surveys”). Sellers shall, and shall cause the Company to, reasonably cooperate with Buyer in connection with the foregoing.

Section 8.11    Tax and Filing Matters.

(a)     Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed any Tax Returns of the Company for all periods ending on or prior to the Closing Date that are required to be filed after the Closing Date and for any Straddle Period, and Buyer shall pay or cause to be paid all Taxes due with respect to such Tax Returns (subject to Buyer’s right to indemnification in this Agreement). Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company and its Subsidiaries, as applicable, with respect to such items, except as required by applicable Law. Buyer shall submit a copy of each such Tax Return to Sellers at least twenty (20) days prior to filing for Sellers’ review, comment and approval, which approval shall not be unreasonably withheld. Sellers shall provide any comments and approve or disapprove any such Tax Returns within ten (10) days of receiving such Tax Return. Buyer shall incorporate any comments reasonably requested by Sellers. Any disputes shall be resolved by a nationally recognized neutral accounting firm selected jointly by Buyer and Sellers. Notwithstanding any of the foregoing, Buyer shall determine all tax reporting for the transactions taken pursuant to Exhibit A, and Sellers shall not have the right to comment on or approve, nor shall Sellers have the obligation to indemnify Buyer for any, such tax positions. Unless otherwise required by Law, in the event Buyer or any of its Affiliates (including after the Closing Date, the Company) shall amend any Tax Return of the Company or its Subsidiaries or make, revoke or amend any election relating to Taxes or take any other action after the Closing, in each case, with respect to or relating to a Pre-Closing Tax Period or Straddle Period of the Company or its Subsidiaries that results in any increase in the Tax liability in respect of a Pre-Closing Tax Period or a Straddle Period, Sellers’ indemnification obligations pursuant to this Agreement shall not be increased as a result of such action or by the amount of such Tax liability.

(b)     All transfer, recording, documentary, sales, use, stamp, registration and other such Taxes (including real estate transfer or similar Taxes that arise from any indirect transfer of property as a result of the transfer of the Membership Interests), related fees (including any penalties, interest and additions to Tax) incurred with respect to the purchase and sale of the Membership Interests pursuant to this Agreement (“Transfer Taxes”) and any fees for applications, consents, approvals, Permits, registrations or filings made or sought pursuant to this Agreement shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Sellers (other than any Taxes related to transactions that are contemplated by Exhibit A, other than the sale of the Membership Interests of the Company by Sellers to Buyer pursuant to this Agreement, which shall be borne by Buyer). Sellers, the Company and Buyer shall reasonably cooperate in preparing and filing all Tax Returns relating to Transfer Taxes. Sellers shall not pay any Transfer Taxes for which Buyer is liable without first consulting with Buyer and its advisors; provided Sellers may pay any such Transfer Tax if Buyer has not responded to Sellers’ reasonable efforts to consult with Buyer and its advisors within five (5) Business Days.

(c)     Buyer and Sellers agree to furnish or cause to be furnished to the other, upon reasonable request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Sellers, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and Sellers shall retain all books and records with respect to Taxes for a period of at least seven (7) years following the Closing Date.

(d)     Buyer, the Company and its Subsidiaries shall promptly notify Sellers upon receipt of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to any Tax Period ending on or before the Closing Date or any Straddle Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Contest”). Sellers shall have the right to control (at Sellers’ own expense) the conduct and resolution of any Tax Contest to the extent the Tax Contest relates to Taxes for which the Sellers must indemnify the Buyer pursuant to this Agreement, provided that Buyer shall have the right to participate in such Tax Contests (at its own expense) and Sellers shall not resolve such Tax Contest in a manner that could reasonably be expected to have an adverse impact on Buyer, the Company or its Subsidiaries without the Buyer’s prior written consent. If Sellers shall have the right to control the conduct and resolution of such Tax Contest but elect in writing not to do so, then Buyer shall have the right to control the conduct and resolution of such Tax Contest, provided, however, that Buyer shall keep Sellers reasonably informed of all material developments in such Tax Contest on a timely basis, and Buyer shall not resolve such Tax Contest in a manner that could reasonably be expected to have an adverse impact on Sellers’ Tax liability or indemnification obligations under this Agreement without Sellers’ written consent, which shall not be unreasonably withheld.

(e)     Sellers shall be entitled to the amount of any refund or credit of Taxes of the Company and its Subsidiaries to the extent such Taxes were paid by the Company or its Subsidiaries before the Closing Date which refund or credit is actually recognized by Buyer or its Subsidiaries, including the Company and its Subsidiaries, on or after the Closing Date, net of any cost to Buyer or its Subsidiaries attributable to the obtaining and receipt of such a refund or credit (including Taxes), except to the extent such refund or credit arises as a result of a carryback of a loss or other tax benefit from a Tax period (or portion thereof) beginning after the Closing Date, or was included as an asset in the calculation of the Net Working Capital as finally determined pursuant to the Final Closing Statement, or is a refund of Taxes to the extent it is incurred as a result of the transactions set forth in Exhibit A. Buyer shall pay, or cause to be paid, to Sellers any amount to which Sellers are entitled pursuant to the prior sentence within two Business Days of the receipt or recognition of the applicable refund or credit by Buyer or its Subsidiaries. To the extent requested by Sellers, Buyer or its Subsidiaries will reasonably cooperate with Sellers in obtaining such refund or credit, including through the filing of amended Tax Returns for periods ending before or on the Closing Date or refund claims.

(f)     In the event of any conflict or overlap between the provisions of this Section 8.11 and Article XI, the provisions of this Section 8.11 shall control.

Section 8.12    Regulation S-X Rule 3-05 and 3-14.

(a)     Notwithstanding anything herein to the contrary (including for the avoidance of doubt, Section 8.06 hereof), in the event that, as a result of the consummation of the transactions contemplated hereby, Parent and/or Buyer is required to file financial statements with the Securities and Exchange Commission (“SEC”) under either Regulation S-X Rule 3-05 or Rule 3-14 (the “S-X Financial Statements”), if required prior to the Closing, Sellers shall prepare and deliver to Buyer such S-X Financial Statements. In addition, in the event that, at any time following the Closing, Parent and/or Buyer determines in good faith that it is required to file with the SEC (or furnish to the SEC) any financial statements relating to the Company and/or the Business (in addition to the S-X Financial Statements) under any applicable Law (including as a result of actions taken by Parent and/or Buyer, such as an offering of securities or the acquisition or one or more businesses or other assets that, when aggregated with the Company, require Parent and/or Buyer to file financial statements of the Company, either on a stand-alone basis or consolidated with the financial statements of such other businesses or assets), then Sellers shall, at the sole cost and expense of Buyer, prepare and deliver to Buyer such financial statements as Parent and/or Buyer so determines are required to be filed or furnished with the SEC, and any such financial statements that are as of a fiscal year end or for a fiscal year shall be audited and accompanied by an unqualified opinion of an internationally recognized independent accounting firm. Any S-X Financial Statements or other financial statements prepared by Sellers pursuant to this Section 8.12(a) shall be prepared in accordance with GAAP, applied on a consistent basis, throughout the periods covered, shall present fairly the financial condition of the Company and/or the Business as of the respective dates thereof and the results of operations and cash flows for the periods covered thereby.

(b)     From and after the Closing, upon the request of Parent or Buyer, Sellers shall (i) use their reasonable best efforts to cause their independent accounting firm to deliver to the SEC any auditor’s consent that is required to be included in any filing with the SEC that includes or incorporates by reference the S-X Financial Statements or other financial statements prepared by Sellers pursuant to this Section 8.12 to the extent Parent or Buyer conducts or intends to conduct an offering of securities (and if the registration statement, prospectus or offering memorandum for such offering includes or incorporates by reference the S-X Financial Statements or other financial statements prepared by Sellers pursuant to this Section 8.12), use their commercially reasonable efforts to cause their independent accounting firm to deliver a letter containing statements and information of the type ordinarily included in accountant’s “comfort letters” with respect to the S-X Financial Statements or other financial statements prepared by Sellers pursuant to this Section 8.12 contained or incorporated by reference in any such document relating to any such offering, in each case, within the period reasonably requested by Parent or Buyer. In addition, in connection with any SEC filing required to be made by Parent and/or Buyer (or any SEC review of such filing), Sellers shall permit Parent, Buyer and their authorized Representatives to have reasonable access, during normal business hours and upon reasonable advance notice, to the properties, books and records of Sellers and their Affiliates relating to the Company for the purpose of preparing any such SEC filing or responding to SEC questions, comments or requests on such SEC filing, and to cause their Representatives to cooperate in such preparation or response.

Section 8.13    Further Assurances. Without prejudice to any of the other provisions of this Article VIII, each of the parties to this Agreement shall use its commercially reasonable efforts to: (a) fulfill and cause to be fulfilled the conditions to Closing to be satisfied by it under this Agreement; (b) comply promptly with all legal requirements which may be imposed on such party with respect to the transactions contemplated hereby and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection with the transactions contemplated hereby; (c) obtain and make (and will cooperate with the other parties in obtaining or making) any consent, authorization, order or approval of, or any registration, declaration, or filing with, or an exemption by, any Governmental Entity, or other third party, required to be obtained or made by such party or its Affiliates in connection with the transactions contemplated hereby or the taking of any action contemplated by this Agreement; and (d) at the request of another party hereto, execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

Section 8.14    Transfer of Assets. Except as provided in Section 6.14 of the Company Disclosure Letter, to the extent that Sellers or any of their Affiliates (other than the Company and its Subsidiaries) holds at or prior to the Closing any asset, property or right that is exclusively used or held for use in connection with the Business (which shall include, notwithstanding anything to the contrary in Section 6.14 of the Company Disclosure Letter, the Intellectual Property listed in Section 8.14 of the Company Disclosure Letter), Sellers shall, and shall cause such Affiliates, to promptly, and in any event prior to the Closing, transfer or assign such asset, property or right to the Company or one of its Subsidiaries.

Section 8.15    Confidentiality. From and after the Closing, Sellers shall, and shall cause their Affiliates to, hold, and shall use their reasonable best efforts to cause their, and their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, the Purchased Assets and the Business, except to the extent that such Person can show that such information (a) is in the public domain through no fault of Sellers or any of their Affiliates, (b) is lawfully acquired by them after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, (c) is reasonably relevant for enforcing Sellers’ rights or defending against assertions by Buyer or its Affiliates and is disclosed to any Governmental Entity or an arbitrator or other involved party in connection with any Proceeding involving (i) a dispute between Buyer and Sellers or their respective Affiliates, or (ii) the interpretation, entry into, performance, breach or termination of this Agreement or the Ancillary Agreements, (d) is disclosed with the written consent of Buyer or (e) as required by applicable Law, Order or judicial or administrative process. If Sellers or any of their Affiliates are compelled to disclose any such information by judicial or administrative process or by other requirements of Law or Order, such Person shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Person is advised by its counsel is legally required to be disclosed; provided that such Person shall exercise its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Without prejudice to the rights and remedies otherwise available in this Agreement, the parties each acknowledge that money damages may not be an adequate remedy for any breach of this Section 8.15, and that Buyer will be entitled to specific performance and other equitable relief by way of injunction in respect of a breach or threatened breach of any this Section 8.15.

Section 8.16    Amendment of Company Governing Documents. On or prior to Closing, Sellers and Buyer shall, and Sellers shall cause the Company to, cooperate to execute an amendment and restatement of the Company’s limited liability company agreement, which shall become effective upon Closing, to reflect Buyer (or its designee) as the sole member and the owner of record of all of the outstanding Membership Interests.

Section 8.17    Customer List. From and after the Closing until the four (4) year anniversary of the Closing Date, Sellers shall not, and shall cause their Affiliates not to (a) make any direct marketing to the customers on the Customer List for any casino property within a seventy-five (75)-mile radius of the Casino or (b) sell or license the Customer Database or any portion thereof to a third party that makes any direct marketing to the customers on the Customer List for any property within a seventy-five (75)-mile radius of the Casino. Sellers shall provide copies of the Customer List and the Customer Database to Buyer promptly following receipt of the Gaming Approvals.

Section 8.18    Marketing. During the Pre-Closing Period, the Company shall not cease or substantially reduce any ongoing marketing activities relating to the Casino, including marketing activities relating to the Customer List and/or the Customer Database.

Section 8.19    Capital Expenditures. During the Pre-Closing Period, except to the extent Buyer consents (such consent no to be unreasonably withheld, delayed or conditioned), the Company shall continue to make capital expenditures in the Ordinary Course of Business and in an amount not less than Five Million Dollars ($5,000,000) in each calendar year, reasonably allocated pro rata over the course of such year.

Section 8.20    Casualty and Condemnation Proceeds.

(a)     In the event that, during the Pre-Closing Period, (i) there is any damage, destruction or other casualty affecting any Real Property, or any condemnation or eminent domain proceeding is completed with respect to the Real Property, and (ii) the Company or its Subsidiaries receive any insurance proceeds from such casualty or governmental award in such condemnation or eminent domain proceeding (in either case, “Casualty and Condemnation Proceeds”), then the Company may not distribute such Casualty and Condemnation Proceeds to Sellers.

(b)     In the event that, during the Pre-Closing Period, (i) there is any damage, destruction or other casualty affecting any Real Property, or any condemnation or eminent domain proceeding is completed with respect to the Real Property, and (ii) Sellers receive any Casualty and Condemnation Proceeds, then (A) if Sellers receive the Casualty and Condemnation Proceeds during the Pre-Closing Period, Sellers shall contribute such proceeds (net of legal expenses reasonably incurred in connection with pursuing the proceeds or award) to the Company prior to the Closing, and (B) if Sellers receive the Casualty and Condemnation Proceeds after the Closing, Sellers shall promptly deliver such proceeds (net of legal expenses reasonably incurred in connection with pursuing the proceeds or award) in connection with pursuing the proceeds or award) to the Company.

(c)     With respect to any insurance claims for events described in this Section 8.20, Buyer shall have the right to participate in any settlements and related discussions with the applicable insurance company, and Sellers shall take into consideration Buyer’s requests with respect thereto as part of its negotiations with the applicable insurance company. In addition, without the prior written consent of Buyer, which consent may be granted or withheld in Buyer’s sole, good faith discretion, Sellers shall not agree to any settlement or other resolution of any open insurance claim that would reasonably be expected to result in Casualty and Condemnation Proceeds exceeding Fifty Thousand Dollars ($50,000) individually.

Section 8.21    Transfer to Third Party Operator; Notices and Consents. If any Contract with a third party to which the Company or its Subsidiaries are a party and listed or otherwise identified on Section 8.21 of the Company Disclosure Letter would, as a result of the transfer of the Purchased Assets to the Third Party Operator in connection with the Closing, require (a) notice to be provided to such third party and/or (b) the consent of such third party, then reasonably promptly after Buyer and the Third Party Operator have entered into the Gaming Operating Agreement in accordance with Section 8.03(b)(i) and Buyer has provided Sellers written notice describing in reasonable detail the intended transfer of the Purchased Assets to such Third Party Operator, Sellers shall provide such notices and use commercially reasonable efforts to obtain such consents during the Pre-Closing Period; provided, however, that Buyer shall reimburse Sellers for the out-of-pocket costs reasonably incurred by Sellers, the Company or its Subsidiaries in connection with seeking such consents.

ARTICLE IX.

CONDITIONS TO CLOSING

Section 9.01    Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of each party to this Agreement to effect the Closing shall be subject to the satisfaction of each of the following conditions on or prior to the Closing:

(a)     No Injunctions. No Governmental Entity of competent jurisdiction shall have issued any moratorium, or enacted, issued, promulgated, enforced or entered any Order or Law which is in effect and which prevents or prohibits the consummation of, or that makes it illegal for any party hereto to consummate the transactions contemplated by this Agreement.

(b)     Gaming Approvals. All Gaming Approvals shall have been obtained and shall be in full force and effect.

Section 9.02    Additional Conditions to Obligations of Buyer. The obligation of Buyer to effect the Closing is subject to the satisfaction of the following conditions prior to the Closing, any of which may be waived in whole or in part in writing exclusively by Buyer:

(a)     Representations and Warranties. The Fundamental Representations of Sellers contained in Article V and Article VI (disregarding all qualifications as to materiality or Company Material Adverse Effect) shall be true and correct at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect.

(b)     Closing Certificate. Buyer shall have received a certificate signed on behalf of Sellers by an executive officer of Sellers or the Company to the effect of clause (a) above.

(c)     Deliverables. Sellers and the Company shall have delivered executed copies of the Ancillary Agreements and other closing deliverables described in Article III and Article IV to be delivered by them (including the Estimated Closing Statement and Estimated Cage Cash Closing Statement).

(d)     Lien Releases. Sellers shall have obtained full, absolute and unconditional releases of all Lender Liens and Loan Obligations.

(e)     Minimum Cage Cash. At the Closing, the Company and its Subsidiaries shall have Cage Cash on hand at the Real Property in an amount not less than Ten Million Dollars ($10,000,000).

Section 9.03    Additional Conditions to Obligations of Sellers. The obligations of Sellers to effect the Closing are subject to the satisfaction of each of the following conditions prior to the Closing, any of which may be waived in whole or in part in writing exclusively by Sellers:

(a)     Representations and Warranties. The Fundamental Representations of Buyer contained in Article VII (disregarding all qualifications as to materiality or Buyer Material Adverse Effect) shall be true and correct at and as of the Closing as if made at and as of such time, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, be reasonably likely to result in a Buyer Material Adverse Effect.

(b)     Closing Certificate. Sellers shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to the effect of clause (a) above.

(c)     Deliverables. Buyer shall have delivered executed copies of the Ancillary Agreements and other closing deliverables described in Article IV to be delivered by it.

ARTICLE X.

TERMINATION

Section 10.01    Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Section 10.01(b) or Section 10.01(c), by written notice by Sellers or Buyer, as applicable, to the other):

(a)     by mutual written agreement of Sellers and Buyer;

(b)     by Sellers, if the Closing does not occur prior to November 16, 2016 (the “Closing Deadline”) and each of the conditions to Closing set forth in Section 9.02 have been satisfied (or are capable of being satisfied); provided, that Sellers shall have no right to terminate if Sellers are in breach of their obligations under Section 8.03(a);

(c)     by Sellers, if the Pennsylvania Gaming Control Board has made a final, non-appealable determination that the Pennsylvania Gaming Control Board will not issue to Buyer and/or the Third Party Operator all Gaming Approvals required by the Pennsylvania Gaming Control Board for Buyer or the Third Party Operator to operate the Category 1 gaming facility;

(d)     by Sellers or Buyer if a court of competent jurisdiction or other Governmental Entity (other than the Pennsylvania Gaming Control Board or Harness Racing Commission) shall have issued a non-appealable final Order or taken any other non-appealable final action (other than as a result of the failure to obtain the Gaming Approvals), in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and the transactions contemplated hereby;

(e)     by Buyer, if a condition to Closing set forth in Section 9.02 has not been satisfied (or is not capable of being satisfied) by the Closing Deadline and each of the conditions to Closing set forth in Section 9.03 have been satisfied (or are capable of being satisfied) by the Closing Deadline;

(f)     by Buyer, if all of the conditions set forth in Sections 9.01 and 9.03 have been satisfied or waived and Sellers have refused to effect the Closing in accordance with Article IV (after notice and an opportunity to cure, in which case the Closing Deadline shall be extended by the amount of any such cure period);

(g)     by Buyer, in accordance with Section 8.03(a) (following a determination by Sellers not to take a specific action required or requested of Sellers by a Governmental Entity as specified in Section 8.03(a) because it would have a material financial impact on Sellers, the Company or its Subsidiaries); or

(h)     by Buyer, in accordance with Section 8.03(j) (following a determination by the arbitrators that Sellers did not take a specific action required or requested of Sellers by a Governmental Entity as specified in Section 8.03(a)).

Section 10.02    Effect of Termination.

(a)     Liability. In the event of termination of this Agreement pursuant to Section 10.01, this Agreement shall immediately become void and there shall be no liability on the part of Buyer or Sellers or their respective Affiliates or Representatives, other than as set forth in Section 10.02.

(b)     In the event of a termination of this Agreement by Sellers pursuant to Sections 10.01(b), 10.01(c) or 10.01(d), Sellers shall be entitled to recover all damages resulting from the failure of the Closing of the Transaction to occur on or before the Closing Deadline, including, without limitation, costs incurred in connection with remarketing the Company and its Subsidiaries or their assets to a new buyer. In the event that, following such termination, Sellers sell the Company or substantially all of its assets to one or more buyers for less than the Base Purchase Price (a “Shortfall Sale”), Sellers shall be entitled, as their sole and exclusive remedy and as liquidated damages hereunder, to (1) the difference between the Base Purchase Price and the aggregate purchase price paid by such buyer(s) in a Shortfall Sale (the “Purchase Price Shortfall”), (2) PLUS all out-of-pocket documented costs incurred by Sellers or their Affiliates in connection with such sale to a third party, LESS (3) the amount of any and all damages previously awarded to Sellers as a result of the termination of this Agreement pursuant to this Section 10.02. Any provision of this Agreement to the contrary (including, without limitation, any provision of Section 12.02) shall be of no effect and shall not operate to limit or cap Sellers’ recovery of the damages set forth in this Section 10.02(b) in any Proceeding or claim seeking damages following termination pursuant to Section 10.01(b). Buyer shall not be entitled to avoid liability in the event of such a termination on the grounds that Sellers breached any representation or warranty, failed to comply with any covenant or obligation, or failed to comply with any condition set forth in Article IX; provided, however, that, and notwithstanding anything in this Agreement to the contrary, Sellers shall not be entitled to any damages of any kind or in any amount hereunder if (x) such failure of the Closing to occur by the Closing Deadline (in the case of termination pursuant to Section 10.01(b)) or such non-appealable determination or Order (in the case of termination pursuant to Sections 10.01(c) or 10.01(d)) was due in significant part to the failure of Sellers to comply with their obligations set forth in Section 8.03(a), or (y) in the event of termination by Buyer pursuant to Section 10.01(g).

(c)     In the event of a termination of this Agreement by Buyer pursuant to (A) Section 10.01(c) (where such non-appealable determination was due in significant part to the failure of Sellers to comply with their obligations set forth in Section 8.03(a)), (B) Section 10.01(e), Section 10.01(f) or Section 10.01(h), or (C) Section 10.01(g), then, in each such case, Sellers shall pay to Buyer, as its sole and exclusive remedy and as liquidated damages, the amount of $10,000,000, payable by wire transfer of immediately available funds as promptly as possible (but in any event within three (3) Business Days) to an account designated by Buyer following termination of this Agreement. In the event that this Agreement is terminated pursuant to foregoing clause (A) or (B) and, within twelve (12) months of the date of such termination, Sellers enter into an agreement to sell the Company or substantially all of its assets one or more buyer(s) for more than the Base Purchase Price, upon the consummation of such sale, Buyer shall further be entitled to the difference between the Base Purchase Price and the aggregate purchase price paid by such buyer(s) in such sale.

(d)     Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Closing is consummated. Any cancellation charges of the Title Insurer shall be paid by the party who breached this Agreement, and, if no party breached this Agreement, then each of Sellers and Buyer shall pay one-half of such cancellation charges.

(e)     Specific Performance and Other Remedies. For the avoidance of doubt, prior to exercising any right of termination under Section 10.01, the non-breaching parties may seek specific enforcement or other available remedies in accordance with Section 12.02(d); provided, that a party may not seek specific performance if the other party terminates this Agreement under Section 10.01(c) or Section 10.01(d).

ARTICLE XI.

SURVIVAL; INDEMNIFICATION

Section 11.01    Survival of Representations, Warranties, Covenants and Agreements.

(a)     The representations and warranties made by Sellers, the Company and Buyer in this Agreement shall survive the Closing until twelve (12) months after the Closing Date, provided, however, that (i) the representations and warranties made in Section 5.01 (Organization of Sellers), Section 5.02(a) (Authority), Section 5.02(b)(i) (No Conflict With Organizational Documents), Section 5.03 (Title to Membership Interests), Section 6.01 (Organization of the Company), Section 6.02(a) (Authority), Section 6.02(b)(i) (No Conflict With Organizational Documents), Section 6.13 (Brokers), Section 7.01 (Organization), Section 7.02(a) (Authority); Section 7.02(b)(i) (No Conflict With Organizational Documents), Section 7.03 (Brokers) (collectively, the “Fundamental Representations”) shall survive indefinitely and (ii) the representations and warranties in Section 6.04 (Taxes) shall survive until thirty (30) days following the expiration of the statute of limitations applicable to the collection of the applicable Tax that is the subject of such representations. The period of time a representation or warranty survives the Closing pursuant to the preceding sentence shall be the “Survival Period” with respect to such representation or warranty. The parties agree that no claim may be brought based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the Survival Period with respect to such representation or warranty. The termination of the representations and warranties provided herein shall not affect a party in respect of any good faith claim made by such party in reasonable detail in writing received by an Indemnifying Party prior to the expiration of the applicable Survival Period provided herein. Any written claim with respect to a breach of any covenant or other agreement in this Agreement to be performed at or prior to the Closing by Sellers or Buyer may be given at any time prior to the date that is twelve (12) months following the Closing Date and, from and after such date, no claim for indemnification for a breach of such covenant or agreement may be made hereunder.

Section 11.02    Indemnification.

(a)     From and after the Closing, Sellers, jointly and severally, shall indemnify, save and hold harmless Buyer and its Affiliates and its and their respective Representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against any and all costs, losses, Liabilities, obligations, damages, claims, and expenses (whether or not arising out of third-party claims), including interest, penalties, reasonable attorneys’ fees and any amounts paid in settlement of the foregoing (herein, “Damages”), incurred in connection with, arising out of, or resulting from:

(a)     any breach of any representation or warranty made by Sellers in Article V or Article VI;

(b)     any breach of any covenant or agreement to be performed by Sellers in this Agreement, or any covenant or agreement to be performed by the Company in this Agreement prior to the Closing; or

(c)     any Taxes of the Company or any of its Subsidiaries (or Taxes for which the Company or any of its Subsidiaries is liable pursuant to Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state or local Law), as a transferee or successor or otherwise) incurred in Pre-Closing Tax Periods. In the case of any Straddle Period: (A) the amount of any Taxes based on or measured by income or receipts, sales or use taxes, employment taxes, or withholding taxes of such Person for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership, other pass-through entity or any “controlled foreign corporation” within the meaning of Section 957 of the Code in which such Person holds a beneficial interest shall be deemed to terminate at such time) and (B) the amount of any other Taxes of such Person for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. Notwithstanding the foregoing, Sellers shall not be required to indemnify Buyer for any Taxes (1) resulting from implementing the transaction steps as provided in Exhibit A (other than the sale of the Membership Interests of the Company by Sellers to Buyer pursuant to this Agreement); (2) included as a Liability in the calculation of the Net Working Capital as finally determined pursuant to the Final Closing Statement; or (3) attributable to actions by Buyer as described in the last sentence of Section 8.11(a).

(b)     From and after the Closing, Buyer shall indemnify, save and hold harmless Sellers, the Company and their respective Affiliates and its and their Representatives and successors (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against any and all Damages incurred in connection with, arising out of, or resulting from:

(a)     any breach of any representation or warranty made by Buyer in Article VII; or

(b)     any breach of any covenant or agreement to be performed by Buyer in this Agreement.

Section 11.03    Procedure for Claims between Parties. If a claim for Damages is to be made by a Buyer Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party”) entitled to indemnification hereunder, such party shall give written notice briefly describing the claim and, to the extent then ascertainable, the monetary damages sought (each, a “Notice”) to the indemnifying party hereunder (the “Indemnifying Party” and collectively, the “Indemnifying Parties”) as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article XI. Any failure to submit any such notice of claim to the Indemnifying Party shall not relieve any Indemnifying Party of any liability hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

Section 11.04    Defense of Third Party Claims.

(a)     If any Proceeding is initiated against an Indemnified Party by any third party (each, a “Third Party Claim”) for which indemnification under this Article XI may be sought, Notice thereof, together with copies of all notices and communication relating to such Third Party Claim, shall be given to the Indemnifying Party as promptly as practicable. The failure of any Indemnified Party to give timely Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

(b)     If it so elects to do so, the Indemnifying Party shall be entitled to:

(a)     take control of the defense and investigation of such Third Party Claim if the Indemnifying Party by written notice to the Indemnified Party;

(b)     employ and engage attorneys of its own choice (provided that such attorneys are reasonably acceptable to the Indemnified Party) to handle and defend the same, unless the named parties to such Proceeding include both one or more Indemnifying Parties and an Indemnified Party, and the Indemnified Party has reasonably concluded that there may be one or more legal defenses or defense strategies available to such Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party or that there exists a conflict of interest, in which event such Indemnified Party shall be entitled to separate counsel (provided that such counsel is reasonably acceptable to the Indemnifying Party); and

(c)     compromise or settle such Third Party Claim, which compromise or settlement shall be made (x) only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed, or (y) if such compromise or settlement contains an unconditional release of the Indemnified Party in respect of such claim, without any admission of wrongdoing of any nature whatsoever to or by such Indemnified Party, and provides only for monetary damages that will be paid in full by the Indemnifying Party.

(c)     If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom;

provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall reasonably cooperate with each other in any notifications to insurers.

(d)     If the Indemnifying Party fails to assume the defense of such Third Party Claim within thirty (30) calendar days after receipt of the Notice, the Indemnified Party against which such Third Party Claim has been asserted will have the right to undertake the defense, compromise or settlement of such Third Party Claim; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)     If the Indemnified Party assumes the defense of the Third Party Claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

Section 11.05    Limitations on Indemnity.

(a)     No Buyer Indemnified Party shall seek, or be entitled to, indemnification from any of Sellers pursuant to Section 11.02(a)(i) (other than with respect to a breach of any Fundamental Representation or Section 6.04 (Taxes)) unless the aggregate claims for Damages of the Buyer Indemnified Parties for which indemnification is sought pursuant to Section 11.02(a)(i) (other than with respect to a breach of any Fundamental Representation or Section 6.04 (Taxes)) exceed Five Million Dollars ($5,000,000), in which event Sellers shall be liable for all such Damages in excess of Two Million Five Hundred Thousand Dollars ($2,500,000).

(b)     No Buyer Indemnified Party shall seek, or be entitled to, indemnification from any of Sellers (i) pursuant to Section 11.02(a)(i) (other than with respect to a breach of any Fundamental Representation or Section 6.04 (Taxes)) to the extent the aggregate claims for Damages of the Buyer Indemnified Parties for which indemnification is sought pursuant to Section 11.02(a)(i) (other than with respect to a breach of any Fundamental Representation or Section 6.04 (Taxes)) exceed an amount equal to Thirty Million Dollars ($30,000,000) or (ii) pursuant to Section 11.02(a) (including with respect to a breach of any Fundamental Representation or Section 6.04 (Taxes)) to the extent the aggregate claims for Damages of the Buyer Indemnified Parties for which indemnification is sought pursuant to Section 11.02(a) (including with respect to a breach of any Fundamental Representation or Section 6.04 (Taxes)) exceed an amount equal to the Base Purchase Price.

(c)     Sellers shall have no obligation under this Article XI to indemnify any Buyer Indemnified Party with respect to (i) any Damage that is a Liability to the extent reflected in the final determination of the Final Statements or the calculation of the Final Closing Net Working Capital or the Final Closing Cage Cash, (ii) any Damage to the extent such Damage does not exceed the amount of any reserves for such Damage as reflected in the final determination of the Final Statements or the calculation of the Final Closing Net Working Capital or the Final Closing Cage Cash, (iii) any matter that was subject of a dispute that was resolved pursuant to the terms of Section 3.03, (iv) any Liability for Taxes that result from the implementation of the transaction steps as provided in Exhibit A (other than the sale of the Membership Interests of the

Company by Sellers to Buyer pursuant to this Agreement), or (v) any Liability for Taxes attributable to actions taken by Buyer as described in the last sentence of Section 8.11(a).

(d)     In calculating the amount of any Damages payable to a Buyer Indemnified Party hereunder, the amount of the Damages (i) shall not be duplicative of any other Damage for which an indemnification claim has been made and (ii) shall be computed net of any amounts actually recovered by such Buyer Indemnified Party or its Affiliates under any insurance policy or otherwise with respect to such Damages. If Sellers pay a Buyer Indemnified Party for a claim and subsequently insurance proceeds in respect of such claim are collected by the Buyer Indemnified Parties, then the Buyer Indemnified Party promptly shall remit the insurance proceeds up to the amount paid by Sellers to the Buyer Indemnified Party. The Buyer Indemnified Parties shall use commercially reasonable efforts to obtain from any applicable insurance company any insurance proceeds in respect of any claim for which the Buyer Indemnified Parties seek indemnification under this Article XI.

(e)     Upon and becoming aware of any event which is reasonably likely to give rise to losses subject to indemnification hereunder, each Buyer Indemnified Party shall use commercially reasonable efforts to mitigate the losses arising from such events, including incurring costs only to the minimum extent necessary to remedy the event which gives rise to losses.

(f)     The amount of any recovery by the Buyer Indemnified Parties pursuant to this Article XI shall be reduced by foreign, federal, state and/or local Tax benefits actually realized by such Buyer Indemnified Party in the taxable year that the Damage is incurred.

(g)     No Indemnifying Party shall be liable to an Indemnified Party hereunder for (i) any punitive damages, except where such damages are recovered by a third party from such Indemnified Party in connection with Damages indemnified hereunder or (ii) any lost profits, diminution in value, consequential damages, special damages, incidental damages, indirect damages, exemplary damages or other unforeseen damages. In no event shall any multiples or similar valuation methodology (whether based on “multiple of profits,” “multiple of earnings,” “multiple of cash flows” or similar items) be used in calculating the amount of any Damages.

Section 11.06    Exclusive Remedy.

(a)     After the Closing, except with respect to fraud, the indemnities provided in this Article XI shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with any claims regarding matters arising under or otherwise relating to this Agreement; provided, however; that this exclusive remedy for Damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement. Without limiting the foregoing, Buyer, Buyer, Seller Parent and Sellers each hereby waive (and, by their acceptance of the benefits under this Agreement, each Buyer Indemnified Party and Seller Indemnified Party hereby waives), from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) such party may have against the other party arising under or based upon this Agreement or any schedule, exhibit, disclosure letter, document or certificate delivered in connection herewith, and no legal action sounding in tort, statute or strict liability may be maintained by any party (other than a legal action brought solely to enforce or pursuant to the provisions of this Article XI).

(b)     Without limiting the foregoing, the Buyer Indemnified Parties and Seller Indemnified Parties hereby waive and agree not to seek (whether under any Environmental Law or otherwise) any statutory or common law remedy (whether for contribution, equitable indemnity or otherwise) against any Indemnifying Party with regard to any liability arising under Environmental Law or related to Hazardous Substances, except solely in accordance with the exclusive remedy provided in this Article XI.

Section 11.07    Treatment of Indemnification Payments. All indemnification payments made pursuant to this Article XI shall be treated by the parties for income Tax purposes as adjustments to the Final Purchase Price, unless (a) otherwise required pursuant to a “determination” (as defined in Section 1313(a) of the Code or any similar provision of state, local or foreign Law) or (b) Buyer and Sellers shall otherwise agree in writing.

ARTICLE XII.

MISCELLANEOUS

Section 12.01    Definitions.

(b)     For purposes of this Agreement, the term:

“Accounts Receivable” means all accounts receivable (including receivables and revenues for food, beverages, telephone and casino credit), notes receivable or overdue accounts receivable, in each case, due and owing by any third party.

“Acquisition Proposal” means any sale or other disposition (whether by merger, reorganization, recapitalization or otherwise) of all or substantially all of the capital stock or assets of the Company and its Subsidiaries, taken as a whole.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first-mentioned Person.

“Ancillary Agreements” means the Assignment of Interests.

“Business” means the business conducted by the Company and its Subsidiaries as of the date of this Agreement or as of the Closing Date.

“Business Day” means each day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Buyer’s Knowledge” means the actual knowledge of William Clifford, Brandon Moore or Desiree Burke.

“Buyer Material Adverse Effect” means changes, events, circumstances or effects that have had, will have or would be reasonably likely to have a material adverse effect on Buyer’s ability to perform its obligations hereunder, obtain any Gaming Approval or to consummate the transactions contemplated hereby.

“Cage Cash” means all cash and cash equivalents located at the Casino’s cages.

“Casino” means (a) the casino located on the Real Property and commonly known as The Meadows Casino and (b) the racetrack located on the Real Property.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means a material and adverse effect on the financial condition, assets or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that the following shall not be taken into account in determining whether a Company Material Adverse Effect has occurred: (a) general conditions (or changes therein) in the (i) travel, hospitality or gaming industries, which do not have an adverse effect on the Company that is disproportionate relative to the effect such conditions have on other participants in the gaming industry in the states in which the Company or its Subsidiaries conduct operations, or in the jurisdiction where the Company or Subsidiaries operate or (ii) the financial, banking, currency or capital markets, (b) any change in GAAP, (c) any change in applicable Law, including any change in Law permitting or expanding casino gambling (such as electronic gaming machines or table games) in the States of Pennsylvania, West Virginia or Ohio, which does not have an adverse effect on the Company that is disproportionate relative to the effect such conditions have on other participants in the gaming industry in the states in which the Company or its Subsidiaries conduct operations, (d) any change, event or effect resulting from the entering into or public announcement of the transactions contemplated by this Agreement, (e) any change, event or effect resulting from any act of terrorism, commencement or escalation of armed hostilities in the U.S. or internationally, (f) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions and other force majeure events in the United States or any other country, which do not have an adverse effect on the Company that is disproportionate relative to the effect such conditions have on other participants in the gaming industry in the states in which the Company or its Subsidiaries conduct operations, (g) acts by Sellers, the Company or its Subsidiaries carried out at the express written request of Buyer, (h) the taking of any action contemplated by this Agreement and/or any of the Ancillary Agreements, and (i) the failure of the Company to meet any financial or other projections.

“Confidentiality Agreement” means the agreement entered into as of February 20, 2014 between Seller Parent and Buyer.

“Consolidated Interest Charges” means, for the year ending December 31, 2015, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Company and its Subsidiaries paid in cash in connection with borrowed money or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP (but excluding any interest imputed as a result of purchase accounting), plus (b) the portion of rent expense of the Company and its Subsidiaries with respect to such year under capital leases that is treated as interest in accordance with GAAP, minus (c) interest income of the Company and its Subsidiaries during such period; provided that Consolidated Interest Charges shall not include

(i) any fees or expenses paid in connection with the Existing Credit Agreements, (ii) any non-cash interest or deferred financing costs, (iii) any amortization or write-down of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (iv) any expensing of bridge, commitment and other financing fees and (v) penalties and interest related to taxes.

“Consolidated Net Income” means, for the year ending December 31, 2015, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries from operations for that year. For the avoidance of doubt, “Consolidated Net Income” will include promotional item tax refunds for the tax year ending December 31, 2015 accrued by the Company and its Subsidiaries as part of such net income but will exclude any tax refunds applicable to prior periods.

“Consulting Agreement” means the Consulting Agreement, dated as of May 13, 2014, by and among Buyer, Seller Parent, Holdco and the Company, which has terminated.

“Contract” means any oral or written agreement, contract, lease, sublease, license, sublicense, mortgage, indenture, instrument, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, or employment agreement.

“Customer Database” means all customer databases, customer lists, historical records of customers and any other information collected by Sellers with respect to customers of the Casino, including any information used in connection with marketing and promoting the Casino.

“Customer List” means the names of customers in the Customer Database who have visited the Casino during the twenty-four (24) month period prior to the Closing.

“EBITDAM” means for the fiscal year ending December 31, 2015, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such year plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (a) pre-opening expenses during such year, (b) prepayment penalties and expenses incurred in connection with the refinancing of the Existing Credit Agreements during such year, (c) Consolidated Interest Charges for such year, (d) depreciation and amortization expense during such year, (e) the Management Compensation incurred during such year, (f) the provision for Federal, state, local and foreign income taxes payable (including, without limitation, any penalties or interest relating to such taxes or arising from tax examinations), (g) legal fees and expenses related to the negotiation and execution of (i) this Agreement and the Settlement Agreement and the consummation of the transactions contemplated hereby and thereby or (ii) amendments to the Existing Credit Agreements incurred during such year, and (h) other extraordinary, unusual or non-recurring charges, expenses or losses during such year (to the extent not otherwise covered by the foregoing clauses (a) through (g)), minus (A) extraordinary, unusual or non-recurring gains during such year.

“Endeka Development” means the proposed development of a racing and gaming facility in Mahoning Township, Pennsylvania.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), excluding any Multiemployer Plan, and each other stock purchase, stock option, severance, employment, change-in-control, bonus, incentive, deferred compensation or other material employee benefit or material compensation plan, program or arrangement (other than individual contracts or agreements), that is maintained, sponsored or contributed to by the Company or its Subsidiaries on behalf of Property Employees.

“Environment” means ambient air (including indoor air), vapors, surface water, groundwater, wetlands, drinking water supply, land surface, or subsurface strata and biota.

“Environmental Laws” means all applicable and legally enforceable Laws relating to the protection of human health and safety, Hazardous Substances, pollution, or restoration or protection of the Environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Cage Cash” means Sellers’ good faith estimate of the Cage Cash of the Company, on a consolidated basis, as of the Closing.

“Estimated Closing Cage Cash Overage” means the amount, if any, by which the Estimated Closing Cage Cash is greater than the Target Cage Cash.

“Estimated Closing Cage Cash Shortage” means the amount, if any, by which the Estimated Closing Cage Cash is less than the Target Cage Cash.

“Estimated Closing Net Working Capital” means Sellers’ good faith estimate of the Net Working Capital of the Company, on a consolidated basis, as of the Closing.

“Estimated Closing Net Working Capital Overage” means the amount, if any, by which the Estimated Closing Net Working Capital is greater than the Target Net Working Capital.

“Estimated Closing Net Working Capital Shortage” means the amount, if any, by which the Estimated Closing Net Working Capital is less than the Target Net Working Capital.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Credit Agreements” means, collectively, (a) the First Lien Credit Agreement dated as of October 2, 2012 and made between Cannery Casino Resorts, LLC and Washington Trotting Association, Inc. as Borrowers, Deutsche Bank Trust Company Americas, as Administrative Agent, Collateral Agent and L/C Issuer and the joint lead arrangers and lenders named therein and (b) the Second Lien Credit Agreement dated as of October 2, 2012 and made between Cannery Casino Resorts, LLC and Washington Trotting Association, Inc. as Borrowers, Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent and the joint lead arrangers and lenders named therein.

“Final Closing Cage Cash” means the Cage Cash of the Company, on a consolidated basis, as of the Closing as set forth in the Final Cage Cash Closing Statement.

“Final Closing Net Working Capital” means the Net Working Capital of the Company, on a consolidated basis, as of the Closing as set forth in the Final Closing Statement.

“Final Closing Cage Cash Overage” means the amount, if any, by which the Final Closing Cage Cash is greater than the Estimated Closing Cage Cash.

“Final Closing Cage Cash Shortage” means the amount, if any, by which the Final Closing Cage Cash is less than the Estimated Closing Cage Cash.

“Final Closing Net Working Capital Overage” means the amount, if any, by which the Final Closing Net Working Capital is greater than the Estimated Closing Net Working Capital.

“Final Closing Net Working Capital Shortage” means the amount, if any, by which the Final Closing Net Working Capital is less than the Estimated Closing Net Working Capital.

“GAAP” means generally accepted accounting principles in the United States.

“Gaming Approvals” means an order by the Pennsylvania Racing Commission and/or Pennsylvania Gaming Control Board either (a) approving the Petition for Change in Control of the Company from Sellers to Buyer and, finding the Third Party Operator suitable to hold a Category 1 license and approving the operation of the Casino under the Gaming Operating Agreement, or (b) approving the Petition for Change in Control of the Company from Sellers to Buyer and finding Buyer suitable to hold a Category 1 license as contemplated by and upon the terms set forth in this Agreement.

“Gaming Authorities” means any Governmental Entity with regulatory control or jurisdiction over the conduct of lawful gaming or gambling in any jurisdiction and within the Commonwealth of Pennsylvania, specifically the Pennsylvania Gaming Control Board.

“Gaming Laws” means any federal, state, local or foreign statute, ordinance (including zoning), rule, regulation, permit (including land use), consent, registration, finding of suitability, approval, license, judgment, Order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to casino, gaming or horseracing activities or operations.

“Governing Documents” means, with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws of such corporation; (b) if a limited liability company, the articles of organization or certificate of formation and operating agreement, regulations, limited liability company agreement, or company agreement of such limited liability company; (c) if another type of entity, any other charter or similar document adopted or filed in connection with the creation, formation or organization of such entity; and (d) any amendment or supplement to any of the foregoing.

“Governmental Entity” means court, arbitral body administrative agency, commission, Gaming Authority or other governmental or regulatory authority or instrumentality.

“Hazardous Substance” means any material, substance or waste that is regulated as hazardous, toxic, or radioactive, or as a pollutant or contaminant under applicable Environmental

Law, including but not limited to petroleum, petroleum by-products, friable asbestos, urea formaldehyde insulation, toxic mold, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“Hollywood Casino” means Buyer’s or its Affiliates’ casino located at 777 Hollywood Boulevard, Grantville, Pennsylvania and commonly known as Hollywood Casino at Penn National Race Course.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Approval” means the expiration or termination of the applicable waiting period (or extension thereof) under the HSR Act and the receipt or making of any other consent, authorization, order, approval, declaration and filing required thereunder.

“Indebtedness” of any Person means (a) indebtedness for borrowed money, including any related interest, prepayment penalties or premiums, fees and expenses, (b) amounts owing as deferred purchase price for property or services (other than trade payables and accrued expenses that are current liabilities), including all capital leases, seller notes and “earn-out” payments, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, including any related interest, prepayment penalties or premiums, fees and expenses, (d) net obligations under any interest rate, currency or other hedging agreement or reimbursement obligations in connection with letters of credit, or (e) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (d) above.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, technologies, discoveries, apparatus, know-how, trade secrets, trademarks, trademark registrations and applications, domain names, trade dress, service marks, service mark registrations and applications, trade names, and all goodwill associated with the foregoing, copyright registrations, copyrightable and copyrighted works, databases, software, rights of publicity, rights of privacy, moral rights, customer lists and confidential marketing and customer information.

“Law” means any foreign or domestic law, statute, code, ordinance, resolution, rule, regulation, Order, judgment, writ, stipulation, award, injunction, decree or arbitration award, policies, guidance, court decision, rule of common law or finding.

“Liability” or “Liabilities” means, with respect to any Person, any liability or obligation of such Person, whether known or unknown, absolute or contingent, accrued or unaccrued, or liquidated or unliquidated.

“Liens” means any mortgage, deed of trust, pledge, option, right of first refusal or first offer, conditional sale, lien, security interest, claims, pledges, agreements, limitations on voting rights, conditional or installment sale agreement, charges or other claims or rights of third parties of any kind or other encumbrances or restrictions on transfer of any nature.

“Management Compensation” means any and all fees, expenses and other monies due and payable, from time to time, by the Company or any of its Subsidiaries due to Millennium Management Group II, LLC or Seller Parent, or an affiliate of either thereof.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” means the sum of (a) the cash and cash equivalents; restricted cash; accounts receivable (net of allowance); inventories; prepaid income tax; other prepaid expenses; and deferred income of the Company and its Subsidiaries measured on a consolidated basis, but excluding all deferred income tax assets, minus (b) the accounts payable, other; accrued payroll and related; accrued construction in process; progressive jackpot and slot club; accrued taxes (but excluding deferred tax liabilities); and licenses of the Company and its Subsidiaries measured on a consolidated basis, with each amount determined in accordance with GAAP applied on a basis consistent with the past practices of the Company, its Subsidiaries and their respective Affiliates. Notwithstanding the foregoing, “Net Working Capital” shall not include any Cage Cash or Casualty and Condemnation Proceeds. For illustrative purposes, attached as Exhibit C is a calculation of the net working capital as of March 31, 2014.

“Order” means any judgment, award, decision, order, decree, writ, injunction, assessment or ruling entered or issued by any Governmental Entity.

“Ordinary Course of Business” shall describe any action taken by a Person if such action is consistent with such Person’s past practices and is taken in the ordinary course of such Person’s normal day-to-day operations.

“Permit” means permits, licenses, approvals, certificates, findings of suitability and other registrations, authorizations and exemptions of and from all applicable Governmental Entities.

“Permitted Liens” means, with respect to the Company (a) Liens for ground rents, water charges, sewer rates, assessments and other governmental charges not delinquent or which are currently being contested in good faith by appropriate proceedings; (b) Liens for Taxes, including assessments, not yet delinquent or Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been booked on the Company’s financial statements in accordance with GAAP; (c) Liens arising by operation of law such as materialmen, mechanics, carriers, landlord workmen, repairmen, vendor and similar liens which are not filed of record and similar charges not delinquent or which are filed of record, but are being contested in good faith by appropriate proceedings or that are otherwise not material; (d) Liens in respect of judgments or awards with respect to which the Company shall in good faith currently be prosecuting an appeal or other Proceeding for review; (e) covenants, conditions and restrictions (including zoning and subdivision restrictions), rights of way, encroachments, protrusions, easements, leases, reservations or other similar charges or encumbrances and other matters of public record, or defects and irregularities in title to, property or assets of the Company or its Subsidiaries; (f) rights of tenants under operating leases; (g) Liens affecting the lessor or licensor under a Third Party Lease; (h) with respect to the Real Property, all exceptions described in the Existing Title Policies, the Title Commitments or the Endorsement and all matters disclosed by the Existing Surveys and Lender’s Surveys; (i) terms and conditions of licenses, permits and approvals for the Real Property, Laws of any Governmental Entity having jurisdiction over the

Real Property, and (j) any Lien that will be released and discharged at or prior to the Closing, including, without limitation, Liens under the Existing Credit Agreements.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Personal Property” means all personal property owned or leased by the Company on the Closing Date.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period (including the portion of a Straddle Period) ending on or before the Closing Date.

“Proceeding” means any lawsuit, litigation, arbitration, mediation, action or proceeding by or before any Governmental Entity.

“Property Employees” means employees of Sellers and their Subsidiaries who are employed by the Company or any Subsidiary of the Company.

“Purchased Assets” means all assets owned by the Company or its Subsidiaries.

“Real Property” means the real property described on Section 6.05(a) and Section 6.05(b) of the Company Disclosure Letter.

“Release or Released” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing to, into or through the Environment.

“Representatives” means, with respect to a party, its Affiliates, members, directors, officers, employees, advisors, agents or other representatives.

“Sellers’ Knowledge” means the actual knowledge of William Paulos, William Wortman, Tom Lettero, Sean Sullivan and David Wiegmann.

“Settlement Agreement” means that certain Settlement Agreement and Mutual Released, dated as of the date hereof, by and among Parent, Buyer, the Company and Sellers, as amended, modified or supplemented from time to time in accordance with its terms.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (a) such party or any other Subsidiary of such party is a general partner or managing member or (b) at least 50% of the securities or other equity interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization that is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Target Cage Cash” means Fourteen Million Five Hundred Thousand Dollars ($14,500,000).

“Target Net Working Capital” means Zero Dollars ($0).

“Tax Return” means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing supplied or required to be supplied to any Governmental Entity with respect to Taxes, including attachments thereto and amendments thereof.

“Taxes” means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, franchise, gross receipts, profits, gaming, live entertainment, excise, real or personal property, unclaimed property, environmental, sales, use, lodging, value-added, ad valorem, withholding, social security, retirement, employment, unemployment, workers’ compensation, occupation, service, license, net worth, capital stock, payroll, franchise, gains, stamp, transfer and recording taxes.

“Title Insurer” means First American Title Insurance Company.

“Title IV Plan” means any “pension plan” under Section 3(2) of ERISA that is subject to Title IV of ERISA (other than a Multiemployer Plan).

“Transaction” means the purchase and sale of the hereunder Membership Interests and the other transactions contemplated by this Agreement or the Ancillary Agreements.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and analogous state and local Law.

(c)     The following are defined elsewhere in this Agreement, as indicated below:

Term	Section

“2014 Budget”	Section 6.15(k)
“Affiliated Person”	Section 6.17
“Agreement”	Preamble
“Assignment of Membership Interests”	Section 4.02(b)
“Audited Financial Information”	Section 6.03(a)
“Auditor”	Section 3.03(c)
“Base Purchase Price”	Section 2.01
“Buyer”	Preamble
“Buyer Disclosure Letter”	Section 7
“Buyer Indemnified Party”	Section 11.02(a)
“Buyer Indemnified Parties”	Section 11.02(a)

“Buyer Permits”	Section 7.06(a)
“Buyer Related Parties”	Section 7.05(a)
“Casualty and Condemnation Proceeds”	Section 8.20(a)
“Closing”	Section 4.01
“Closing Date”	Section 4.01
“Closing Deadline”	Section 10.01(b)
“Closing Payment”	Section 2.01
“Company”	Preamble
“Company Disclosure Letter”	Section 6
“Customer Deposits”	Section 3.03(c)
“Damages”	Section 11.02(a)
“Determination Date”	Section 3.03(c)
“Endorsement”	Section 8.09(b)
“Effective Date”	Preamble
“Estimated Cage Cash Closing Payment”	Section 3.02
“Estimated Cage Cash Closing Statement”	Section 3.02
“Estimated Closing Payment”	Section 3.01
“Estimated Closing Statement”	Section 3.01
“Existing Surveys”	Section 8.10
“Existing Title Policies”	Section 8.09(a)
“Final Cage Cash Closing Payment”	Section 3.03(b)
“Final Cage Cash Closing Statement”	Section 3.03(b)
“Final Closing Payment”	Section 3.03(a)
“Final Closing Statement”	Section 3.03(a)
“Final Purchase Price”	Section 3.03(b)
“Final Statements”	Section 3.03(c)
“Financial Information”	Section 6.03(a)
“Fundamental Representations”	Section 11.01(a)
“Gaming Operating Agreement”	Section 8.03(c)
“Holdco”	Preamble
“HSR Approval”	Section 8.03(c)
“Indemnified Party”	Section 11.03
“Indemnifying Party”	Section 11.03
“Indemnifying Parties”	Section 11.03
“Inspection”	Section 8.02(a)
“Leases”	Section 6.05(b)
“Lender Liens”	Section 8.08
“Lender’s Surveys”	Section 8.10
“Loan Obligations”	Section 8.08
“Material Contracts”	Section 6.07(a)
“Membership Interests”	Recitals
“Notice”	Section 11.03
“Parent”	Preamble
“Parent Services Agreement”	Section 4.02(i)
“Penn National PLR”	Section 8.03(h)
“Pre-Closing Period”	Section 8.01(a)

“Purchase Price Shortfall”	Section 10.02(a)
“SEC”	Section 8.12(a)
“Section Period”	Section 2.02(b)
“Seller Indemnified Party”	Section 11.02(b)
“Seller Indemnified Parties”	Section 11.02(b)
“Seller Parent”	Preamble
“Sellers”	Preamble
“Sellers Disclosure Letter”	Section 5
“Seller Obligations”	Section 12.11
“Senior Personnel Access”	Section 8.02(a)
“Shortfall Sale”	Section 10.02(a)
“Surveys”	Section 8.10
“Survival Period”	Section 11.01(a)
“S-X Financial Statements”	Section 8.12(a)
“Tax Contest”	Section 8.11(d)
“Third Party Claim”	Section 11.04(a)
“Third Party Leases”	Section 6.05(d)
“Third Party Operator”	Section 8.03(c)
“Title Commitments”	Section 8.09(a)
“Transfer Taxes”	Section 8.11(b)
“Unaudited Financial Information”	Section 6.03(a)

Section 12.02    Governing Law; Arbitration; Consent to Jurisdiction; Waiver of Trial by Jury; Limitation on Damages.

(a)     This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts executed in and to be performed entirely within the State of New York, without regard to the conflicts of laws principles thereof that would require the application of the Laws of any other jurisdiction.

(b)     ANY CLAIM, DISPUTE, OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AMENDED AGREEMENT AND ANY TRANSACTION CONTEMPLATED HEREUNDER, OR THE BREACH, TERMINATION, ENFORCEMENT, INTERPRETATION OR VALIDITY THEREOF, INCLUDING THE DETERMINATION OF THE SCOPE OR APPLICABILITY OF THIS AGREEMENT TO ARBITRATE, SHALL BE DETERMINED SOLELY AND EXCLUSIVELY BY BINDING ARBITRATION BEFORE A PANEL OF THREE NEUTRAL ARBITRATORS; EACH SIDE SHALL APPOINT A NEUTRAL ARBITRATOR, AND THE TWO PARTY-APPOINTED ARBITRATORS SHALL SELECT THE CHAIR OF THE PANEL FROM THE JAMS PANEL OF NEUTRALS IN ACCORDANCE WITH THE JAMS COMPREHENSIVE ARBITRATION RULES & PROCEDURES AND THE JAMS EXPEDITED PROCEDURES (THE “JAMS RULES”). THE ARBITRATION SHALL BE CONDUCTED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK FOR AGREEMENTS MADE IN AND TO BE PERFORMED IN THAT STATE. THE ARBITRATION SHALL BE ADMINISTERED BY JAMS PURSUANT TO THE JAMS RULES AND THE JAMS EXPEDITED PROCEDURES. THE

AWARD IN ANY ARBITRATION MUST BE ISSUED WITHIN ONE HUNDRED (100) DAYS (AND DISCOVERY LIMITED ACCORDINGLY) OF THE COMMENCEMENT OF THE ARBITRATION PER THE JAMS RULES. THE ARBITRATION HEARING SHALL BE LIMITED TO THREE (3) DAYS, EXCEPT ADDITIONAL HEARING TIME MAY BE ALLOWED TO THE EXTENT THAT A PARTY SHOWS GOOD CAUSE THAT ADDITIONAL TIME IS NECESSARY OR THAT THE ARBITRATORS REASONABLY REQUEST ADDITIONAL TIME TO CONDUCT THE HEARING. THE ARBITRATION SHALL BE CONDUCTED IN NEW YORK, NEW YORK. THE SELECTION OF THE ARBITRATION PANEL SHALL BE CONDUCTED WITHIN THE 100-DAY PERIOD FROM COMMENCEMENT OF THE ARBITRATION TO ISSUANCE OF THE AWARD, AND THE SELECTION PROCESS SHALL NOT BE GROUNDS TO DELAY OR EXTEND THE 100-DAY PERIOD. IN ANY ARBITRATION PURSUANT TO THIS PROVISION, THE PREVAILING PARTY SHALL BE AWARDED ALL FEES AND COSTS ASSOCIATED WITH THE DISPUTES SUBJECT TO ARBITRATION, INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES, EXPENSES, COSTS (INCLUDING EXPERT WITNESS FEES AND COSTS OF VENDORS) AND ARBITRATOR FEES.

(c)     Subject to the binding arbitration provisions set forth in Section 12.02(b) above, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Federal and state courts in the Borough of Manhattan, the City of New York for any judicial action or proceeding arising out of or relating to this Agreement, including any action to confirm, vacate, challenge, or enforce an award issued pursuant to Section 12.02(b), and irrevocably agrees that any such action or proceeding shall be heard and determined only in such New York state or federal court; provided, however, that such submission to jurisdiction is solely for the purpose referred to in this paragraph and shall not be deemed to be a general submission to the jurisdiction of such courts or any other courts other than for such purpose, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court (including motions challenging personal jurisdiction, subject matter jurisdiction, venue, or asserting forum non conveniens) and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such state or Federal court. Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 12.02(c) shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

(d)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY (AND HANDLED INSTEAD BY BINDING ARBITRATION) IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD

NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.02(d).

(e)     The parties hereby acknowledge and agree that if a party fails to perform its agreements and covenants hereunder, including if the party fails to take all actions as are necessary on its part to consummate the Transaction, such failure could cause irreparable injury to the non-breaching party, for which damages, even if available, may not be an adequate remedy. Accordingly, except as otherwise limited by this Agreement, in the event of such a failure, the non-breaching party shall be permitted to seek an issuance of injunctive relief or a specific performance remedy (in each case, without the requirement to post any bond or other security), from any court of competent jurisdiction.

(f)     Notwithstanding anything in this Agreement to the contrary, except in the case of fraud, no party hereto shall be liable under this Agreement for (i) any punitive damages, except where such damages are recovered by a third party from an Indemnified Party in connection with Damages indemnified hereunder, (ii) any lost profits, diminution in value, consequential damages, special damages, incidental damages, indirect damages, exemplary damages or other unforeseen damages or (iii) any damages under any multiples or similar valuation methodology (whether based on “multiple of profits,” “multiple of earnings,” “multiple of cash flows” or similar items), in each case, whether based on contract, tort, strict liability, other Law or otherwise and whether or not arising from any other party’s sole, joint or concurrent negligence, strict liability or other fault.

(g)     Other than as set forth in Section 10.02, in the event of any breach by Sellers or the Company of any representation, warranty, covenant or other provision of this Agreement, Buyer’s sole and exclusive remedy prior to the consummation of the Closing for such breach shall be injunctive relief or specific performance pursuant to Section 12.02(c). For the avoidance of doubt, after the Closing, Buyer shall be entitled to indemnification for such breach to the extent provided in Article XI. Buyer shall have no right to offset any amounts owed to it against any amount it owes to Sellers or the Company under this Agreement.

Section 12.03    Notices. All notices, requests, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be given or made by delivery in person, by courier service, by facsimile (with a copy sent by another means specified herein), or by registered or certified mail (postage prepaid, return receipt requested). Except as provided otherwise herein, notices delivered by hand or by courier service shall be deemed given upon receipt; notices delivered by facsimile shall be deemed given twenty-four (24) hours after the sender’s receipt of confirmation of successful transmission; and notices delivered by registered or certified mail shall be deemed given seven (7) days after being deposited in the mail system. All notices shall be addressed to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

if to Buyer, to:

Gaming and Leisure Properties, Inc.

825 Berkshire Blvd, Suite 400

Wyomissing PA, 19610

Attention: William J. Clifford

Facsimile: (610) 401-2901

with a copy, which shall not constitute notice, to:

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention: Yoel Kranz

Facsimile: (212) 355-3333

if to Sellers, or the Company (prior to the Closing), to:

Cannery Casino Resorts, LLC

9107 W. Russell Road

Las Vegas, Nevada 89148

Attention: Tom Lettero

Facsimile: (702) 856-5101

with a copy, which shall not constitute notice, to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, California 90071

Attention: Steven B. Stokdyk

Facsimile: (213) 891-8763

Section 12.04    Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section or Exhibit or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires: (a) a reference to a document includes all amendments or supplements to, or replacements or novations of, that document; (b) the use of the term “including” means “including, without limitation”; (c) the word “or” shall be disjunctive but not exclusive; (d) unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date (for example, one month following February 18 is March 18, and one month following March 31 is May 1); (e) a reference to an entity includes any successor entity, whether by way of merger, amalgamation, consolidation or other business combination; (f) reference to a word defined hereunder shall apply equally to both the singular and plural forms of the terms defined; (g) a reference to”$” or “dollars” mean the lawful currency of the United States; and (h) Buyer, Sellers and the Company will be referred to herein individually as a “party” and collectively as “parties.” The name assigned to this Agreement, the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

Section 12.05    Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 12.06    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 12.07    Assignment. Without the prior written consent of the other party, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned to any other Person. Any assignment in violation of the preceding sentence shall be void, and no assignment shall relieve the assigning party of any of its obligations hereunder.

Section 12.08    Parties of Interest. Except as set forth in Article XI, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.09    Counterparts. This Agreement may be executed by facsimile or electronic mail transmission and/or in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 12.10    Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. In the event that any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 12.11    Seller Parent Guarantee. Seller Parent unconditionally and irrevocably guarantees as a continuing obligation, the due and punctual payment and performance by Holdco and the Company of all of the covenants, agreements and other obligations of Holdco and the

Company to Buyer set forth in this Agreement (the “Seller Obligations”), and if Holdco or the Company fails to pay any amount or perform any Seller Obligations when due in accordance with the terms and conditions of this Agreement, Seller Parent shall pay such amount to Buyer and perform such obligation forthwith upon receiving written demand therefor from Buyer. Seller Parent shall be liable under this guarantee as if it were a primary obligor and not merely as a surety. The guarantee hereunder shall be a continuing guarantee and shall remain in full force and effect until all Seller Obligations have been paid and performed in full. This guarantee is in addition to, and independent of, any lien, guarantee or other security or right or remedy now or at any time hereafter held by or available to Buyer. More than one demand may be made under this guarantee. Demands made from time to time under this guarantee may be enforced irrespective of whether any steps or proceedings are or will be taken against Buyer to recover the indebtedness claimed under this guarantee or whether any other guarantee or security to which Buyer may be entitled in respect thereof is or will be enforced.

Section 12.12    Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Buyer, Sellers and the Company.

Section 12.13    Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or action based on, in respect of or by reason of the transactions contemplated hereby.

Section 12.14    Waiver. Any party may waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

Section 12.15    Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, the parties shall take all commercially reasonable action necessary (including executing and delivering further notices, assumptions, releases and acquisitions).

Section 12.16    Amendment and Restatement. This Agreement amends, restates, supersedes and terminates in its entirety the Original Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

BUYER GLP CAPITAL, L.P., a Pennsylvania limited partnership		PARENT GAMING AND LEISURE PROPERTIES, INC., a Pennsylvania corporation
By:	/s/ Peter M. Carlino	By:	/s/ Peter M. Carlino
Name:	Peter M. Carlino	Name:	Peter M. Carlino
Its:	CEO of Gaming and Leisure Properties, Inc., its general partner	Its:	CEO of Gaming and Leisure Properties, Inc., its general partner

HOLDCO PA MEZZCO, LLC, a Delaware limited liability company		SELLER PARENT CANNERY CASINO RESORTS, LLC, a Nevada limited liability company
By:	/s/ William Paulos	By:	/s/ William Paulos
Name:	William Paulos	Name:	William Paulos
Its:	Manager	Its:	Manager

COMPANY PA MEADOWS, LLC, a Delaware limited liability company
By:	/s/ William Paulos
Name:	William Paulos
Its:	Manager

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EXHIBIT B

FORM OF ASSIGNMENT OF MEMBERSHIP INTERESTS

FOR VALUE RECEIVED, PA MezzCo, LLC, a Delaware limited liability company, hereby sells, assigns and transfers unto GLP Capital, L.P., a Pennsylvania limited partnership (“Buyer”), all of the membership interests in PA Meadows, LLC, a Delaware limited liability company (the “Company”), and does hereby irrevocably constitute and appoint Buyer as attorney-in-fact to transfer the said membership interests on the books of the Company with full power of substitution in the premises.

Dated: [            ]

PA MEZZCO, LLC
By:
Name: Title:

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EXHIBIT D

Form of Third Party Operator Confidentiality Agreement

(see attached)

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GAMING AND LEISURE PROPERTIES, INC.

CONFIDENTIALITY AGREEMENT

[                ], 2016

[Third Party Operator Name]

[Address]

RE: Confidentiality Agreement

You have expressed an interest in reviewing certain information relating to Cannery Casino Resorts, LLC (including its subsidiaries, “CCR”) and assets of CCR in connection with the acquisition (the “Transaction”) of The Meadows Racetrack & Casino from CCR by Gaming and Leisure Properties, Inc. (the “Company,” “we” or “us”) and your proposed operation of such facility for the Company (the “Proposed Operation”).

As a condition to furnishing you with such information, we require that you agree, as set forth below, to treat confidentially such information and any other information relating to CCR or the Company (collectively, the “Evaluation Material”) which CCR or we, or any of our respective representatives or agents, furnishes to you or your affiliates or representatives (including attorneys, accountants, financial advisors, agents, directors, managers, officers and employees) (collectively, your “Representatives”). The term “Evaluation Material” will also include all analyses, compilations, studies or other documents prepared by CCR, us, or any of CCR’s or our respective representatives or agents, or by you or your Representatives containing or based in whole or in part on any information furnished by us, or any of CCR’s or our respective representatives or agents. The term “Evaluation Material” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was in your possession on a non-confidential basis prior to its disclosure to you by CCR or us, or any of our representatives or agents, or (iii) becomes available to you from a source other than CCR or us, or any of CCR’s or our respective representatives or agents, provided, however, that such source is not known by you to be bound by a confidentiality obligation, directly or indirectly, to us.

You may disclose Evaluation Material to your Representatives who have a need to know such Evaluation Material in connection with the Proposed Operation and who are informed of the confidential nature of the Evaluation Material; provided that you may not disclose Evaluation Material to any Representative who is an external advisor, including, without limitation, attorneys, investment bankers, consultants or accountants, without the prior written consent of the Company. You agree that the Evaluation Material will be kept strictly confidential by you and your Representatives, and shall not, except as hereinafter provided, without our prior written consent, be disclosed by you or your Representatives. You agree that the Evaluation Material will be used by you and your Representatives for the sole purpose of evaluating your ability to fulfill your obligations related to the Proposed Operation and that you will not use any Evaluation Material in any way detrimental or adverse to CCR or the Company. You shall be responsible for any breach of this agreement by your Representatives, and you agree, at your sole expense, to take all commercially reasonable measures to restrain your Representatives from

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prohibited or unauthorized disclosure of Evaluation Material and to prevent any unauthorized person from obtaining access to the Evaluation Material, and that we may do likewise. Notwithstanding this or any other provision of this agreement, nothing in this agreement shall prevent you or any of your affiliates from considering or participating in any other transaction or from operation of any gaming activities, regardless of whether such transaction or operation would be in competition with the Proposed Operation; provided, however, that you shall not use or disclose any Evaluation Material in connection therewith other than in accordance with the terms hereof.

Without our prior written consent, neither you nor your Representatives who are given access to the Evaluation Material shall (i) disclose to any person (other than a person authorized hereunder) the fact that the Evaluation Material has been made available to you, that discussions or negotiations between you and us are taking place or any of the terms, conditions or other facts with respect to the discussions or negotiations, including, without limitation, the terms and conditions of any indication of interest or offer you submit or the status thereof or (ii) except as provided in the following sentence, contact directly or indirectly the Company or its employees, representatives, agents, suppliers, vendors, creditors or regulators. Any communications and inquiries regarding the Proposed Operation shall be made only to those persons to whom we have specifically authorized you to direct such communications and inquiries.

In the event that you or any of your Representatives are requested or required by applicable law (including, without limitation, by deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand, regulatory process or other similar process) to disclose any of the Evaluation Material or the fact that the Evaluation Material has been made available to you, that discussions or negotiations between you and us are taking or have taken place or any of the terms, conditions or other facts with respect to the discussions or negotiations, you shall (i) provide CCR and us with prompt written notice (unless prohibited by law or regulatory process) of any such request or requirement so that CCR or we may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this agreement and (ii) reasonably cooperate with CCR and us in seeking such protective order or other appropriate remedy. In the event that such a protective order or other remedy is not obtained, or that compliance with the terms of this agreement is waived, you agree that you will furnish only that portion of the Evaluation Material and other information which is legally required, provided that you exercise your reasonable efforts to preserve the confidentiality of the Evaluation Material and other information, including, without limitation, by cooperating with CCR and us to obtain reliable assurances that confidential treatment will be accorded the Evaluation Material and other information being disclosed.

In addition, for the period eighteen (18) months from the date of this agreement, you and each of your affiliates agree not to solicit for employment any of the employees of CCR or the Company, or their respective affiliates (other than through general media solicitations not specifically targeted at such individuals). The foregoing sentence shall not be deemed to create liability for the hiring of an individual responding to such a general media solicitation or for unsolicited contact by any such employee with you.

You hereby acknowledge that we are subject to certain confidentiality restrictions and that a material inducement to our provision of Evaluation Material to you is your execution of and compliance with the terms hereof. In addition, you hereby acknowledge that you are aware (and, if applicable, that your Representatives who are apprised of this matter have been advised) that

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the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company.

All Evaluation Material, as between you, us and CCR, shall be and remain property of the Company or CCR, as applicable. Nothing in this agreement shall be construed as granting any rights in or to Evaluation Material to you or your Representatives, except the right of review and use in accordance with the terms of this agreement. You will promptly, upon our request, deliver to us or destroy the Evaluation Material supplied by, or any of our representatives or agents, and all copies thereof, except that you shall be entitled to retain one confidential copy of the Evaluation Material to the extent necessary to comply with applicable law or document retention policy. Such copy shall be kept only for so long as is required under applicable law and shall thereafter be destroyed. Notwithstanding any expiration of this agreement in accordance with its terms, the confidentiality and other provisions of this agreement shall apply to such copy until it is destroyed. If requested, you agree to provide CCR and us with a certificate stating your compliance with this paragraph.

Neither we nor CCR makes any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither we nor CCR or any of our respective representatives or agents shall have any liability under this agreement to you or your Representatives resulting from the use of the Evaluation Material by you or your Representatives. Neither this agreement nor the participation by you or your Representatives shall impose upon the Company or upon CCR any obligation with respect to any Proposed Operation or the preservation, operation or condition of, or otherwise with respect to, the equity interests or other assets of CCR or the Company. Any such obligations will arise only from the execution and delivery of a definitive, formal written agreement negotiated and executed by all relevant parties, and then only to the extent set forth therein.

If you submit any information to us concerning your qualification to fulfill your obligations in connection with the Proposed Operation, you understand that you may be required to represent that such information is true and accurate in all material respects as of the date submitted. So long as you continue to participate in the Proposed Operation process, you will inform us reasonably promptly of any material change in the information provided

You will not act through a partnership, joint venture, consortium or other association or organization, or otherwise act in concert with any other person (other than the bona fide personnel of you or your Representatives), with respect to this process or a Proposed Operation without first disclosing to us the identities of and background information about the other partners, joint venturers, consortium or other association or organization members, or such persons acting in concert, and such other information with respect to the partnership, joint venture, consortium, other association or organization or group as we request. You acknowledge that this agreement prohibits conversations without our permission about potential group arrangements (other than such conversations strictly among the bona fide personnel of you or your Representatives).

You will be responsible for all costs and expenses incurred by you in connection with the Proposed Operation process. Except as otherwise may be included in a definitive agreement between the parties, under no circumstances, including our termination of the Proposed Operation process at any time, will CCR, the Company, or any of their respective representatives

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or agents be responsible for any costs or expenses of you or your Representatives incurred in connection with the Proposed Operation process.

We mutually agree that neither this agreement nor any conduct by either of us, or any of our representatives or agents shall be deemed to constitute a binding agreement or understanding to enter into or complete any Proposed Operation. Without limiting the generality of the foregoing, each of us covenants not to sue or institute any legal proceedings seeking to establish that any such contractual relationship exists, unless and until a definitive, formal written agreement is negotiated and executed by all relevant parties. You acknowledge and agree that we have the right, in our sole and complete discretion, to reject any and all proposals made by you or any of your Representatives with regard to a Proposed Operation and to terminate discussions and negotiations with you and your Representatives at any time, that the protocols and procedures that may be employed by us in the conduct of the Proposed Operation process are within our sole and complete discretion, that they are subject to change at any time, that compliance with such protocols and procedures is a condition to your participation in the Proposed Operation process, that noncompliance with such protocols and procedures will be a ground for your disqualification from further participation in the Proposed Operation process, that determinations of compliance or noncompliance will be within our sole judgment, and except as may be otherwise set forth in a definitive, formal written agreement regarding a Proposed Operation, your sole remedy for any objection to such protocols and procedures, our application of them or any judgment by us regarding them will be your withdrawal without further recourse from participation in the Proposed Operation process.

It is further understood and agreed that no failure or delay by us in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. Also, it is agreed and acknowledged that money damages alone may not be a sufficient remedy for a breach of this agreement by you or your Representatives, and that in addition to all other relief available to us, we shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this agreement, and shall not have to post any bond or other security in connection therewith.

This agreement and the obligations under this agreement are for the benefit of the Company and you acknowledge and agree that this agreement may be enforced directly by us, provided, however, that Cannery Casino Resorts, LLC is an intended third party beneficiary to this agreement and shall be entitled to enforce the obligations of [Third Party Operator] hereunder as if it were a party hereto, except to the extent such obligations solely relate to Evaluation Material of the Company. This agreement may be assigned by us to any person that acquires all or a portion of the assets or securities of the Company. This agreement is not assignable by you. If any provision of this agreement is held by a court of competent jurisdiction to be unenforceable, the remaining provisions shall remain in full force and effect so long as the economic and legal substance of this agreement are not affected in a manner materially adverse to you, CCR or us.

If you are in agreement with the foregoing, please sign and return one copy of this agreement, which will constitute our agreement with respect to the subject matter hereof. This agreement (i) shall be governed by the laws of the State of New York and (ii) may be executed in several counterparts, all of which together shall constitute one and the same agreement, and by facsimile signatures. This agreement constitutes the entire understanding between you and us with respect

7

to the subject matter hereof. This agreement may be amended only by an agreement in writing executed by you and us. You hereby submit to personal jurisdiction before any federal or state court of proper subject matter jurisdiction in the Borough of Manhattan, the City of New York, and you waive any and all objections to the jurisdiction and proper venue of such courts. In the event of litigation relating to this agreement, if a court of competent jurisdiction determines in a final, non-appealable order that a party hereto has breached this agreement, then such party shall be liable and pay to the non-breaching party the reasonable legal fees such non-breaching party has incurred in connection with such litigation, including any appeal therefrom. This agreement shall continue in force and effect for a period of eighteen (18) months commencing as of the date first written above except as otherwise provided herein.

[Signature page follows.]

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Very truly yours,
Gaming and Leisure Properties, Inc.
By:
Name:
Its:

Acknowledged and agreed as of the
date first above written by:
[Third Party Operator]
By:
Name:
Title:

Signature Page to Amended and Restated Membership Interest Purchase Agreement

EXECUTION COPY

FIRST AMENDMENT TO

AMENDED AND RESTATED MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”), dated as of March 29, 2016, is entered into by and among Gaming and Leisure Properties, Inc., a Pennsylvania corporation (“Parent”), GLP Capital, L.P., a Pennsylvania limited partnership (“Buyer”), Cannery Casino Resorts, LLC, a Nevada limited liability company (“Seller Parent”), PA MezzCo, LLC, a Delaware limited liability company (“Holdco”, and together with Seller Parent, “Sellers”), and PA Meadows, LLC, a Delaware limited liability company (the “Company”). Buyer, Sellers and the Company will be referred to herein individually as a “party” and collectively as “parties.”

WHEREAS, the parties entered into that certain Amended and Restated Membership Interest Purchase Agreement dated December 15, 2015 (the “A&R MIPA”); and

WHEREAS, the parties desire to amend the A&R MIPA upon the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the foregoing premises and of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, do hereby covenant, agree, represent and stipulate as follows:

1.         Defined Terms. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to them in the A&R MIPA.

2.         Amendment of Exhibit A. Exhibit A to the A&R MIPA is hereby amended and restated in its entirety in the form attached to this Amendment as Annex A.

3.         Amendment of Section 3.02. The following is hereby inserted as a new sentence between the end of the first sentence of Section 3.02 of the A&R MIPA and the beginning of the current second sentence thereof:

Sellers agree, and agree to cause their applicable Affiliates, to leave substantially all Cage Cash in place at the Business in conjunction with Closing (which, for the avoidance of doubt, will be reflected on the Estimated Cage Cash Closing Statement and the Final Cage Cash Closing Statement).

4.         Amendment of Example Net Working Capital Calculation. The Example Net Working Capital Calculation attached as an exhibit to the A&R MIPA is hereby amended, restated and redesignated in its entirety as Schedule 1 to the A&R MIPA in the form attached to this Amendment as Annex B.

5.         Amendment of Section 3.04(c). Section 3.04(c) of the A&R MIPA is hereby deleted in its entirety and restated as follows:

(c)         Customer Deposits. Customer Deposits received by the Company or its Subsidiaries relating to rooms, services and/or events relating to the period from and after the Closing shall be retained by the Company at the Closing and shall not be included in the calculation of the Final Closing Net Working Capital. Sellers shall not have further liability or responsibility after Closing with respect to any Customer Deposits relating to the period from and after the Closing. Customer Deposits shall be credited to Sellers in the calculation of Final Closing Net Working Capital to the extent of rooms and/or services furnished prior to the Closing. “Customer Deposits” include all security and other deposits, advance or pre-paid rents or other amounts and key money or deposits (including any interest thereon).

6.         Amendment of Section 4.01. The following sentence is hereby added to the end of Section 4.01 of the A&R MIPA:

In the event that Buyer enters into a Gaming Operating Agreement with a Third Party Operator pursuant to Section 8.03(b) hereof, then, notwithstanding anything in the foregoing provisions of this Section 4.01 to the contrary, the Closing shall take place five (5) Business Days after Buyer delivers written notice to Sellers that the Gaming Approvals have been received (pursuant to clause (a) of the definition thereof), subject to the satisfaction or waiver by the applicable party of the other conditions set forth in Article IX on such date.

7.         Amendment of Section 8.11. Section 8.11(f) of the A&R MIPA is hereby renumbered as Section 8.11(g) and a new Section 8.11(f) is hereby inserted as follows:

(f)         Sellers shall promptly notify Buyer upon receipt of written notice of any new assessment(s) for real property Taxes made by a Governmental Entity during the Pre-Closing Period that affect the Real Property. Buyer shall have the right to elect to cause the relevant Seller(s) to appeal such assessment and to control in a reasonable manner (at Buyer’s own expense) the conduct and resolution of any such appeal, provided that Sellers shall have the right to participate in such appeal (at its own expense) and Buyer shall not resolve such appeal in a manner that could reasonably be expected to have an adverse impact on Sellers without Sellers’ prior written consent. If Buyer shall have the right to control the conduct and resolution of such appeal but elect not to do so, then Sellers shall have the right to make such appeal and to control the conduct and resolution of such appeal, provided, however, that Sellers shall keep Buyer reasonably informed of all material developments in such appeal on a timely basis, and Sellers shall not resolve such appeal in a manner that could reasonably be expected to have an adverse impact on Buyer without Buyer’s written consent, which shall not be unreasonably withheld.

8.         Amendment of Section 8.12. (a) References in Section 8.12 of the A&R MIPA to “Parent and/or Buyer”, “Parent or Buyer”, and “Parent, Buyer” shall in each case be deemed to also include a reference to “Third Party Operator”. For example, the phrase “Parent and/or Buyer is required to file financial statements” appearing in the third line of Section 8.12(a) of the A&R MIPA shall be deemed amended to read “Parent, Buyer and/or Third Party Operator is

2

required to file financial statements” and so on with respect to the subsequent references to Parent and Buyer in such Section.

(b)     The phrase “deliver to Buyer” appearing at the beginning of the sixth line of Section 8.12(a) of the A&R MIPA shall be deleted and replaced with “deliver to Buyer or Third Party Operator, as applicable,”.

(c)     The phrase “at the sole cost and expense of Buyer, prepare and deliver to Buyer” appearing in the fourteenth line of Section 8.12(a) of the A&R MIPA shall be deleted and replaced with “at the sole cost and expense of Buyer or Third Party Operator (as applicable), prepare and deliver to Buyer or Third Party Operator (as applicable)”.

9.         Amendment of Section 8.17. Section 8.17 of the A&R MIPA is hereby deleted in its entirety and replaced with the following:

Section 8.17 Customer List. From and after the Closing until the four (4) year anniversary of the Closing Date, Sellers shall not, and shall cause their Affiliates not to (a) make any direct marketing to the customers on the Customer List for any casino property within a seventy-five (75)-mile radius of the Casino or (b) sell or license the Customer Database or any portion thereof to a third party that makes any direct marketing to the customers on the Customer List for any property within a seventy-five (75)-mile radius of the Casino. Sellers shall provide copies of the Customer List and the Customer Database to Buyer and the Third Party Operator promptly following receipt of the Gaming Approvals and, to the extent reasonably practicable, shall destroy (or permanently delete in the case of information stored in electronic format) all copies of such list (whether in print, electronic or other format) as soon as reasonably practicable thereafter and shall confirm such destruction in writing to Buyer and the Third Party Operator promptly thereafter. Except as expressly provided in this Section 8.17, Sellers shall not deliver the Customer Database to any third party (including without limitation any Other Purchaser). For the purposes hereof, “Other Purchaser” means any third party that directly or indirectly acquires any of the operating Subsidiaries (or a significant portion of the operating business thereof) of Sellers, and any third party that acquires Seller Parent or Holdco or control thereof, directly or indirectly (whether by sale of all or substantially all of Seller Parent’s or Holdco’s assets or equity interests, by merger, or otherwise).

10.         Miscellaneous Amendments. (a) Section 12.01(b) of the A&R MIPA is hereby amended by deleting the reference to “Exhibit C” where it appears in the definition of “Net Working Capital” and replacing it with a reference to “Schedule 1”. The same amendment is also hereby made to references to “Exhibit C” where they appear in each of Section 3.01 and 3.03 of the A&R MIPA.

(b)     Section 12.01(c) of the A&R MIPA is hereby amended by the adding the following entry to the table of defined terms appearing therein:

“Other Purchaser” Section 8.17”

3

11.        No Further Amendment. Except as expressly stated herein, all the terms, conditions and provisions of the A&R MIPA shall remain in full force and effect.

12.        Counterparts. This Amendment may be executed via facsimile or portable data format (PDF) in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

13.        Severability. If any term or other provision of this Amendment is deemed to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible.

14.        Governing Law. The internal law, without regard to conflicts of laws principles, of the State of New York shall govern all questions concerning the construction, validity and interpretation of this Amendment and the performance of the obligations imposed by this Agreement.

15.        Notices. All notices, requests, claims, demands and other communications required or permitted to be given hereunder will be given in accordance with Section 12.03 of the A&R MIPA.

[signature pages to follow]

4

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

BUYER GLP CAPITAL, L.P., a Pennsylvania limited partnership By: /s/ William J. Clifford Name: William Clifford Its: SVP, FINANCE AND CFO	PARENT GAMING AND LEISURE PROPERTIES, INC., a Pennsylvania corporation By: /s/ William J. Clifford Name: William Clifford Its: SVP, FINANCE AND CFO

HOLDCO PA MEZZCO, LLC, a Delaware limited liability company By: /s/ William C. Wortman Name: William C. Wortman Its: Manager	SELLER PARENT CANNERY CASINO RESORTS, LLC, a Nevada limited liability company By: /s/ William C. Wortman Name: William C. Wortman Its: Manager

5

COMPANY PA MEADOWS, LLC, a Delaware limited liability company By: /s/ William C. Wortman Name: William C. Wortman Its: CEO

6

ANNEX A

[Form of Amended Exhibit A to A&R MIPA]

ANNEX B

[Form of Schedule 1 to A&R MIPA]

EXHIBIT C

FORM OF

ASSIGNMENT OF EQUITY INTERESTS

FOR VALUE RECEIVED, PA Meadows, LLC, a Delaware limited liability company, hereby sells, assigns and transfers unto [PNK Entertainment, Inc., a Delaware corporation] (“Buyer”), all of the issued and outstanding shares of capital stock of Mountain Laurel Racing, Inc., a Delaware corporation (the “Company”), and does hereby irrevocably constitute and appoint Buyer as attorney-in-fact to transfer such shares of capital stock on the books of the Company with full power of substitution in the premises.

Dated:

PA MEADOWS, LLC

By:
Name:
Title:

[Original stock certificate attached]

C-1

ASSIGNMENT OF LIMITED LIABILITY COMPANY INTERESTS

FOR VALUE RECEIVED, PA Meadows, LLC, a Delaware limited liability company, hereby sells, assigns and transfers unto [PNK Entertainment, Inc., a Delaware corporation] (“Buyer”), all of the limited liability company interests in Washington Trotting Association, LLC, a Delaware limited liability company (the “Company”), including, for the avoidance of doubt, all economic, voting, management and other rights associated with such interests.

Dated:

PA MEADOWS, LLC

By:
Name:
Title:

ASSIGNMENT OF EQUITY INTERESTS

FOR VALUE RECEIVED, CCR Pennsylvania Racing, Inc., a Pennsylvania corporation, hereby sells, assigns and transfers unto [PNK Entertainment, Inc., a Delaware corporation] (“Buyer”), all of the issued and outstanding shares of capital stock of CCR Pennsylvania Food Service, Inc., a Pennsylvania corporation (the “Company”), and does hereby irrevocably constitute and appoint Buyer as attorney-in-fact to transfer such shares of capital stock on the books of the Company with full power of substitution in the premises.

Dated:

CCR PENNSYLVANIA RACING, INC.

By:
Name:
Title:

[Original stock certificate attached]

EXHIBIT D-1

FORM OF

LIEN RELEASE AGREEMENT (1st Lien)

This lien release agreement (this “Release”) is dated [ ], 2016 and executed by the Agent (as defined below) in favor of CCR and the Released Subsidiaries (as defined below).

Reference is hereby made to the FIRST LIEN CREDIT AGREEMENT dated as of October 2, 2012 (as amended by that certain Waiver and First Amendment to First Lien Credit Agreement dated as of November 4, 2015, and as otherwise amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), entered into among CANNERY CASINO RESORTS, LLC, a Nevada limited liability company (“CCR”), WASHINGTON TROTTING ASSOCIATION, INC., a Delaware corporation, DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent and collateral agent for the Lenders party thereto (the “Agent”), and the Lenders party thereto.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

CCR and/or certain of its Affiliates intend to sell, transfer or otherwise dispose of 100% of the Equity Interests in [Washington Trotting, LLC, fka Washington Trotting Association, Inc.] (“WTA”), Mountain Laurel Racing, Inc., CCR Pennsylvania Food Service, Inc. and CCR Racing Management (collectively with WTA, the “Released Subsidiaries”) pursuant to the GLPI Purchase Agreement. Pursuant to the Credit Agreement, WTA is a Borrower. Pursuant to the Guaranty, the Released Subsidiaries (other than WTA) have guaranteed the Guaranteed Obligations (as defined in the Guaranty). Pursuant to the Security Agreement and the other Loan Documents, (i)(A) PA Meadows, LLC has granted to the Agent, for the benefit of the Secured Parties, a security interest in 100% of the Equity Interests in each of WTA and Mountain Laurel Racing, Inc., a Delaware corporation, (B) CCR Pennsylvania Racing, Inc., a Pennsylvania corporation, has granted to the Agent, for the benefit of the Secured Parties, a security interest in 100% of the Equity Interests in CCR Pennsylvania Food Service, Inc., a Pennsylvania corporation, and (C) WTA and Mountain Laurel Racing, Inc. have granted to the Agent, for the benefit of the Secured Parties, a security interest in 100% of the Equity Interests in CCR Racing Management (the Equity Interests in (A), (B) and (C), the “Released Equity”) and (ii) the Released Subsidiaries have granted to the Agent, for the benefit of the Secured Parties, a security interest in certain of their respective assets (the “Released Assets” and, together with the Released Equity, the “Released Collateral”).

The Agent, on behalf of itself and the other Secured Parties, hereby agrees that, immediately upon the effectiveness of the sale of the Released Equity (the time of such sale, the “Effective Time”), (i) any and all liens on and security interests in and to the Released Collateral granted to the Agent pursuant to the Security Agreement and the other Loan Documents shall, in each case, be automatically, permanently and irrevocably terminated and released without further action by any other Person and (ii) the Released Subsidiaries shall be released hereby from all of their respective obligations under the Credit Agreement, the Guaranty and the other Loan Documents.

The Agent hereby further agrees that:

D-1-1

(a)     promptly following receipt of written notice (which may be via e-mail) from CCR to the Agent of the occurrence of the Effective Time, the Agent shall, at the Loan Parties’ expense, deliver (and is hereby authorized to deliver) to PNK Entertainment, Inc., as CCR’s designee, all of the tangible Released Collateral in its possession or within its control set forth on Exhibit I hereto; and

(b)     promptly following receipt of written notice (which may be via e-mail) from CCR to the Agent of the occurrence of the Effective Time, the Agent shall be authorized to execute, file and/or deliver (in the case of delivery, to CCR (or its designee, including PNK Entertainment, Inc.)), as applicable, at the Loan Parties’ expense, (i) Uniform Commercial Code termination statements to effectuate the release of record of the liens and security interests granted in the Released Assets in the forms attached to Exhibit II hereto, (ii) Uniform Commercial Code financing statement amendments to effectuate the release of record of the liens and security interests granted in the Released Equity in the forms attached to Exhibit II hereto, (iii) the mortgage releases and control agreement terminations in the forms attached to Exhibit III hereto and (iv) all other documents reasonably requested to evidence the termination and release of the liens and security interests granted in and to the Released Collateral.

The foregoing release of the Released Collateral and the Released Subsidiaries is made without any representation or warranty by the Agent as to the Released Collateral, the Released Subsidiaries or otherwise, and without recourse to the Agent.

This Release shall be binding on, inure to the benefit of, and be enforceable by, the parties hereto.

This Release shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature Pages Follow]

D-1-2

In witness whereof, the undersigned has executed this Release:

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Agent

By:
Name: [ ]
Title: [ ]

D-1-3

CANNERY CASINO RESORTS, LLC

By:
Name: [ ]
Title: [ ]

[insert signature blocks for Released Subsidiaries]

D-1-4

Exhibit I

List of Possessory Collateral

[to come]1

[1]	To include stock certificates of any certificated equity interests in the possession of Agent.

D-1-5

Exhibit II

Forms of UCC termination statements and amendments, and other release documents

[to come]

D-1-6

Exhibit III

Forms of specified release documents

[to come]2

[2]	To include, to the extent applicable, forms of mortgage release, IP terminations and DACA terminations.

D-1-7

EXHIBIT D-2

FORM OF

LIEN RELEASE AGREEMENT (2nd Lien)

This lien release agreement (this “Release”) is dated [ ], 2016 and executed by the Agent (as defined below) in favor of CCR and the Released Subsidiaries (as defined below).

Reference is hereby made to the SECOND LIEN CREDIT AGREEMENT dated as of October 2, 2012 (as amended by that certain Waiver and First Amendment to Second Lien Credit Agreement dated as of November 4, 2015, and as otherwise amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), entered into among CANNERY CASINO RESORTS, LLC, a Nevada limited liability company (“CCR”), WASHINGTON TROTTING ASSOCIATION, INC., a Delaware corporation, DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent and collateral agent for the Lenders party thereto (the “Agent”), and the Lenders party thereto.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

CCR and/or certain of its Affiliates intend to sell, transfer or otherwise dispose of 100% of the Equity Interests in [Washington Trotting, LLC, fka Washington Trotting Association, Inc.] (“WTA”), Mountain Laurel Racing, Inc., CCR Pennsylvania Food Service, Inc. and CCR Racing Management (collectively with WTA, the “Released Subsidiaries”) pursuant to the GLPI Purchase Agreement. Pursuant to the Credit Agreement, WTA is a Borrower. Pursuant to the Guaranty, the Released Subsidiaries (other than WTA) have guaranteed the Guaranteed Obligations (as defined in the Guaranty). Pursuant to the Security Agreement and the other Loan Documents, (i)(A) PA Meadows, LLC has granted to the Agent, for the benefit of the Secured Parties, a security interest in 100% of the Equity Interests in each of WTA and Mountain Laurel Racing, Inc., a Delaware corporation, (B) CCR Pennsylvania Racing, Inc., a Pennsylvania corporation, has granted to the Agent, for the benefit of the Secured Parties, a security interest in 100% of the Equity Interests in CCR Pennsylvania Food Service, Inc., a Pennsylvania corporation, and (C) WTA and Mountain Laurel Racing, Inc. have granted to the Agent, for the benefit of the Secured Parties, a security interest in 100% of the Equity Interests in CCR Racing Management (the Equity Interests in (A), (B) and (C), the “Released Equity”) and (ii) the Released Subsidiaries have granted to the Agent, for the benefit of the Secured Parties, a security interest in certain of their respective assets (the “Released Assets” and, together with the Released Equity, the “Released Collateral”).

The Agent, on behalf of itself and the other Secured Parties, hereby agrees that, immediately upon the effectiveness of the sale of the Released Equity (the time of such sale, the “Effective Time”), (i) any and all liens on and security interests in and to the Released Collateral granted to the Agent pursuant to the Security Agreement and the other Loan Documents shall, in each case, be automatically, permanently and irrevocably terminated and released without further action by any other Person and (ii) the Released Subsidiaries shall be released hereby from all of their respective obligations under the Credit Agreement, the Guaranty and the other Loan Documents.

D-2-1

The Agent hereby further agrees that, promptly following receipt of written notice (which may be via e-mail) from CCR to the Agent of the occurrence of the Effective Time, the Agent shall be authorized to execute, file and/or deliver (in the case of delivery, to CCR (or its designee, including PNK Entertainment, Inc.)), as applicable, at the Loan Parties’ expense, (i) Uniform Commercial Code termination statements to effectuate the release of record of the liens and security interests granted in the Released Assets in the forms attached to Exhibit I hereto, (ii) Uniform Commercial Code financing statement amendments to effectuate the release of record of the liens and security interests granted in the Released Equity in the forms attached to Exhibit I hereto, (iii) the mortgage releases and control agreement terminations in the forms attached to Exhibit II hereto and (iv) all other documents reasonably requested to evidence the termination and release of the liens and security interests granted in and to the Released Collateral.

The foregoing release of the Released Collateral and the Released Subsidiaries is made without any representation or warranty by the Agent as to the Released Collateral, the Released Subsidiaries or otherwise, and without recourse to the Agent.

This Release shall be binding on, inure to the benefit of, and be enforceable by, the parties hereto.

This Release shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature Pages Follow]

D-2-2

In witness whereof, the undersigned has executed this Release:

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Agent

By:
Name: [ ]
Title: [ ]

D-2-3

CANNERY CASINO RESORTS, LLC

By:
Name: [ ]
Title: [ ]

[insert signature blocks for Released Subsidiaries]

D-2-4

Exhibit I

Forms of UCC termination statements and amendments, and other release documents

[to come]

D-2-5

Exhibit II

Forms of specified release documents

[to come]3

[3]	To include, to the extent applicable, forms of mortgage release, IP terminations and DACA terminations.

D-2-6

EXHIBIT E

FORM OF

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is entered into as of             , 20164 by and among PNK Entertainment, Inc., a Delaware corporation (“Buyer”), and Cannery Casino Resorts, LLC., a Nevada Limited Liability Company (“Parent”). Each of Buyer and Parent are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms not otherwise herein defined shall have the respective meanings ascribed to them in the Purchase Agreement (as defined below).

WHEREAS, CCR, PA Meadow, LLC, a Delaware Limited Liability Company (“Meadows”), Gaming Leisure Properties, Inc., (“GLPI”), a Delaware Limited Liability Company, and PA Mezzco, LLC (“PA Mezzco”), have entered into an Amended and Restated Membership Interest Purchase Agreement dated as of December 15, 2015 (as amended from time to time, the “A&R MIPA”), providing for the sale to GLPC of all of the membership interests of Meadows; and

WHEREAS, Buyer, and GLP Capital, L. P., a Pennsylvania Limited Partnership, are parties to that certain Purchase Agreement, dated as of             , 2016, as amended (the “Purchase Agreement”), pursuant to which Buyer has agreed to purchase all of the outstanding equity interests of Washington Trotting Association, LLC (formerly Washington Trotting Association, Inc. prior to conversion to a limited liability company), Mountain Laurel Racing, Inc. and CCR Pennsylvania Food Service, Inc. (hereafter collectively referred to as the “Companies,” and any one of them individually as a “Company”);

WHEREAS, the Companies are engaged in the business of operating (a) that certain casino located in Washington County Pennsylvania and commonly known as The Meadows Racetrack and Casino, (collectively the “Casino”; and including all restaurants, meeting spaces and other amenities associated with such the Casino, collectively, the “Business”);

WHEREAS, Parent currently provides certain operational services to the Business;

WHEREAS, Buyer desires to continue to operate the Business upon consummation of the transactions contemplated by the Purchase Agreement, the “Closing” or “Closing Date”;

WHEREAS, Parent and Buyer wish to cooperate with each other prior to the Closing Date to facilitate Buyer’s transition planning and implementation upon the Closing; and

WHEREAS, at Buyer’s request, Parent will provide to the Companies, after the Closing, the Services (as defined in Exhibit A ), during a transitional period of time as provided below, to enable Buyer to conduct the Business as provided the Casino by Parent immediately prior to the Closing.

[4]	NTD: To be signed concurrently with signing the Purchase Agreement, or as soon as practicable thereafter.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements, representations and warranties set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

PRE-CLOSING COOPERATION

Section 1.1    Cooperation Prior to Closing. The parties acknowledge that, prior to the Closing Date, Buyer will be arranging for alternative means of providing the Services to the Companies, and Parent agrees to assist Buyer in such efforts and will use commercially reasonable efforts to make available to Buyer prior to Closing, any and all information, methods of operation, processes or data reasonably necessary to ensure that, as soon as possible following the Closing, Buyer can provide services that are substantially similar to the Services in a manner that minimizes any material disruptions to the operations of the Business. In addition, prior to Closing, Parent will use commercially reasonable efforts to provide such confidential information and data warehouse information which can be provided in a manner so as to not disclose any personally identifiable information to Buyer with respect to any customer information (though personally identifiable information with respect to the Companies’ customers shall be delivered to Buyer at Closing). Such non-personally identifiable information with respect to the Companies’ customers shall include such a customer’s transactional history at the Casino, such customer’s patronage, purchase and use of food, beverage, hotel, spa, shopping, entertainment and other services during visits to the Casino, including the dates, game types, average wager, times, length of visits, and hotel room reservation details (i.e., room types, dates, booked rates for future reservations, payment method) and all data and information relating to the value spent or lost by a customer during their visits to the Casino or value as a consumer of food, beverage, hotel, spa, shopping, entertainment and other services at the Casino, including information such as each customer’s total actual win or loss, total theoretical win or loss value, average daily worth (ADW), average daily theoretical value (ADT or THEO), or other metrics related to such customer’s transaction history or purchases of food, beverage, hotel, spa, shopping, entertainment and other services at the Casino. The pre-closing cooperation and other agreements described in this Section 1.1 are collectively referred to herein as the “Pre-Closing Cooperation”).

Section 1.2    During the Pre-Closing Cooperation Term (as defined below), Parent shall be entitled to reimbursement for out of pocket third party expenses directly related to the provision of such cooperation, but will not be entitled to any other reimbursement.

ARTICLE 2

TRANSITION SERVICES

Section 2.1    Subject to the terms and conditions of this Agreement, commencing on the Closing Date and until the Initial Termination Date (as defined below) (unless extended or earlier terminated, as applicable, pursuant to ARTICLE 4) with respect to each Service, Parent will provide or cause to be provided to the applicable Company, solely to enable Buyer immediately following the Closing to conduct the Business as conducted by Companies immediately prior to the Closing, those services set forth on Exhibit A attached hereto (together with any other services provided by Parent pursuant to this Agreement, the “Services”) and as are reasonably necessary to transfer administrative support services to Buyer and the Companies. At the request of Buyer, Parent shall use commercially reasonable efforts to include in the Services the continuation of any goods and services provided to Companies (if capable of being provided by Parent) under any Contract to which the Companies are not a party that is reasonably necessary for the operation of the Business in the same or substantially the same manner as the Business was operated by the Companies as then owned by Parent immediately prior to the Closing, if Buyer, despite commercially reasonable efforts, has been unable to contract with another Person for those same goods and services upon commercially reasonable terms. In connection with the foregoing, Buyer may, at any time following the commencement of the term of this Agreement, upon written notice to Parent given at least thirty (30) days in advance, request that additional services be added to the Services, so long as such additional services were being provided by Parent or Meadows in relation to the Business immediately prior to the Closing and are reasonably necessary for the operation of the Business in the same or substantially the same manner as the Business was operated by the Companies as then owned by Parent immediately prior to the Closing, and Buyer shall reimburse Parent for the Direct Costs (as defined below) of such Services.

Section 2.2    During the Initial Term, as defined below, Parent shall be entitled to payment for the provision of Services, its Direct Costs plus ten percent (10%) and during the Extended Term, its Direct Costs plus twenty percent (20%) for providing such Services. “Direct Costs” means cost not to exceed the cost of labor, material, travel, and other expenditures to the extent the costs are directly incurred to provide the Services. For the avoidance of doubt, “Direct Cost” for Buyer’s use of any of Parent’s employees’ labor shall not exceed the then-current wage rate for such employee, including benefits. Parent shall endeavor to provide Buyer with an invoice for the Direct Costs each month during the term of this Agreement. The Direct Costs shall be paid within thirty (30) days after the Buyer’s receipt of a statement therefor.

Section 2.3    Parent shall be reimbursed by Buyer for all reasonable out-of-pocket business expenses incurred in connection with Parent’s performance under this Agreement, including payments to third-party service providers. Parent shall submit itemized requests for reimbursement (or advance payment, as applicable) of such expenditures to Buyer supported by reasonably detailed documentation. Parent shall use commercially reasonable efforts to (i) obtain all necessary licenses, or (ii) modify or amend existing licenses in order for Parent to obtain all legal authority to provide the Services in accordance with the terms of the Agreement; provided, however, that in no event shall Parent be obligated to provide any compensation or other consideration, including without limitation any license fees, to cause any third parties to grant any licenses or agree to modify or amend existing licenses or provide any other accommodation. In the event that Parent does not obtain such licenses or modify or amend existing licenses prior to the Closing, Parent shall reasonably cooperate with Buyer in Buyer’s efforts to obtain such licenses for the Services. Parent shall be reimbursed by Buyer for all reasonable out-of-pocket business expenses incurred in connection with Parent’s efforts or cooperation as contemplated by this Section 2.3. Parent shall submit itemized requests for reimbursement (or advance payment, as applicable) of such expenditures to Buyer supported by reasonably detailed documentation. All payments due under this Section 2.3 shall be collectively referred to as “Reimbursements”. All Reimbursements shall be paid within fifteen (15) days after Buyer’s receipt of a statement therefor, unless Buyer delivers written notice to Parent that it disputes the amount of the Reimbursements (a “Dispute Notice”). In the event Buyer disputes the amount of any Reimbursement, Buyer and Parent shall negotiate in good faith to agree on the amount of the Reimbursements. If Buyer and Parent have not agreed on the amount of the Reimbursements within thirty (30) days following the date on which Parent received the Dispute Notice, then the Parties shall refer any remaining disputed matter(s) for mediation. If the Parties are not able to resolve such disputed matters by mediation within a reasonable time, not to exceed thirty (30) Business Days, then either Party may bring a suit for damages in accordance with Section 5.2.

Section 2.4    The Parties acknowledge that, during the term of this Agreement, Buyer will be arranging for alternative means of providing the Services to the Companies, and Parent agrees to assist Buyer and the Companies in such efforts and will make available to Buyer and the Companies, any and all information, methods of operation, processes or data reasonably necessary to ensure that, immediately following the Closing, Buyer can provide services that are substantially similar to the Services in a manner that minimizes any material disruptions to the operations of the Business. At or prior to Closing, Parent will deliver to Buyer copies of the Customer List and Customer Database in such format(s) (including electronic format(s)) as Buyer may reasonably request. Buyer and each Company agree that it will comply with the terms of any license or other contractual obligations imposed by a third party applicable to such Company’s use of the Services or the Business.

Section 2.5    Parent, on one hand, and Buyer, on the other hand, will each nominate one or more representatives, as necessary, to act as the primary contact person(s) with respect to the accomplishment of the transactions contemplated by this Agreement (the “Service Coordinators”). The initial Service Coordinators for each Service are set forth on Exhibit A. Unless Parent and Buyer otherwise agree in writing, all communications relating to the Services shall be directed to the Service Coordinators. Each of the Service Coordinators, and any replacement Service Coordinators, shall be a managerial (or higher) level employee of the Party in question and shall be reasonably qualified to perform, or cause to be performed, the responsibilities of this position.

ARTICLE 3

QUALITY OF TRANSITION SERVICES

Section 3.1    Parent represents and warrants that the Services will be performed in good faith and in substantially the same or a similar manner of performance as such Services were performed immediately prior to the Closing Date (subject to any differences resulting from restrictions on Parent’ legal authority to provide the Services). IN NO EVENT SHALL PARENT BE DEEMED TO MAKE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED (INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHICH ARE EXPRESSLY DISCLAIMED), WITH RESPECT TO THE SERVICES OR THE PROVISION THEREOF.

Section 3.2    Parent, Buyer and the Companies agree to hold periodic transition service meetings to ensure that the Services are being adequately performed following the Closing Date. The meetings shall be conducted telephonically unless a Party requests an in-person meeting. The meetings shall occur no less than once per calendar month and shall be scheduled for the first Business Day of each calendar month, commencing the first calendar month following the Closing Date. Notwithstanding the forgoing, if reasonably requested by Buyer upon no less than forty-eight (48) hours’ notice from Buyer, the Parties will hold additional meetings; provided that in no event may Buyer request more than three (3) additional meetings per month. The Parties agree to use the meetings as a first resort and forum to make improvements, or settle disputes, regarding the Services.

Section 3.3    The Services are intended to provide Buyer temporary aid in the transition of the Business. Buyer acknowledges that the provision of the Services is in no way intended as a guarantee of results or the successful operation of the Business.

Section 3.4    Parent shall have the right to hire third-party service providers to provide all or part of any Service hereunder, but only to the extent that such Service was being provided by a third-party service provider prior to the Closing. Parent shall in all cases retain responsibility for the provision to the Companies of Services to be performed by any third-party service providers.

Section 3.5    In no event shall Parent have any liability under any provision of this Agreement except for Parent’s willful misconduct in performing, or not performing, the Services and, in any event, Parent shall not have liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort or otherwise, and whether or not arising from the other Party’s sole, joint, or concurrent negligence, strict liability, criminal liability or other fault. Buyer acknowledges that the Services to be provided to it hereunder are subject to, and that its remedies under this Agreement are limited by, the applicable provisions of Section 2.1, including the limitations on representations and warranties with respect to the Services.

ARTICLE 4

TERM AND TERMINATION OF PRE-CLOSING COOPERATION

AND TRANSITION SERVICES

Section 4.1    Term. For the purposes of the Pre-Closing Cooperation, the term of this Agreement shall begin on the execution of this Agreement and shall end on the Closing Date (the “Pre-Closing Cooperation Term”). With respect to each Service, the term of this Agreement as related thereto will be for a period commencing on the Closing Date and continuing for six (6) months (such period, the “Initial Term,” and, such expiration date, the “Initial Termination Date”), unless terminated sooner pursuant to Section 4.2 or extended pursuant to Section 4.3.

Section 4.2    Termination. The Pre-Closing Cooperation and any Service may be terminated by Buyer, in its sole discretion, at any time during the term of this Agreement upon fifteen (15) days’ prior written notice to Parent. Parent may terminate this Agreement upon thirty (30) days’ prior written notice in the event circumstances occur which will result in Parent not having the personnel to provide the Services, provided, that Parent may not terminate the Pre-Closing Cooperation until the Closing Date.

Section 4.3    Extension. Buyer will use commercially reasonable efforts to terminate the Services as soon as possible following the Closing Date; provided, however, that if, despite its commercially reasonable efforts, Buyer is unable to secure its own services in substitution for any Service on or before the Initial Termination Date for such Service, then, upon written notice from Buyer to Parent reasonably in advance of the applicable Initial Termination Date to enable Parent to obtain legal authority to continue providing the Service, if applicable, the term of this Agreement as related to such Service shall be extended for such period as may be requested by Buyer up to an additional ninety (90) days on the same terms and conditions as set forth in this Agreement, unless terminated sooner pursuant to Section 4.2. The term of this Agreement as related to a Service which has been extended beyond the Initial Term is referenced herein as the “Extended Term”.

ARTICLE 5

MISCELLANEOUS

Section 5.1    Relationship of Parties. None of the provisions of this Agreement is intended to create, nor will it be deemed or construed to create, any relationship (including any fiduciary, partnership, trust or agency relationship) between Parent, on the one hand, and the Companies and Buyer, on the other hand, other than that of independent entities contracting with each other under this Agreement solely for the purpose of effecting the provisions of this Agreement. Neither Parent, on the one hand, nor the Companies or Buyer, on the other hand, will be construed to be the employer or joint venture of the other.

Section 5.2    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)    This Agreement and the transactions contemplated hereby, and all disputes between the Parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Nevada applicable to contracts executed in and to be performed entirely within the State of Nevada, without regard to the conflicts of laws principles thereof.

(b)    Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Federal District Court for the District of Nevada (and appellate courts from any of the foregoing) as the Party instituting such suit, action or proceeding may, in its sole discretion, elect, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court, (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court, and (v) to the extent such Party is not otherwise subject to service of process in the State of Nevada, appoints Corporation Service Company as such Party’s agent in the State of Nevada for acceptance of legal process and agrees that service made on any such agent shall have the same legal force and effect as if served upon such Party personally within such state. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.3. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.2(b).

Section 5.3      Notices. All notices, requests, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be given or made by delivery in person, by courier service, by facsimile (with a copy sent by another means specified herein), or by registered or certified mail (postage prepaid, return receipt requested). Except as provided otherwise herein, notices delivered by hand or by courier service shall be deemed given upon receipt; notices delivered by facsimile shall be deemed given twenty-four (24) hours after the sender’s receipt of confirmation of successful transmission; and notices delivered by registered or certified mail shall be deemed given seven (7) days after being deposited in the mail system. All notices shall be addressed to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice):

if to Buyer and the Companies, to:

PNK Entertainment, Inc.

3980 Howard Hughes Parkway

Las Vegas, NV 89169

Attention: General Counsel

Facsimile: (702) 541-7773

with a copy, which shall not constitute notice, to:

Irell & Manella LLP

1800 Avenue of the Stars

Suite 900

Los Angeles, California 90067

Attention: Ashok W. Mukhey, Esq.

Facsimile: (310) 203-7199

if to Parent, to:

Cannery Casino Resorts, LLC.

3980 Howard Hughes Parkway

Las Vegas, Nevada 89169

Attention: General Counsel

Facsimile: (702) 541-7773

with a copy, which shall not constitute notice, to:

[                                             ]

[                                             ]

[                                             ]

[                                             ]

[                                             ]

Section 5.4    Interpretation. When a reference is made in this Agreement to Sections or exhibits, such reference shall be to a Section or exhibit of this Agreement unless otherwise indicated. All exhibits to this Agreement are incorporated herein by reference. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available.

Section 5.5    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.6    Entire Agreement. This Agreement, any exhibit to this Agreement, and all documents and instruments referred to in this Agreement, including the Purchase Agreement, constitute the entire agreement with respect to the furnishing of transition services by Parent to Buyer or the Companies and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. The Parties make no representations or warranties to each other, except as contained in this Agreement, and neither Parent, the Companies, nor Buyer makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its respective representatives or other representatives, with respect to the execution and delivery of this Agreement or the performance of the Services.

Section 5.7     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 5.8     Assignment. Without the prior written consent of the other Party, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law or otherwise; provided, however, Buyer may assign any of its rights in whole or in part to one or more of PNK Entertainment, Inc., or any of its direct or indirect wholly owned Subsidiaries if it has obtained written consent of Parent, not to be unreasonably withheld, conditioned or delayed, provided that no such assignment shall relieve Buyer of any of its obligations hereunder; provided, further that Parent may delegate any of its obligations in whole or in part to any direct or indirect wholly owned Subsidiaries of Parent, provided that no such delegation shall relieve Parent of any of its obligations hereunder. Any assignment in violation of the preceding sentence shall be void, and no assignment shall relieve the assigning party of any of its obligations hereunder.

Section 5.9     Binding Effect; Parties of Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 5.10     Mutual Drafting. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. In the event that any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 5.11     Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Buyer and Parent.

Section 5.12     Extension; Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any Party or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 5.13    Facsimile Signatures; Counterparts. This Agreement may be executed by facsimile or electronic mail transmission and/or in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 5.14    Fees and Expenses. The Parties shall bear their own legal fees and costs incurred in the negotiation of this Agreement and prior to the execution of this Agreement. However, in the event that legal action ensues to compel performance of this Agreement, the prevailing Party shall be entitled to an award of the reasonable costs and attorney’s fees incurred in such action.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

BUYER	PARENT

PNK ENTERTAINMENT, INC., a Delaware corporation,	CANNERY CASINO RESORTS, INC., a Delaware corporation

By:	By:

Name:	Name:

Its:	Its:

(a)                 EXHIBIT A

SERVICES

Services. Parent shall provide, or shall cause to be provided, the following services:

1.	Marketing Support

a.	Loyalty Program Support

b.	Direct Mail Processing

c.	Website Support

2.	Finance/Finance Support

a.	Payroll Processing

b.	Risk Management/ Insurance

c.	Supply Chain

d.	Closing Financials as of the Closing Date

3.	Human Resources

a.	Benefits Administration

4.	Information Technology

a.	Network Infrastructure and Information Technology Systems, Maintenance & Support

b.	Data Warehouse Transition

Service Coordinators:

Buyer Service Coordinator:

Parent Service Coordinator:

EXHIBIT F

FORM OF LEASE

[See Attached]

F-1

EXHIBIT F

FORM OF

LEASE

dated as of                      , 2016

between

GLP                                     , LLC,

Lessor

and

[                                     ],

Lessee

with respect to

THE MEADOWS RACETRACK & CASINO

located in Washington, Pennsylvania

ARTICLE 6 IMPROVEMENTS		29

6.1	Demolition and Alterations	29
6.2	No Authority to Bind Fee	31
6.3	Mechanics’ Liens	31
6.4	Title to Improvements	32
6.5	Lessor’s Right of First Offer to Fund	32

ARTICLE 7 IMPOSITIONS		34

7.1	Lessee to Pay	34
7.2	No Liability for Lessor’s Taxes	34
7.3	Evidence of Payment	35
7.4	Lessor’s Right to Pay Impositions	35
7.5	Contest of Impositions	35
7.6	Impound Account	36
7.7	Tax Service	36

ARTICLE 8 INSURANCE		37

8.1	General Insurance Requirements	37
8.2	Maximum Foreseeable Loss	39
8.3	Additional Insurance	39
8.4	Waiver of Recovery Rights/Subrogation	39
8.5	Policy Requirements	39
8.6	Increase in Limits	40
8.7	Blanket Policy	40
8.8	No Separate Insurance	40
8.9	Indemnification of Lessor	41

ARTICLE 9 CASUALTY		41

9.1	Notice of Casualty	41
9.2	Damage	41
9.3	Disposition of Insurance Proceeds	41
9.4	Lessee’s Obligations Following Casualty	42
9.5	Uninsured Casualty	43
9.6	Lessee’s Continuing Liability	43
9.7	Insurance Negotiations	43
9.8	Waiver	43
9.9	Termination	43
9.10	Lessee’s Right to Certain Insurance	44

ARTICLE 10 CONDEMNATION		44

10.1	Taking of Entire Premises	44
10.2	Taking of Substantial Portion of Premises	44
10.3	Distribution of Proceeds	44
10.4	Independent Claims by Lessee	45
10.5	Other Taking	45

10.6	Temporary Taking	46
10.7	Appraisal	46
10.8	Condemnation Negotiations	47

ARTICLE 11 MAINTENANCE AND REPAIRS		48

11.1	Maintenance	48
11.2	Compliance with Legal Requirements	49
11.3	Payment for Utilities	49
11.4	No Lessor Services	49
11.5	Surrender at End of Term	50
11.6	Encroachments, Restrictions, Mineral Leases, etc.	50
11.7	Inspections; Due Diligence Fee	51

ARTICLE 12 ASSIGNMENT AND SUBLEASING		52

12.1	No Transfer	52
12.2	Transfer by Way of Foreclosure or an Assignment-in-Lieu of Foreclosure	55
12.3	Space Leases	55
12.4	Attornment by Subtenants	57
12.5	[Reserved]	58
12.6	Costs	58
12.7	No Release of Lessee’s Obligations; Exception	58
12.8	Right of First Refusal to Lessor	58
12.9	Transfers by Lessor	60

ARTICLE 13 GOVERNING LAW; VENUE		61

13.1	Governing Law	61
13.2	Venue	61

ARTICLE 14 LEASEHOLD MORTGAGES		61

14.1	Right to Encumber Leasehold Estate	61
14.2	Consent of Qualifying Mortgagee Required	62
14.3	New Lease	62
14.4	Qualifying Mortgagee Need Not Cure Specified Defaults	62
14.5	Casualty Loss	63
14.6	No Merger	63
14.7	Notices	63
14.8	Limitation of Liability	63
14.9	Sale Procedure	63
14.10	Third Party Beneficiary	63
14.11	No Right to Encumber Fee	63
14.12	Transfer Upon Foreclosure	64

ARTICLE 15 DEFAULT		64

15.1	Events of Default	64
15.2	Termination	66

15.3	Liability for Rent	66
15.4	Uncurable Event of Default	67
15.5	Confession of Judgment	68
15.6	Additional Remedies	68
15.7	Late Payments; Default Interest	69
15.8	Right to Perform Lessee’s Covenants	70
15.9	No Implied Termination	71
15.10	Other Remedies	71
15.11	Limitation	71
15.12	Waiver of Notice	71
15.13	Waiver of Jury Trial	71
15.14	Attorneys’ Fees	72

ARTICLE 16 REPORTING REQUIREMENTS		72

16.1	Reporting Requirements	72
16.2	Charges	73
16.3	Confidentiality	74

ARTICLE 17 END OF TERM TRANSFER		75

17.1	Transfer of Personal Property and Operational Control of the Premises	75
17.2	Determination of Successor Lessee and Gaming Assets FMV	76
17.3	Operation Transfer	77
17.4	Expert Valuation Process	78

ARTICLE 18 ENVIRONMENTAL CONDITIONS		79

18.1	Hazardous Substances	79
18.2	Notices	79
18.3	Remediation	80
18.4	Indemnity by Lessee	80
18.5	Indemnity by Lessor	81
18.6	Environmental Inspections	82

ARTICLE 19 NO TERMINATION, ABATEMENT, ETC.		82

ARTICLE 20 HOLDING OVER		83

ARTICLE 21 LESSOR FINANCING		83

21.1	Lessor’s Financing	83
21.2	Attornment	84
21.3	Compliance with Fee Mortgage Documents	85

ARTICLE 22 MISCELLANEOUS		87

22.1	Quiet Enjoyment	87
22.2	Notices	87
22.3	Estoppel Certificates	88

22.4	No Merger of Estates	88
22.5	Discharge of Liens	88
22.6	No Waiver	90
22.7	Rights Cumulative	90
22.8	Lessor not Liable	90
22.9	Non-Recourse	91
22.10	Binding Effect	91
22.11	Memorandum of Lease	91
22.12	Easements, Covenants and Restrictions	91
22.13	Amendments	91
22.14	Time of Essence; Unavoidable Delay	91
22.15	Further Assurances	92
22.16	No Broker	92
22.17	Multiple Parties	92
22.18	Consent or Approval	92
22.19	Additional Representations and Warranties	92

ARTICLE 23 REIT PROTECTION		93

Exhibits

Exhibit A:	Description of Premises	A-1

Exhibit B:	Form of Memorandum of Lease	B-1

Exhibit C:	Rent	C-1

Exhibit D:	Form of Fee Mortgage SNDA	D-1

Exhibit E:	Form of Guaranty	E-1

LEASE5

THIS LEASE (this “Lease”) is made as of                     , 2016, by and between GLP                     , LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Lessor”), and [                    ], a              corporation (together with its successors and permitted assigns, “Lessee”).

WITNESSETH:

WHEREAS, [THIS RECITAL WILL DESCRIBE THE CONTEMPORANEOUS PURCHASE BY LESSEE OF THE BUSINESS TO BE OPERATED UPON THE PREMISES AND (the “Purchase Agreement”) WILL BE DEFINED HEREIN]; and

WHEREAS, Lessee desires to lease the Premises from Lessor, and Lessor agrees to lease the Premises to Lessee, on the terms and conditions hereinafter set forth; and

WHEREAS, the parties wish to memorialize their understanding.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1       Definitions. When used in this Lease, the following capitalized terms shall have the meanings indicated:

AAA:  The American Arbitration Association.

Additional Appraiser:  the Qualified Appraiser appointed pursuant to Section 10.7.3.

Additional Charges:    all Impositions and all other amounts, liabilities and obligations which Lessee assumes or agrees to pay under this Lease and, in the event of any failure on the part of Lessee to pay any of those items, except where such failure is due to the acts or omissions of Lessor, every fine, penalty, interest and cost which may be added for non-payment or late payment of such items.

Additional Rent:  as defined in Section 4.2.

Adjusted Revenue:    for any applicable Test Period, Net Revenue (i) minus expenses (determined in accordance with GAAP with respect to Lessee and attributable to the Premises) other than Specified Expenses and (ii) plus Specified Proceeds, if any; provided, however, that for purposes of calculating Adjusted Revenue, (A) Net Revenue shall not include Gaming Revenues, Retail Sales or Promotional Allowances of any sublessees under subleases of this Lease for or with respect to Existing Sublet Space, (B) Net Revenue shall include sublease rent

5

NTD:  Lessor acknowledges that the Lease will be subject to Liens in favor of Lessee’s lenders at the time of execution and delivery and, to the extent such lenders have commercially reasonable comments to the form of Lease on provisions that are customarily commented on by commercial lenders, Lessor agrees to review changes requested by the lenders in good faith, provided, however, Lessor shall have the right to accept or reject requested changes in Lessor’s commercially reasonable discretion.

received by Lessee from Space Lessees of Existing Sublet Space, and (C) Net Revenue shall include Gaming Revenues, Retail Sales and Promotional Allowances of any sublessees under subleases of this Lease for or with respect to any portion of the Premises other than Existing Sublet Space. For the purposes of this Lease, Adjusted Revenue for each full fiscal quarter commenced prior to the Commencement Date shall be deemed to be $                 [TBD].

Adjusted Revenue to Rent Ratio:  for any Test Period, the ratio for the applicable period of Adjusted Revenue to Rent.

Affiliate:  shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, controlled by, or under common control with, such Person. For purposes of this definition, “control”, “controlling” and “controlled by” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Alterations:  as defined in Section 6.1.1.

Applicable Standards:  the standards generally and customarily applicable from time to time during the Term to similar gaming and hotel facilities in similar markets that have reasonably similar tax rates, competition, population, demographics, annual capital expenditures and of an age comparable to the age and quality of the Improvements existing at the time this standard is being applied.

Applicable Value:  as defined in Section 10.7.

Appointing Authority:  as defined in Section 17.4.2.

Base Rent:  as defined in Exhibit C.

Business Day:  as defined in Section 1.4.

CapEx Improvements:  as defined in Section 11.1.3.

CapEx Requirement:  as defined in Section 11.1.3.

Capital Improvements:  any improvements or alterations or modifications other than ordinary maintenance or repair of the Improvements, including capital improvements and structural alterations, modifications or improvements, or one or more additional structures annexed to any portion of any of the Improvements, or the expansion of existing improvements, which are constructed on any parcel or portion of the Land, during the Term, including construction of a new wing or new story, all of which shall constitute a portion of the Improvements and the Premises hereunder.

Cash:  Cash and cash equivalents and all instruments evidencing the same or any right thereto and all proceeds thereof.

Casino:  means The Meadows Racetrack & Casino, located at Washington, Pennsylvania.

Casualty Event:  any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (including by any governmental authority) of, any portion of the Premises for which Lessee receives cash insurance proceeds or proceeds of a condemnation award or other similar compensation (excluding proceeds of business interruption insurance). “Casualty Event” shall include, but not be limited to, any taking of all or any part of the Premises, in or by condemnation or other eminent domain proceedings pursuant to any Legal

Requirements, or by reason of the temporary requisition of the use or occupancy of all or any part of the Premises by any Governmental Authority.

Change in Control:  (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended from time to time, and any successor statute), (a) shall have acquired direct or indirect beneficial ownership or control of fifty percent (50%) or more on a fully diluted basis of the direct or indirect voting power in the Equity Interests of Lessee’s Parent entitled to vote in an election of directors of Lessee’s Parent, or (b) shall have caused the election of a majority of the members of the board of directors or equivalent body of Lessee’s Parent, which such members have not been nominated by a majority of the members of the board of directors or equivalent body of Lessee’s Parent, as such were constituted immediately prior to such election, (ii) except as permitted hereunder, the direct or indirect sale by Lessee’s Parent or its Subsidiaries of all or substantially all of Lessee’s Parent’s assets, whether held directly or through subsidiaries, in one transaction or in a series of related transactions (excluding sales to Lessee’s or Lessee’s Parent’s Affiliates), (iii) except as permitted hereunder, the direct or indirect sale by Lessee of all or substantially all of Lessee’s assets, whether held directly or through subsidiaries, relating to the Premises in one transaction or in a series of related transactions (excluding sales to Lessee’s or Lessee’s Parent’s Affiliates), (iv) (a) Lessee ceasing to be a wholly owned Subsidiary (directly or indirectly) of Lessee’s Parent, or (b) Lessee’s Parent ceasing to control one hundred percent (100%) of the voting power in the Equity Interests of Lessee, or (v) Lessee’s Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Lessee’s Parent, in any such event pursuant to a transaction in which any of the outstanding Equity Interests of Lessee’s Parent ordinarily entitled to vote in an election of directors of Lessee’s Parent or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Equity Interests of Lessee’s Parent ordinarily entitled to vote in an election of directors of Lessee’s Parent outstanding immediately prior to such transaction constitute or are converted into or exchanged into or exchanged for a majority (determined by voting power in an election of directors) of the outstanding Equity Interests ordinarily entitled to vote in an election of directors of such surviving or transferee Person (immediately after giving effect to such transaction).

Claims:  any and all third party claims, demands, causes of action, suits, judgments, losses, damages, injuries (including death), liabilities, penalties, enforcement actions, liens, encumbrances, costs or expenses (including, reasonable attorneys’ fees).

Code:    The Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time.

Commencement Date:  as defined in Section 3.1.

Condemnation Land Value:  the price at which Lessor’s fee interest in the Premises would be sold for cash by a willing seller not compelled to sell to a willing buyer not compelled to buy, assuming for purposes of determination of such price that the Premises was sold encumbered and benefited by this Lease, as determined in accordance with the provisions of Section 10.7.

Condemnation Work:  as defined in Section 10.5.

CPI:  The United States Department of Labor, Bureau of Labor Statistics Revised Consumer Price Index for All Urban Consumers (1982-84=100), U.S. City Average, All Items, or, if that index is not available at the time in question, the index designated by such Department as the successor to such index, and if there is no index so designated, an index for an area in the United States that most closely corresponds to the entire United States, published by such Department, or if none, by any other instrumentality of the United States.

CPI Increase:  The product of (i) the CPI published for the beginning of the applicable Lease Year, divided by (ii) the CPI published for the beginning of the first Lease Year. If the product is less than one, the CPI Increase shall be equal to one.

CPR Institute:  as defined in Section 17.4.2.

Debt Agreement:  one or more (A) debt or credit facilities or commercial paper facilities, providing for revolving loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables), other commercial loans or letters of credit, (B) debt securities, bonds, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other indebtedness, in each case, with the same or different borrowers or issuers and, in each case, (i) entered into from time to time by Lessee, Lessee’s Parent and/or their respective Affiliates, (ii) as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time, and (iii) which may be secured by assets of Lessee’s Parent and its Subsidiaries (including Lessee), including, but not limited to, their Cash, accounts, accounts receivable, Lessee’s Personal Property, real property and leasehold estates in real property (including this Lease).

Default Interest Rate:  the greater of (i) the per annum rate of interest published in the Wall Street Journal from time to time as the “prime rate,” plus three percent (3%), and (ii) nine percent (9%), but in no event higher than the maximum rate permitted by Legal Requirements. If more than one prime rate (other than foreign prime rates) is published in The Wall Street Journal for any day, the average of the published prime rates for that day, exclusive of foreign prime rates, shall be used. The Default Interest Rate shall be charged only in the event of failure to make payment due to non-availability of funds in the account of Lessee.

Eligible Account:  shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or State chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or State chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a State chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $250,000,000 and subject to supervision or examination by federal and State authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

Eligible Institution:  shall mean a depository institution or trust company, insured by the Federal Deposit Insurance Corporation, (a) the short-term unsecured debt obligations or commercial paper of which are rated at least A-1 by Standard & Poor’s, P-1 by Moody’s and F-1 by Fitch in the case of accounts in which funds are held for thirty (30) days or less, or (b) the long-term unsecured debt obligations of which are rated at least “AA” by Fitch and Standard &

Poor’s and “Aa2” by Moody’s in the case of accounts in which funds are held for more than thirty (30) days.

Eligible Successor:  means a transferee that meets all of the following requirements: (a) has at least five (5) years of experience (directly or through one or more of its subsidiaries) operating or managing casinos with revenues in the immediately preceding fiscal year of at least $80,000,000.00, in the aggregate (or retains a manager with such qualifications, which manager shall not be replaced other than in accordance with Article 12 hereof), that is not in the business, and that does not have an Affiliate in the business, of leasing properties to gaming operators (other than its Affiliates); (b) agrees in writing to assume the obligations of Lessee under this Lease without amendment or modification; and (c) is licensed or certified by each gaming authority with jurisdiction over any portion of the Premises as of the date of any proposed assignment or transfer to such entity (or will be so licensed upon its assumption of this Lease).

Encroachments:  as defined in Section 11.6.

End of Term Gaming Asset Transfer Notice:  as defined in Section 17.1.

Environmental Costs:  as defined in Section 18.4.

Environmental Laws:  any and all federal, state, municipal and local laws, statutes, ordinances, rules, regulations, guidances, policies, orders, decrees or judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to the environment, public health and safety and industrial hygiene, including, without limitation, the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, cleanup, transportation or regulation of any Hazardous Substance, including, without limitation, the Industrial Site Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, Rodenticide Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, the Pennsylvania Air Pollution Control Act, the Pennsylvania Hazardous Sites Clean-up Act, the Pennsylvania Solid Waste Management Act, the Pennsylvania Storage Tank and Spill Prevention Act, the Land Recycling and Environmental Remediation Standards Act, the Pennsylvania Administrative Code of 1929 and the Pennsylvania Clean Streams Law.

Escalated Base Rent:  as defined in Exhibit C.

Escalation:  as defined in Exhibit C.

Event of Default:  as defined in Section 15.1.

Exclusion Endorsement Premium:  as defined in Section 8.1.1.

Exclusions:   as defined in Section 8.1.1.

Existing Sublet Space:  any rentable square footage located within the Premises that is subject to a validly existing Space Lease, license or other occupancy agreement as of the Commencement Date.

Existing Subsurface Lease:  as defined in Section 5.5.

Expiration Date:  the Initial Expiration Date, as the same may be extended pursuant to Section 3.1 or such earlier date upon which the Term may expire or be terminated pursuant to any of the conditions of limitation or other provisions of this Lease or pursuant to law.

Equity Interests:  With respect to any Person, any and all shares, interests, participations or other equivalents (including stock and membership interests (however designated, whether voting or non-voting)) of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

Fee Mortgage:  any mortgage, deed of trust or other security agreement securing indebtedness or any other matter affecting title to the Premises, or portion thereof or interest therein, placed on the Premises in accordance with the provisions of Article 21 hereof.

Fee Mortgage Documents:  With respect to each Fee Mortgage and Fee Mortgagee, the applicable Fee Mortgage, loan agreement, debt agreement, credit agreement or indenture, lease, note, collateral assignment instruments, guarantees, indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, or lease or other financing vehicle entered into pursuant thereto and secured, in whole or in part, by the Fee Mortgage.

Fee Mortgagee:  the holder of any Fee Mortgage.

Fee Mortgage Reserve Account:  as defined in Section 21.3.2.

Fixtures:  all equipment, machinery, fixtures, and other items of property, including all components thereof, that (i) are now or hereafter located in, on or used in connection with and permanently affixed to or incorporated into the Improvements (excluding gaming equipment, regardless of the manner of attachment), and (ii) qualify as Long-Lived Assets, together with all replacements, modifications, alterations and additions thereto.

Foreclosure Assignment:  as defined in Section 12.1.2.3(c).

Foreclosure COC:  as defined in Section 12.1.2.3(c).

Foreclosure Purchaser:  as defined in Section 21.1.

GAAP:  generally accepted accounting principles in the United States of America consistent with those applied in the preparation of financial statements (except with respect to any financial ratio defined or described herein or the components thereof, for which purposes GAAP shall refer to such principles as in effect as of the date hereof).

Gaming Authority:  those federal, state, local and other governmental, regulatory and administrative authorities, agencies, boards and officials responsible for, or involved in, the regulation of gaming or similar activities or the sale of liquor in the State, and all state and local regulatory and licensing bodies with authority over gaming and liquor in the State and its political subdivisions, including, without limitation, the Pennsylvania Gaming Control Board and Pennsylvania Harness Racing Commission.

Gaming Assets:  as defined in Section 17.1.

Gaming Assets FMV:  as defined in Section 17.1.

Gaming Facility:  A facility at which there are operations of slot machines, table games or pari-mutuel wagering.

Gaming License:  the approvals, authorizations, permits, consents, rulings, orders or directives of issued by any Governmental Authority (including any Gaming Authority) (a) necessary to operate the Premises for the Permitted Uses and in a manner consistent with the operations of the Premises immediately prior to the Commencement Date and to otherwise continue to conduct business at the Premises substantially as conducted on the Commencement Date, or (b) otherwise required by any Legal Requirements in connection with the ownership and operation of the Premises.

Gaming Revenues:  as defined in the definition of Net Revenue.

GLP:  Gaming and Leisure Properties, Inc.

Governmental Authority:  any domestic, federal, territorial, state or local government, governmental authority or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, any agency, department, board, school district, branch, commission or instrumentality of any of the foregoing or any court, arbitrator or similar tribunal or forum, having jurisdiction over the Premises, including any Gaming Authority.

Greenfield Floor:  as defined Section 5.4.1.

Greenfield Project:  as defined Section 5.4.1.

Guaranty:  means the Guaranty, dated as of the date hereof, by Lessee’s Parent, to and for the benefit of Lessor, in the form attached hereto as Exhibit E.

Handling:  as defined in Section 18.4.

Hazardous Substance:  any (i) material, waste or substance that is regulated or listed as “hazardous” or “toxic” by any Environmental Law, (ii) asbestos, (iii) radioactive substances and (iv) petroleum products of any kind, including petroleum, fuel oil, diesel fuel, gasoline, kerosene and used oil.

Impositions:  as defined in Section 7.1.

Improvements:  all buildings, structures, Fixtures and other improvements of every kind now or hereafter located on the Land or connected thereto, including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Lessor has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures and Capital Improvements of the Premises.

Indebtedness:  of any applicable Person, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under a capital leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of such Person, (f) all obligations under any agreement with respect to any swap, forward, future or derivative transaction or option or similar arrangement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or combination of transactions, (g) all guarantees by such Person of any of the foregoing and (h) all indebtedness of the nature described in the foregoing clauses (a)-(g) of any partnership of which such Person is a general partner.

Indemnitees:  as defined in Section 18.4.

Initial Expiration Date:  as defined in Section 3.1.

Investment Fund:  A bona fide private equity fund or bona fide investment vehicle arranged by and managed by or controlled by, or under common control with, a private equity fund (excluding any private equity fund investment vehicle the primary assets of which are the Lessee and/or this Lease and assets related thereto) that is engaged in making, purchasing, funding or otherwise or investing in a diversified portfolio of businesses and companies and is organized primarily for the purpose of making equity investments in companies.

Land:  as defined in Section 2.1.1.

Law:  means any law, statute, code, ordinance, resolution, rule, regulation, Order, judgment, writ, stipulation, award, injunction, decree or arbitration award, policies, guidance, court decision, rule of common law or finding.

Lease:  as defined in the Preamble hereto.

Lease Year:  each successive twelve (12) month period commencing on the Commencement Date and each anniversary thereof during the Term, except that (i) if the Commencement Date is not on the first day of a month, then the first Lease Year shall include the remainder of the month in which the Commencement Date occurs and the second Lease Year and each Lease Year thereafter shall commence on the anniversary of the first day of the month following the month in which the Commencement Date occurs, and (ii) in the event of the termination of this Lease on any day other than the last day of a Lease Year, then the last Lease Year shall be the period from the end of the preceding Lease Year to such date of termination.

Leasehold Estate:  collectively, (i) all right, title and interest of Lessee in, to and under this Lease, and (ii) all right, title and interest of Lessee in, to and under the Premises.

Leasehold Mortgage:  a Mortgage encumbering all, or any portion, of the Leasehold Estate, granted to or for the benefit of a Mortgagee as security for the obligations under a Debt Agreement.

Leasehold Mortgagee:  the Mortgagee under a Leasehold Mortgage.

Legal Requirements:  any applicable law, common law, statute, ordinance, executive order, rule, regulation, order, judgment, administrative order, decree, directive, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation, of any Governmental Authority.

Lessee:  as defined in the Preamble hereto.

Lessee Appraiser:  a Qualified Appraiser appointed by Lessee pursuant to Section 10.7.1.

Lessee COC:  as defined in Section 12.1.2.3(b).

Lessee Confidential Information:  as defined in Section 16.3.1.

Lessee Indemnitees:  as defined in Section18.5.

Lessee Interest:  as defined in Section 12.8.

Lessee Transfer Notice:  as defined in Section 12.8.

Lessee’s Negotiation Notice:  as defined in Section 3.2.

Lessee’s Parent:  Pinnacle Entertainment, Inc. (formerly known as PNK Entertainment, Inc.), a Delaware corporation, and upon a Transfer of Lessee’s interest in the Lease pursuant to Article 12, any Parent Company of any successor Lessee.

Lessee Parent COC:  as defined in Section 12.1.2.3(a).

Lessor:  as defined in the Preamble hereto.

Lessor Acceptance Notice:  as defined in Section 12.8.

Lessor Appraiser:  a Qualified Appraiser appointed by Lessor pursuant to Section 10.7.1.

Lessor Confidential Information:  as defined in Section 16.3.2.

Limited Remedy Event of Default:  as defined in Section 15.7.3.

Lists:  as defined in Section 22.19.1.4.

Long-Lived Assets:  (i) with respect to property owned by Lessee as of the date hereof, all property capitalized in accordance with GAAP with an expected life of not less than fifteen (15) years as initially reflected on the books and records of Lessee at or about the time of acquisition thereof or (ii) with respect to those assets purchased, replaced or otherwise maintained by Lessee after the date hereof, such asset capitalized in accordance with GAAP with an expected life of not less than fifteen (15) years as of or about the time of the acquisition thereof, as classified by Lessee in accordance with GAAP.

LRED Damages:  as defined in Section 15.7.3.

Major Alterations:  all Alterations (including Capital Improvements) that are not Minor Alterations.

Maximum Foreseeable Loss:  as defined in Section 8.2.

Minor Alterations:  all Alterations that (i) are of equal or better quality than the existing Leased Improvements it is improving, altering or modifying, (ii) do not consist of adding new structures or enlarging existing structures, (iii) do not have an adverse effect on the structure of any existing Improvements, and (iv) cost less than $1,000,000.00 (subject to adjustment for CPI Increase).

Mortgage:  a mortgage or similar security instrument.

Mortgagee:  the holder of a Mortgage.

Net Revenue:  the sum of, without duplication, (i) the amount received by Lessee from patrons at the Premises for gaming, less refunds and free promotional play provided to the customers and invitees of Lessee (and its subsidiaries and subtenants) pursuant to a rewards, marketing, and/or frequent users program, and less amounts returned to patrons through winnings at the Premises (the amounts in this clause (i), “Gaming Revenues”); and (ii) the gross receipts of Lessee (and its subsidiaries and subtenants) for all goods and merchandise sold, the charges for all services performed, or any other revenues generated by Lessee (and its subsidiaries and subtenants) in, at, or from the Premises for cash, credit, or otherwise (without reserve or deduction for uncollected amounts), but excluding any Gaming Revenues (the amounts in this clause (ii), “Retail Sales”); less (iii) the retail value of accommodations, food and beverage, and other services furnished without charge to guests of Lessee (and its subsidiaries and subtenants) at the Premises (the amounts in this clause (iii), “Promotional Allowance”). For the avoidance of doubt, gaming taxes and casino operating expenses (such as salaries, income taxes, employment taxes, supplies, equipment, cost of goods and inventory, rent, office overhead, marketing and advertising and other general administrative costs) will not be deducted in arriving at Net Revenue. Net Revenue will be calculated on an accrual basis for these purposes, as required under GAAP. For the absence of doubt, if Gaming Revenues, Retail Sales or Promotional Allowances of a subsidiary or subtenant, as applicable, are taken into account for purposes of calculating Net Revenue, any rent received by Lessee from such subsidiary or subtenant, as applicable, pursuant to any sublease with such subsidiary or subtenant, as applicable, shall not also be taken into account for purposes of calculating Net Revenues. Notwithstanding anything to the contrary, no Gaming Revenues, Retail Sales or Promotional Allowances of any tenants or subtenants of Existing Sublet Space shall be included in calculating Net Revenues.

New Lease:  as defined in Section 14.3.

Notice of Termination:  as defined in Section 14.3.

Occurrence Date:  as defined in Section 15.7.3.

OFAC:  as defined in Section 22.19.1.4.

Offer:  as defined in Section 12.8.

Operating the Business:  as defined in Section 12.1.1.

Order:  as defined in Section 22.19.1.4.

Orders:  as defined in Section 22.19.1.4.

OTB Facility:  means that certain off-track betting facility located at 1 Anchor Drive, in Pittsburgh, Pennsylvania.

Parent Company:  means, with respect to any Eligible Successor, any Person (other than an Investment Fund) (x) as to which such Eligible Successor is a Subsidiary; and (y) which is not a Subsidiary of any other Person (other than an Investment Fund).

Percentage Rent:  as defined in Exhibit C.

Percentage Rent Reset Year:  as defined in Exhibit C.

Permitted Designee:  as defined in Section 14.3.

Permitted Uses:  the operation of a casino or similar gaming use and for live harness racing and for such uses as may from time to time be necessary, incidental and ancillary thereto,

including as hotels, restaurants, nightclubs, a recreational vehicle park, bars, for conferences and event space and for ancillary childcare uses.

Person:  any individual, association of individuals, partnership, limited liability company, trust, corporation, entity or Governmental Authority.

Personal Property:  all assets (other than the Premises and assets owned by an unaffiliated third party) primarily related to or used in connection with the operation of the business conducted on or about the Premises, together with all replacements, modifications, additions, alterations and substitutes therefor, including all of the following: (i) vehicles, machinery, equipment (including phone systems and computers), furniture, furnishings, movable walls or partitions, computers or trade fixtures, consumable inventory and supplies, tools, spare and replacement parts, and all other personal property now owned or hereafter acquired by Lessee and located on the Premises or used or useful in Lessee’s business in connection with the operation of the Premises, including, all modifications, replacements, alterations and additions to such personal property installed at the expense of Lessee, in each case that are specific to the Premises and are not part of systems encompassing other properties of Lessee or Lessee’s Parent or its Affiliates; (ii) all gaming-related intellectual property and Premises-specific customer lists and records and warehouse data used by marketing (provided that with respect to customers who have visited the Premises and any other properties owned or operated by Lessee or Lessee’s Parent and its Affiliates, such customer lists and records and warehouse data shall be limited to information and transactional activity with respect to such customers’ visits to and play at the Premises only and not information and transactional history with respect to such customers’ visits to and play at such other properties or Lessee’s Parent’s loyalty programs), and all books and records with respect to the operation of the Premises; (iii) all employee time recording devices, pagers, computers, computer software, hardware and discs used by Lessee in connection with the operation of the Premises that are specific to the Premises and are not part of systems encompassing other properties of Lessee or Lessee’s Parent or its Affiliates; (iv) gaming equipment, trade names, slot machines, gaming-related intellectual property; and (v) the Gaming License. The preceding description is to be considered collectively with such assets owned by Subsidiaries of Lessee, if any.

PGCB Loans:  shall mean any loan, assessment or other obligation to pay any portion of the $99.9 million that was appropriated pursuant to the Pennsylvania Race Horse Development and Gaming Act to pay for operational costs of the Pennsylvania Gaming Control Board whether assessed or not yet assessed to Pennsylvania gaming licensees as of the Commencement Date.

Pre-Existing Environmental Condition:  as defined in Section 18.5.

Premises:  as defined in Section 2.1.

Proceeding:  as defined in Section 13.2.

Promotional Allowance:  as defined in the definition of Net Revenue.

Purchase Agreement:  as defined in the Recitals hereto.

Qualified Appraiser:  an appraiser who (i) is a member of the Master Appraisal Institute (or its successor or equivalent) and is licensed in the State, (ii) has not less than ten (10) years’ experience in appraising commercial real estate comparable to the Premises in the State, (iii) has offices and is practicing in the State, and (iv) is not, and during the preceding five (5) years has not been, an officer, director, employee, consultant or member of Lessee, Lessor or any of their Affiliates.

Qualified Successor Lessee:  as defined in Section 17.2.

Qualifying Mortgage:  a Leasehold Mortgage that is in favor or for the benefit of a Qualifying Mortgagee that secures the payment and performance of obligations under a Debt Agreement.

Qualifying Mortgagee:  the lender, agent, trustee or similar representative on behalf of one or more lenders or noteholders or other investors under a Debt Agreement, in each case as and to the extent such Person has the power to act on behalf of all lenders under such Debt Agreement pursuant to the terms thereof; provided such lender, agent or trustee or similar representative (but not necessarily the lenders, noteholders or other investors which it represents) is a banking institution in the business of generally acting as a lender, agent or trustee or similar representative (in each case, on behalf of a group of lenders) under debt agreements or instruments similar to the Debt Agreement.

Qualifying Mortgagee Foreclosing Party:  A Qualifying Mortgagee that forecloses on this Lease and assumes this Lease or a Subsidiary of a Qualifying Mortgagee that assumes this Lease in connection with a foreclosure on this Lease by a Qualifying Mortgage.

Radius Restriction:  as defined in Section 5.4.

Recharacterization:  as defined in Section 2.5.

Recording Office:  the Recorder of Deeds in the County of Washington, Commonwealth of Pennsylvania.

Renewal Term:  as defined in Section 3.1.

Renewal Termination Notice:  as defined in Section 3.1.

Rent:  collectively, the Base Rent and the Percentage Rent.

Rent Notice:  as defined in Section 15.1.1.

Rent Payment Date:  the Commencement Date and the first day of every month thereafter; provided that if the Commencement Date is not on the first day of a month, then the first Rent Payment Date shall be on the first day of the month following the Commencement Date and Lessee shall pay, on the Commencement Date, Rent for such partial month on a prorated basis.

Required Alteration:  any Alteration to the Premises made by, or on behalf of, Lessee following the date hereof: (a) which is reasonably required for the Premises to be capable of being operated in the manner required by this Lease for the Permitted Use and in accordance with the Applicable Standards, (b) which is required for the Improvements to be a fully contiguous structure, (c) which is required in order for the Premises to be used, operated, owned or managed in accordance with all applicable Legal Requirements, (d) which was acquired by Lessor and leased by Lessor to Lessee, or (e) which was made in satisfaction of Lessee’s CapEx Requirement under Section 11.1.3 hereof.

Restricted Information:  as defined in Section 16.1.4.

Retail Sales:  as defined in the definition of Net Revenue.

Rules:  as defined in Section 13.5.

Section 840:  the Financial Accounting Standard Board’s Accounting Standards Codification Section 840 governing the accounting classification of operating leases, as amended or replaced from time to time.

Securities Act:  The Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

Space Lease:  a sublease for any portion of the Premises.

Space Lessee:  means any lessee leasing space at the Premises pursuant to a Space Lease.

Specified Expenses:  for any Test Period, (i) Rent incurred for the same Test Period, and (ii) (1) income tax expense, (2) consolidated interest expense, (3) depreciation and amortization expense, (4) any gains or losses attributable to the early extinguishment or conversion of indebtedness, (5) impairment charges or asset write-offs including, without limitation, those related to goodwill or intangible assets, long-lived assets, and investments in debt and equity securities, in each case, pursuant to GAAP, (6) any non-cash items of expense (other than to the extent such non-cash items of expense require an accrual or reserve for future cash expenses), (7) non-cash valuation adjustments, (8) payments in respect of the PGCB Loans to the extent such payments are classified under GAAP as expenses (e.g., in the event that all or any portion of the PGCB Loans is classified under GAAP as an assessment or other item resulting in an operating expense instead of as a loan); and (9) payments in respect to any other expense for which the Lessee is reimbursed by Lessor or for which Lessee received payment from Lessor in advance of Lessee incurring such expense (to the extent such payments have not already been taken into account in the Adjusted Revenue or the Rent for such period), in the case of each of (1) through (9), of Lessee.

Specified Proceeds:  for any Test Period, to the extent not otherwise included in Net Revenue, the amount of business interruption insurance proceeds received during such period by Lessee in respect of any Casualty Event; provided, however, that for purposes of this definition, the amount of business interruption insurance proceeds plus the Net Revenue (excluding such business interruption insurance proceeds), if any, for such period shall not exceed an amount equal to the Net Revenue for the Test Period ended immediately prior to the date of such Casualty Event (calculated on a pro forma annualized basis to the extent the Premises was not operational for the full previous Test Period).

State:  The Commonwealth of Pennsylvania.

Subsidiary:  as to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof or under applicable law ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time of determination owned by such Person and/or one or more Subsidiaries of such Person, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such person has more than a fifty percent (50%) equity interest at the time of determination.

Subsurface Lease:  as defined in Section 5.5.

Successor Lessee:  as defined in Section 17.1.

Successor Lessee Rent:  as defined in Section 17.2.

Taking Percentage:  shall mean a fraction, expressed as a percentage, the numerator of which is the number of rentable square feet of the Premises taken or condemned, and the denominator of which is the number of rentable square feet of the Premises immediately prior to such taking or condemnation.

Taxable Area:  as defined in Section 7.1.

Taxes:  means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including income, franchise, gross receipts, profits, gaming, live entertainment, excise, real or personal property, alternative or add-on minimum, unclaimed property, environmental, sales, use, lodging, value-added, ad valorem, withholding, social security, retirement, employment, unemployment, workers’ compensation, occupation, service, license, net worth, capital stock, payroll, franchise, gains, stamp, transfer and recording taxes.

Term:  as defined in Section 3.1.

Test Period:  with respect to any Person, for any date of determination, the period of the four (4) most recently ended complete consecutive fiscal quarters of such Person.

Transfer:  as defined in Section 12.1.1.

Unavoidable Delay:  as defined in Section 22.14.

Uncurable Event of Default:  as defined in Section 15.4.

Unspecified Default:  as defined in Section 15.1.4.

  1.2        Captions, Numberings and Headings.    Captions, numberings and headings of Articles, Sections and Exhibits in this Lease are for convenience of reference only and shall not be considered in the interpretation of this Lease.

  1.3        Number; Gender.    Whenever required by the context, the singular shall include the plural, the neuter gender shall include the male gender and female gender, and vice versa.

  1.4        Business Day.    If the date for performance of any obligation under this Lease falls on other than a Business Day, then such obligation shall be performed on the next succeeding Business Day, and “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banking institutions located in the City of New York, New York or Washington, Pennsylvania are required or authorized, by law or executive order, to close.

  1.5        Counterparts.    This Lease may be executed in multiple counterparts, each of which shall constitute an original and all of which shall constitute one and the same agreement.

  1.6        Severability.    If one or more of the provisions of this Lease shall be held to be illegal, invalid or unenforceable, each such provision shall be deemed severable, and the remaining provisions of this Lease shall continue in full force and effect.

  1.7        No Oral Modifications or Waivers.    No modification of this Lease shall be valid or effective unless the same is in writing and signed by Lessor and Lessee. No purported waiver of any of the provisions of this Lease shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

  1.8        Exhibits.    All Exhibits referenced in this Lease are incorporated by this reference as if fully set forth in this Lease.

  1.9        Including.    The word “including,” and variations thereof, shall mean “including without limitation.”

  1.10      Integration.    This Lease and all Exhibits appended to this Lease contain the entire understanding between Lessor and Lessee with respect to the leasing of the Premises, and are intended to be a full integration of all prior or contemporaneous agreements, conditions, understandings or undertakings between them with respect thereto. There are no promises, agreements, conditions, undertakings, understandings, warranties or representations, whether oral, written, express or implied, between Lessor and Lessee with respect to the leasing of the Premises other than as are expressly set forth in this Lease, the Exhibits appended to this Lease and the Purchase Agreement (including the exhibits and schedules attached thereto).

  1.11      No Construction Against Drafter.    This Lease has been negotiated and prepared by Lessor and Lessee and their respective attorneys and, should any provision of this Lease require judicial interpretation, the court interpreting or construing such provision shall not apply the rule of construction that a document is to be construed more strictly against either party.

  1.12      Operating Lease.    For all purposes (including the calculation of any financial covenants, ratios or tests) hereunder, this Lease shall be treated as an operating lease in all respects and the Rent payable hereunder shall be treated as an operating expense and shall not constitute Indebtedness or interest expense, regardless of its treatment under GAAP.

ARTICLE 2

GRANT AND PREMISES

  2.1        Demise of Premises.    In consideration of the rents and covenants set forth in this Lease on the part of Lessee to be paid and performed, Lessor hereby leases to Lessee, and Lessee hereby accepts and leases from Lessor, for the Term, upon and subject to the terms and provisions of this Lease, the following (collectively, “Premises”):

2.1.1    the parcel of land(s) constituting approximately              acres located in the City of Washington, County of Washington, Pennsylvania, as more particularly described on Exhibit A (the “Land”)6, but specifically excluding any subsurface rights to minerals, oil and natural gas, which Lessee acknowledges and agrees may be removed by Lessor;

6 NTD: Exhibit A to include the legal description for the OTB Facility.

2.1.2    the Improvements to the extent constituting “real property” as that term is defined in Treasury Regulation § 1.856-3(d);

2.1.3    all appurtenances, rights, privileges and easements now or hereafter appertaining to the Land and the Improvements; and

2.1.4    all right, title and interest of Lessor, with respect to the Land and the Improvements, in and to the land lying in the streets, avenues, ways, and roads in front of and adjoining such parcel.

  2.2        Limitations.    Lessee acknowledges that the demise of the Leasehold Estate is subject to, and, except as otherwise expressly set forth herein, the Lessor has no responsibility to Lessee in connection with, the following:

2.2.1    all present and future zoning, building, environmental and other laws, ordinances, codes, restrictions and regulations of all Governmental Authorities having jurisdiction with respect to the Premises;

2.2.2    all presently existing and future liens for unpaid real estate taxes and water and sewer charges for the Premises which are not yet due and payable and only to the extent attributable to the period beginning on the Commencement Date and during the Term; provided that Lessor shall be responsible for all such taxes and charges and other Impositions to the extent attributable to the period prior to and ending on the Commencement Date;

2.2.3    all covenants, restrictions and rights and all easements and agreements for the erection and/or maintenance of water, gas, steam, electric, telephone, sewer or other utility pipelines, poles, wires, conduits or other like facilities, and appurtenances thereto, over, across and under the Premises which are either (i) presently existing, or (ii) granted to a public utility in the ordinary course; provided that the same shall not have a material adverse effect on the use of the Premises for its intended use as a hotel and gaming facility;

2.2.4    subject to the provisions of Section 11.6, encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting, sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air conditioners and the like, if any, on, under or above any street or highway, or any adjoining property;

2.2.5    variations between tax lot lines and lines of record title;

2.2.6    any financing statements, chattel mortgages, encumbrances or mechanics’ or other liens entered into by, or arising from, any financing statements and any financing statements, chattel mortgages, encumbrances or mechanics’ or other liens filed against property no longer contained in the Premises; and

2.2.7    any other lien, encumbrance or restriction with respect to the Premises other than liens or encumbrances or restrictions caused by, or attributable to, Lessor’s actions in contravention of Lessor’s covenant set forth in Section 22.1.

  2.3     [Reserved].

  2.4    Guaranty.   As of the Commencement Date, Lessee’s Parent shall execute and deliver the Guaranty.

  2.5    [NOTE: This provision to be included only if the Master Lease (as defined below) is executed prior to the execution and delivery of this Lease] [Recharacterization. If, notwithstanding (a) the form and substance of this Lease ,and (b) the intent of the parties, and the language contained herein providing that this Lease shall at all times be construed, interpreted and applied to create a lease of the Premises, any court of competent jurisdiction finds that this Lease is a financing arrangement (a “Recharacterization”), this Lease shall be considered a secured financing agreement and Lessor’s title to the Premises shall constitute a perfected first priority lien in Lessor’s favor on the Premises to secure the payment and performance of all the obligations of Lessee hereunder (and to that end, Lessee hereby grants, assigns and transfers to the Lessor a mortgage and security interest in all right, title or interest in the Premises, as security for the prompt and complete payment and performance when due of Lessee’s obligations hereunder). Following any such Recharacterization, Lessee authorizes Lessor, at the expense of Lessee, to make any filings or take other actions as Lessor reasonably determines are necessary or advisable in order to effect fully this Lease or to more fully perfect or renew the rights of the Lessor, and to subordinate to the Lessor the lien of any holder of a Leasehold Mortgage, with respect to the Premises to the extent subordinated pursuant to the terms of the Lease. Following any such Recharacterization, at any time and from time to time upon the request of the Lessor, and at the expense of the Lessee, Lessee shall promptly execute, acknowledge and deliver such further documents and do such other acts as the Lessor may reasonably request in order to effect fully this Lease or to more fully perfect or renew the rights of the Lessor with respect to the Premises. Following any such Recharacterization, upon the exercise by the Lessor of any power, right, privilege or remedy pursuant to this Lease which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, Lessee will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that Lessor may be required to obtain from Lessee for such consent, approval, recording, qualification or authorization.]

ARTICLE 3

TERM; CONDITION OF PREMISES

  3.1     Term.     Lessee shall have and hold the Premises for a term (“Term”) commencing on the date of this Lease (“Commencement Date”), and ending at midnight on the last day of the calendar month in which the ten (10th) anniversary of the Commencement Date occurs (“Initial Expiration Date”), subject to the Renewal Term(s) set forth below. Lessee shall have the right, at its option (the “Renewal Options”), to extend the Lease for (i) three (3) consecutive separate terms of five (5) years each, and (ii) immediately following the expiration of the third Renewal Option, one separate term of four (4) years (the “Fourth Renewal Term”) (each Renewal Option a “Renewal Term”). The Term of this Lease shall be automatically extended for a Renewal Term, without the need for any notice or action, unless Lessee shall deliver a written notice (the “Renewal Termination Notice”) to Lessor at least twelve (12) months prior to the scheduled expiration of the then current Initial Term, or Renewal Term, as applicable (each, an “Expiration Date”). If Lessee timely gives the Renewal Termination Notice, then the Term of this Lease shall expire on such Expiration Date. Each Renewal Term shall be on all of the same terms and conditions of this Lease, except that (A) Rent payable during the applicable Renewal Term shall be determined in the manner set forth in Exhibit C hereto and payable in accordance with Article 4 hereof, and (B) following the expiration of the fourth Renewal Term there shall be no further renewal or extension options.

  3.2     Possession.     On the Commencement Date, Lessor shall deliver possession of the Premises to Lessee, subject only to the limitations set forth in Section 2.2.

  3.3     As Is, Where Is.    Lessor has not made and does not make any representations as to the physical condition, environmental condition, layout, leases, square footage, rents, income, expenses, operation, zoning or any other matter or thing affecting or relating to the Premises except as specifically set forth in this Lease, and Lessee is not relying upon any representation not embodied in this Lease. Lessee has had full opportunity to inspect and have inspected the condition, nature, and usability of the Premises, including any sub-surface conditions, and the present uses and non-uses thereof, and the zoning and building laws and regulations affecting the Premises and, except as otherwise specifically set forth in this Lease, including without limitation Article 18 with respect to Hazardous Materials, Lessee accepts the Premises in “as is, where is” condition and “with all faults,” without representation or warranty, express or implied, in fact or by law, oral or written, by Lessor, including the value, condition, merchantability, habitability, marketability, profitability, suitability or fitness for a particular purpose or use. Lessee hereby expressly releases Lessor from and against any and all Claims, known or unknown, resulting from any Hazardous Substances on, in, under or emanating from the Premises, except to the extent expressly set forth in Article 18.

  3.4     Right to Cease Operations and Relinquish Possession of OTB Facility.7    Notwithstanding anything in this Lease to the contrary,

3.4.1    The OTB Facility shall not be subject to the following provisions of the Lease: Section 5.3 (No Waste), Section 9.2 (Damage), Section 9.4.1, Section 9.5 (Uninsured Casualty), Section 9.6 (Lessee’s Continuing Liability), Section 9.7 (Insurance Negotiations), Section 9.9 (Termination), Section 11.1 (Maintenance and Repairs), Section 11.5 (Surrender End of Term), and Section 11.7.2;

3.4.2    Lessee shall have no obligation to maintain and repair the OTB Facility in good order and repair consistent with Applicable Standards or to make any Required Alterations at the OTB Facility or to rebuild or repair the OTB Facility following a casualty event or to perform deferred maintenance, repair or replacement work with respect to the OTB Facility, provided however that any CapEx Improvements made to the OTB Facility shall be counted towards fulfilling Lessee’s CapEx Requirement;

7 Parties to determine whether the Lessee of the OTB Facility is to be the same entity as the Lessee of the Casino.

3.4.3    at any time during the Term Lessee may, upon ninety (90) days prior written notice to Lessor, cease operations at the OTB Facility, relinquish any Gaming License or any other applicable license or other agreements material and necessary to the Lessee’s use and operation of the OTB Facility and relinquish possession of the OTB Facility to Lessor;

3.4.4    should Lessee relinquish possession of the OTB Facility to Lessor, Lessor may do so without making any representations as to the physical condition, environmental condition, layout, leases, square footage, rents, income, expenses, operation, zoning or any other matter or thing affecting or relating to the OTB Facility and Lessor agrees to accept the OTB Facility in “as is, where is” condition and “with all faults,” without representation or warranty, express or implied, in fact or by law, oral or written, by Lessee, including the value, condition, merchantability, habitability, marketability, profitability, suitability or fitness for a particular purpose or use; and

3.4.5    The OTB Facility shall not be considered a Greenfield Project for the purpose of Section 5.4.1 of the Lease.

ARTICLE 4

RENT

  4.1     Rent.    During the Term and each Renewal Term, Lessee shall pay to Lessor, Rent in the amounts set forth in, or determined pursuant to, the applicable formula(s) set forth on Exhibit C in the manner provided for in this Article 4. Lessee shall pay the Rent in advance, in twelve equal monthly installments, on each Rent Payment Date.

  4.2     Additional Rent.    In addition to the Rent, Lessee shall pay, without notice (except as otherwise expressly provided in this Lease) and without abatement, counterclaim, deduction or set-off, as additional rent (except as otherwise expressly set forth in this Lease) (“Additional Rent”), all Impositions and all other costs, expenses, charges and amounts which Lessee is required to pay under this Lease.

  4.3     Absolutely Net.    This Lease shall be deemed and construed to be a “net, net, net lease” or “triple net lease” and Lessee shall pay the Rent to Lessor absolutely net throughout the Term, without abatement, deduction or set off of any kind, except as otherwise provided herein. Except as otherwise provided herein, all costs, operating expenses, Impositions, insurance premiums, fees, payments in respect of any Leasehold Mortgage, charges, expenses, costs of compliance with Legal Requirements, repairs or replacements and obligations of every kind and nature whatsoever relating to the Premises, which may accrue during the Term, shall be paid or discharged by Lessee, and Lessee hereby indemnifies and saves harmless Lessor from and against such costs, operating expenses, Impositions, insurance premiums, fees, payments in respect of Leasehold Mortgages, charges, expenses, costs of compliance with Legal Requirements and obligations.

  4.4     Manner of Payment.    Lessee shall pay all Rent at Lessor’s address as provided in Section 22.2, or as Lessor may otherwise direct (including by wire transfer to an account designated by Lessor from time-to-time), in immediately available funds in such United States currency as shall, at the time of payment, be legal tender for the payment of public and private debts.

  4.5     No Release.    Except to the extent expressly provided in this Lease, no happening, event, occurrence, or situation whatsoever during the Term, whether foreseen or unforeseen, and however extraordinary, shall permit Lessee to quit or surrender the Premises or terminate this Lease or shall relieve Lessee of its liability to pay the full Rent, Additional Rent, or relieve Lessee from any of its other obligations under this Lease, and Lessee hereby waives any rights now or hereafter conferred upon it by statute, common law, proclamation, decree, order or otherwise, at law or in equity, to quit or surrender the Premises or terminate this Lease, or any part thereof, or to any abatement, diminution, reduction or suspension of Rent or Additional Rent on account of any such event, happening, occurrence or situation.

ARTICLE 5

USE OF PREMISES

  5.1     Permitted Uses.    Lessee shall use the Premises solely for the Permitted Uses. Lessee shall not use the Premises or any portion thereof for any other use without the prior written consent of Lessor, to be given or withheld in Lessor’s sole and absolute discretion. Lessee may from time to time propose to Lessor modifications to the Permitted Uses based on changes in market conditions affecting the Premises, which modifications shall be subject to the consent of Lessor, to be given or withheld in Lessor’s sole and absolute discretion.

  5.2     Unlawful Uses.

5.2.1    Lessee shall not use, or knowingly permit the use of, the Premises or Improvements for any use in violation of any Legal Requirements (and Lessee shall implement and enforce reasonable policies and procedures to ensure the Premises or Improvements are not used for any such purpose), subject to Lessee’s right to contest Legal Requirements pursuant to Section 11.2.2. Lessee shall use not suffer, or not permit to be suffered, any act to be done or any condition to exist on the Premises, or any article to be brought thereon, which constitutes a public or private nuisance or which voids or makes voidable any insurance then in force with respect thereto or makes it impossible to obtain insurance required to be furnished by Lessee hereunder.

5.2.2    Lessee shall not suffer or permit the Premises to be used by the public for any use prohibited by Section 5.2.1 above. In addition, Lessee shall not use the Premises, or permit the Premises to be used, in any manner which, in Lessor’s reasonable judgment is, reasonably likely to impair Lessor’s fee interest and title to the Premises, or make possible any claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Premises or any portion thereof. In the event Lessor reasonably believes that any of the then-existing uses of the Premises violate the terms of this Section 5.2.2, Lessor shall promptly notify Lessee of such violation in writing and Lessee agrees to cease (and to cause its employees, agents and representatives to cease) such actions at Lessee’s sole cost and expense.

  5.3     No Waste.  Lessee shall not permit or suffer to occur any physical waste, damage or injury to the Premises or Improvements or any part thereof.

  5.4     Competing Business.

5.4.1    Lessee agrees that during the Term, neither Lessee nor any of its Affiliates shall build or otherwise participate in the development of a new Gaming Facility (including a facility that has been shut down for a period of more than twelve (12) months) (but excluding the OTB Facility) (a “Greenfield Project”) within a twenty-five (25) mile radius outward from the outside boundary of the Premises (the “Radius Restriction”), unless Lessee shall first offer Lessor the opportunity to fund the acquisition and development of real property assets (but expressly excluding any operating assets relating thereto), acquire title to and lease the Greenfield Project to Lessee upon terms mutually acceptable to the parties (which terms with respect to Lessor funding such development shall include the terms set forth in Section 6.5 hereof regarding Capital Improvements) and otherwise substantially in the same form as this Lease. For purposes of calculating the Radius Restriction, the Premises shall be deemed to exclude the OTB Facility, but only for so long as Lessee is not eligible to operate slot machines or gaming tables of any kind within the OTB Facility; provided, however, that in the event that the Radius Restriction includes the OTB Facility, then the Radius Restriction shall consist of one 25-mile radius from the outside boundary of the Casino property and one 25-mile radius from the outside boundary of the OTB Facility. Within thirty (30) days of Lessor’s receipt of notice from Lessee providing the opportunity to fund and lease a Greenfield Project on terms mutually acceptable to the parties, Lessor shall notify Lessee as to whether it intends to participate in such Greenfield Project, and, if Lessor indicates such intent, the parties shall negotiate in good faith the terms and conditions upon which this would be effected, including the principal terms of any development or funding agreement which Lessor might require. Should Lessor notify Lessee that it does not intend to pursue such Greenfield Project (or should Lessor decline to notify Lessee of its affirmative response within such thirty (30) day period), or if the parties despite good faith efforts on both sides fail to reach agreement on the terms under such opportunity would be jointly pursued, in any such event, within fifteen (15) days after Lessor’s notice to Lessee of Lessor’s intent to participate in such Greenfield Project, then the Percentage Rent will thereafter (a) be subject to a floor which will be calculated based on the Percentage Rent that would have been paid in this Lease if Percentage Rent were adjusted based on Net Revenues for the calendar year immediately prior to the year in which the Greenfield Project is first opened to the public (the “Greenfield Floor”), and (b) be subject to normal periodic adjustments; provided that annual Percentage Rent may not be reduced below the Greenfield Floor. Notwithstanding anything to the contrary in this Section 5.4.1, Lessee and its Affiliates shall not be restricted under this Section 5.4.1 from (i) expanding the Premises under this Lease (subject to Lessee’s compliance with the terms of Section 6.5 and the other provisions of Article 6) and (ii) subject to the provisions of Section 5.4.5 hereof, acquiring or operating any competing Gaming Facility that is in operation at the time of its acquisition or operation by Lessee or its Affiliates.

5.4.2    Lessor agrees that during the Term, neither Lessor nor any of its Affiliates shall, without the prior written consent of the Lessee (which consent may be withheld in Lessee’s sole discretion), build or otherwise participate in the development of a Greenfield Project within the Radius Restriction. Notwithstanding anything to the contrary in this Section 5.4.2, (i) Lessor and its Affiliates shall not be restricted under this Section 5.4.2 from acquiring, financing or providing refinancing for any facility that is in operation or has been in operation at any time during the twelve month period prior to the time in question, and (ii) subject to the provisions of Section 5.4.4, Lessor and its Affiliates shall not be restricted under this Section 5.4.2 from expanding any Competing Facility existing at the time in question.

5.4.3    Lessee shall be permitted to construct Capital Improvements in accordance with the terms of Article 6 hereof.

5.4.4    Lessor shall be permitted to finance expansions of any Competing Facility within the Radius Restriction that is already in existence at any time in question, provided that the Percentage Rent shall thereafter be calculated monthly (based on (i) how much each preceding monthly Net Revenues is greater (or is less) than 1/12th of the portion of the Base Year Net Revenue attributable to the Premises, and (ii) not on how much the average annual Net Revenues is greater (or is less) than the trailing two (2) year period as would have otherwise been the case).

5.4.5    In the event Lessee or its Affiliate acquires or operates any existing competing Gaming Facility within the Radius Restriction (a “Competing Facility”), the Percentage Rent due will thereafter (a) be subject to a floor which will be based on the Percentage Rent that would have been paid for such Affected Facility if Percentage Rent were adjusted based on Net Revenues for the calendar year immediately prior to the year in which the competing facility is acquired or first operated by Lessee or its Affiliate (the “Competing Facility Floor”), and (b) be subject to normal periodic adjustments; provided that annual Percentage Rent may not be reduced below the Competing Facility Floor.

5.4.6    Lessor shall not be restricted under this Section 5.4 from acquiring or providing any kind of financing or refinancing to any Competing Facility within the Radius Restriction that is already in existence at any time in question.

5.4.7    Each of Lessor and Lessee shall not be restricted from participating in opportunities, including, without limitation, developing, building, purchasing or operating Gaming Facilities, outside the Radius Restriction at any time.

5.5        Prohibition on Amendments or Extensions of Subsurface, Oil, Mineral or Gas Leases and New Subsurface, Oil, Mineral or Gas Leases by Lessor.    Lessor agrees that, without Lessee’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Lessor (i) shall not, directly or indirectly, amend or extend (other than in connection with a lessee’s unilateral extension right expressly permitted within such Subsurface Lease) any subsurface, oil, mineral or gas lease or other right to occupy or access any portion of the ground beneath the Premises (any of the foregoing, a “Subsurface Lease”) or any above ground portion of the Premises that relates to a Subsurface Lease, in each case that is in effect as of the Commencement Date (including without limitation that certain Oil and Gas Lease dated August 13, 2013 by and between CCR Pennsylvania Racing, Inc. and Range Resources – Appalachia, LLC) (collectively, the “Existing Subsurface Leases”) and (ii) shall not, directly or indirectly, grant or enter into any Subsurface Lease, including without limitation any new oil and gas leases. In the event of any such amendment or extension (other than in connection with a lessee’s unilateral extension right expressly permitted within such Subsurface Lease) of any Existing

Subsurface Lease or any new Subsurface Lease, Lessee shall have the right to equally participate in such Subsurface Lease, including the right to share equally in any royalties or other payments thereunder, and the parties acknowledge that Lessee may condition its consent on receiving such an equal share.

ARTICLE 6

IMPROVEMENTS

6.1     Demolition and Alterations.

6.1.1    Lessee shall have the right to make any Capital Improvements or other alterations, modifications, and/or additions to the Premises (“Alterations”), without the consent of Lessor if the Capital Improvements or other Alterations are Minor Alterations. Major Alterations shall be subject to Lessor’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. For any Minor Alteration, Lessee shall, prior to commencing construction of such Minor Alteration, provide to Lessor a written description of such Minor Alteration, and on an ongoing basis, supply Lessor with related documentation and information as Lessor may reasonably request (including plans and specifications of any such Minor Alteration).

6.1.2    If Lessee desires to make a Major Alteration, Lessee shall provide Lessor copies of the plans and specifications in respect of all Major Alterations, which plans and specifications shall include in reasonable detail a general description of the proposal, the projected cost of construction and such plans and specifications, permits, licenses, contracts and other information concerning the proposal as Lessor may reasonably request. Such description shall indicate the use or uses to which such Major Alteration will be put and the impact, if any, on current and forecasted gross revenues and operating income attributable thereto. Without limitation of the foregoing, Lessor may condition its approval of any Major Alteration upon any or all of the following terms and conditions:

6.1.2.1    Such construction of a Major Alteration shall be effected pursuant to detailed plans and specifications approved by Lessor, which approval shall not be unreasonably withheld, conditioned or delayed;

6.1.2.2    Such construction of a Major Alteration shall be conducted under the supervision of a licensed architect or engineer selected by Lessee and approved by Lessor, which approval shall not be unreasonably withheld, conditioned or delayed;

6.1.2.3    If the cost of the Major Alteration exceeds $2,000,000, subject to CPI Increase, the filing by the general contractor of a waiver of mechanics’ liens in the appropriate public office;

6.1.2.4    [Reserved]

6.1.2.5    If the general contractor is required to provide a performance and payment bond pursuant to Section 6.1.2.4 above, the filing of each major subcontractor of a waiver of mechanics’ liens in the appropriate public office;

6.1.2.6    Such construction shall not be undertaken unless Lessee demonstrates to the reasonable satisfaction of Lessor the financial ability to complete the construction without adversely affecting its cash flow position or financial viability and without materially affecting the rent stream of the Premises during such construction; and

6.1.2.7    No Major Alterations will result in the Premises becoming a “limited use” property for purposes of United States federal income taxes.

6.1.3    Construction Requirements for All Alterations.    For all Major Alterations and Minor Alterations:

6.1.3.1    Lessee shall notify Lessor not less than ten (10) Business Days prior to the commencement of such construction of any Major Alteration and any time prior to the commencement of construction of any Minor Alteration;

6.1.3.2    Such construction shall not be commenced until Lessee shall have procured and paid for all municipal and other governmental permits and authorizations required to be obtained prior to such commencement, and Lessor shall join in the application for such permits or authorizations whenever such action is necessary; provided, however, that (i) any such joinder shall be at no cost or expense to Lessor; and (ii) any plans required to be filed in connection with any such application which require the approval of Lessor as hereinabove provided shall have been so approved by Lessor;

6.1.3.3    Such construction shall not, and, solely with respect to Major Alterations, Lessee’s licensed architect or engineer shall certify to Lessor that such construction shall not, impair the structural strength of any component of the Premises or overburden the electrical, water, plumbing, HVAC or other building systems of any such component in a manner that would violate applicable building codes or prudent industry practices;

6.1.3.4    Such construction shall conform to and comply with, and, solely with respect to Major Alterations, Lessee’s licensed architect or engineer shall certify to Lessor that the detailed plans and specifications conform to, and comply with, all applicable Legal Requirements, building, subdivision and zoning codes, laws, ordinances and regulations imposed by all governmental authorities having jurisdiction over the Premises;

6.1.3.5    Such construction shall, when completed, be of such a character as not to decrease the value of the Premises as it was immediately before such Alteration;

6.1.3.6    During and following completion of such construction, the parking and other amenities which are located on the Premises shall remain adequate for the operation of the Premises for the Permitted Uses, and in no event shall such parking be less than that which is required by law; provided, however, with Lessor’s prior consent and at no additional expense to Lessor, (i) to the extent additional parking is not already a part of a Major Alteration, Lessee may construct additional parking on the Premises; or (ii) Lessee may acquire off-site parking to serve the Premises as long as such parking shall be reasonably proximate to, and dedicated to, or otherwise made available to serve, the Premises;

6.1.3.7    All work done in connection with such construction shall be done (i) promptly, (ii) in a good and workmanlike manner, (iii) using first-class materials, (iv) resulting in work that is at least as good product and condition as the remaining areas of the Premises, and (v) in conformity with all Legal Requirements and insurance requirements under Section 8.1.6;

6.1.3.8    Lessee shall have delivered to Lessor evidence reasonably satisfactory to Lessor that all insurance requirements under Section 8.1.6 have been satisfied;

6.1.3.9    If by reason of the construction thereof, a new Certificate of Occupancy for any component of the Premises is required, Lessee shall obtain and furnish a copy of the same to Lessor promptly upon completion thereof; and

6.1.3.10    Promptly following the completion of such construction, Lessee shall deliver to Lessor “as built” drawings of such addition, certified as accurate by the licensed architect or engineer selected by Lessee to supervise such work, and copies of any new or revised certificates of occupancy.

  6.2     No Authority to Bind Fee.    Neither Lessee nor any Space Lessee or other subtenant, nor any agent, employee, representative, contractor, or subcontractor of Lessee, any Space Lessee or any other subtenant, shall have any power or authority to do any act or thing or to make any contract or agreement which will bind Lessor, or which may create or be the foundation for any mechanic’s lien or other lien or claim upon or against Lessor’s interest in the Premises. Lessor shall not have any responsibility to any Space Lessee, subtenant, contractor, subcontractor, supplier, materialman, workman, or other Person who shall engage in or participate in the design or construction of any improvements unless Lessor shall expressly undertake such obligation by an agreement in writing signed by Lessor. Nothing in this Lease shall be construed as in any way constituting a consent or request by Lessor, expressed or implied, by inference or otherwise, to any contractor, subcontractor, laborer, or materialman for the performance of any labor or the furnishing of any materials for any specific or general improvement, alteration, or repair of or to the Premises, the Improvements, or to any part thereof. Notwithstanding anything in this Lease, or in any other writing signed by Lessor to the contrary, neither this Lease nor any other writing signed by Lessor shall be construed as evidencing, indicating or causing an appearance that any erection, construction, alteration or repair to be done, or caused to be done, by Lessee is or was in fact for the immediate use and benefit of Lessor.

  6.3    Mechanics’ Liens.

6.3.1     If any mechanic’s lien, materialmen’s lien, supplier’s lien or other lien shall be filed against the Premises or any part thereof, based upon any act of Lessee or any Person claiming through or under Lessee or any Space Lessee, then within fifteen (15) days after obtaining knowledge thereof, Lessee shall (i) promptly take such action (by bonding, security deposit, payment or otherwise) as may be necessary to release or satisfy such lien, (ii) if Lessee desires to contest such lien, furnish to Lessor such security as Lessor may reasonably require to afford protection against such lien (not to exceed 100% of the lien claim), or (iii) if such lien is based on an act or omission of any tenant, at Lessee’s option, promptly enforce such tenant’s obligation under its lease to remove same, and if the tenant does not comply notwithstanding Lessee’s enforcement action, otherwise release or satisfy or contest the lien as set forth in (i) or (ii) above as applicable.

6.3.2    If Lessee shall fail to comply with Section 6.3.1 with respect to any mechanic’s lien, materialmen’s lien, supplier’s lien or other lien, then, in addition to any other right or remedy, on fifteen (15) days’ notice to Lessee, Lessor may, but shall not be obligated to, release such lien either by paying the amount claimed to be due or by procuring the release of such lien by deposit or by bonding proceedings. Lessee shall reimburse and pay to Lessor on demand any amount so paid by Lessor and all costs and expenses, including reasonable attorney’s fees, incurred by Lessor in connection therewith, together with interest thereon at the Default Interest Rate from the date such costs and expenses were incurred

  6.4     Title to Improvements.    Title to the Major Alterations and the Minor Alterations, in each case other than Alterations which were acquired by Lessor and leased by Lessor to Lessee, shall be in, and remain in, Lessee for and during the entire Term, but, except as otherwise expressly set forth herein, upon the expiration or termination of the Term shall vest in Lessor as to all Major Alterations and Minor Alterations then upon the Premises. Upon the expiration or termination of the Term, Lessee shall have the right, at its election, to remove all business and trade fixtures, moveable partitions, machinery and equipment that is owned by Lessee or any party claiming by, through or under Lessee solely at its expense in the Premises, (and Lessee shall repair all damage to the Premises caused by such removal) or surrender such Alterations to Lessor.

  6.5     Lessor’s Right of First Offer to Fund.    Lessee shall request that Lessor fund or finance the construction and acquisition of any Capital Improvement that includes Long-Lived Assets (along with reasonably related fees and expenses, such as title fees, costs of permits, legal fees and other similar transaction related costs) if the cost of such Capital Improvements constituting Long-Lived Assets is expected to be in excess of $3 million, and Lessee shall provide to Lessor any information about such Capital Improvements which Lessor may reasonably request (including any specifics regarding the terms upon which Lessee will be seeking financing for such Capital Improvements). Lessor may, but shall be under no obligation to, provide the funds necessary to meet the request. Lessor shall, as soon as reasonably practicable, but in any event not later than ten (10) Business Days after a receipt of a request to fund a proposed Capital Improvement pursuant to this Section 6.5, notify Lessee as to whether it will fund such proposed Capital Improvement and, if so, the terms and conditions upon which it would do so. If Lessor agrees to fund such proposed Capital Improvement, Lessee shall have ten (10) Business Days to accept or reject Lessor’s funding proposal. If Lessor declines to fund a proposed Capital Improvement (or declines to provide Lessee written notice within such ten (10) Business Day period of the terms of its proposal to fund such Capital Improvements), or if Lessee elects not to accept Lessor’s funding proposal, Lessee shall be permitted to obtain outside financing (subject to Article 12 and Article 14 hereof) or utilize then existing available financing for such Capital Improvement. If Lessor agrees to fund all or a portion of a proposed Capital Improvement and Lessee rejects the terms thereof, Lessee shall be permitted to either use then existing available financing or seek outside financing for such

Capital Improvement (subject to Article 12 and Article 14 hereof). If Lessee constructs a Capital Improvement with its then existing available financing or outside financing obtained in accordance with this Section 6.5, (i) except as may otherwise be expressly provided in this Lease to the contrary, following expiration or termination of the Term and any Renewal Terms, shall be either, at the option of Lessor, purchased by Lessor in accordance with the terms of Section 17.1 hereof or, if not purchased by Lessor, Lessee shall be entitled to remove such Capital Improvements; provided that the Premises is restored in a manner reasonably satisfactory to Lessor. If Lessor agrees to fund a proposed Capital Improvement and Lessee accepts the terms thereof, Lessee shall provide or cause to be provided to Lessor with the following prior to any advance of funds:

(a)        any information, certificates, licenses, permits or documents reasonably requested by Lessor which are necessary and obtainable to confirm that Lessee will be able to use the Capital Improvement upon completion thereof in accordance with the Permitted Use, including all required federal, state or local government licenses and approvals;

(b)        an Officer’s Certificate and, if requested, a certificate from Lessee’s architect providing appropriate backup information, setting forth in reasonable detail the projected or actual costs related to such Capital Improvements;

(c)        an amendment to this Lease (and any development or funding agreement agreed to in accordance with this Section 6.5), in a form reasonably agreed to by Lessor and Lessee, which may include, among other things, an increase in the Rent in amounts as agreed upon by the parties hereto pursuant to the agreed funding proposal terms described above and other provisions as may be necessary or appropriate;

(d)        a deed conveying title to Lessor to any land acquired for the purpose of constructing the Capital Improvement free and clear of any liens or encumbrances except those approved by Lessor, and accompanied by an ALTA survey thereof satisfactory to Lessor;

(e)        for each advance, endorsements to any outstanding policy of title insurance covering the Premises or commitments therefor reasonably satisfactory in form and substance to Lessor (i) updating the same without any additional exception except those that do not materially affect the value of such land and do not interfere with the use of the Premises or as may be approved by Lessor, which approval shall not be unreasonably withheld, and (ii) increasing the coverage thereof by an amount equal to the cost of the Capital Improvement, except to the extent covered by the owner’s policy of title insurance referred to in clause (f) below;

(f)        if appropriate, an owner’s policy of title insurance insuring the fair market value of fee simple title to any land and improvements conveyed to Lessor free and clear of all liens and encumbrances except those that do not materially affect the value of such land and do not interfere with the use of the Premises or are approved by Lessor, which approval shall not be unreasonably withheld; provided that if the requirement in this clause (f) is not satisfied (or waived by Lessor), Lessee shall be entitled to seek third party financing or use available financing in lieu of seeking such advance from Lessor;

(g)        if requested by Lessor, an appraisal by a member of the Appraisal Institute of the Premises indicating that the fair market value of the Premises upon completion of the Capital Improvement will exceed the fair market value of the Premises immediately prior thereto by an amount not less than ninety-five percent (95%) of the cost of the Capital Improvement; provided that if the requirement in this clause (g) is not satisfied (or waived by Lessor), Lessee shall be entitled to seek third party financing or use available financing in lieu of seeking such advance from Lessor; and

(h)        such other billing statements, invoices, certificates, endorsements, opinions, site assessments, surveys, resolutions, ratifications, lien releases and waivers and other instruments and information reasonably required by Lessor.

ARTICLE 7

IMPOSITIONS

  7.1     Lessee to Pay.     Subject to Section 7.5, Lessee shall pay, before any fine, penalty, interest or cost that may be added thereto for the nonpayment thereof, all real estate taxes (including any business improvement district fees), assessments, water and sewer rents and charges, use and occupancy taxes, license and permit fees, vault space rent and other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature for public improvements or benefits (collectively, “Impositions”), which are assessed, levied, confirmed, imposed, become a lien or become payable during the Term upon or in respect of the Premises, the Improvements or the sidewalks, streets or vaults adjacent to the Premises (collectively, “Taxable Area”); provided that:

7.1.1    Any Imposition which relates to any period prior to the Commencement Date shall be paid by Lessor;

7.1.2    Any Imposition (or installment thereof referred to in Section 7.1.2) which relates to any period, a part of which is subsequent to the Term, shall be prorated between Lessor and Lessee so that Lessee shall pay only that proportion thereof which the part of such period within the Term bears to the entire period; and

7.1.3    Any Imposition payable by Lessee which would not otherwise be due until after the Term, shall be paid by Lessee to Lessor upon the last day of such Term (prorated as provided above); provided that if any assessment becomes a lien during the Term and is payable in installments, Lessee shall pay only the installments thereof which become due and payable during the Term.

  7.2     No Liability for Lessor’s Taxes.     Nothing contained in this Lease shall require Lessee to pay and “Impositions” shall not include (i) any income, franchise, corporate, succession, inheritance or capital levy tax of Lessor, or (ii) any franchise, gross receipts, income, profits or revenue tax or charge upon the rent received by Lessor under this Lease, any transfer, recordation or similar tax incident to a transfer of Lessor’s interest in the Premises; provided that if, at any time during the Term, the methods or scope of taxation prevailing at the Commencement Date shall be altered or enlarged so as to cause the whole or any part of the taxes, assessments, levies, charges, or any other Impositions now or hereafter levied, assessed or imposed on real estate and the improvements thereof to be levied, assessed and imposed, wholly or partially in substitution therefor upon Lessor or upon the Rent and/or Additional Rent payable to Lessor, then all such taxes, assessments, levies, charges or Impositions, or the part thereof, so measured or based, shall be deemed to be included within the term “Impositions” for purposes of this Lease, to the extent that such Impositions would be payable if the Taxable Area were the only property interests of Lessor subject to such Impositions, and Lessee shall pay and discharge the same as herein provided in respect of the payment of Impositions. Lessor shall, within ten (10) Business Days, forward to Lessee any material bills, invoices or other correspondence received by Lessor or its Affiliates regarding Impositions.

7.3     Evidence of Payment.     Lessee shall be responsible for obtaining bills for all Impositions directly from the applicable taxing authority. Lessee shall furnish to Lessor official receipts of the appropriate taxing authority or other reasonable evidence demonstrating payment of any Imposition payable by Lessee before any penalty, fine, interest or cost would become payable thereon for non-payment thereof.

7.4     Lessor’s Right to Pay Impositions.     If any Imposition shall not have been paid as required in Section 7.1 and such failure continues for ten (10) Business Days after Lessee’s receipt of notice thereof from Lessor, then Lessor may, but shall not be required to, pay the same, and shall thereupon become entitled to repayment by Lessee of the same on demand, together with all penalties and late fees, with interest thereon at the Default Interest Rate for the period from the date of payment by Lessor until repaid by Lessee.

7.5     Contest of Impositions.

7.5.1     Lessee may in good faith contest, seek to abate or otherwise challenge any Imposition in either Lessee’s name or Lessor’s name, or any or all of them, and may take any and all action with respect thereto as it may deem necessary or advisable, and Lessor shall cooperate with Lessee and execute such papers as may from time to time be necessary to bring, defend or facilitate such proceedings; provided that Lessor shall not be subject to any cost or liability as a result thereof and Lessee shall indemnify and save Lessor harmless from and against all such costs, and liabilities and expenses incurred in connection with such proceedings; and provided, further, that Lessee may not undertake any challenge to any Imposition that creates any risk that the Premises or Leasehold Estate will be sold for non-payment of such Imposition unless Lessee provides a bond, indemnity or other assurance reasonably satisfactory to Lessor that all Impositions being challenged, together with all interest and penalties thereon, will be paid as finally determined and in all events before any sale of the Premises or Leasehold Estate as a result of such non-payment. All refunds and abatements of Impositions payable during the Term shall belong to Lessee unless such Impositions are payable with respect to a period any portion of which is after the expiration of the Term, in which event such refund shall be apportioned between Lessor and Lessee based upon the portions of the period covered by such Imposition which are during and after the Term.

7.5.2     If in connection with such proceedings Lessee shall defer payment of any Imposition, Lessee shall deposit with Lessor such reasonable security for the payment therefor as Lessor may request. Upon termination of such proceedings, Lessee shall pay the amount, if any, of such Imposition as finally determined therein, the payment of which may have been deferred during the prosecution of such proceedings, together with all fees, penalties or other liabilities in connection therewith. Upon such payment, Lessor shall return all security deposited as aforesaid, with interest earned thereon, if any (or, at Lessee’s request, Lessor shall apply the security to make such payment), to the extent not applied to make such payment.

7.5.3     With respect to Impositions which are payable after expiration of the Term, Lessor may in good faith contest, seek to abate or otherwise challenge such Imposition in either Lessee’s name or Lessor’s name, or any of them, and may take any and all action with respect thereto as it may deem necessary or advisable, and Lessee shall cooperate with Lessor and execute such papers as may from time to time be necessary to bring, defend or facilitate such proceedings; provided that Lessee shall not be subject to any material cost or liability as a result thereof and Lessor shall indemnify and save Lessee harmless from and against all such costs, and liabilities and expenses incurred in connection with such proceedings. All refunds and abatements shall belong to Lessor, unless the period covered by such Impositions shall include any portion of the Term, in which event the same shall be apportioned between Lessee and Lessor based upon the portions of the period covered by such Imposition which are during and after the Term.

7.6     Impound Account.     At Lessor’s option following any occurrence of a monetary or material non-monetary Event of Default (to be exercised by thirty (30) days’ written notice to Lessee), Lessee shall be required to deposit, at the time of any monthly payment of Rent, an amount equal to one-twelfth of the sum of Lessee’s estimated annual Impositions (as reasonably determined by Lessor based on the most recently available assessments and tax rates) into an impound account designated and controlled by Lessor. Such amounts shall be applied by Lessor to the payment of the obligations in respect of which said amounts were deposited in such order of priority as Lessor shall reasonably determine, on or before the respective dates on which the same or any of them would become delinquent. The reasonable cost of administering such impound account shall be paid by Lessee. Lessee shall not be entitled to interest on funds deposited with Lessor or contained in any impound account established pursuant to this Section 7.6. Nothing in this Section 7.6 shall be deemed to affect any right or remedy of Lessor hereunder.

7.7     Tax Service.     During the Term, Lessor shall have the right to contract with a third party tax reporting service or consultant to monitor the timely payment of Impositions by Lessee under this Lease and provide Lessor with reports relating to the same. The out-of-pocket cost to Lessor (or a reasonable allocation of such cost to Lessor if such service or consultant also monitors and provides reports with respect to other properties of Lessor or its Affiliates), shall be reimbursed by Lessee to Lessor promptly upon demand, as an Additional Rent under this Lease.

ARTICLE 8

INSURANCE

8.1     General Insurance Requirements.     During the Term, Lessee shall at all times keep the Premises, and all property located in or on the Premises, including the Improvements, insured with the kinds and amounts of insurance described below. Each element of insurance described in this Article shall be maintained with respect to the Premises and the Personal Property and operations thereon. Such insurance shall be written by companies authorized to conduct business in the State. All liability type policies must name Lessor as an “additional insured” and shall be primary and non-contributory to any insurance or self-insurance of Lessor. All property policies shall name Lessor as “loss payee” for its interest in the Premises. All business interruption policies shall name Lessor as “loss payee” with respect to Rent and Additional Rent only. Losses shall be payable to Lessor and/or Lessee as provided in Article 9. In addition, the policies, as appropriate, shall name as an “additional insured” or “loss payee” each Fee Mortgagee and Qualifying Mortgagee as an “additional insured” or “loss payee”. Any loss adjustment shall require the prior written consent of Lessor and Lessee if (a) the amount of the loss, gross of applicable deductible, is $250,000 or greater, or (b) such loss affects the Long-Lived Assets in whole or in part. All other loss adjustments shall not require the prior written consent of Lessor. Evidence of insurance shall be deposited with Lessor and, if applicable and requested, any Fee Mortgagee. Lessee shall provide Lessor copies of all insurance policies required in this section upon written request of Lessor. The insurance policies required to be carried by Lessee hereunder shall insure against all the following risks with respect to the Premises:

8.1.1     Loss or damage by fire, vandalism and malicious mischief, extended coverage perils commonly known as “All Risk” and insured by an ISO Special Causes of Loss (or equivalent) property insurance policy and all other physical loss perils normally included in such policy, including but not limited to sprinkler leakage, earthquake (including earth movement), flood, terrorism, and windstorm (including named windstorm) in an amount not less than the insurable value on a Maximum Foreseeable Loss basis and including a building ordinance coverage endorsement; provided that in the event there are exclusions or limitations from coverage for any or all of the perils of earthquake, flood, windstorm (including named windstorm) or terrorism (“Exclusions”), and an extended coverage endorsement or waiver of such exclusions are available only for an additional premium that is more than 2.5 times the average premium paid by Lessee (or prior operator of the Premises) over the preceding three years for the insurance policy contemplated by this Section 8.1.1 (such 2.5 times the average premium, the “Exclusion Endorsement Premium”), then Lessee shall be entitled and required to purchase the maximum insurance coverage for the Exclusions it deems most efficient and prudent to purchase with the Exclusion Endorsement Premium and Lessee shall not be required to spend additional funds (other than the Exclusion Endorsement Premium) to cover the Exclusions. In all cases, Lessee shall have the right to limit maximum insurance coverage for loss or damage by earthquake (including earth movement), windstorm and terrorism to Two Hundred Million Dollars ($200,000,000), or as may be reasonably requested by Lessor and commercially available as set forth in the preceding sentence. Lessee shall notify Lessor of the coverage purchased with the Exclusion Endorsement Premium thirty days (30) prior to coverage inception;

8.1.2     To the extent not covered by the insurance policy under Section 8.1.1, loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the Premises, with a limit equal to the limits of the insurance policy required in Section 8.1.1 hereof;

8.1.3     Loss of rental value in an amount not less than twelve (12) months’ Rent payable hereunder or business interruption in an amount not less than twelve (12) months of income and normal operating expenses including 90-days ordinary payroll and Rent payable hereunder with an extended period of indemnity coverage of at least ninety (90) days necessitated by the occurrence of any of the hazards described in Sections 8.1.1 or 8.1.2; provided, however, that in the event of a Lessee COC whereby Lessee ceases to be wholly owned Subsidiary (directly or indirectly) of Pinnacle Entertainment, Inc. (formerly known as PNK Entertainment, Inc.), then, Lessee shall within ninety (90) days from such event obtain loss of rental value coverage in an amount not less than thirty-six (36) months’ Rent payable hereunder or business interruption in an amount not less than thirty-six (36) months of income coverage, in each case to the extent such increase in coverage is available at commercially reasonable premiums; provided, further, that such obligation to increase such coverage amounts to thirty-six (36) months shall not apply (i) in the case of Lessee COC whereby the Person that acquires such beneficial ownership or control of 100% of the Equity Interests in Lessee is a Discretionary Transferee (as such term is defined in that form of Master Lease filed as Exhibit 10.18 to that certain Form 10 filed with Securities Exchange Commission by PNK Entertainment, Inc. on December 22, 2015) at the time of such transfer;

8.1.4     Claims for personal injury, advertising injury or property damage under a policy of commercial general public liability insurance with amounts not less than One Hundred Million Dollars ($100,000,000) each occurrence and One Hundred Million Dollars ($100,000,000) in the annual aggregate; provided that such requirements may be satisfied through the purchase of a primary general liability policy and excess liability policies;

8.1.5     During such time as Lessee is constructing any Alterations or other improvements, Lessee, at its sole cost and expense, shall carry, or cause to be carried (i) workers’ compensation insurance and employers’ liability insurance covering all persons employed in connection with the improvements in statutory limits, (ii) a completed operations endorsement to the commercial general liability insurance policy referred to above extending coverage through the applicable statute of repose, (iii) builder’s risk insurance including delay in start-up for a period of six (6) months, completed value form (or its equivalent), covering all physical loss, in an amount equal to 100% of the value of the applicable Alterations or other improvements, and subject to policy conditions reasonably satisfactory to Lessor, and (iv) such other insurance, in such amounts, as Lessor deems reasonably necessary to protect Lessor’s interest in the Premises from any act or omission of Lessee’s contractors or subcontractors; and

8.1.6     Flood (when any of the improvements comprising the Leased Property of the Premises is located in whole or in part within a designated 100-year flood plain area) in an amount not less than the greater of (i) probable maximum loss of a 250 year event, and (ii) One

8 NTD: Replace with reference to signed Master Lease if signed prior to entering into this Lease.

Hundred Million Dollars ($100,000,000), and such other hazards and in such amounts as may be customary for comparable properties in the area.

8.2     Maximum Foreseeable Loss.     The term “Maximum Foreseeable Loss” shall mean the largest monetary loss within one area that may be expected to result from a single fire with protection impaired, the control of the fire mainly dependent on physical barriers or separations and a delayed manual firefighting by public and/or private fire brigades. If Lessor reasonably believes that the Maximum Foreseeable Loss has increased at any time during the Term, it shall have the right (unless Lessee and Lessor agree otherwise) to have such Maximum Foreseeable Loss redetermined by an impartial national insurance company reasonably acceptable to both parties (the “Impartial Appraiser”), or, if the parties cannot agree on an Impartial Appraiser, then by an Expert appointed in accordance with Section 17.4. The determination of the Impartial Appraiser (or the Expert, as the case may be) shall be final and binding on the parties hereto, and Lessee shall forthwith adjust the amount of the insurance carried pursuant to this Article 8 to the amount so determined by the Impartial Appraiser (or the Expert, as the case may be). Each party shall pay one-half (1/2) of the fee, if any, of the Impartial Appraiser. If Lessor pays the Impartial Appraiser, fifty percent (50%) of such costs shall be Additional Charges hereunder and if Lessee pays such Impartial Appraiser, fifty percent (50%) of such costs shall be a credit against the next Rent payment hereunder. If Lessee has undertaken any structural alterations or additions to the Premises having a cost or value in excess of Twenty Five Million Dollars ($25,000,000), Lessor may at Lessee’s expense have the Maximum Foreseeable Loss redetermined at any time after such improvements are made, regardless of when the Maximum Foreseeable Loss was last determined.

8.3     Additional Insurance.     In addition to the insurance described above, Lessee shall maintain such additional insurance upon notice from Lessor as may be reasonably required from time to time by a Qualifying Mortgagee or Fee Mortgagee (but only to the extent such additional insurance is consistent with changes after the Commencement Date in insurance coverages maintained by operators of properties similar to the Premises that are operating in accordance with the Applicable Standards) and shall further at all times maintain adequate workers’ compensation coverage and any other coverage required by Legal Requirements for all Persons employed by Lessee on the Premises in accordance with Legal Requirements.

8.4     Waiver of Recovery Rights/Subrogation.     Lessee waives all rights of recovery and shall cause its Insurers to waive their rights of subrogation against Lessor and its Affiliates and any of their agents and employees for loss or damage covered or paid by any of the insurance maintained by Lessee pursuant to this Lease or any Claims related thereto. The Lessor waives all rights of recovery and shall causes its Insurers to waive their rights of subrogation against Lessee and its Affiliates and any of their agents and employees for loss or damage covered or paid by any of the insurance maintained by the Lessor applicable to the Premises or this Lease, or any Claims related thereto.

8.5     Policy Requirements.     All of the policies of insurance referred to in this Article shall be written in form reasonably satisfactory to Lessor, on an “occurrence” (or “claims made” basis for liability insurance provided the Lessee obtain continuous coverage for claims arising during the lease term, and continues coverage, obtain a “tail” or obtain an extended reporting period for at least three (3) years beyond the expiration of the lease term) basis if a liability policy, and issued by insurance companies with a rating of at least “A-” and a financial rating of “VII” in the most recent version of Best’s Key Rating Guide. The property insurance policy shall be on a replacement cost value basis with no co-insurance requirements. Lessee shall pay all of the premiums therefor, and deliver such policies or certificates thereof to Lessor prior to their effective date (and with respect to any renewal policy, prior to the expiration of the existing policy), and in the event of the failure of Lessee either to effect such insurance in the names herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to Lessor, at the times required, Lessor shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, in which event the cost thereof, together with interest thereon at the Default Interest Rate, shall be repayable to Lessor upon demand therefor. Lessee agrees that it will give to Lessor thirty (30) days’ (or ten (10) days’ in the case of non-payment of premium) written notice before the policy or policies in question shall be altered, allowed to expire or cancelled. Upon written request by Lessor, Lessee shall provide Lessor copies of the property insurance policies when issued by the insurers providing such coverage.

8.6     Increase in Limits.     If, from time to time after the Commencement Date, Lessor determines in the exercise of its reasonable business judgment that the limits of the personal injury or property damage-public liability insurance then carried pursuant to Section 8.1.4 hereof are insufficient as compared to comparable facilities of similar size and design in the same market as the Premises, Lessor may give Lessee notice of acceptable limits for the insurance to be carried provided, in no event will Lessee be required to carry insurance in an amount which exceeds the product of (i) the amounts set forth in Section 8.1.1 hereof and (ii) the CPI Increase; and within ninety (90) days after the receipt of such notice, the insurance shall thereafter be carried with limits as prescribed by Lessor until further increase pursuant to the provisions of this Section.

8.7     Blanket Policy.     Notwithstanding anything to the contrary contained in this Article 8, Lessee’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Lessee’s Parent; provided however that the requirements of this Article 8 are otherwise satisfied; and provided further that Lessee maintains specific allocations acceptable to Lessor.

8.8     No Separate Insurance.     Lessee shall not, on Lessee’s own initiative or pursuant to the request or requirement of any third party, (i) take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article 8 to be furnished by, or which may reasonably be required to be furnished by, Lessee or (ii) increase the amounts of any then-existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lessor, are included therein as additional insureds and the loss is payable under such insurance in the same manner as losses are payable under this Lease.

8.9     Indemnification of Lessor.     In addition to the other indemnities contained herein, and notwithstanding the existence of any insurance carried by or for the benefit of Lessor or Lessee, and without regard to the policy limits of any such insurance, except as otherwise expressly provided in this Lease (including without limitation Section 18.5 hereof), Lessee shall protect, indemnify, save harmless and defend Lessor from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys’, consultants’ and experts’ fees and expenses, imposed upon or incurred by or asserted against Lessor by reason of: (i) any accident, injury to or death of Persons or loss of or damage to property occurring on or about the Premises or adjoining sidewalks under the control of Lessee; (ii) any use, misuse, non-use, condition, maintenance or repair by Lessee of the Premises; (iii) any failure on the part of Lessee to perform or comply with any of the terms of this Lease; (iv) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Premises to be performed by any party thereunder; (v) any claim for malpractice, negligence or misconduct committed by any Person on or working from the Premises; and (vi) the violation by Lessee of any Legal Requirement. Any amounts which become payable by Lessee under this Article 8 shall be paid within ten (10) days after liability therefor is determined by a final non appealable judgment or settlement or other agreement of the parties, and if not timely paid shall bear interest at the Default Interest Rate from the date of such determination to the date of payment. Lessee, at its sole cost and expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Lessor. For purposes of this Article 8, any acts or omissions of Lessee, or by employees, agents, assignees, contractors, subcontractors or others acting for or on behalf of Lessee (whether or not they are negligent, intentional, willful or unlawful), shall be strictly attributable to Lessee.

ARTICLE 9

CASUALTY

9.1     Notice of Casualty.     If the Premises shall be damaged or destroyed, in whole or in part, by fire or other casualty, Lessee shall give prompt notice thereof to Lessor.

9.2     Damage.     If the Premises shall be damaged or destroyed by fire or other casualty, Lessee shall commence, as soon as is reasonable in the circumstances, and continue thereafter diligently and continuously restore the same as nearly as possible to the condition they were in immediately prior to such damage or destruction; provided, that Lessee shall not be required to rebuild any Alterations made by Lessee following the date hereof except to the extent any such Alterations were Required Alterations.

9.3     Disposition of Insurance Proceeds.     Subject to Section 9.10 hereof, all proceeds payable by reason of any loss or damage to the Premises, or any portion thereof, under any policy of insurance carried hereunder shall be paid to an escrow account held by an Eligible Institution in an Eligible Account or otherwise in a third party depositary reasonably acceptable to Lessor and Lessee (pursuant to an escrow agreement and/or escrow instructions mutually acceptable to the Lessor and Lessee) and made available to Lessee upon request from time to time for the reasonable costs of business interruption, reconstruction and repair, as the case may be, of any damage to or destruction of the

Premises, or any portion thereof; provided, however, that the portion of such proceeds that are attributable to Lessee’s obligation to pay Rent or Additional Rent shall be applied against Rent and Additional Rent due by Lessee hereunder; and provided, further, that if the total amount of proceeds payable is One Hundred Fifty Thousand Dollars ($150,000) or less, and, if no Event of Default has occurred and is continuing, the proceeds shall be paid to Lessee and, subject to the limitations set forth in this Article 9, used for the repair of any damage to the Premises. Lessee shall have the right to prosecute and settle insurance claims; provided that Lessee shall consult with and involve Lessor in the process of adjusting any insurance claims under this Article 9 and any final settlement with the insurance company shall be subject to Lessor’s consent, such consent not to be unreasonably withheld. Any insurance proceeds referred to in this Section 9.3 that have not been disbursed for the purposes stated herein at any time after this Lease has been terminated shall be paid to Lessor. All salvage of the Premises resulting from any risk covered by insurance shall belong to Lessor. Lessor shall not have any rights to the insurance proceeds associated with the Personal Property of Lessee.

9.4     Lessee’s Obligations Following Casualty.

9.4.1     If the Premises is damaged, whether or not from a risk covered by insurance carried by Lessee, except as otherwise provided herein, (i) Lessee shall restore such Premises, to substantially the same condition as existed immediately before such damage; provided, that Lessee shall not be required to rebuild any Alterations made by Lessee following the date hereof except to the extent any such Alterations were Required Alterations, and (ii) such damage shall not terminate this Lease.

9.4.2     If Lessee restores the Premises and the estimated cost of the repair or restoration exceeds the amount of proceeds received from the insurance, Lessee shall provide Lessor with evidence reasonably acceptable to Lessor, prior to commencing restoration or repairs, that Lessee has available to it any excess amounts needed to restore the Premises to substantially the same condition as existed immediately before such damage or casualty. Such excess amounts necessary to restore the Premises shall be paid by Lessee.

9.4.3     If Lessee has not restored the affected Premises and gaming operations have not re-commenced by the date that is the third anniversary of the date of any casualty, all remaining insurance proceeds shall be paid to and retained by Lessor free and clear of any claim by or through Lessee (less any amount of such proceeds, to Lessee to reimburse Lessee for restoration costs already incurred by Lessee in accordance with the terms hereof).

9.4.4     In the event neither Lessor nor Lessee is required or elects to repair and restore the Premises, subject to Section 9.10 hereof, all insurance proceeds, other than proceeds reasonably attributed to any Capital Improvements funded by Lessee (and, subject to no Event of Default having occurred and being continuing, any business interruption proceeds in excess of Lessee’s Rent obligations hereunder), which proceeds shall be and remain the property of Lessee, shall be paid to and retained by Lessor free and clear of any claim by or through Lessee except as otherwise specifically provided below in this Article 9.

9.5     Uninsured Casualty.     If the Premises (or any portion thereof) is damaged or destroyed from a risk not covered by insurance carried by Lessee, or insurance proceeds are otherwise not made available to Lessee or are insufficient to cover the entire cost of restoration, Lessee at its expense shall nevertheless restore the Premises to substantially the same condition it was in immediately before such damage or destruction and such damage or destruction shall not terminate this Lease with respect to the Premises. Lessee shall provide Lessor with evidence reasonably acceptable to Lessor, prior to commencing restoration or repairs, that Lessee has available to it the estimated amount needed to restore the Premises to substantially the same condition as existed immediately before such damage or casualty.

9.6     Lessee’s Continuing Liability.     This Lease shall remain in full force and effect and Lessee’s obligation to pay the Rent, all Additional Rent and all other charges payable by Lessee under this Lease, shall continue and shall not be affected by, or abated as a result of, any damage or destruction of the Premises by fire or other casualty. Upon the occurrence of any casualty that has a negative impact on Net Revenue, the Percentage rent shall continue during the period required to make all necessary repairs at the same rate (calculated as though there has not been a negative impact on Net Revenue) then in effect immediately prior to the occurrence of such casualty and until such time as the affected Leased Property is rebuilt and gaming operations have recommenced thereon (or such time as this lease has been terminated).

9.7     Insurance Negotiations.     Lessee shall have the right to conduct all insurance settlement negotiations and, so long as Lessee is acting in good faith and using commercially reasonable efforts to maximize insurance proceeds with respect thereto, to make a final settlement binding upon all parties having an interest therein. The parties not conducting such negotiations and settlement agree to cooperate with the other party in such negotiations and settlement. In any event, Lessee shall furnish Lessor with a reasonable estimate of the amount of the prospective insurance recovery as soon as such information is available to Lessee, and from time to time to furnish updated estimates thereof to Lessor. Lessee shall keep Lessor reasonably apprised of all material settlement negotiations and shall use commercially reasonable efforts to afford Lessor an opportunity to review all settlement proposals prior to acceptance by Lessee or a Qualifying Mortgagee; provided Lessor’s approval (which approval shall not be unreasonably withheld) shall be required for any settlement related to a claim in excess of $1,000,000.

9.8     Waiver.     Lessee waives any statutory rights of termination which may arise by reason of any damage or destruction of the Premises but such waiver shall not affect any contractual rights granted to Lessee under this Article 9.

9.9     Termination.     If, at any time commencing on the date which is twelve (12) months prior to the Initial Expiration Date or any Expiration Date for a Renewal Term, 50% or more of the square feet of the Improvements are so damaged or destroyed by fire or other casualty that they are rendered substantially untenantable, Lessee shall have the right, upon ten (10) Business Days’ prior written notice to Lessor, to terminate this Lease. Upon the date which is ten (10) Business Days following Lessor’s receipt of such notice, this Lease shall be deemed terminated and of no further force and effect and all insurance proceeds in connection with such casualty, shall be paid to, and retained by, Lessor free and clear of any claim by or through Lessee.

9.10     Lessee’s Right to Certain Insurance.     Notwithstanding anything herein to the contrary, in the event the Premises is damaged or destroyed, in whole or in part, by fire or other casualty, Lessor acknowledges and agrees that Lessee shall have sole right to any business interruption insurance proceeds maintained by Lessee in connection with the Premises; provided, however, Lessee’s obligation to pay Rent and Additional Rent shall not be abated hereunder as a result of such damage or destruction and, Lessee shall continue to pay to Lessor all Rent and Additional Rent as the same shall become due and payable. Any such insurance proceeds shall be paid directly to Lessee and shall not be held in escrow pursuant to the terms of Section 9.3 hereof.

ARTICLE 10

CONDEMNATION

10.1     Taking of Entire Premises.     If the entire Premises shall be permanently taken by exercise of the power of eminent domain or condemnation (or by purchase in lieu thereof), then this Lease shall terminate as of the time when Lessor is divested of its interest in the Premises, and the Rent and the Additional Rent theretofore paid or then payable shall be apportioned and paid up to the date of termination, and any unearned Rent or Additional Rent shall be refunded by Lessor to Lessee.

10.2     Taking of Substantial Portion of Premises.     If a substantial portion of the Premises and the Improvements shall be so taken, but less than the entire Premises and the Improvements, such that the balance of the Premises and the Improvements remaining after such taking shall be reasonably uneconomical for the operation of the Improvements for their Permitted Use as rentable facilities capable of producing a fair and reasonable net income therefrom, then this Lease shall terminate as of the time when Lessor is divested of its interest in the Premises, and the Rent and Additional Rent theretofore paid or then payable shall be apportioned and paid up to the date of termination, and any unearned Rent or Additional Rent shall be refunded to Lessee by Lessor.

10.3     Distribution of Proceeds.     If this Lease is terminated pursuant to Section 10.1 or 10.2, the provisions of this Section 10.3 and Sections 10.4, 10.7 and 10.8 shall survive any such termination, and Lessor and Lessee shall cooperate in negotiations or litigation with the taking authority to secure an award with respect to the Premises and the Improvements. Lessor shall collect such award and shall deposit such award (less the cost, if any, incurred by Lessor in connection with the collection of such award), in trust, with an Eligible Institution in an Eligible Account, reasonably acceptable to Lessor, Lessee, whose fees and charges shall be paid out of such amount. Such award shall be paid and distributed by the depository in accordance with the following schedule:

10.3.1     first, the award shall be paid to Lessor until Lessor has recovered (through the distribution plus the value of any portion of the Lessor’s fee interest in the Premises not taken in a partial taking), the Condemnation Land Value as determined pursuant to Section 10.7;

10.3.2     second, the award shall be paid pari passu to reimburse Lessor and Lessee for any costs incurred in recovering such award; and

10.3.3     third, the award, if any, shall be paid to the Qualifying Mortgagee to the extent of the outstanding balance due under the Qualifying Mortgage;

10.3.4     fourth, the award, if any, shall be paid to Lessee to reimburse Lessee for the then-existing depreciated book value of any Alterations to the Premises made by Lessee following the date hereof which were not Required Alterations, and which were taken in the condemnation; and

10.3.5     fifth, the balance of the award shall be paid to Lessor.

Notwithstanding anything to the contrary contained in this Section 10.3, any amounts payable to Lessee under this Section 10.3 shall first be paid to any Qualifying Mortgagee in an amount equal to the outstanding indebtedness under its Qualifying Mortgage.

10.4     Independent Claims by Lessee.     Notwithstanding any contrary provisions of this Article 10, Lessee may make its own claim against the taking authority for a separate award for such business damages and/or consequential damages as may be allowed by Legal Requirements which do not constitute part of the compensation for the Premises.

10.5     Other Taking.     If only an insubstantial portion of the Premises and the Improvements shall be taken by eminent domain or condemnation, or by purchase in lieu thereof, then this Lease shall remain in full force and effect and Lessee shall, at its sole cost and expense (except as otherwise provided in the immediately following sentence), repair, alter and restore the remaining portions of the Improvements so that the same shall be a complete architectural unit reasonably comparable to the character and condition as existed immediately prior to such condemnation, considering all relevant factors, including all Legal Requirements, with such modifications as Lessee shall elect to make, subject to the provisions of Article 6 (such repair and restoration, collectively the “Condemnation Work”), and the Base Rent shall be reduced by the Taking Percentage. In either event, Lessor shall collect such award and deposit it with an Eligible Institution in an Eligible Account for application in accordance with the terms of this Lease. The reasonable and customary fees and charges of the Eligible Institution shall be deducted from time to time from the sums on deposit, and the balance of such award shall be paid and distributed in accordance with the following schedule:

10.5.1     first, the award shall be paid pari passu to reimburse Lessor, Lessee and any Qualifying Mortgagee for any costs incurred in recovering such award;

10.5.2     second, the award shall be paid to Lessee in periodic installments as the Condemnation Work progresses (upon presentation to the Qualifying Mortgagee or such trustee of satisfactory invoices and stage completion estimates with accompanying architect’s certifications) to pay for the cost of the Condemnation Work as aforesaid; provided that if the award payable to Lessee as reimbursement for the cost of the Condemnation Work as aforesaid is not sufficient for such purpose, Lessee shall nonetheless, at its own cost and expense, provide the funds necessary to complete the Condemnation Work and prior to commencing any

Condemnation Work, Lessee shall provide Lessor with evidence reasonably acceptable to Lessor, that Lessee has available to it any excess amounts needed to complete such Condemnation Work; and

10.5.3     third, provided the award was sufficient to pay 100% of all hard and soft costs of the Condemnation Work, the balance of the award shall be paid to the Lessor.

Notwithstanding anything to the contrary contained in this Section 10.5, any amounts payable to Lessee under this Section 10.5 (other than pursuant to Section 10.5.2) shall first be paid to any Qualifying Mortgagee in an amount equal to the outstanding indebtedness under its Qualifying Mortgage.

10.6     Temporary Taking.     If the temporary use of the whole or any part of the Premises and the Improvements shall be taken for any public or quasi-public purpose, by the exercise of the right of condemnation or eminent domain, or by agreement between Lessor and Lessee and those authorized to exercise such right, the Term shall not be reduced or affected in any way and Lessee shall continue to pay in full the Rent, the Additional Rent and any and all other sums of money and charges herein reserved and provided to be paid by Lessee and, subject to the other provisions of this Section 10.6, Lessee shall be entitled to receive any award or payment for such use and Lessor and Lessee shall join in a single action for the recovery of such award or payment. Such temporary taking shall constitute a taking by eminent domain or condemnation only when such use by the taking authority has continued for longer than 180 consecutive days. If such taking is for a period extending beyond the Term and if any award or payment made for such use is made in a lump sum, such award or payment shall be apportioned between Lessor and Lessee as of the date of expiration of the Term. If such taking results in changes or alterations in the Premises and the Improvements which would necessitate an expenditure, after repossession, to restore it to its former condition, and if possession of the Premises and the Improvements shall revert to Lessee prior to the expiration of the Term, then Lessee shall perform such restoration. If the payment from the taking authority in respect to a temporary taking is made on or after the expiration of the Term, or if payment from the taking authority in respect to a temporary taking is made before expiration of the Term and any part of such payment is specified as compensation for expenses of restoring the Premises and the Improvements to their former condition but such restoration is to be performed after expiration of the Term, then the amount of such award or such payment which is specified as compensation for the expenses of restoring the Premises and the Improvements to their former condition, or if no such amount is specified, such portion of such award or payment as is sufficient to cover such expenses, shall be paid to and retained by Lessor absolutely and Lessee shall thereupon be excused from any obligation to restore the Premises and the Improvements upon the termination of such temporary taking, and the balance of such award or payment shall be paid to Lessee.

10.7     Appraisal.     If the parties are unable to agree upon the Condemnation Land Value, as set forth in Section 10.3 above, the applicable value (the “Applicable Value”) shall be determined by appraisal as set forth below:

10.7.1     During the sixty (60) day period following the date it is determined that an appraisal is necessary, Lessee and Lessor shall cause Lessee Appraiser and Lessor Appraiser, respectively, to independently determine the Applicable Value and to each deliver to Lessee and Lessor a written report of its determination of the Applicable Value.

10.7.2     If the greater of the Applicable Value as determined by either Lessee Appraiser or Lessor Appraiser is equal to or less than one hundred five percent (105%) of the lesser of the Applicable Value as determined by Lessee Appraiser or Lessor Appraiser, then the Applicable Value shall be the average of such Applicable Values. If the greater of the Applicable Value as determined by either Lessee Appraiser or Lessor Appraiser is greater than one hundred five percent (105%) of the lesser of the Applicable Value as determined by Lessee Appraiser or Lessor Appraiser, then Lessee Appraiser and Lessor Appraiser shall appoint an Additional Appraiser pursuant to Section 10.7.3.

10.7.3     If necessary, within ten (10) Business Days after delivery of the reports of both Lessee Appraiser and Lessor Appraiser pursuant to Section 10.7.1, Lessee Appraiser and Lessor Appraiser shall meet to appoint an Additional Appraiser. Lessee Appraiser and Lessor Appraiser shall each bring to such meeting a list of five Qualified Appraisers that it proposes. At such meeting, such lists shall be exchanged and any Qualified Appraiser that is on both lists shall be the Additional Appraiser (provided, if more than one shall be on both lists, Lessor Appraiser shall be entitled to select which Qualified Appraiser appearing on both lists is the Additional Appraiser). If no Qualified Appraiser is on both lists, then Lessee Appraiser and Lessor Appraiser shall each select a Qualified Appraiser from the other’s list, and the Qualified Appraisers so selected shall choose the Additional Appraiser.

10.7.4     During the sixty (60) day period following its appointment, the Additional Appraiser shall determine the Applicable Value by choosing either the Applicable Value submitted by Lessor Appraiser or the Applicable Value submitted by Lessee Appraiser.

10.7.5     Any documents or other written information provided by Lessor or Lessee to its Qualified Appraiser shall also concurrently be provided to the other Qualified Appraiser.

10.7.6     Lessee shall pay all costs and expenses of Lessee Appraiser, Lessor shall pay all costs and expenses of Lessor Appraiser, and the parties shall share equally the costs and expenses of the Additional Appraiser.

10.8     Condemnation Negotiations.     Lessee shall have the right to conduct all condemnation settlement negotiations and, so long as Lessee is acting in good faith and using commercially reasonable efforts to maximize the condemnation proceeds with respect thereto, to make a final settlement binding upon all parties having an interest therein and except that any settlement in excess of $1,000,000 must be approved by Lessor, said approval not to be unreasonably withheld, conditioned or delayed. The parties not conducting such negotiations and settlement agree to cooperate with the other party in such negotiations and settlement. In any event, Lessee shall furnish Lessor with a reasonable estimate of the amount of the prospective recovery as soon as such information is available to Lessee, and from time to time to furnish updated estimates thereof to

Lessor.     Lessee shall keep Lessor reasonably apprised of all material settlement negotiations and shall, afford Lessor an opportunity to review all settlement proposals prior to acceptance by Lessee.

ARTICLE 11

MAINTENANCE AND REPAIRS

11.1     Maintenance.

11.1.1     During the Term, Lessee, at its sole cost and expense, shall maintain and repair the Premises and the Improvements (and every portion thereof) in good order and repair consistent with Applicable Standards, including the structure and exterior façade of the Improvements, all base building fixtures, equipment and systems, all base building common areas, and all areas outside of the buildings comprising the Improvements. Lessee shall not permit any physical waste to the Premises or Improvements, and shall, except as provided in Articles 9 and 10, at Lessee’s sole cost and expense, make all repairs and replacements, structural or otherwise, required to maintain the foregoing components of the Premises and the Improvements in accordance with Applicable Standards. Lessee will not take or omit to take any action the taking or omission of which would reasonably be expected to materially impair the value or the usefulness of the Premises or any part thereof for its Permitted Use.

11.1.2     Lessee shall maintain all portions of the Premises, the Improvements and the sidewalks, curbs, driveways, entrances, passageways, alleys and, to the extent required by Legal Requirements, all areas adjoining the same, in a clean, neat and orderly condition, free of dirt, rubbish, snow, ice and unlawful obstructions, and in accordance with Applicable Standards in all material respects.

11.1.3     Without limiting Lessee’s obligations to maintain the Premises under this Lease, within thirty (30) days after the end of each calendar year beginning with the first full calendar year in the Term, Lessee shall provide Lessor with evidence that Lessee has in such calendar year spent, with respect to the Premises, an aggregate amount equal which, when added to CapEx Improvements (as defined below) spent by Lessee in the immediately preceding two calendar years, results in the annual average amount spent on CapEx Improvements for the three-year period consisting of such calendar year and the preceding two full calendar years (or such lesser number of full calendar years in the Term actually completed since the Commencement Date) of at least one percent (1%) of Lessee’s annual average actual Net Revenue from the Premises during such three-year period (the “CapEx Requirement”), on Capital Improvements and the installation or restoration and repair or upgrade or other improvement of furniture, Fixtures and equipment (including slot machines) at the Premises and development, installation, integration, along with upgrade, maintenance and repair of Premises systems infrastructure (including without limitation such types of amounts spent through the end of the third full calendar year of the Term on Premises-specific aspects of Lessee’s Parent’s enterprise-wide systems infrastructure (which may reside remotely from the Premises) and costs to integrate the Premises into such enterprise-wise system) (“CapEx Improvements”). If Lessee fails to make at least the above amount of expenditures and fails within sixty (60) days after receipt of a written demand from Lessor to (i) cure such deficiency, or (ii) obtain Lessor’s written approval, not to be unreasonably withheld, for a repair and maintenance program satisfactory to cure such deficiency within the calendar year of Lessor’s written demand, then the same shall be deemed an Event of Default hereunder. Notwithstanding the foregoing, in calculating the annual average amount spent on CapEx Improvements in the first three full calendar years in the Term, any amounts spent by Lessee and its Affiliates prior to the beginning of the first full calendar year in the Term (including without limitation deposits and other amounts spent prior to the Commencement Date) shall be deemed to have been spent in the first full calendar year of the Term.

11.1.4     Nothing contained in this Lease and no action or inaction by Lessor shall be construed as (i) constituting the consent or request of Lessor, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Premises or any part thereof; or (ii) giving Lessee any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Lessor in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Lessor in the Premises, or any portion thereof. Notwithstanding anything in this Lease, or in any other writing signed by Lessor to the contrary, neither this Lease nor any other writing signed by Lessor shall be construed as evidencing, indicating or causing an appearance that any erection, construction, alteration or repair to be done, or caused to be done, by Lessee is or was in fact for the immediate use and benefit of Lessor.

11.2     Compliance with Legal Requirements.

11.2.1     During the Term, Lessee, at its sole cost and expense, shall promptly comply with all Legal Requirements with respect to the Premises, including the condition, maintenance, use, occupation, improvement and alteration of the Premises.

11.2.2     If Lessee desires to contest the validity or applicability of any Legal Requirement, Lessee, at its sole cost and expense, may carry on such contest; provided that non-compliance shall not constitute a crime or expose Lessor, the Premises or the Improvements to any penalty, fine, liability or expense not paid for by Lessee.

11.3     Payment for Utilities.     During the Term, Lessee, at its sole cost and expense, shall pay or cause to be paid, in addition to the Impositions as set forth in Article 12, all charges for gas, electricity, light, heat, power, telephone, cable or other communication service, and any other utilities rendered or supplied upon or in connection with the Premises or Improvements, and shall indemnify Lessor and save Lessor harmless from and against any liability or damages on account thereof, other than arising from gross negligence or willful misconduct of Lessor. To the extent any statement for such services covers any period not within the Term, such statement shall be pro rated such that Lessee shall pay only such portion that is attributable to the period within the Term.

11.4     No Lessor Services.     Notwithstanding any other provision of this Lease, Lessor shall not under any circumstances be required to (i) build or rebuild any Improvements on the Premises; (ii) make any repairs, replacements, alterations, restorations or renewals of any nature to the Premises (or any portion thereof), whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto; or (iii) maintain the Premises in any way. Lessee hereby waives, to the extent permitted by law, the right to make repairs at the expense of Lessor pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted. Lessee hereby assumes the full and sole responsibility for the condition, operations, repair, replacement, and maintenance and management of the Premises.

11.5     Surrender at End of Term.     On the Expiration Date or earlier termination of the Term, Lessee shall surrender the Premises in a condition that is consistent with Applicable Standards, ordinary wear and tear excepted. Lessee shall perform all regular and periodic maintenance, repairs and replacements throughout the Term up to the Expiration Date or earlier termination of the Term; provided that neither the foregoing nor any other provision of this Lease shall be construed to (a) require Lessee to accelerate periodic maintenance, repairs or replacements that in the ordinary course would be performed after expiration of the Term, (b) require Lessee to make any replacements with a useful life extending beyond the expiration of the Term to the extent Lessee’s repair and maintenance of the applicable Improvements allow such Improvements to continue to be used in accordance with the Applicable Standards, or (c) require Lessee to make Alterations to add new amenities to the Premises so long as Lessee’s maintenance, repairs and replacements are conducted in accordance with Applicable Standards.

11.6     Encroachments, Restrictions, Mineral Leases, etc.

11.6.1     If any of the Improvements existing as of the Commencement Date shall, at any time, (each of the following, collectively, “Encroachments”): (i) encroach upon any property, street or right-of-way, or (ii) violate any restrictive covenant or other agreement affecting the Premises, or any part thereof, or (iii) impair the rights of others under any easement or right-of-way to which the Premises is subject, or (iv) impair, limit or interfere with the use of the Premises or any Capital Improvement thereto by reason of the exercise of the right of surface entry or any other provision of a lease or reservation of any oil, gas, water or other minerals, then in each case promptly upon the request of Lessor or any Person affected by any such Encroachment, each of Lessee and Lessor, subject to their right to contest the existence of any such Encroachment, shall protect, indemnify, save harmless and defend the other party hereto from and against fifty percent (50%) of all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such Encroachment. In the event of an adverse final determination with respect to any such Encroachment, (x) Lessee and Lessor shall each be entitled to be furnished valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such Encroachment , provided, however, neither Lessee nor Lessor shall have the right to waive or settle any such claims, liabilities or damages without the prior written consent of the other party, or (y) Lessee shall make such changes in the Improvements, and take such other actions, as Lessee in the good faith exercise of its judgment deems reasonably practicable, to remove or end such Encroachment, including, if necessary, the alteration of any of the Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Improvements for the Permitted Use substantially in the manner and to the extent the Improvements were operated prior to the assertion of such Encroachment. Lessor shall reimburse Lessee an amount equal to fifty percent (50%) of the reasonable out-of-pocket costs and expenses incurred by Lessee in connection with performing its obligations set forth in subclause (y) above. Notwithstanding anything contained herein to the contrary, Lessee’s (and Lessor’s) obligations under this Section 11.6.1 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance and Lessor and Lessee hereby agree, subject to the following sentence, to first seek recovery under any available policy of title or other insurance, any and all sums recovered under such policy of title or other insurance shall first be applied towards the costs and expenses incurred by the parties in satisfaction of its obligations under this Section 11.6.1 and any remaining proceeds shall be paid to and retained by the applicable policy holder. Lessor agrees to use reasonable efforts to seek recovery under any policy of title or other insurance under which Lessor is an insured party for all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such encroachment, violation or impairment as set forth in this Section 11.6.1; provided, however, that in no event shall Lessor be obligated to institute any litigation, arbitration or other legal proceedings in connection therewith unless Lessor is reasonably satisfied that Lessee has the financial resources needed to fund such litigation and Lessee and Lessor have agreed upon the terms and conditions on which such funding will be made available by Lessee, including, but not limited to, the mutual approval of a litigation budget.

11.6.2     If any of the Improvements, to the extent altered, improved, modified or constructed from and after the Commencement Date shall, at any time, shall constitute an Encroachment, then in each case promptly upon the request of Lessor or any Person affected by any such Encroachment, Lessee, subject to its right to contest the existence of any such Encroachment, shall protect, indemnify, save harmless and defend Lessor from and against all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such Encroachment. In the event of an adverse final determination with respect to any such Encroachment, (x) Lessor shall be entitled to be furnished valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such Encroachment or (y) Lessee shall make such changes in the Improvements, and take such other actions, as Lessee in the good faith exercise of its judgment deems reasonably practicable, to remove or end such Encroachment, including, if necessary, the alteration of any of the Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Improvements for the Permitted Use substantially in the manner and to the extent the Improvements were operated prior to the assertion of such Encroachment. Lessee’s (and Lessor’s) obligations under this Section 11.6.1 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance.

11.7     Inspections; Due Diligence Fee.

11.7.1     Without limiting Lessor’s other rights pursuant to the terms of this Lease, at any reasonable time during the Term during normal business hours and on reasonable advance notice, and upon the expiration or any earlier termination of this Lease, Lessor and its agents shall have the right to enter upon and inspect the Premises and all systems contained therein to determine Lessee’s compliance with its obligations under this Lease, including the need, as reasonably determined by Lessor, for deferred maintenance, repair or replacement work or other needed alterations at the Premises in order to maintain the same in compliance with the requirements of this Lease. If, during the Term, any such inspection reveals that any such deferred maintenance, repair or replacement work or other needed alterations at the Premises is required in order to maintain the same in compliance with the terms of this Lease, Lessor may provide Lessee with a written notice describing in reasonable detail the required deferred maintenance, repair or replacement work and Lessee shall promptly commence and thereafter diligently prosecute the same to completion to the reasonable satisfaction of Lessor. If, upon the expiration or any earlier termination of this Lease, any such inspection reveals that any such deferred maintenance, repair or replacement work or other needed alterations at the Premises is required in order to bring the same into compliance with the terms of this Lease upon such expiration or earlier termination, Lessor may notify Lessee of its good faith and reasonable cost estimate, if any, to perform the same. In any such inspection, Lessor shall not interfere with Lessee’s conduct of business on the Premises in any material respect, and Lessee shall have the right to have a representative of Lessee accompany Lessor and its agents during such inspections.

11.7.2     Lessee shall reimburse to Lessor, as Additional Rent under this Lease, all reasonable costs and expenses actually incurred by Lessor in connection with (a) one (1) inspection of the Premises per annum, and (b) an inspection of the Premises following the occurrence of material event affecting the Premises, including any material casualty or condemnation of all or any material portion of the Premises, performed by Lessor as provided for in Section 11.7.1 above promptly following Lessee’s receipt of Lessor’s invoice therefor. Lessor shall be responsible for all costs and expenses incurred in connection with any other inspection of the Premises.

11.7.3     No inspection by Lessor or failure by Lessor following an inspection to discover any non-compliance by Lessee with respect to Lessee’s obligations under this Lease shall be deemed or construed to estop Lessor or to be a waiver by Lessor from requiring full compliance by Lessee of Lessee’s obligations hereunder.

ARTICLE 12

ASSIGNMENT AND SUBLEASING

12.1     No Transfer.

12.1.1     Subject to the provisions of Article 14 (Leasehold Mortgages) and except as otherwise expressly set forth in this Article 12, Lessee shall not, without Lessor’s prior written consent, which, except as specifically set forth herein, may be withheld in Lessor’s sole and absolute discretion, voluntarily or by operation of law, directly or indirectly, assign, convey, sell, pledge, mortgage, hypothecate or otherwise encumber, transfer or dispose of, this Lease or the Leasehold Estate, sublet all or any part of the Premises, or engage the services of any Person for the management or operation of the Premises or any portion thereof (provided that the foregoing shall not restrict a transferee of Lessee from retaining a manager necessary for such transferee’s satisfying the requirement set forth in clause (a) of the definition of “Eligible Successor”) (each of the aforesaid acts referred to in this sentence, a “Transfer”). Lessee acknowledges that Lessor is relying upon the expertise of Lessee in the operation of the Premises and that Lessor entered into this Lease with the expectation that Lessee would remain in, and operate the, Premises during the entire Term and any Renewal Term (as applicable) and for that reason, except as set forth herein, Lessor retains sole and absolute discretion in approving or disapproving any assignment or sublease or other Transfer. Any Change in Control, including any Change in Control of Lessee or Lessee’s Parent, shall constitute a Transfer of Lessee’s interest in this Lease within the meaning of this Article 12 and the provisions requiring consent contained herein shall apply. The foregoing shall not prevent Lessee from hiring contractors, consultants, management companies or other agents to perform portions of management or operating functions on or off-site, so long as Lessee is actually managing and operating the gaming and other operations (“Operating the Business”) at the Premises and no such hiring shall relieve Lessee from any of its obligations or liabilities under this Lease.

12.1.2     Anything in the foregoing notwithstanding:

12.1.2.1     an assignment of this Lease and the Leasehold Estate to the following Persons shall be permitted without the consent of Lessor, but upon fifteen (15) days prior written notice to Lessor: to an Affiliate of Lessee that is not an Eligible Successor; provided that: (1) no monetary Event of Default, or event which, with the notice or lapse or time or both, would constitute a monetary Event of Default, has occurred and is continuing; (2) such Affiliate agrees directly with Lessor, by written instrument in form reasonably satisfactory to Lessor, to be bound by all the obligations of Lessee hereunder; (3) the Transfer is approved by all applicable Governmental Authorities (including Gaming Authorities) and otherwise in accordance with all Legal Requirements; (4) Lessee continues to actually manage the gaming operations of the Premises and actually be involved in the management and operation of the remainder of the Premises, (5) an accurate and complete copy of all assignment documents to such Affiliate of Lessee shall be delivered to Lessor. Upon consummation of the assignment of this Lease and the Leasehold Estate to such Affiliate, Lessee shall remain liable hereunder in all respects;

12.1.2.2     intentionally omitted;

12.1.2.3     without Lessor’s prior written consent,

(a)     Lessee’s Parent may undergo a Change in Control of the type referred to in clause (i) or (v) of the definition of Change in Control (such Change in Control, a “Lessee Parent COC”) if either (I) a Person acquiring such beneficial ownership or control (including the surviving entity of any merger or consolidation with Lessee’s Parent), is (1) an Eligible Successor and (2) the Parent Company of such Eligible Successor, if any, has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Lessor or, if such Eligible Successor does not have a Parent Company, such Eligible Successor has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Lessor, or (II) (1) Lessee continues to be a wholly owned Subsidiary (directly or indirectly) of Lessee’s Parent, and (2) Lessee’s Parent meets the criteria of clauses (a) – (c) of the definition of an Eligible Successor, provided that for purposes of satisfying clause (a) of the Eligible Successor definition, Lessee’s revenues attributable to the Premises shall be excluded therefrom, and (3) the Parent Company of

Lessee’s Parent, if any, has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Lessor or, if Lessee’s Parent does not have a Parent Company, such Lessee’s Parent (if was not already a Guarantor) has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Lessor;

(b)     Lessee may undergo a Change in Control of the type referred to in clause (ii), (iii) or (iv) of the definition of Change in Control that does not constitute a Lessee Parent COC or a Foreclosure COC (such Change in Control, a “Lessee COC”) whereby a Person acquires such beneficial ownership or control of 100% of the Equity Interests in Lessee in connection therewith or a Person acquires all or substantially all of Lessee’s Parent’s assets if (1) such Person (or Parent Company of such Person) is an Eligible Successor and (2) the Parent Company of such Eligible Successor, if any, has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Lessor or, if such Eligible Successor does not have a Parent Company, such Eligible Successor has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Lessor, and (3) the Adjusted Revenue to Rent Ratio with respect to the Premises (determined at the proposed effective time of the Change in Control) for the then most recently preceding fiscal (4) quarters for which financial statements are available is at least 1.4:1; or

(c)     Lessee may (i) assign this Lease by way of foreclosure of the Leasehold Estate or an assignment-in-lieu of such foreclosure to any Person (any such assignment, a “Foreclosure Assignment”) or (ii) undergo a Change in Control whereby a Person acquires beneficial ownership and control of 100% of the Equity Interests in Lessee as a result of a foreclosure on a permitted pledge of the Equity Interests in Lessee or an assignment in lieu of such foreclosure (a “Foreclosure COC”) or (iii) effect the first subsequent sale or assignment of this Lease or Change in Control after such Foreclosure Assignment or Foreclosure COC, as the case may be, whereby another Person so acquires the Leasehold Estate in connection with such Foreclosure Assignment or Foreclosure COC, in each case, effected by a Qualifying Mortgagee or a Qualifying Mortgagee Foreclosing Party, to the extent such Qualifying Mortgagee or Qualifying Mortgagee Foreclosing Party has been diligently attempting to expedite such first subsequent sale from the time it has initiated foreclosure proceedings taking into account the interest of such Qualifying Mortgagee or Qualifying Mortgagee Foreclosing Party in maximizing the proceeds of such disposition if (1) such Person is an Eligible Successor, (2) in the case of any Foreclosure Assignment, if such Eligible Successor is not a Qualifying Mortgagee Foreclosing Party, such Eligible Successor agrees in writing to assume the obligations of the Lessee under this Lease without amendment or modification other than as provided below (which written assumption, in the case of a Qualifying Mortgagee Foreclosing Party, may be made by a Subsidiary of a Qualifying Mortgagee or a Qualifying Mortgagee Foreclosing Party) and (3) if such Eligible Successor is not a Qualifying Mortgagee Foreclosing Party, the Parent Company of such Eligible Successor, if any, has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Lessor or, if such Eligible Successor does not have a Parent Company, such Eligible Successor has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Lessor;

provided that no Change in Control or Foreclosure Assignment referred to in this Section 12.1.2.3 shall be permitted without Lessor’s prior written consent unless, and in which case consent shall not be unreasonably withheld, (1) in the case of clause (a) or (b), if practicable, Lessee shall provide Lessor not less than five (5) days prior written notice of such Change in Control, (2) in the case of clause (a) or (b) above only, no monetary Event of Default, or event which, with the notice or lapse of time or both, would constitute a monetary Event of Default, has occurred and is continuing, (3) such written notice is accompanied by a certification from an officer of Lessee and an officer of the proposed Eligible Successor that such transferee meets the criteria of an Eligible Successor, together with evidence, reasonably acceptable to Lessor, supporting such certification; (4) such Eligible Successor to Lessee agrees directly with Lessor, by written instrument in form reasonably satisfactory to Lessor, to be bound by all the obligations of Lessee hereunder; (5) Lessee provides Lessor with the required replacement guaranty executed by the Parent Company of any such Eligible Successor, or the Eligible Successor, as applicable, in the form attached hereto as Exhibit E, and (6) an accurate and complete copy of all Transfer documents to such Eligible Successor shall be delivered to Lessor. Upon consummation of the assignment of this Lease and the Leasehold Estate to an Eligible Successor, but not in the event of a Transfer involving a change in ownership or control of the equity of Lessee, pursuant to this Section 12.1.2.3, Lessee shall be relieved of its obligations under this Lease.

12.1.2.4     without Lessor’s prior written consent, Lessee may pledge or mortgage its Leasehold Estate to a Qualifying Mortgagee and permit a pledge of the equity interests in Lessee to be pledged to a Qualifying Mortgagee.

12.1.3     The consent by Lessor to any Transfer shall not constitute a consent to any subsequent Transfer or to any subsequent or successive Transfer. Any purported or attempted Transfer contrary to the provisions of this Article shall be void and, at the option of Lessor, shall terminate this Lease. Lessee hereby agrees to reimburse Lessor on demand for any costs, fees and expenses including reasonable legal expenses and costs of counsel, incurred by Lessor in connection with any Transfer for which Lessee requests Lessor’s consent under this Article 12.

12.2     [Reserved]

12.3     Space Leases.

12.3.1     Subject to Section 12.3.3, (a) provided that no Event of Default shall have occurred and be continuing, Lessee shall be permitted to sublease gaming operations to a wholly-owned Subsidiary of Lessee’s Parent that becomes a Guarantor by executing the Guaranty in form and substance reasonably satisfactory to Lessor and (b) provided that no Event of Default shall have occurred and be continuing, Lessee may enter into Space Leases without the prior written consent of Lessor, provided that (i) the subleased space pursuant to such Space Lease under clause (b) will not be used for gaming purposes (and any such space sublet for any gaming use will require Lessor’s prior written consent, which consent may not be unreasonably withheld), except to the extent permitted under the Space Lease(s) identified on Schedule 12.3 hereto; (ii) all Space Lease under clause (b) are made in the normal course of the Permitted Uses and to concessionaires or other third party users or operators of portions of the Premises in furtherance of the Permitted Uses, except with respect to the Space Lease(s) identified on Schedule 12.3 hereto; (iii) each Space Lease under clause (b) includes a provision providing Lessor audit rights (subject to reasonable confidentiality obligations) to the fullest extent necessary to determine Net Revenues hereunder, except with respect to the Space Lease(s) identified on Schedule 12.3 hereto; (iv) Lessor shall have the right to reasonably approve the identity of any subtenants under this Section 12.3 (except with respect to subtenants under the Space Lease(s) identified on Schedule 12.3 hereto and any permitted assignment by such subtenants with respect to such Space Lease(s)) that will be operating all or portions of the Premises for its Permitted Uses to ensure that all are adequately capitalized and competent and experienced for the operations which they will be conducting; (v) the portion of the Premises subleased pursuant to a Space Lease under clause (b), (1) if the area demised under such Space Lease is located outside of the Improvements, all such premises so proposed to be sublet when aggregated with the portion of the Land (excluding the Land upon which the Improvements are located) subleased under all other Spaces Leases previously entered into with other subtenants under this subclause (b), does not represent more than 25% of the rentable square feet of the Land (excluding any Land upon which the Improvements are located), or (2) if the area demised under such Spaces Lease is located within the Improvements, when aggregated with the portion of the Improvements subleased under all other Space Leases previously entered into with other subtenants under this subclause (b), does not represent more than 25% of the rentable square feet of the Improvements, (in each instance, as reasonably determined by Lessor, provided, however, that short term rentals (including, without limitation, subleases of the racetrack for concerts and other special events) of less than sixty (60) consecutive days in duration shall not be subject to this limitation); and (vi) Lessee provides Lessor with written notice of such Space Lease, which notice shall include the material terms and provisions under which the subtenant will sublease the Space Lease. After an Event of Default has occurred and while it is continuing, Lessor may collect rents from any subtenant and apply the net amount collected to the Rent, but no such collection shall be deemed (i) a waiver by Lessor of any of the provisions of this Lease, (ii) the acceptance by Lessor of such subtenant as a tenant or (iii) a release of Lessee from the future performance of its obligations hereunder. If reasonably requested by Lessee in connection with a Space Lease permitted under clause (b) above, Lessor and such sublessee shall enter into a subordination, non-disturbance and attornment agreement with respect to such Space Lease in a form reasonably satisfactory to Lessor (and if a Leasehold Mortgage is then in effect, Lessor shall use reasonable efforts to cause the Leasehold Mortgagee to enter into such subordination, non-disturbance and attornment agreement).

12.3.2     Notwithstanding any contrary provision of this Lease, Space Lease(s) in effect as of the Commencement Date, all of which are identified on Schedule 12.3 hereto, shall be permitted without any further consent from Lessor.

12.3.3     Any Space Lease executed and delivered, or amended or modified, after the date hereof must provide that:

12.3.3.1     it shall be subject and subordinate to all of the terms and conditions of this Lease;

12.3.3.2     it shall not be for a term (including renewal options) that extends beyond the Expiration Date unless (a) Lessor consents in writing, or (b) such Space Lease expressly states that at the option of the Lessor, the Space Lease will termination on the Expiration Date (and such termination shall be at no cost to Lessor);

12.3.3.3 the use of the Premises (or portion thereof) shall not conflict with any Legal Requirement or any other provision of this Lease or jeopardize the Gaming License;

12.3.3.4     in the event of cancellation or termination of this Lease for any reason whatsoever or of the surrender of this Lease (whether voluntary, involuntary or by operation of law) prior to the expiration date of such Space Lease, including extensions and renewals granted thereunder, then, subject to Section 12.4, at Lessor’s option, the subtenant shall make full and complete attornment to Lessor for the balance of the term of the sublease, which attornment shall be evidenced by an agreement in form and substance satisfactory to Lessor and which the subtenant shall execute and deliver within five (5) days after request by Lessor and the subtenant shall waive the provisions of any law now or hereafter in effect which may give the subtenant any right of election to terminate the sublease or to surrender possession in the event any proceeding is brought by Lessor to terminate this Lease; and

12.3.4     in the event the subtenant receives a written notice from Lessor stating that this Lease has been cancelled, surrendered or terminated, then, subject to Article 17, the subtenant shall thereafter be obligated to pay all rentals accruing under said Space Lease directly to Lessor (or as Lessor shall so direct); all rentals received from the subtenant by Lessor shall be credited against the amounts owing by Lessee under this Lease.

12.4     Attornment by Subtenants.

12.4.1     Each Space Lease must provide for the following:

12.4.1.1     if for any reason this Lease is terminated, the Space Lessee under such Space Lease shall, at Lessor’s election, attorn to Lessor and shall recognize Lessor as such Space Lessee’s lessor under the Space Lease; and

12.4.1.2     the Space Lessee under such Space Lease shall execute and deliver, upon the reasonable request of Lessor, an instrument evidencing its agreement to attorn to Lessor; and

12.4.1.3     the Space Lessee under such Space Lease waives the provisions of any statute or rule of law which may give such Space Lessee any right of election to terminate such Space Lease or to surrender possession of its demised premises in the event this Lease terminates, and agrees that such Space Lease shall not be affected in any way whatsoever by such termination.

12.4.1.4     If Lessor elects to require attornment, Lessor shall not be bound by any payment of rent under any Space Lease for more than one (1) month prior to its due date.

12.4.1.5     If Lessor elects to require attornment, Lessor shall not be liable for damages for any breach, act or omission of Lessee under any Space Lease, or subject to any offsets or defenses which the Space Lessee may have against Lessee under its Space Lease.

12.4.1.6     If Lessor elects to require attornment, Lessor shall not be responsible for the return of any security deposit furnished to Lessee or any other prior lessor under the Space Lease that has not been received by Lessor.

12.4.2     Within thirty (30) days of receipt of a written request from Lessor from time to time during the Term, Lessee shall provide to Lessor (i) a correct and complete copy of each Space Lease then in effect, including any amendments or other modifications thereto, and not previously provided to Lessor, and (ii) a rent roll for the Premises that identifies for each Space Lease then in effect (a) the Space Lessee, (b) the premises demised, (c) the term, (d) the amount of rent and other charges and (e) such other information with respect to the status, condition and operation of the Improvements as Lessor may reasonably request.

12.4.3     Notwithstanding the foregoing, each Space Lessee under Space Lease(s) identified on Schedule 12.3 hereto shall have the benefit of subordination, nondisturbance and attornment agreements and Lessor’s non-disturbance and such Space Lessee’s attornment shall be governed thereby.

12.5     [Reserved.]

12.6     Costs.     Lessee shall reimburse Lessor for Lessor’s reasonable costs and expenses incurred in conjunction with the processing and documentation of any Transfer, including reasonable attorneys’, architects’, engineers’ or other consultants’ fees whether or not such Transfer is actually consummated.

12.7     No Release of Lessee’s Obligations; Exception.     No Transfer shall relieve Lessee of its obligation to pay the Rent and/or Additional Rent and to perform all of the other obligations to be performed by Lessee hereunder. The liability of Lessee and any immediate and remote successor in interest of Lessee (by assignment or otherwise), and the due performance of the obligations of this Lease on Lessee’s part to be performed or observed, shall not in any way be discharged, released or impaired by any (i) stipulation which extends the time within which an obligation under this Lease is to be performed, (ii) waiver of the performance of an obligation required under this Lease that is not entered into for the benefit of Lessee or such successor, or (iii) failure to enforce any of the obligations set forth in this Lease; provided that Lessee shall not be responsible for any additional obligations or liability arising as the result of any modification or amendment of this Lease by Lessor and any assignee of Lessee that is not an Affiliate of Lessee.

12.8     Right of First Negotiation to Lessor.

12.8.1     Except as provided below, if Lessee intends to Transfer (directly or indirectly) all, or substantially all, of its interest in the Premises, this Lease and the Leasehold Estate (the “Lessee Interest”), then Lessee shall provide written notice to Lessor of such intent (the “ROFN Notice”) at least thirty (30) days prior to the date when Lessee commences the marketing and sales process for the Lessee Interest or accepts any offer to Transfer any of the Lessee Interests. For a period of thirty (30) days following delivery of the ROFN Notice (the “ROFN Period”), if and solely to the extent initiated by Lessor during the ROFN Period, Lessor and Lessee shall, on an exclusive basis, negotiate in good faith with one another regarding a transaction pursuant to which Lessor would acquire all but not less than all the Lessee Interest described in the ROFN Notice (the “ROFN Transaction”). Unless and until definitive documentation providing for the terms and conditions of a ROFN Transaction is executed and delivered by all parties thereto, (i) Lessee, except with respect to its obligation to negotiate in good faith on an exclusive basis as set forth above, shall have no obligation or liability whatsoever to Lessor with respect to any ROFN Transaction, including any obligation to enter into either a non-binding term sheet or letter of intent, or definitive documentation, providing for the terms and conditions of the ROFN Transaction, and (ii) except with respect to its obligation to negotiate in good faith on an exclusive basis as set forth above, Lessor shall not have any claim of any nature whatsoever (including any claim for breach of contract or detrimental reliance) in connection therewith. If at the expiration of the ROFN Period, Lessee and Lessor have not entered into a non-binding term sheet or non-binding letter of intent with respect to a ROFN Transaction, Lessee may, prior to the twelve (12) month anniversary of the last day of the ROFN Period, seek to enter into a definitive agreement providing for a Transfer, subject at all times to the requirements of Article 12, all or a portion of the Lessee Interest covered by the ROFN Notice to an unaffiliated third party on such terms as Lessee and a third party may agree.

12.8.2     If prior to the expiration of the ROFN Period, Lessee and Lessor have entered into a non-binding term sheet or non-binding letter of intent with respect to a ROFN Transaction, then for a period of sixty (60) days following the execution of such non-binding term sheet or non-binding letter of intent (the “ROFN Definitive Documentation Period”), Lessor and Lessee shall, on an exclusive basis, negotiate in good faith with one another regarding definitive documentation providing for the terms and conditions of the ROFN Transaction. Unless and until definitive documentation providing for the terms and conditions of the ROFN Transaction is executed and delivered by all parties thereto, (i) Lessee, except with respect to its obligation to negotiate in good faith on an exclusive basis as set forth above, shall have no obligation or liability whatsoever to Lessor with respect to any ROFN Transaction, including any obligation to enter into definitive documentation providing for the terms and conditions of the ROFN Transaction, and (ii) except with respect to its obligation to negotiate in good faith on an exclusive basis as set forth above, Lessor shall not have any claim of any nature whatsoever (including any claim for breach of contract or detrimental reliance) in connection therewith.

12.8.3     If at the expiration of the ROFN Definitive Documentation Period, Lessee and Lessor have not entered into definitive documentation providing for a ROFN Transaction, then, subject at all times to the requirements of Article 12, Lessee may, prior to the twelve (12) month anniversary of the last day of the ROFN Definitive Documentation Period, seek to enter into a definitive agreement providing for a Transfer all or a portion of the Lessee Interest covered by the ROFN Notice to an unaffiliated third party on such terms as Lessee and a third party may agree.

12.8.4     If Lessee does not enter into a definitive agreement providing for a sale of the Lessee Interest covered by the ROFN Notice to an unaffiliated third party prior to the twelve (12) month anniversary of the last day of the ROFN Definitive Documentation Period, if applicable (or if the ROFN Definitive Documentation Period is not applicable, the ROFN Period), for any reason whatsoever, Lessee shall forfeit any and all rights to consummate such a Transfer, and Lessor’s right of first negotiation under this Section 12.8 shall again be in full force and effect should Lessee seek to Transfer the Lessee Interest. Any subsequent proposed Transfer of the Lessee Interest shall be subject to the provisions of this Section 12.8.

12.8.5     Nothing in this Section 12.8 shall be construed as to limit Lessor’s rights under Section 12.1 hereof to consent to any Transfer. Lessor shall be permitted, in its sole election, to appoint a designee Person to acquire the Lessee Interest under this Section 12.8. For the avoidance of doubt, to exercise its rights pursuant to this Section 12.8, Lessor or its designee shall be required to purchase all the Lessee Interest proposed to be Transferred pursuant to the ROFN Notice. Notwithstanding anything to the contrary in this Section 12.8, the provisions of this Section 12.8 shall not apply to a Transfer (i) [for which applicable Treasury Regulations or other applicable law prohibit a right of first negotiation or require that a right of first negotiation not apply in order to avoid a “prohibited transaction” under the Code or ERISA,] or (ii) that constitutes, or is in connection with, a Lessee Parent COC.

12.9 Transfers by Lessor.     Lessor shall not voluntarily sell all or portions of the Premises (including via entering into a merger transaction) during the Term without the prior written consent of Lessee, which consent may not be unreasonably withheld. Notwithstanding the foregoing, Lessee’s consent shall not be required for (A) any transfer to a Fee Mortgagee contemplated under Article 21 hereof which may include, without limitation, a transfer by foreclosure brought by the Fee Mortgagee or a transfer by deed in lieu of foreclosure (and the first subsequent sale by such Fee Mortgagee to the extent the Fee Mortgagee has been diligently attempting to expedite such first subsequent sale from the time it initiated foreclosure proceedings taking into account the interest of such Fee Mortgagee to maximize the proceeds of such sale), (B) a sale by Lessor of all of the Leased Property to a single buyer or group of buyers, other than to an operator, or an Affiliate of an operator, of Gaming Facilities (provided that Lessor shall be permitted to sell all of the Leased Property to a real estate investment trust even if such real estate investment trust is an Affiliate of an operator), (C) a merger transaction or sale by Lessor or GLP involving the Leased Property, other than with an operator, or an Affiliate of an operator, of Gaming Facilities (provided that Lessor or GLP shall be permitted to merge with or sell all of the Leased Property to a real estate investment trust even if such real estate investment trust is an Affiliate of an operator), (D) a sale/leaseback transaction by Lessor with respect to any or all of the Leased Properties for financing purposes, (E) any sale of all or a portion of the Leased Property or the Premises that does not change the identity of the Lessor hereunder, including without limitation a participating interest in Lessor’s interest under this Lease or a sale of Lessor’s reversionary interest in the Leased Property, or (F) a sale or transfer to an Affiliate of GLP or a joint venture entity in which GLP or its Affiliate is the managing member or partner. Any sale by Lessor of all or any portion of the Leased Property pursuant to this Section 12.9 shall be subject in each instance to all of the rights of Lessee under this Lease and, to the extent necessary, any purchaser or successor Lessor and/or other controlling persons must be approved by all applicable gaming regulatory agencies to ensure that there is no material impact on the validity of any of the Gaming Licenses or the ability of Lessee to continue to use the Premises for the Permitted Use.

ARTICLE 13

GOVERNING LAW; VENUE

    13.1     Governing Law.     THIS LEASE WAS NEGOTIATED IN THE COMMONWEALTH OF PENNSYLVANIA, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY. ACCORDINGLY, IN ALL RESPECTS THIS LEASE (AND ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE COMMONWEALTH OF PENNSYLVANIA (WITHOUT REGARD OF PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

    13.2     Venue.     WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS LEASE (EACH, A “PROCEEDING”), EACH PARTY IRREVOCABLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS HAVING JURISDICTION IN THE WESTERN DISTRICT OF PENNSYLVANIA, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. EACH PARTY FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY PROCEEDING IN ANY UNITED STATES COURT SITTING IN THE WESTERN DISTRICT OF PENNSYLVANIA MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO SUCH PARTY AT THE ADDRESS INDICATED IN THIS LEASE, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF A PARTY SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

ARTICLE 14

LEASEHOLD MORTGAGES

    14.1     Right to Encumber Leasehold Estate.     Notwithstanding the terms of Article 12 hereof (except to the extent set forth in Section 14.12 hereof), on one or more occasions without Lessor’s prior consent, Lessee may mortgage or otherwise encumber Lessee’s interest in and to the Leasehold Estate to a Qualifying Mortgagee under a Qualifying Mortgage and pledge its right, title and interest under this Lease as security for such Qualifying Mortgage. Upon written request from Lessee and at Lessee’s sole cost and expense, Lessor shall execute a commercially reasonable recognition agreement, or similar document, as may be requested by the Qualifying Mortgagee to confirm the Qualifying Mortgagee’s rights in and to this Lease and the Leasehold Estate.

14.2     Consent of Qualifying Mortgagee Required.     No voluntary cancellation, termination, surrender, amendment or modification of this Lease by Lessee shall be effective as to any Qualifying Mortgagee, if such voluntary cancellation, termination, surrender, amendment or modification of this Lease by Lessee will constitute a default under the related loan documents of a Qualifying Mortgage (and, in such event, such Qualifying Mortgagee shall certify to Lessor as to the nature of such default), unless such voluntary cancellation, termination, surrender, amendment or modification is consented to in writing by such Qualifying Mortgagee, or in the case of an amendment or modification (other than to this Article 14 or Article 12 or Article 17), does not adversely impact the rights or interests of the Qualifying Mortgagee in any material respect in the reasonable judgment of such Qualifying Mortgagee.

14.3     New Lease.     In the event of the termination of this Lease, Lessor shall provide each Qualifying Mortgagee with written notice that this Lease has been terminated (“Notice of Termination”), together with a statement of all sums which would at that time be due under this Lease but for such termination, and of all other defaults, if any, then known to Lessor. If requested by a Qualifying Mortgagee, Lessor agrees to enter into a new lease (“New Lease”) of the Premises with such Qualifying Mortgagee or such other person as the Qualifying Mortgagee may designate, provided the Qualifying Mortgagee or such designee is an Eligible Successor (a “Permitted Designee”), for the remainder of the term of this Lease, effective as of the date of termination, at the Rent and Additional Rent, and upon the terms, covenants and conditions (including all options to renew but excluding requirements which have already been fulfilled) of this Lease; provided:

14.3.1     Such Qualifying Mortgagee or its Permitted Designee shall make a binding, written, irrevocable commitment to Lessor for such New Lease within thirty (30) days after the date such Qualifying Mortgagee receives Lessor’s Notice of Termination of this Lease given pursuant to this Section 14.3;

14.3.2     Such Qualifying Mortgagee or its Permitted Designee shall pay or cause to be paid to Lessor at the time of the execution and delivery of such New Lease, any and all sums which would at the time of execution and delivery thereof be due pursuant to this Lease but for such termination and, in addition thereto, all reasonable expenses, including reasonable attorneys’ fees, which Lessor shall have incurred by reason of such termination and the execution and delivery of the New Lease and which have not otherwise been received by Lessor from Lessee or other party in interest under Lessee; and

14.3.3     Such Qualifying Mortgagee or its Permitted Designee shall agree to remedy any of Lessee’s defaults of which said Qualifying Mortgagee was notified by Lessor’s Notice of Termination (or in any subsequent notice) and which can be cured through the payment of money or are reasonably susceptible of being cured by the Qualifying Mortgagee or its Permitted Designee.

14.4     Qualifying Mortgagee Need Not Cure Specified Defaults.     Nothing herein contained shall require any Qualifying Mortgagee as a condition to its exercise of the rights hereunder to cure any default of Lessee not reasonably susceptible of being cured by such Qualifying Mortgagee or its Permitted Designee.

14.5     Casualty Loss.     A standard mortgagee clause naming each Qualifying Mortgagee may be added to any and all insurance policies required to be carried by Lessee hereunder on condition that the insurance proceeds are to be applied in the manner specified in this Lease and the Qualifying Mortgage shall so provide; except that the Qualifying Mortgage may provide a manner for the disposition of such proceeds, if any, otherwise payable directly to Lessee (but not such proceeds, if any, payable jointly to the Lessor and Lessee or to a third-party escrowee) pursuant to the provisions of this Lease.

14.6     No Merger.     So long as any Qualifying Mortgage is in existence, the fee title to the Premises and the Leasehold Estate of Lessee therein created by this Lease shall not merge but shall remain separate and distinct, notwithstanding the acquisition of said fee title and said Leasehold Estate by Lessor or by Lessee or by a third party, by purchase or otherwise.

14.7     Notices.     Notices from Lessor to the Qualifying Mortgagee shall be provided in the method provided in Section 22.2 hereof to the address furnished Lessor for the Qualifying Mortgagee in writing from time-to-time, and those from the Qualifying Mortgagee to Lessor shall be mailed to the addresses designated pursuant to the provisions of Section 22.2 hereof. Such notices, demands and requests shall be given in the manner described in Section 22.2 and shall in all respects be governed by the provisions of that Section.

14.8     Limitation of Liability.     Notwithstanding any other provision hereof to the contrary, Lessor agrees that any Qualifying Mortgagee’s liability to Lessor in its capacity as Qualifying Mortgagee hereunder howsoever arising shall be limited to and enforceable only against such Qualifying Mortgagee’s interest in the Leasehold Estate and the other collateral granted to such Qualifying Mortgagee to secure the obligations under its loan documents.

14.9     Sale Procedure.     If an Event of Default shall have occurred and be continuing, the Qualifying Mortgagee shall have the right, to the extent permitted under the Debt Agreements governing the Qualifying Mortgage, to make all determinations and agreements on behalf of Lessee under Article 17 (including requesting that the sale process described in Article 17 be commenced, the determination and agreement of the Gaming Assets FMV, the Successor Lessee Rent, and the potential Successor Lessees that should be included in the process, and negotiation with such Successor Lessees), in each case, in accordance with and subject to the terms and provisions of Article 17, including the requirement that Successor Lessee meet the qualifications of Eligible Successor.

14.10     Third Party Beneficiary.     Each Qualifying Mortgagee is an intended third-party beneficiary of this Article 14 entitled to enforce the same as if a party to this Lease.

14.11     No Right to Encumber Fee.     Lessee shall not have the right to encumber or subordinate the fee interest of Lessor in the Premises, or the Rent, Additional Rent and other amounts due Lessor under this Lease. Nothing contained in this Lease shall be deemed to grant to any Qualifying Mortgagee any fee interest in the Premises or any lien or other encumbrance encumbering Lessor’s fee interest in the Premises. Notwithstanding the foregoing, nothing herein shall preclude the Qualifying Mortgagee from recording in the [real property records of Washington County] (i) a memorandum of Lease and (ii) a Qualifying Mortgage.

14.12     Transfer Upon Foreclosure.     Notwithstanding anything to the contrary, any sale of this Lease and of the Leasehold Estate hereby created in any proceedings for the foreclosure of any Qualifying Mortgage, or the assignment or transfer of this Lease and of the Leasehold Estate hereby created in lieu of the foreclosure of any Qualifying Mortgage, shall not require the consent of Lessor to the extent that the successor tenant under this Lease is an Eligible Successor and the transfer otherwise complies with the requirements of Section 12.1.2 of this Lease (and for the avoidance of doubt, no such sale, assignment or transfer be subject to Section 12.8.)

ARTICLE 15

DEFAULT

15.1     Events of Default.     Each of the following shall constitute an “Event of Default” on the part of Lessee:

15.1.1     Lessee shall fail to pay the Rent or Additional Rent within four (4) Business Days of the date the same is due and payable, and such failure shall continue for three (3) Business Days after the date of written notice (a “Rent Notice”) has been delivered to Lessee in accordance with Section 22.2 that such amounts are due under the terms of this Lease (and such notice of failure from Lessor may be given any time after such installment is more than four (4) Business Days late).

15.1.2     [Reserved]

15.1.3     Lessee shall fail to maintain the insurance required by Article 8.

15.1.4     Lessee shall fail to perform any term, covenant or condition under this Lease (other than as described elsewhere in this Section 15.1) on the date the same is required under this Lease (such failure, an “Unspecified Default”), and such failure shall continue for thirty (30) days following receipt by Lessee of written notice from Lessor of such failure; provided that if (i) such failure is not reasonably susceptible to cure within thirty (30) days, and (ii) Lessee commences to cure such failure within such thirty (30) day period and thereafter diligently and continuously prosecutes such cure, and (iii) such failure has no material adverse impact on Lessor’s rights or will not result in any forfeiture by Lessor, then such thirty (30) day period shall be extended to one hundred eighty (180) days, or such longer period so long as there is no payment default hereunder and the conditions in (i)-(iii) above continue to be satisfied.

15.1.5     If (i) there shall be filed by Lessee in any court, pursuant to any statute either of the United States or of any State, a voluntary petition in bankruptcy or insolvency proceedings or for reorganization or for the appointment of a receiver or trustee of all or substantially all of Lessee’s assets, or Lessee shall make an assignment for the benefit of its creditors, or any execution or attachment shall be issued against Lessee or Lessee’s property whereby the Premises or Improvements shall be taken or occupied by a Person other than Lessee (ii) an involuntary petition in bankruptcy or an insolvency proceedings or for reorganization or for the appointment of a receiver or trustee of all or substantially all of Lessee’s assets is filed against Lessee in any court pursuant to any statute either of the United States or of any State and such proceeding remains undismissed, undischarged or unbonded for a period of thirty (30) days, or (iii) Lessee shall admit in writing its inability to pay its debts generally as they become due.

15.1.6     If Lessee shall be liquidated or dissolved.

15.1.7     [Reserved.]

15.1.8     The estate or interest of Lessee in the Premises or any part thereof shall be levied upon or attached in any proceeding relating to more than $1,000,000 in the aggregate and the same shall not be vacated, discharged or stayed pending appeal (or bonded or otherwise similarly secured payment) within the later of ninety (90) days after commencement thereof or thirty (30) days after receipt by Lessee of notice thereof from Lessor; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law.

15.1.9     Except as a result of material damage, destruction, condemnation or Unavoidable Delay, Lessee voluntarily ceases operations for the Permitted Uses at the Premises.

15.1.10     Any of the representations or warranties made by Lessee hereunder proves to be untrue when made in any material respect which materially and adversely affects Lessor or its interests under this Lease or in the Premises and Lessee does not remedy the same within thirty (30) days following receipt by Lessee of written notice from Lessor, provided that whether or not any such misrepresentation constitutes an Event of Default, Lessee shall indemnify Lessor with respect thereto as provided in Section 8.9.

15.1.11     The Gaming License or any other applicable license or other agreements material and necessary to the Lessee’s use and operation of the Premises for the Permitted Uses are at any time not renewed or are terminated, revoked, or suspended, and either (x) Lessee is required by applicable Legal Requirements to cease operating the Premises for the Permitted Use for a period of thirty (30) days or more (and causes cessation of gaming activity at the Premises) and such termination, revocation or suspension is not stayed pending appeal; or (y) during any period when the Gaming License is not renewed or is terminated, suspended or revoked, Lessee makes any loans, dividends, distributions to, or investments in, any Person or any payments to any Affiliates outside the ordinary course of business.

15.1.12     Except to a permitted assignee pursuant to Article 12, or a permitted subtenant that joins as a Guarantor to the Guaranty pursuant to Section 12.3, or with respect to the granting of a permitted pledge hereunder to a Qualifying Mortgagee, the sale or transfer, without Lessor’s consent, of the Gaming License or similar certificate or license relating to the Premises.

15.1.13     [Reserved.]

15.1.14     If Lessee fails to make the amount of expenditures required by Section 11.1.3 and fails within sixty (60) days after receipt of a written demand from Lessor to either (i) cure such deficiency or (ii) obtain Lessor’s written approval, in its reasonable discretion, of a repair and maintenance program satisfactory to cure such deficiency.

15.1.15     If Lessee fails on a consolidated basis to maintain an Adjusted Revenue to Rent Ratio of at least 1.2:1.0 for two consecutive Test Periods ending on the last day of two consecutive fiscal quarters, commencing with the first two full fiscal quarters commencing after the Commencement Date; provided that until a Test Period has commenced following the Commencement Date, the Rent utilized in calculating the Adjusted Revenue to Rent Ratio shall be determined [on a pro forma basis] as if this Lease had been effect throughout such Test Period.

15.1.16     If Lessee Transfers this Lease or the Leasehold Estate (including by a Change in Control) without the consent of Lessor to the extent such consent is required under Article 12 or Lessee is otherwise in default of the provisions set forth in Section 12.1.

No Event of Default (other than a failure to make payment of money) shall be deemed to exist under this Section 15.1 during any time the curing thereof is prevented by an Unavoidable Delay, provided that upon the cessation of the Unavoidable Delay, Lessee remedies the default without further delay.

15.2     Termination.

15.2.1     Upon the occurrence of an Event of Default, Lessor may, in its sole and absolute discretion, provide written notice to Lessee that Lessor intends to terminate this Lease not less than ten (10) days following such written notice, and subject to the rights of any Qualifying Mortgagee, this Lease shall terminate and the Term shall cease and come to an end on the date specified in such notice unless such Event of Default shall have been cured prior to such date. Upon any such termination, the Term shall be deemed to have ended as fully and completely as if the said time were the date herein originally fixed for the expiration of the Term and Lessee shall thereupon quit and peacefully surrender the Premises to Lessor, together with all Improvements without any payment therefor by Lessor, and Lessor upon the aforesaid termination date or at any time thereafter may re-enter the Premises and remove all persons and property therefrom, either by summary proceedings or by any suitable action or proceeding at law, or otherwise if permitted by law, without being liable to Lessee for damages therefor, and may have, hold and enjoy the Premises as Lessor’s sole and exclusive estate and interest.

15.2.2     Should Lessor terminate this Lease in accordance with this Section 15.2 in addition to any other remedies it may have, it may recover from Lessee the reasonable cost of recovering the Premises and reasonable attorney’s fees incidental thereto. In addition, from and after an Event of Default, with or without terminating this Lease, but in all events subject to the rights of any Qualifying Mortgagee, Lessor may re-enter, terminate Lessee’s right of possession and take possession of the Premises and the Improvements. Subject to the rights of any Qualifying Mortgagee, the provisions of this Section 15.2 shall operate as a notice to quit, any other notice to quit or of Lessor’s intention to re-enter the Premises and the Improvements being hereby expressly waived. If necessary, Lessor may proceed to recover possession of the Premises and the Improvements under applicable laws.

15.3     Liability for Rent.     In case of Lessor’s re-entry or the termination of the Term following an Event of Default, Lessee shall nevertheless remain liable to Lessor for all Rent and Additional Rent for the balance of the Term (including the Renewal Terms), and

Lessor may, without notice to Lessee, repair the Premises to cure any existing default in Lessee’s obligations under Article 11 and shall use commercially reasonable efforts to relet the Premises, in whole or in part, for the whole or any part of the remainder of the Term or for a longer term in Lessor’s name or as agent for Lessee, and out of any rent collected or received during the remainder of the Term, Lessor shall pay first to itself the reasonable expenses of retaking and repossessing the Premises, and repairing the Premises, the reasonable expenses of removing all persons and property from the Premises and any reasonable costs or expenses sustained or incurred in securing a new lessee or lessees, second toward paying to itself the Rent, Additional Rent and other charges owing by Lessee at the time of the aforesaid termination or re-entry, and third any balance remaining shall be applied by Lessor on account of the liability of Lessee for the Rent and Additional Rent, and the value of all items required to be performed by Lessee, under the terms of this Lease for the remainder of the Term. Should any rent so collected by Lessor after the payments aforesaid be insufficient to pay to Lessor a sum fully equal to the Rent and Additional Rent which would be due under this Lease, any such shortfall shall be paid by Lessee on each applicable Rent Payment Date and Lessee agrees to pay to Lessor on each applicable Rent Payment Date the amount of any deficiency then existing, and Lessee does hereby agree to be and remain liable for any such deficiency, and does agree that the right of Lessor to recover from Lessee the amount thereof or a sum equal to the amount of the Rent and Additional Rent, and the value of all other items to be performed by Lessee, if there be no reletting, shall survive the termination of the Term. Nothing herein contained shall be deemed to require Lessor to await the date whereon this Lease or the Term would have expired had there been no such Event of Default by Lessee, or to require Lessor to pay Lessee any surplus of any sums received by Lessor on a reletting of the Premises in excess of the Rent and Additional Rent which are due from Lessee hereunder.

15.4 Uncurable Event of Default. The Events of Default set forth in Section 15.1.5 and Section 15.1.6 of this Lease shall constitute “Uncurable Events of Default”. Upon the occurrence of an Uncurable Event of Default (subject to the cure period provided in Section 15.1.5(ii)), this Lease shall, at the option of Lessor, be terminated upon the tenth (10th) day following Lessor’s written notice to Lessee that this Lease is being terminated, and following the date of such termination neither Lessee nor any Person claiming through or under Lessee by virtue of any statute or of any order of any court, shall be entitled to possession or to remain in possession of the Premises or any part thereof, but shall forthwith quit and surrender the Premises. Notwithstanding the foregoing, if any bankruptcy petition shall be filed against Lessee or any such action set forth in Section 15.1.5 shall be taken involuntarily against Lessee, and if in good faith Lessee shall promptly thereafter commence and diligently prosecute any and all proceedings and actions necessary to secure the dismissal of any such petition or the restoration of Lessee to the possession of its assets, and such petition shall be dismissed or Lessee be restored to the possession of its assets within sixty (60) days after the filing of the aforesaid involuntary petition or the taking of the aforesaid action, Lessor shall not be entitled to cancel and terminate this Lease by reason of the filing of the aforesaid involuntary petition so dismissed or by reason of the removal from possession of its assets to which it shall be so restored; provided Lessee shall, within the aforesaid sixty (60) days, pay all the Rent and Additional Rent required to be paid by Lessee under the terms of this Lease which have accrued during the aforesaid period.

15.5     Confession of Judgment.

15.5.1     UPON THE OCCURRENCE OF ANY EVENT OF DEFAULT, AND ALSO WHEN THE TERM HEREBY CREATED SHALL HAVE EXPIRED, LESSEE HEREBY AUTHORIZES AND EMPOWERS ANY PROTHONOTARY OR ANY ATTORNEY OF ANY COURT OF RECORD, WITHOUT THEREBY INCURRING ANY LIABILITY TO LESSEE, TO APPEAR FOR LESSEE IN ANY ACTION AND TO CONFESS JUDGMENT IN EJECTMENT IN ANY COMPETENT COURT AGAINST LESSEE AND AGAINST ALL PERSONS CLAIMING BY, THROUGH OR UNDER LESSEE, FOR THE RECOVERY BY LESSOR OF POSSESSION OF THE PREMISES, FOR WHICH THIS LEASE SHALL BE SUFFICIENT WARRANT; WHEREUPON, IF LESSOR SO DESIRES, A WRIT OF POSSESSION WITH CLAUSES FOR COSTS MAY ISSUE FORTHWITH WITH OR WITHOUT ANY PRIOR WRIT OR PROCEEDING WHATSOEVER. SUCH AUTHORITY SHALL NOT BE EXHAUSTED BY ANY ONE OR MORE EXERCISES THEREOF, BUT JUDGMENT MAY BE CONFESSED FROM TIME TO TIME AS OFTEN AS ANY EVENT OF DEFAULT SHALL HAVE OCCURRED OR BE CONTINUING, AND SUCH POWERS MAY BE EXERCISED DURING AS WELL AS AFTER THE EXPIRATION OR TERMINATION OF THE TERM.

15.5.2     UPON THE OCCURRENCE OF ANY EVENT OF DEFAULT ARISING FROM THE NON-PAYMENT OF RENT RESERVED OR PAYABLE HEREUNDER OR ARISING FROM THE NON-PAYMENT OF ANY OTHER SUMS DUE FROM LESSEE HEREUNDER, LESSEE HEREBY AUTHORIZES AND EMPOWERS ANY PROTHONOTARY OR ANY ATTORNEY OF ANY COURT OF RECORD, WITHOUT THEREBY INCURRING ANY LIABILITY TO LESSEE, TO APPEAR FOR LESSEE IN ANY AND ALL ACTIONS WHICH MAY BE BROUGHT FOR SAID RENT AND SAID OTHER SUMS AND TO CONFESS JUDGMENT AGAINST LESSEE FOR ALL OR ANY PART OF SAID RENT AND SAID OTHER SUMS AND FOR INTEREST AND COSTS, TOGETHER WITH A REASONABLE ATTORNEY’S COMMISSION FOR COLLECTION OF NOT LESS THAN FIVE THOUSAND DOLLARS ($5,000), FOR WHICH THIS LEASE SHALL BE SUFFICIENT WARRANT. SUCH AUTHORITY SHALL NOT BE EXHAUSTED BY ANY ONE OR MORE EXERCISES THEREOF, BUT JUDGMENT MAY BE CONFESSED AS AFORESAID FROM TIME TO TIME AS OFTEN AS ANY SUCH EVENT OF DEFAULT SHALL HAVE OCCURRED OR BE CONTINUING, AND SUCH POWERS MAY BE EXERCISED AS WELL AFTER THE EXPIRATION OF THE TERM

15.6     Additional Remedies.

15.6.1     In the event of the termination of this Lease pursuant to this Article 15, Lessor shall be entitled to recover from Lessee, in addition to the Rent and Additional Rent then due and payable by Lessee, an amount equal to the difference between (i) the Rent for the remainder of the Term until the Expiration Date and (ii) the rental value of the Premises on a so-called net rental basis at the time of such termination for the unexpired portion of the Term (less, in the case of this clause (ii), the estimated costs of reletting the Premises), both discounted to present value at an interest rate equal to the rate of interest paid upon United States Treasury bills having a maturity date closest to the Expiration Date.

15.6.2     All rights and remedies of Lessor set forth in this Lease are cumulative and in addition to all other rights and remedies available to Lessor at law or in equity (including specific performance of Lessee’s obligations hereunder and claims for damages on account of any Event of Default). The exercise by Lessor of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. No delay or failure by Lessor to exercise or enforce any of such Person’s respective rights or remedies or Lessee’s obligations shall constitute a waiver of any such rights, remedies or obligations. Lessor shall not be deemed to have waived any default by Lessee unless such waiver expressly is set forth in a written instrument signed by Lessor. If Lessor waives in writing any default by Lessee, such waiver shall not be construed as a waiver of any covenant, condition or agreement set forth in this Lease except as to the specific circumstances described in such written waiver.

15.6.3     Neither Lessor nor Lessee shall be liable to the other for consequential or punitive damages arising out of this Lease or the transactions contemplated hereby.

15.7     Late Payments; Default Interest.

15.7.1     Lessee hereby acknowledges that late payment by Lessee to Lessor of Rent or any Additional Rent will cause Lessor to incur costs not contemplated hereunder, the exact amount of which is presently anticipated to be extremely difficult to ascertain. If Lessee shall fail to pay the Rent or any Additional Rent payable to Lessor on the date the same is due and payable, and such failure shall continue for five (5) days, then Lessee shall pay to Lessor, on demand, a late charge equal to the lesser of (a) five percent (5%) or (b) the maximum amount permitted by law. In addition, if Lessor delivers more than two (2) Rent Notices under Section 15.1.1 with respect to any monthly Rent payment in any calendar year, then Lessee shall pay to Lessor, in addition to any and all amounts due and payable to Lessor under this Lease, an amount equal to $25,000 for the next subsequent Rent Failure Notice, increasing by an additional $25,000 for each subsequent Rent Notice delivered by Lessor within such calendar year (e.g., Lessee shall pay to Lessor an additional $25,000 in connection with the third Rent Notice, $50,000 in connection with the fourth Rent Notice, etc.) If Lessee shall fail to pay the Rent or any Additional Rent payable to Lessor on the date the same is due and payable, Lessee shall pay to Lessor, on demand, interest on the amount due but unpaid at the Default Interest Rate from and after the date such Rent or Additional Rent was due until paid in full. The parties agree that the foregoing late charge and interest represents a fair and reasonable estimate of the costs that Lessor will incur by reason of late payment by Lessee. The payment of such late charge or such interest shall not constitute waiver of, nor excuse or cure, any default under this Lease, nor prevent Lessor from exercising any other rights and remedies available to Lessor.

15.7.2     If Lessee shall, during any six (6) month period, be more than five (5) Business Days delinquent in the payment of any Rent or any Additional Rent due and payable by Lessee hereunder on three (3) or more occasions then, notwithstanding anything herein to the contrary, Lessor may, by written notice to Lessee, elect to require Lessee to pay all any Rent or any Additional Rent payable hereunder quarterly in advance. Such right of Lessor shall be in addition to and not in lieu of any other right of remedy available to Lessor hereunder or at law on account of an Event of Default by Lessee hereunder.

15.7.3     Notwithstanding anything to the contrary herein, and pursuant to Section 840, if Lessor is exercising remedies due solely to the Events of Default described in Sections 15.1.1, 15.1.3, 15.1.4, 15.1.5, 15.1.6, 15.1.8, 15.1.9, 15.1.10, 15.1.11, 15.1.12, 15.1.14, 15.1.15 or 15.1.16 (each, a “Limited Remedy Event of Default”), the aggregate amount Lessee shall be required to pay to Lessor from and after the date of the occurrence of such Limited Remedy Event of Default (the “Occurrence Date”) shall not exceed the sum of (i) (A) 89.95% of the fair market value of the Leased Property as of the Commencement Date less (B) the sum of the present value of (1) the minimum Rent included in the Lessee’s 90% lease classification test under Section 840 calculated as of the Commencement Date and received by Lessor as of the Occurrence Date (determined using a discount rate of [                     percent (        %)] per annum), (ii) any Additional Charges which are due and payable or have accrued under this Lease through the Occurrence Date after any Limited Remedy Event of Default that relates to insurance, utilities, repairs, maintenance, environmental maintenance, remediation and compliance and other customary costs and expenses of operating and maintaining the Leased Property in substantial compliance with the terms of this Lease, and (iii) any Additional Charges and other sums due to third parties which are due and payable or have accrued under this Lease after the Occurrence Date while the Lessee remains at Lessee’s option in possession of the Leased Property after any Limited Remedy Event of Default that relates to insurance, utilities, repairs, maintenance, environmental maintenance, remediation and compliance and other customary costs and expenses of operating and maintaining the Leased Property in substantial compliance with the terms of this Lease (collectively, the “LRED Damages”). Lessor and Lessee hereby agree that the damages available to Lessor as a result of a Limited Remedy Event of Default shall not exceed the LRED Damages and that nothing contained herein or in any other transaction document executed concurrently herewith shall entitle Lessor to additional reimbursement or monetary damages with respect to any such Limited Remedy Event of Default.

15.8     Right to Perform Lessee’s Covenants.

15.8.1     If Lessee shall at any time fail to make any payment or perform any act on its part required to be made or performed in accordance with any terms of this Lease, then Lessor, (x) without notice to Lessee after such failure has given rise to an Event of Default, or (y) with such notice as is reasonably practicable even if such failure has not given rise to an Event of Default (i) in case of an emergency or if such failure to perform, in Lessor’s reasonable judgment, poses a material risk of injury or harm to Persons or damage to or loss at the Premises or Improvements or (ii) if Lessee shall fail to perform its obligations with respect to insurance in Article 8, then Lessor shall have the right (but not the obligation) to cure or otherwise perform such covenant or obligation and without waiving or releasing Lessee from any obligation of Lessee contained in this Lease, may, but shall be under no obligation to:

15.8.1.1     pay any Imposition payable by Lessee pursuant to the provisions of Article 7, or

15.8.1.2     take out, pay for and maintain any of the insurance policies provided for in Article 8, or

15.8.1.3     make any other payment or perform any other act on Lessee’s part to be made or performed as in this Lease provided, and enter upon the Premises for any such purpose, and take all such action thereon, as may be necessary therefor.

15.8.2     All sums paid by Lessor, and all costs and expenses, including reasonable attorneys’ fees, incurred by Lessor in connection with the performance of any act permitted under this Section 15.8, together with interest thereon at the Default Interest Rate from the respective dates of Lessor’s making of each such payment or incurring of each such cost and expense, shall be paid by Lessee to Lessor on demand.

15.9     No Implied Termination.     Under no circumstances shall the exercise by Lessor of the rights granted in this Article 15, or the exercise of any other right or remedy granted to Lessor under any other provision of this Lease to cure, prevent or take any other action with respect to any Event of Default by Lessee, constitute an eviction of Lessee, result in a termination of this Lease, or in any manner whatsoever relieve Lessee from any liability to pay Rent, Additional Rent or other sums payable by Lessee as in this Lease provided or from the keeping, observance and performance of any other covenant, condition and agreement on the part of Lessee to be kept, observed and performed under this Lease, unless Lessor shall in writing expressly and specifically state otherwise. If Lessor does not elect to terminate this Lease on account of any Event of Default, Lessor may, from time to time, without terminating this Lease, enforce all of their respective rights and remedies under this Lease, including the right to recover all Rent, Additional Rent and other charges due under the Lease as the same become due and payable.

15.10   Other Remedies.     In addition to the other remedies expressly set forth in this Lease, upon an Event of Default, Lessor shall have such other remedies as may be available under applicable law.

15.11   Limitation.     Notwithstanding any other provision of this Lease, if Lessor is determined to have wrongfully withheld any consent or approval required under this Lease, (i) such determination shall itself constitute and be deemed such consent or approval, and (ii) Lessor shall have no liability for damages as a result of wrongfully withholding such consent or approval.

15.12   Waiver of Notice.     Lessee hereby waives any right (whether by statute or otherwise) of notice to vacate the Premises.

15.13   Waiver of Jury Trial.     EACH OF LESSOR AND LESSEE ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE LAWS OF THE UNITED STATES AND THE COMMONWEALTH OF PENNSYLVANIA. EACH OF LESSOR AND LESSEE HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (ii) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF LESSOR AND LESSEE WITH RESPECT TO THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS

HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; EACH OF LESSOR AND LESSEE HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY. LESSEE SHALL USE ITS BEST EFFORTS TO OBTAIN A SIMILAR WAIVER TO THE ABOVE FROM ALL QUALIFYING MORTGAGEES.

15.14   Attorneys’ Fees. In the event of any litigation arising out of or in connection with this Lease, the prevailing party in such litigation shall be entitled to receive from the non-prevailing party or parties all reasonable attorneys’ fees, court costs and litigation costs incurred by the prevailing party in connection with such dispute.

ARTICLE 16

REPORTING REQUIREMENTS

16.1     Reporting Requirements.   Lessee agrees to furnish to Lessor the following:

16.1.1     within ninety (90) days after the end of the Lessee’s Parent’s fiscal years, (a) a copy of the audited consolidated balance sheets of Lessee’s Parent and its consolidated subsidiaries (if any) as of the end of such fiscal year, and related audited consolidated statements of income, changes in common stock and other stockholders’ equity and changes in the financial position of Lessee’s Parent and its consolidated subsidiaries (if any) for such fiscal year, prepared in accordance with GAAP applied on a basis consistently maintained throughout the period involved, such consolidated financial statements to be certified by nationally recognized certified public accountants and (b) a certificate, executed by the chief financial officer or treasurer of the Lessee’s Parent stating that (i) to the best of the signer’s knowledge and belief after making due inquiry, Lessee is not in default in the performance or observance of any of the terms of this Lease, or if Lessee shall be in default, specifying all such defaults, the nature thereof, and the steps being taken to remedy the same, (ii) setting forth the calculation of Adjusted Revenues in reasonable detail as of such Lease Year (commencing with the fiscal year ending December 31, 2016). Notwithstanding the foregoing, in the event that Lessee’s Parent is unable to complete its audited financial statements within such ninety (90) day period due a pending restatement of financial statements (or an ongoing investigation with respect thereto), then Lessee’s Parent may deliver such unaudited financial information as it has available at such time in satisfaction of its obligations under this Section 16.1.1 and thereafter deliver such audited financial information when available.

16.1.2 within sixty (60) days after the end of each fiscal quarter of Lessee (other than the last fiscal quarter during any fiscal year of Lessee), (a) an unaudited statement of income of Lessee’s Parent and its consolidated subsidiaries (if any) that sets forth the results for both such fiscal quarter and year-to-date, in all cases prepared in accordance with GAAP applied on a basis consistently maintained throughout the applicable period (subject to customary year-end audit adjustments and the absence of footnotes), (b) Lessee’s calculation of Adjusted Revenue to Rent Ratio for such Lease Year or fiscal quarter, as applicable, which information may be publicly disclosed by Lessor, and (c) a certificate, executed by the chief financial officer or treasurer of the Lessee’s Parent stating that (i) to the best of the signer’s knowledge and belief after making due inquiry, Lessee is not in default in any material respect in the performance or observance of any of the material terms of this Lease, or if Lessee shall be in material default, specifying all such defaults, the nature thereof, and the steps being taken to remedy the same, (ii) setting forth the calculation of the Adjusted Revenues for such fiscal quarter, and (iii) certifying that such financial statements delivered pursuant to paragraphs (a) and (b) above fairly present, in all material respects, the financial position and results of operations of Lessee and its consolidated subsidiaries (if any) on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, in the event that Lessee’s Parent is unable to complete its unaudited statement of income within such sixty (60) day period due a pending restatement of financial statements (or an ongoing investigation with respect thereto), then Lessee’s Parent may deliver such unaudited financial information with respect to its statement of income as it has available at such time in satisfaction of its obligations under this Section 16.1.2 and thereafter deliver such unaudited statement of income when available.

16.1.3     Lessee shall indemnify, defend, protect and save Lessor harmless from and against any liability, cost or expense of any kind that may be imposed upon Lessor in connection with any material misstatement or omission in any financial statement or other required report provided to Lessor under this Section 16.1.

16.1.4     Notwithstanding the foregoing provisions of Section 16.1, Lessee shall not be obligated (1) to provide information that is subject to the quality assurance immunity or is subject to attorney-client privilege or the attorney work product doctrine or (2) to provide information or assistance that could give Lessor or its Affiliates a “competitive” advantage with respect to markets in which Lessor or any of Lessor’s Affiliates and Lessee, Lessee’s Parent or any of Lessee’s Affiliates might be competing at any time (“Restricted Information”), it being understood that Restricted Information shall not include revenue and expense information relevant to Lessor’s calculation and verification of the Escalation amount hereunder. Lessor shall retain audit rights with respect to Restricted Information to the extent required to confirm Lessee’s compliance with the terms of this Lease (and GLP compliance with Securities Exchange Commission, Internal Revenue Service and other legal and regulatory requirements) and provided that appropriate measures are in place to ensure that only Lessor’s auditors and attorneys (and not Lessor or GLP or any of Lessor’s other Affiliates) are provided access to such information). In addition, Lessor shall not disclose any Restricted Information to any Person or any employee, officer or director of any Person (other than GLP or a Subsidiary of Lessor) that directly or indirectly owns or operates any gaming business or is a competitor of Lessee, Lessee’s Parent or any Affiliate of Lessee.

16.2     Charges.     Lessee acknowledges that the failure to furnish Lessor with any of the certificates or statements required by this Article 16 will cause Lessor to incur costs and expenses not contemplated hereunder, the exact amount of which is presently anticipated to be extremely difficult to ascertain. Accordingly, if Lessee fails to furnish Lessor with any of the certificates or statements required by this Article 16, Lessee shall pay to Lessor upon demand $1,000 for each such failure as Additional Rent. The parties agree that this charge represents a fair and reasonable estimate of the costs that Lessor will incur by reason of Lessee’s failure to furnish Lessor with such certificates and statements.

16.3     Confidentiality.

16.3.1     Lessor agrees to maintain the confidentiality of the Lessee Confidential Information (as defined below), except that Lessee Confidential Information may be disclosed (a) to its Affiliates and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, (b) to the extent requested by any Governmental Authority, (c) to the extent required by applicable Legal Requirements, including reporting requirements of Lessor or any Affiliate of Lessor, or by any subpoena or similar legal process, (d) to any other Person who may become a transferee of Lessor’s interest in this Lease, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Lease or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee or transferee of Lessor’s interest (in whole or in part) in this Lease or the Premises, or any prospective assignee of Lessor’s interest in this Lease or the Premises, (g) with the consent of the Lessee, (h) to the extent such Lessee Confidential Information (x) becomes publicly available other than as a result of a breach of this Section 16.3 or (y) becomes available to Lessor on a non-confidential basis from a source other than the Lessee, or (i) to its lenders and any rating agencies and any of their employees, agents, accountants, legal counsel and other advisors. For the purposes of this Section, the term “Lessee Confidential Information,” means all information received from the Lessee relating to its business, any information delivered to Lessor pursuant to Section 12.8 hereof, in each case other than any such information that is available to the Lessor on a non-confidential basis prior to disclosure by the Lessee; provided that such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Lessee Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Lessee Confidential Information as such Person would accord to its own confidential information.

16.3.2     Lessee agrees to maintain the confidentiality of the Lessor Confidential Information (as defined below), except that Lessor Confidential Information may be disclosed (a) to its Affiliates and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, (b) to the extent requested by any Governmental Authority, (c) to the extent required by applicable Legal Requirements, including reporting requirements of Lessee or any Affiliate of Lessee, or by any subpoena or similar legal process, (d) to any other Person who may become a transferee of Lessee’s interest in this Lease, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Lease or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any permitted assignee or transferee of Lessee’s interest (in whole or in part) in this Lease or the Premises, or any prospective permitted assignee of Lessee’s interest in this Lease or the Premises, (g) with the consent of the Lessor, (h) to the extent such Lessor Confidential Information (x) becomes publicly available other than as a result of a breach of this Section 16.3.2 or (y) becomes available to Lessee on a non-confidential basis from a source other than the Lessor, or (i) to its lenders and any rating agencies and any of their employees, agents, accountants, legal counsel and other advisors. For the purposes of this Section, the term “Lessor Confidential Information,” means the material terms of this Lease (including any information delivered to Lessee in accordance with Section 12.10) and all other information received from the Lessor relating to its business, other than any such information that is available to the Lessee on a non-confidential basis prior to disclosure by the Lessor; provided that such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Lessor Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Lessor Confidential Information as such Person would accord to its own confidential information.

ARTICLE 17

END OF TERM TRANSFER

17.1     Transfer of Personal Property and Operational Control of the Premises.     Upon the written request (an “End of Term Gaming Asset Transfer Notice”) of Lessor either immediately prior to or in connection with the expiration or earlier termination of the Term or any Renewal Term, or of Lessee in connection with a termination of this Lease that occurs (i) either on the last date of the initial Term or the last date of any Renewal Term, or (ii) in the event Lessor exercises its right to terminate this Lease or repossess the Premises; and, provided in each of the foregoing clauses (i) or (ii) that Lessee complies with the provisions of Section 17.3, Lessee shall transfer (or cause to be transferred) upon the expiration of the Term, the business operations (which will include a two (2) year transition license for tradenames and trademarks used by Lessee solely at the Premises) conducted by Lessee at the Premises (including, for the avoidance of doubt, all Personal Property and all Gaming Licenses relating to the Premises) (collectively, the “Gaming Assets”), with such business operations conducted by each Subsidiary of Lessee (if any) to be transferred through a transfer of the ownership interests in such Subsidiary, to a successor lessee or operator (or lessees or operators) of the Premises (collectively, the “Successor Lessee”) designated by Lessor for, consideration to be received by Lessee from the Successor Lessee in an amount equal to the fair market value of such Gaming Assets (the “Gaming Assets FMV”) as negotiated and agreed by Lessee and the Successor Lessee; provided, however, subject to Section 17.3 hereof, that in the event an End of Term Gaming Asset Transfer Notice is delivered hereunder, then notwithstanding the expiration or earlier termination of the Term, until such time that Lessee transfers the Gaming Assets to a Successor Lessee, Lessee shall continue to (and Lessor shall permit Lessee to maintain possession of the Premises to the extent necessary to) operate the Premises in accordance with the applicable terms of this Lease, as a month-to-month tenant, and the course and manner in which Lessee has operated the Premises prior to the end of the Term (including, but not limited to, the payment of Rent and Additional Rent hereunder). If Lessee and a potential Successor Lessee designated by Lessor cannot agree on the Gaming Assets FMV within a reasonable time not to exceed thirty (30) days after receipt of an End of Term Gaming Asset Transfer Notice hereunder, then such Gaming Assets FMV shall be determined, and Lessee’s transfer of the Personal Property to a Successor Lessee in consideration for a payment in such amount shall be determined and transferred, in accordance with the provisions of Section 17.2.

17.2     Determination of Successor Lessee and Gaming Assets FMV.   If not effected pursuant to Section 17.1, then the determination of the Gaming Assets FMV and the transfer of the Personal Property to a Successor Lessee in consideration for the Gaming Assets FMV shall be effected by (i) first, determining in accordance with Section 17.2.1 the rent that Lessor would be entitled to receive from Successor Lessee assuming a lease term of ten (10) years (the “Successor Lessee Rent”) pursuant to a lease agreement containing substantially the same terms and conditions of this Lease (other than, in the case of a new lease at the end of the final Renewal Term, the terms of this Article 17, which will not be included in such new lease), (ii) second, identifying and designating in accordance with the terms of Section 17.2.2, a pool of qualified potential Successor Lessees (each, a “Qualified Successor Lessee”) prepared to lease the Premises at the Successor Lessee Rent and to bid for the Gaming Assets and Alterations made by Lessee from and after the Commencement Date (other than Required Alterations), and (iii) third, in accordance with the terms of Section 17.2.3, determining the highest price a Qualified Successor Lessee would agree to pay for the Personal Property and Alterations made by Lessee from and after the Commencement Date (other than Required Alterations) and setting such highest price as the Gaming Assets FMV in exchange for which Lessee shall be required to transfer the Personal Property and Alterations made by Lessee from and after the Commencement Date (other than Required Alterations) and Lessor will enter into a lease with such Qualified Successor Lessee on substantially the same terms and conditions of this Lease (other than, in the case of a new lease at the end of the final Renewal Term, the terms of this Article 17, which will not be included in such new lease) through the remaining term of this Lease (assuming that this Lease will not have terminated prior to its natural expiration of the final Renewal Term) or ten (10) years, whichever is greater for a rent calculated pursuant to Section 17.2.1 hereof. Notwithstanding anything to the contrary in this Article 17, the transfer of the Gaming Assets will be conditioned upon the approval of the applicable regulatory agencies of the transfer of the Gaming License to the Successor Lessee and/or the issuance of new Gaming Licenses as required by the relevant Gaming Authorities both with respect to operating and suitability criteria, as the case may be.

17.2.1     Determining Successor Lessee Rent.     Lessor and Lessee shall first attempt to agree on the amount of Successor Lessee Rent that it will be assumed Lessor will be entitled to receive for a term of ten (10) years and pursuant to a lease containing substantially the same terms and conditions of this Lease (other than, in the case of a new lease at the end of the final Renewal Term, the terms of this Article 17, which will not be included in such new lease). If Lessor and Lessee cannot agree on the Successor Lessee Rent amount within a reasonable time not to exceed sixty (60) days after receipt of an End of Term Gaming Asset Transfer Notice hereunder, then the Successor Lessee Rent shall be set as follows:

17.2.1.1     for the period preceding the last day of the calendar month in which the twenty-ninth (29th) anniversary of the Commencement Date occurs, then the annual Successor Lessee Rent shall be an amount equal to the annual Rent that would have accrued under the terms of this Lease for such period (assuming the Lease will have not been terminated prior to its natural expiration); and

17.2.1.2     for the period following the last day of the calendar month in which the twenty-ninth (29th) anniversary of the Commencement Date occurs, then the Successor Lessee Rent shall be calculated in the same manner as Rent is calculated under this Lease.

17.2.2     Designating Potential Successor Lessees.   Lessor and Lessee will each select two (which may be the same, for a maximum total of four) potential Successor Lessees prepared to lease the Premises for the Successor Lessee Rent, each of whom must meet the criteria established for an Eligible Successor (other than Lessee or an Affiliate of Lessee, which may be deemed a Qualified Successor Lessee notwithstanding that Lessee or its Affiliate are not Eligible Successors). The parties acknowledge that there shall be no restriction on Lessor or any Affiliate of Lessor being a potential Successor Lessee hereunder. Lessee and any Affiliate of Lessee shall not be permitted to be potential Successor Lessees hereunder, except in the case of termination of the Lease on the last day of the calendar month in which the twenty-ninth (29th) anniversary of the Commencement Date occurs. Lessor and Lessee must designate their proposed Qualified Successor Lessees within thirty (30) days after receipt of an End of Term Gaming Asset Transfer Notice hereunder. Any Qualified Successor Lessee hereunder shall have all Gaming Licenses necessary to consummate the acquisition of the Leasehold Estate pursuant to the terms of this Section 17.2. In the event Lessor or Lessee fails to designate such party’s allotted number of potential Qualified Successor Lessees, the other party may designate additional potential Qualified Successor Lessees such that the total number of potential Qualified Successor Lessees does not exceed four; provided that, in the event the total number of potential Qualified Successor Lessees is less than four, the transfer process will still proceed as set forth in Section 17.3 below.

17.2.3     Determining Gaming Assets FMV.   Lessee will have a three (3) month period to negotiate an acceptable sales price for the Personal Property with one of the four Qualified Successor Lessees, which three (3) month period will commence immediately upon the conclusion of the steps set forth above in Section 17.2.2. If Lessee does not reach an agreement prior to the end of such three (3) month period, Lessor shall conduct an auction for the Personal Property among the four potential Successor Lessees, and Lessee will be required to transfer the Personal Property to the highest bidder.

17.3     Operation Transfer.   Upon designation of a Successor Lessee (pursuant to either Section 17.1 or 17.2, as the case may be), Lessee shall reasonably cooperate and take all actions reasonably necessary (including providing all reasonable assistance to Successor Lessee) to effectuate the transfer of operational control of the Premises to Successor Lessee in an orderly manner so as to minimize to the maximum extent possible any disruption to the continued orderly operation of the Premises for its Permitted Uses. Notwithstanding anything to the contrary herein, at Lessee’s option, following the selection of a Successor Lessee in accordance with the provisions of this Article 17, after the expiration or earlier termination of the Term, unless Lessor consents to the contrary, until such time that Lessee transfers the Personal Property and operational control of the Premises to such Successor Lessee, Lessee may continue on a month-to-month basis to (and Lessor shall permit Lessee to maintain possession of the Premises to the extent necessary to) operate the Premises in accordance with the applicable terms of this Lease and the course and manner in which Lessee has operated the Premises prior to the end of the Term, with Rent for such month-to-month period to equal the fair market rent for the use of the Leased Property, as agreed upon by Lessor and Lessee at such time; provided, however, at Lessee’s option Lessee’s obligation to operate the Premises shall expire on the date which is one (1) year following the date the Lease is terminated. Concurrently with the transfer of the Personal Property to Successor Lessee, Lessor and Successor Lessee shall execute a new lease in accordance with the terms as set forth in the final clause of the first sentence of Section 17.2 hereof. For the avoidance of doubt, if a Successor Lessee is not designated by the date on which the Term expires or terminates, Lessee shall have no further obligation under this Article 17 or any other provision of this Lease, except those other obligations which expressly survive such expiration or termination of the Term.

17.4     Expert Valuation Process.

17.4.1     In the event that the opinion of an “Expert” is required under this Article 17 and Lessor and Lessee have not been able to reach agreement on such Person after at least ten (10) days of good faith negotiations, then either party shall each have the right to seek appointment of the Expert by the “Appointing Authority,” as defined below, by writing to the Appointing Authority and asking it to serve as the Appointing Authority and appoint the Expert. The Appointing Authority shall appoint an Expert who is independent of the parties and has at least ten (10) years of experience valuing commercial real estate and/or in leasing or other matters, as applicable with respect to any of the matters to be determined by the Expert.

17.4.2     The “Appointing Authority” shall be (i) the Institute for Conflict Prevention and Resolution (also known as, and shall be defined herein as, the “CPR Institute”), unless it is unable to serve, in which case the Appointing Authority shall be (ii) the AAA under its Arbitrator Select Program for non-administered arbitrations or whatever AAA process is in effect at the time for the appointment of arbitrators in cases not administered by the AAA, unless it is unable to serve, in which case (iii) the parties shall have the right to apply to any court of competent jurisdiction to appoint an Appointing Authority or an Expert in accordance with the court’s power to appoint arbitrators. The CPR Institute and the AAA shall each be considered unable to serve if it no longer exists, or if it no longer provides neutral appointment services, or if it does not confirm (in form or substance) that it will serve as the Appointing Authority within thirty (30) days after receiving a written request from either Lessor or Lessee to serve as the Appointing Authority, or if, despite agreeing to serve as the Appointing Authority, it does not confirm its Expert appointment within sixty (60) after receiving such written request. The Appointing Authority’s appointment of the Expert shall be final and binding upon the parties. The Appointing Authority shall have no power or authority except to appoint the Expert, and no rules of the Appointing Authority shall be applied to the valuation or other determination of the Expert other than the rules necessary for the appointment of the Expert.

17.4.3     Once the Expert is finally selected, either by agreement of the parties or by confirmation to the parties from the Appointing Authority, the Expert will determine the matter in question, by proceeding as follows:

17.4.3.1     Each of Lessor and Lessee shall have a period of ten (10) days to submit to the Expert its position as to the replacement cost of the Premises as of the date of the expiration of this Lease and as to the appropriate per annum yield for leases between owners and operators of gaming facilities operating to the Applicable Standards at the time in question (or as to any other matter to be resolved by an Expert hereunder), as the case may be, and any materials each of Lessor and Lessee wishes the Expert to consider when determining such replacement cost of the Premises and the appropriate per annum yield for leases between owners and operators of gaming facilities operating to the Applicable Standards (or as to any other matter to be resolved by an Expert hereunder), and the Expert will then make the relevant determination, by a “baseball arbitration” proceeding with the Expert limited to awarding only one or the other of the two positions submitted (and not any position in between or other compromise or ruling not consistent with one of the two positions submitted, except that the Expert in its discretion may choose the position of one party with respect to the replacement cost of the Premises as of the date of the expiration of this Lease and the position of the other party with respect to the appropriate per annum yield for leases between owners and operators of gaming facilities operating to the Applicable Standards at the time in question), which shall then be binding on the parties hereto. The Expert, in his or her sole discretion, shall consider any and all materials that he or she deems relevant, except that there shall be no live hearings and the parties shall not be permitted to take discovery. The Expert may submit written questions or information requests to the parties, and the parties may respond with written materials within a time frame agreed by the parties or, absent agreement by the parties, set by the Expert.

17.4.4     All communications between a party and either the Appointing Authority or the Expert shall also be copied to the other party. The parties shall cooperate in good faith to facilitate the valuation or other determination by the Expert.

17.4.5     The costs of any Appointing Authority or Expert engaged with respect to any issue under Section 17.4.3.1 of this Lease shall be borne by the Lessee as Additional Rent.

ARTICLE 18

ENVIRONMENTAL CONDITIONS

18.1     Hazardous Substances.     Lessee shall not allow any Hazardous Substance to be located, stored, disposed of or released in, on, under or about the Premises or incorporated into the Casino; provided, however, that Hazardous Substances may be brought, kept, used or disposed of in, on or about the Premises in quantities and for purposes similar to those brought, kept, used or disposed of in, on or about similar facilities used for purposes similar to the Permitted Use (including construction and maintenance of the Premises) but only to the extent the same are brought, kept, used and disposed of in strict compliance with Legal Requirements. Lessee shall not allow the Premises to be used as a waste disposal site or for the manufacturing, handling, storage, distribution or disposal of any Hazardous Substance other than in the ordinary course of the business conducted at the Premises and in compliance with applicable Legal Requirements.

18.2     Notices.     Lessee shall provide to Lessor, within five (5) Business Days after Lessee’s receipt thereof, a copy of any notice, or notification with respect to, (i) any violation of a Legal Requirement relating to Hazardous Substances located in, on, or under the Premises or any adjacent property; (ii) any enforcement, cleanup, removal, or other governmental or regulatory action instituted, completed or threatened with respect to the Premises; (iii) any claim made or threatened by any Person against Lessee or the Premises relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Substance; and (iv) any reports made to any federal, state or local environmental agency arising out of or in connection with any Hazardous Substance in, on, under or removed from the Premises, including any complaints, notices, warnings or asserted violations in connection therewith.

18.3     Remediation.   If Lessee becomes aware of a violation of any Legal Requirement relating to any Hazardous Substance in, on, under or about the Premises or any adjacent property, or if Lessee, Lessor or the Premises becomes subject to any order of any federal, state or local agency to repair, close, detoxify, decontaminate or otherwise remediate the Premises, Lessee shall promptly notify Lessor of such event and, subject to Section 18.5 below, at its sole cost and expense, cure such violation or effect such repair, closure, detoxification, decontamination or other remediation (or if migrating from adjacent properties or otherwise the responsibility of a third party, with Lessor’s consent not to be unreasonably withheld, shall take appropriate legal action to cause the third party to do so). If Lessee fails to implement and diligently pursue any such cure, repair, closure, detoxification, decontamination or other remediation, Lessor shall have the right, but not the obligation, upon prior written notice to Lessee, to carry out such action and to recover from Lessee all of Lessor’s reasonable costs and expenses incurred in connection therewith. Lessee shall allow Lessor and Lessor’s agents to have reasonable access to the Premises at reasonable times in order to carry out Lessor’s remediation activities.

18.4     Indemnity by Lessee.   Except as otherwise provided in this Lease, Lessee shall indemnify, defend, protect, save, hold harmless, and reimburse Lessor and Lessor’s Affiliates, employees, agents and representatives (“Indemnitees”) for, from and against any and all costs, losses (including, losses of use or economic benefit or diminution in value), liabilities, damages, assessments, lawsuits, deficiencies, demands, claims and expenses (collectively, “Environmental Costs”) (whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on such Indemnitees) incurred in connection with, arising out of, resulting from or incident to, directly or indirectly, during (but not before, subject to Section 18.5, or after) the Term or such portion thereof during which the Premises is leased to Lessee (i) the production, use, generation, storage, treatment, transporting, disposal, discharge, release or other handling or disposition of any Hazardous Substances from, in, on or about the Premises (collectively, “Handling”), including the effects of such Handling of any Hazardous Substances on any Person or property within or outside the boundaries of the Premises, and (ii) the presence of any Hazardous Substances in, on, under or about the Premises, and (iii) the violation of any Environmental Law by Lessee or any third party other than Lessor; provided, however, that Lessee shall not be responsible for indemnifying the Indemnitees for Environmental Costs resulting from the activities of Persons conducting any subsurface, oil, mineral or gas operations on or under the Premises during the Term pursuant to any Subsurface Lease under which the Lessee does not participate or receive any monetary benefit or royalty, in which event, the parties shall share such Environmental Costs in the same relative proportions as they participate or receive any monetary benefit or royalty. “Environmental Costs” include interest, costs of response, removal, remedial action, containment, cleanup, investigation, abatement, encapsulation, design, engineering and construction, damages (including actual and consequential damages) for personal injuries and for injury or contamination to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, attorney’s fees, expert fees, consultation fees, and court costs, and all amounts paid in investigating, defending or settling any of the foregoing.

Without limiting the scope or generality of the foregoing, Lessee expressly agrees that a breach by Lessee in its obligations under this Section 18.4 which is not cured within any applicable cure period shall be an Event of Default hereunder. Except as otherwise provided in this Lease, Lessee shall reimburse Lessor for any and all reasonable costs and expenses incurred by Lessor under the terms of this Lease in connection with, arising out of, resulting from or incident to, directly or indirectly, during (but not before or after except with respect to any period of time in which the Lessee or its Affiliates were in possession and control of the Premises) the Term or such portion thereof during which the Premises is leased to Lessee of the following:

18.4.1     In investigating any and all matters relating to the Handling of any Hazardous Substances, in, on, from, under or about the Premises;

18.4.2     In bringing the Premises into compliance with all Legal Requirements; and

18.4.3     Removing, treating, storing, transporting, cleaning-up and/or disposing of any Hazardous Substances used, stored, generated, released or disposed of in, on, from, under or about the Premises or off-site other than in the ordinary course of the business conducted at the Premises and in compliance with applicable Legal Requirements.

If any claim is made by Lessor for reimbursement for Environmental Costs incurred by it hereunder, Lessee agrees to pay such claim promptly, and in any event to pay such claim within forty-five (45) calendar days after receipt by Lessee of written notice thereof and any amount not so paid within such forty-five (45) calendar day period shall bear interest at the Default Interest Rate from the date due to the date paid in full.

18.5     Indemnity by Lessor.   Notwithstanding anything set forth in this Article 18 to the contrary, Lessor shall be responsible for and shall indemnify, defend, protect, save, hold harmless, and reimburse Lessee and Lessee’s Affiliates, employees, agents and representatives (“Lessee Indemnitees”) for, from and against any and all Environmental Costs (whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Lessee Indemnitees) incurred in connection with, arising out of, resulting from or incident to, directly or indirectly, before or during (but not after) the Term or such portion thereof, any Pre-Existing Environmental Conditions, provided that such Environmental Costs (including but not limited to the cost of investigation, removal, remediation, restoration, abatement or encapsulation of any Pre-Existing Environmental Conditions in accordance with applicable Environmental Law) are not incurred primarily as a result of or in connection with any discretionary renovation, remodeling or expansion activities performed or to be performed by Lessee in, on or about the Premises during the Term, in which case Lessee shall be solely responsible for, and shall indemnify, defend, protect, save, hold harmless and reimburse any Indemnitees for, such Environmental Costs in accordance with this Article 18; provided, however, that any maintenance, repair or Alterations undertaken by Lessee that is required under the Lease or is required in order to comply with any and all Legal Requirements shall not be considered discretionary renovation, remodeling or expansion activities. Should any test boring or other investigatory work by or for Lessee reveal the presence of Pre-Existing Environmental Conditions, such test boring or other investigative work shall not be considered to be part of any discretionary renovation, remodeling or expansion activities of Lessee (and therefore Environmental Costs associated with the investigation, removal, remediation, restoration, abatement or encapsulation of such Pre-Existing Environmental Conditions shall be borne by Lessor) unless and until Lessee makes an affirmative decision to proceed with such discretionary renovation, remodeling or expansion activities, in which case Lessee shall be solely responsible for the Environmental Costs associated with the investigation, removal, remediation, restoration, abatement or encapsulation of such Pre-Existing Environmental Conditions revealed by such test boring or other investigatory work, in accordance with this Article 18. “Pre-Existing Environmental Conditions” means (i) any condition that may exist at or on the Premises on or prior to the Commencement Date with respect to contamination of soil, surface or ground waters, stream sediments, and every other environmental media, (ii) any Hazardous Substances located in, on or about the Premises on or prior to the Commencement Date and (iii) any Hazardous Substances that have migrated from the Premises prior to the Commencement Date.

18.6     Environmental Inspections.   In the event Lessor has a reasonable basis to believe that Lessee is in breach of its obligations under this Article 18, Lessor shall have the right, from time to time, during normal business hours, in a reasonable manner and upon not less than two (2) days’ written notice to Lessee, except in the case of an emergency in which event no notice shall be required, to conduct an inspection of the Premises to determine the existence or presence of Hazardous Substances on or about the Premises. Lessor shall have the right to enter and inspect the Premises, conduct any testing, sampling and analyses it deems necessary and shall have the right to inspect materials brought into the Premises. Lessor may, in its discretion, retain such experts to conduct the inspection, perform the tests referred to herein, and to prepare a written report in connection therewith. All reasonable costs and expenses incurred by Lessor under this Section shall be paid on demand as Additional Rent by Lessee to Lessor. Failure to conduct an environmental inspection or to detect unfavorable conditions if such inspection is conducted shall in no fashion be intended as a release of any liability for environmental conditions subsequently determined to be associated with or to have occurred during Lessee’s tenancy. Lessee shall remain liable for any environmental condition related to or having occurred during its tenancy regardless of when such conditions are discovered and regardless of whether or not Lessor conducts an environmental inspection at the termination of this Lease. The obligations set forth in this Article shall survive the expiration or earlier termination of this Lease.

ARTICLE 19

NO TERMINATION, ABATEMENT, ETC.

19.1  Except as otherwise specifically provided in this Lease, Lessee shall remain bound by this Lease in accordance with its terms and shall not seek or be entitled to any abatement,

deduction, deferment or reduction of Rent or Additional Rent, or set-off against the Rent or Additional Rent. Except as may be otherwise specifically provided in this Lease, the respective obligations of Lessor and Lessee shall not be affected by reason of (i) any damage to or destruction of the Premises or any portion thereof from whatever cause or any taking or condemnation of the Premises or any portion thereof; (ii) the lawful or unlawful prohibition of, or restriction upon, Lessee’s use of the Premises or any portion thereof, the interference with such use by any Person or by reason of eviction by paramount title; (iii) any claim that Lessee has or might have against Lessor by reason of any default or breach of any warranty by Lessor hereunder or under any other agreement between Lessor and Lessee or to which Lessor and Lessee are parties; (iv) any bankruptcy, insolvency, reorganization, consolidation, readjustment, liquidation, dissolution, winding up or other proceedings affecting Lessor or any assignee or transferee of Lessor; or (v) for any other cause, whether similar or dissimilar to any of the foregoing. Lessee hereby specifically waives all rights arising from any occurrence whatsoever which may now or hereafter be conferred upon it by law (a) to modify, surrender or terminate this Lease or quit or surrender the Premises or any portion thereof, or (b) which may entitle Lessee to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Lessee hereunder. Notwithstanding the foregoing, nothing in this Article 19 shall preclude Lessee from bringing a separate action against Lessor for any matter described in the foregoing clauses (ii), (iii) or (v) and Lessee is not waiving other rights and remedies not expressly waived herein. The obligations of Lessor and Lessee hereunder shall be separate and independent covenants and agreements and the Rent and/or Additional and all other sums payable by Lessee hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease. Lessee’s agreement that, except as may be otherwise specifically provided in this Lease, any eviction by paramount title as described in item (ii) above shall not affect Lessee’s obligations under this Lease, shall not in any way discharge or diminish any obligation of any insurer under any policy of title or other insurance.

ARTICLE 20

HOLDING OVER

20.1 If Lessee shall for any reason remain in possession of the Premises (or any portion thereof) after the expiration or earlier termination of the Term without the consent, or other than at the request, of Lessor, such possession shall be as a month-to-month tenant during which time Lessee shall pay as Rent each month twice the monthly Building Rent applicable to the prior Lease Year, together with all other Rent and Additional Rent and all other sums payable by Lessee pursuant to this Lease. During such period of month-to-month tenancy, Lessee shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Premises. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease.

ARTICLE 21

LESSOR FINANCING

21.1     Lessor’s Financing. Without the consent of Lessee, Lessor may from time to time, directly or indirectly, create or otherwise cause to exist any Fee Mortgage upon the

Premises or any portion thereof or interest therein; provided, however, if Lessee has not consented to any such Fee Mortgage entered into by Lessor after the Commencement Date, Lessee’s obligations with respect thereto shall be subject to the limitations set forth in Section 21.3. This Lease is and at all times shall be subject and subordinate to any such Fee Mortgage which may now or hereafter affect the Premises or any portion thereof or interest therein and to all renewals, modifications, consolidations, replacements, restatements and extensions thereof or any parts or portions thereof; provided, however, that the subjection and subordination of this Lease and Lessee’s leasehold interest hereunder to any Fee Mortgage shall be conditioned upon the execution by the holder of each Fee Mortgage and delivery to Lessee of a subordination, nondisturbance and attornment agreement substantially in the form attached hereto as Exhibit D, which will bind such holder of such Fee Mortgage and its successors and assigns as well as any person who acquires any portion of the Premises in a foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure or a successor owner of the Premises (each, a “Foreclosure Purchaser”) and which provides that so long as there is not then outstanding and continuing an Event of Default under this Lease, the holder of such Fee Mortgage, and any Foreclosure Purchaser shall disturb neither Lessee’s leasehold interest or possession of the Premises in accordance with the terms hereof, nor any of its rights, privileges and options, and shall give effect to this Lease, including the provisions of Article 14 which benefit any Qualifying Mortgagee (as if such Fee Mortgagee or Foreclosure Purchaser were the Lessor under this Lease (it being understood that if an Event of Default has occurred and is continuing at such time such parties shall be subject to the terms and provisions hereof concerning the exercise of rights and remedies upon such Event of Default including the provisions of Articles 15 and 17)). In connection with the foregoing and at the request of Lessor, Lessee shall promptly execute a subordination, nondisturbance and attornment agreement, in form and substance substantially in the form of Exhibit D or otherwise reasonably satisfactory to Lessee, and the Fee Mortgagee or prospective Fee Mortgagee, as the case may be, which will incorporate the terms set forth in the preceding sentence. Except for the documents described in the preceding sentences, this provision shall be self-operative and no further instrument of subordination shall be required to give it full force and effect. If, in connection with obtaining any Fee Mortgage for the Premises or any portion thereof or interest therein, a Fee Mortgagee or prospective Fee Mortgagee shall request (A) reasonable cooperation from Lessee, Lessee shall provide the same at no cost or expense to Lessee, it being understood and agreed that Lessor shall be required to reimburse Lessee for all such costs and expenses so incurred by Lessee, including, but not limited to, its reasonable attorneys’ fees, or (B) reasonable amendments or modifications to this Lease as a condition thereto, Lessee hereby agrees to execute and deliver the same so long as any such amendments or modifications do not (i) increase Lessee’s monetary obligations under this Lease, (ii) adversely increase Lessee’s non-monetary obligations under this Lease in any material respect, or (iii) diminish Lessee’s rights under this Lease in any material respect.

21.2     Attornment.   If Lessor’s interest in the Premises or any portion thereof or interest therein is sold, conveyed or terminated upon the exercise of any remedy provided for in any Fee Mortgage Documents (or in lieu of such exercise), or otherwise by operation of law: (a) at the request and option of the new owner or superior lessor, as the case may be, Lessee shall attorn to and recognize the new owner or superior lessor as Lessee’s “Lessor”

under this Lease (in which event such owner or superior lessor shall be bound to all Lessor’s obligations under this Lease arising after the date of such sale, conveyance or termination), or enter into a new lease substantially in the form of this Lease with the new owner or superior lessor, and Lessee shall take such actions to confirm the foregoing within ten (10) days after request; and (b) the new owner or superior lessor shall not be (i) liable for any act or omission of Lessor under this Lease occurring prior to such sale, conveyance or termination; (ii) subject to any offset, abatement or reduction of rent because of any default of Lessor under this Lease occurring prior to such sale, conveyance or termination; provided that the same shall not vitiate any continuing obligations of the Lessor under the Lease after the date of sale, conveyance or termination unless the right to such offset, abatement or reduction is expressly granted by the terms of this Lease; (iii) bound by any previous modification or amendment to this Lease or any previous prepayment of more than one month’s rent (unless such prepayment is expressly required or permitted under the terms of this Lease), unless such modification, amendment or prepayment shall have been approved in writing by such Fee Mortgagee (to the extent such approval was required at the time of such amendment or modification or prepayment under the terms of the applicable Fee Mortgage Documents) or, in the case of such prepayment, such prepayment of rent has actually been delivered to such new owner or superior lessor or in either case, such modification, amendment or prepayment occurred before Lessor provided Lessee with notice of the Fee Mortgage and the identity and address of the Fee Mortgagee; or (iv) liable for any security deposit or other collateral deposited or delivered to Lessor pursuant to this Lease unless such security deposit or other collateral has actually been delivered to such new owner or superior lessor.

21.3     Compliance with Fee Mortgage Documents.

21.3.1     Lessee acknowledges that any Fee Mortgage Documents executed by Lessor or any Affiliate of Lessor may impose certain obligations on the “borrower” or other counterparty thereunder to comply with or cause the operator and/or lessee of the Premises to comply with all representations, covenants and warranties contained therein relating to the Premises and the operator and/or lessee of the Premises, including, covenants relating to (i) the maintenance and repair of the Premises; (ii) maintenance and submission of financial records and accounts of the operation of the Premises and related financial and other information regarding the operator and/or lessee of the Premises, and the Premises itself; (iii) the procurement of insurance policies with respect to the Premises; and (iv) without limiting the foregoing, compliance with all applicable Legal Requirements relating to the Premises and the operation of the business thereof. For so long as any Fee Mortgages encumber the Premises or any portion thereof or interest therein, Lessee covenants and agrees, at its sole cost and expense and for the express benefit of Lessor, to operate the Premises in strict compliance with the terms and conditions of the Fee Mortgage Documents (other than payment of any indebtedness evidenced or secured thereby) and to timely perform all of the obligations of Lessor relating thereto, or to the extent that any of such duties and obligations may not properly be performed by Lessee, Lessee shall cooperate with and assist Lessor in the performance thereof (other than payment of any indebtedness evidenced or secured thereby); provided, however, notwithstanding the foregoing, this Section 21.3.1 shall not be deemed to, and shall not, impose on Lessee obligations which (i) increase Lessee’s monetary obligations under this Lease, (ii) adversely increase Lessee’s non-monetary obligations under this Lease in any material respect, or (iii) diminish

Lessee’s rights under this Lease in any material respect. For purposes of the foregoing, any proposed implementation of new financial covenants shall be deemed to diminish Lessee’s rights under this Lease in a material respect (it being understood that Lessor may agree to such financial covenants in any Fee Mortgage Documents and such financial covenants will not impose obligations on Lessee). If any new Fee Mortgage Documents to be executed by Lessor or any Affiliate of Lessor would impose on Lessee any obligations under this Section 21.3.1, Lessor shall provide copies of the same to Lessee for informational purposes (but not for Lessee’s approval) prior to the execution and delivery thereof by Lessor or any Affiliate of Lessor; provided, however, that neither Lessor nor its Affiliates shall enter into any new Fee Mortgage Documents imposing obligations on Lessee with respect to impounds that are more restrictive than obligations imposed on Lessee pursuant to this Lease.

21.3.2     Without limiting or expanding Lessee’s obligations pursuant to Section 21.3.1, during the Term and any Renewal Term, Lessee acknowledges and agrees that, except as expressly provided elsewhere in this Lease, it shall undertake at its own cost and expense the performance of any and all repairs, replacements, capital improvements, maintenance items and all other requirements relating to the condition of the Premises that are required by any Fee Mortgage Documents or by Fee Mortgagee, and Lessee shall be solely responsible and hereby covenants to fund and maintain any and all impound, escrow or other reserve or similar accounts required under any Fee Mortgage Documents as security for or otherwise relating to any operating expenses of the Premises, including any capital repair or replacement reserves and/or impounds or escrow accounts for taxes or insurance premiums (each a “Fee Mortgage Reserve Account”); provided, however, this Section 21.3.2 shall not (i) increase Lessee’s monetary obligations under this Lease, (ii) adversely increase Lessee’s non-monetary obligations under this Lease in any material respect, (iii) diminish Lessee’s rights under this Lease in any material respect, or (iv) impose obligations to fund such reserve or similar accounts in excess of amounts required under this Lease in respect of reserve or similar accounts under the circumstances required under this Lease; and provided further, that any amounts which Lessee is required to fund into a Fee Mortgage Reserve Account with respect to satisfaction of any repair or replacement reserve requirements imposed by a Fee Mortgagee or Fee Mortgage Documents shall be credited on a dollar for dollar basis against the mandatory expenditure obligations of Lessee for the Premises under Section 11.1.3. During the Term of this Lease; and provided that no Event of Default shall have occurred and be continuing hereunder, Lessee shall, subject to the terms and conditions of such Fee Mortgage Reserve Account and the requirements of the Fee Mortgagee(s) thereunder (and the related Fee Mortgage Documents), have access to and the right to apply or use (including for reimbursement) to the same extent as Lessor all monies held in each such Fee Mortgage Reserve Account for the purposes and subject to the limitations for which such Fee Mortgage Reserve Account is maintained, and Lessor agrees to reasonably cooperate with Lessee in connection therewith. Lessor hereby acknowledges that funds deposited by Lessee in any Fee Mortgage Reserve Account are the property of Lessee and Lessor is obligated to return the portion of such funds not previously released to Lessee within fifteen (15) days following the earlier of (x) the expiration or earlier termination of this Lease, (y) the maturity or earlier prepayment of the applicable Fee Mortgage and obligations secured thereby, or (z) an involuntary prepayment or deemed prepayment arising out of the acceleration of the amounts due to a Fee Mortgagee or secured under a Fee Mortgage as a result of the exercise of remedies under the applicable Fee Mortgage or Fee Mortgage Documents; provided, however, that the foregoing shall not be deemed or construed to limit or prohibit Lessor’s right to bring any damage claim against Lessee for any breach of its obligations under this Lease that may have resulted in the loss of any impound funds held by a Fee Mortgagee.

ARTICLE 22

MISCELLANEOUS

22.1     Quiet Enjoyment.   If and so long as Lessee shall pay the Rent, Additional Rent and all other charges agreed to be paid by Lessee, and shall perform and observe all the covenants and conditions herein contained on the part of Lessee to be performed and observed, Lessee shall quietly enjoy the Premises, without the claims of any Person claiming by, through, or under Lessor, subject to the terms and conditions of this Lease. Any transfer or encumbrance by Lessor of its interest in the Premises shall be subject to the terms and conditions of this Lease. No failure by Lessor to comply with the foregoing covenant shall give Lessee any right to cancel or terminate this Lease or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Lease, or to fail to perform any other obligation of Lessee hereunder.

22.2     Notices.     Any notices, approvals, requests or demands required to be given, delivered or served or which may be given, delivered or served under or by the terms and provisions of this Lease, shall be in writing and shall be (i) delivered by hand to the addressee, (ii) sent by nationally known overnight courier service, or (iii) sent by registered or certified mail, postage prepaid, and deposited at any United States Post Office. Such notices shall be delivered or sent to the addresses set forth below or to any other address as may hereafter be furnished in writing in like manner. Except as otherwise provided herein, all such notices shall be effective when received; provided, that if receipt is refused, notice shall be effective or considered delivered upon the first occasion that such receipt is refused, if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted, if the notice address is a post office box number, notice shall be effective one (1) Business Day after such notice is sent as provided hereinabove.

Lessor:

GLP                                 , LLC

c/o Gaming and Leisure Properties, Inc.

825 Berkshire Blvd., Suite 400

Wyomissing, Pennsylvania 19610

Attn: General Counsel

with copies to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attention: Andrew C. Sucoff, Esq.

Lessee:

[                                 ]

3980 Howard Hughes Parkway

Las Vegas, Nevada 89169

Attention: John A. Godfrey

with copies to:

Irell & Manella LLP

1800 Avenue of the Stars, Suite 900

Los Angeles, CA 90067

Attention: Ashok W. Mukhey, Esq.

22.3     Estoppel Certificates.   Lessee agrees at any time and from time to time upon not less than ten (10) Business Days’ prior written request by Lessor, to execute, acknowledge and deliver to Lessor, and Lessor agrees at any time and from time to time upon not less than ten (10) Business Days’ prior written request by Lessee, to execute, acknowledge and deliver to Lessee, a statement in writing, certifying that (i) this Lease is unmodified and in full force and effect (or if there have been modifications or some respect in which the same is not in full force and effect, that the same is in full force and effect, as modified or otherwise qualified and stating the modifications and qualifications), (ii) the Rent and Additional Rent payable under this Lease and the dates to which the Rent, Additional Rent and other charges have been paid, (iii) whether or not to the knowledge of the party so certifying there is any existing default, or event which with the giving of notice or the passing of time would constitute a default, by the other party in the compliance, performance and observance of the covenants and conditions of this Lease to be performed or observed on the part of such other party (iv) that Lessee is in possession of the Premises, and (v) such other matters as may reasonably be requested by the requesting party. Any statement delivered pursuant to this Section 22.3 may be relied upon by any Person (including Qualifying Mortgagees) that has or may acquire an interest in the Premises or Leasehold Estate.

22.4     No Merger of Estates.   The fee title of Lessor and the Leasehold Estate shall at all times be separate, and shall in no event be merged, notwithstanding the fact that this Lease or the Leasehold Estate may be held directly or indirectly by or for the account of any Person who shall own the fee estate in the Premises. No such merger of estates shall occur by operation of law, or otherwise, unless and until all Persons at the time having any interest in the fee estate and all Persons having any interest in the Leasehold Estate, including any Leasehold Mortgagee, shall join in the execution of a written instrument expressly effecting such merger of estates.

22.5     Discharge of Liens.     Subject to the provisions of Article 14 and Article 7 and Section 6.3 relating to permitted contests, Lessee will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Premises or any Improvement thereto or upon the Gaming License (including indirectly through a pledge of shares in the direct or indirect entity owning an interest in the Gaming License) or any attachment, levy, claim or encumbrance in respect of the Rent; excluding, however, (i) this Lease; (ii) the matters that existed as of the Commencement Date and disclosed on Exhibit [__]; (iii) restrictions, liens and other encumbrances which are consented to in writing by Lessor (such consent not to be unreasonably withheld, conditioned or delayed); (iv) liens for Impositions which Lessee is not required to pay hereunder; (v) subleases permitted under Article 12; (vi) liens for Impositions not yet delinquent; (vii) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due; provided that (1) the payment of such sums shall not be postponed under any related contract for more than sixty (60) days after the completion of the action giving rise to such lien unless Lessee shall have established a reserve or taken such other appropriate measures as are required by Legal Requirements or GAAP in connection therewith, or (2) any such liens are in the process of being contested as permitted by Section 6.3.1; (viii) any liens created by Lessor; (ix) liens related to equipment leases or equipment financing for Personal Property which are used or useful in Lessee’s business on the Premises, provided that the payment of any sums due under such equipment leases or equipment financing shall either (1) be paid as an when due in accordance with the terms thereof, or (2) be in the process of being contested as permitted under this Lease and provided that a lien holder’s removal of any such Personal Property from the Premises shall be made in accordance with the requirements set forth in this Section 22.5; (x) liens granted as security for the obligations of Lessee’s and its Affiliates under a Debt Agreement provided, however, in no event shall the foregoing be deemed or construed to permit Lessee to encumber (a) its leasehold interest (or a subtenant to encumber its subleasehold interest) in the Premises other than in accordance with Article 14 or (b) its direct or indirect interest (or the interest of any of its subsidiaries) in the Gaming License (other than, in each case, to a Qualifying Mortgagee), each without the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed; and (xi) easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to the Premises, in each case whether now or hereafter in existence, not individually or in the aggregate materially interfering with the conduct of the business on the Premises, taken as a whole. For the avoidance of doubt, the parties acknowledge and agree that[, except as otherwise expressly set forth in this Lease,]9 Lessee has not granted any liens in favor of Lessor as security for its obligations hereunder and nothing contained herein shall be deemed or construed to prohibit the issuance of a lien on the Equity Interests in Lessee (it being agreed that any foreclosure by a lien holder on such interests in Lessee shall be subject to the restriction on Change in Control in Article 12) or to prohibit Lessee from granting or pledging all or any portion of its property as collateral in connection with financings from equipment lenders (or to Qualifying Mortgagees); provided that Lessee shall in no event pledge to any Person that is not granted a Qualifying Mortgage hereunder any Gaming Licenses or other of Personal Property to the extent such Personal Property cannot be removed from the Premises without damaging or impairing the Premises (other than in a de minimis manner). For the further avoidance of doubt, by way of example, Lessee shall not grant to any lender (other than a Qualifying Mortgagee) a lien on, and any and all lien

9 NTD: Leave in this clause only if Section 2.5 (Recharacterization) is included in the Lease.

holders (including a Qualifying Mortgagee) shall not have the right to remove, carpeting, internal wiring, elevators, or escalators at the Leased Property, but lien holders may have the right to remove (and Lessee shall have the right to grant a lien on) slot machines and other gaming equipment even if the removal thereof from the Leased Property could result in de minimis damage; provided any such damage is repaired by the lien holder or Lessee in accordance with the terms of this Lease.

22.6     No Waiver.   The acceptance by Lessor of the Rent, Additional Rent or any other charges due to Lessor, with knowledge of any default on the part of Lessee under this Lease, shall not be deemed to be a waiver of any provisions of this Lease, except as to default in the payment of the Rent, Additional Rent or other charges so received. No acceptance by Lessor of a lesser sum than the Rent, Additional Rent or other charges then due shall be deemed to be other than on account of the earliest installment of the Rent, Additional Rent or other charges due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as the Rent or Additional Rent or charges due be deemed an accord and satisfaction, and Lessor may accept any such check or payment without prejudice to Lessor’s right to recover the balance of such installment or pursue any other remedy provided in this Lease. No failure on the part of Lessor to enforce any covenant or provision herein contained, nor any waiver of any right hereunder by Lessor, unless in writing and expressly stating such intent and effect, shall discharge or invalidate such covenant or provision or affect the right of Lessor to enforce the same in the event of any subsequent breach or default. The acceptance by Lessor of any of the Rent, Additional Rent or any other sum of money or any other consideration paid by Lessee after the termination of the Term, or after giving by Lessor of any notice hereunder to effect such termination, shall not except as otherwise in this Lease expressly set forth reinstate, continue or extend the Term, or take away, diminish or in any manner impair the efficacy of any such notice of termination unless so agreed to in writing and signed by Lessor. Neither acceptance of the keys nor any other act or thing done by Lessor or any agent or employee during the Term shall be deemed to be an acceptance of a surrender of the Premises, excepting only an agreement in writing signed by Lessor accepting or agreeing to accept such a surrender.

22.7     Rights Cumulative.   All the rights and remedies of each party under this Lease shall be deemed to be separate and cumulative, and no one or more of such rights or remedies, whether exercised or not, nor any mention of, or reference to, any one or more of them herein, shall be deemed to be in exclusion of, or a waiver of, any of the others, or of any rights or remedies which either party might have, whether by present or future law or pursuant to this Lease, and either party shall have to the fullest extent permitted by law, the right to enforce any rights or remedies separately, and to take any lawful action or proceedings to exercise or enforce any rights or remedies whether at law or in equity or otherwise, without thereby waiving, or being thereby barred or estopped from exercising and enforcing any other rights or remedies by appropriate action or proceedings.

22.8     Lessor not Liable.   Lessor shall not be liable to Lessee or Lessee’s Affiliates or their respective employees, agents, lessees, licensees or visitors for any damage to person or property caused by any act, omission or neglect of Lessee or any other Person or incident to the use of the Premises, or any business conducted thereon, or which is or would have been an insured loss under the provisions of insurance required to be carried by Lessee hereunder; and Lessee shall hold Lessor harmless from all Claims or liabilities from or in respect of any such damage.

22.9     Non-Recourse.   Notwithstanding any other provision of this Lease, in the event of any judgment or decree (including any arbitration award) based upon or arising out of the obligations or liabilities of Lessor under this Lease, Lessee shall not (and hereby waives and releases any right to) enforce or satisfy such judgment or decree against any assets of Lessor other than its interest in the Premises (including any Improvements thereon). The intent of this Section 22.9.1 is that Lessor’s liability under this Lease shall be limited to its interest in the Premises, and that Lessor shall have no personal liability to Lessee other than its interest in the Premises.

22.10     Binding Effect.   The rights and obligations under this Lease shall be binding upon, and inure to the benefit of, Lessor and Lessee and their respective successors and permitted assigns and any Qualifying Mortgagee. The parties agree that any Qualifying Mortgagee is a third-party beneficiary of the provisions of this Lease.

22.11     Memorandum of Lease.   This Lease shall not be recorded in any public records. Lessor and Lessee shall execute a memorandum of this Lease that Lessee shall record, at its expense, in the Recording Office. Such memorandum shall be substantially in the form annexed hereto as Exhibit B. Lessee shall execute such releases of such memorandum as Lessor may reasonably require upon any termination or expiration of this Lease, and such obligation shall survive such termination.

22.12     Easements, Covenants and Restrictions.   Without the consent of Lessee, Lessor may, from time to time, create or otherwise cause to exist any easement, covenant or restriction upon the Premises, or any portion thereof, so long as such encumbrance provides that it is subject to the rights of Lessee under this Lease and the same will not affect, in any material respect, the conduct of the Permitted Uses thereupon.

22.13     Amendments.   This Lease may not be amended except by an instrument in writing signed on behalf of all the parties.

22.14     Time of Essence; Unavoidable Delay.   Time is of the essence with respect to the performance by Lessor and Lessee of all obligations, and the exercise by Lessor and Lessee of all rights, powers and options, under this Lease. Notwithstanding the foregoing, if either party shall be prevented or delayed from punctually performing any obligation or satisfying any condition under this Lease (other than an obligation or condition requiring the making of any payment hereunder) by any of the following conditions beyond the reasonable control of such party (each, an “Unavoidable Delay”): any strike, lockout, labor dispute, inability to obtain labor or materials or reasonable substitutes therefor, power failure, acts of God, governmental restriction, regulation or control, enemy or hostile governmental action, civil commotion, sabotage, fire or other casualty or other causes beyond the reasonable control of the party responsible for performing an obligation hereunder (provided that lack of funds shall not be deemed a cause beyond the reasonable control of a party), then the time to perform such obligation or satisfy such condition shall be extended for a period equal to the duration of the delay caused by such event.

22.15     Further Assurances.     Each party agrees that, at any time or from time to time, upon written request of the other party, it shall execute and deliver all such further documents and do all such other acts and things as reasonably may be required to confirm or consummate the within transaction, including, but not limited to, the preparation, execution and delivery of documents and the furnishing of all information required pursuant to the Code and/or any rules, regulations or requirements thereunder, relating to the transaction contemplated hereunder and/or as may be reasonably required by any Qualifying Mortgagee in furtherance of and consistent with the terms and provisions of this Lease. Without limiting the foregoing, at the request of Lessee, Lessor shall promptly execute such documents as are required to be filed with any Governmental Authority in connection with any alterations or any contests of Impositions or Legal Requirements permitted hereunder; provided, however, that the same shall be without expense or liability to Lessor and shall not commit Lessor to pursue any particular action in the event this Lease is terminated.

22.16     No Broker.     Each party represents and warrants to the other that it dealt with no broker or other person entitled to claim fees, commissions or other compensation for such services in connection with the negotiation, execution and delivery of this Lease. Based upon the aforesaid warranty and representation, each party agrees to indemnify, defend and hold the other party harmless from and against any and all claims or liabilities which may at any time be asserted against the indemnified party founded upon a breach of the aforesaid representation of the indemnifying party, together with any and all losses, damages, costs and expenses, including reasonable attorneys’ fees and disbursements, relating to any such claim or liability. In the event that by settlement or otherwise any monies or other consideration is awarded to or paid as a result of a commission claim, it is the intention of the parties hereto that the indemnifying party shall be solely responsible therefor.

22.17     Multiple Parties.     In the event that at any time during the Term of this Lease, Lessor shall consist of more than one Person, such Persons shall appoint one Person to be the contact for those matters hereunder where the consent of Lessor is required, which Person shall be authorized to give such consents in a manner that will be binding upon Lessor.

22.18     Consent or Approval.     Whenever the consent or approval of a party is required, such consent or approval shall be given or withheld in such party’s sole and absolute discretion unless another standard is expressly set forth herein.

22.19     Additional Representations and Warranties.     Each of Lessor and Lessee represents and warrants to the other as follows:

22.19.1.1     Such party is duly organized, validly existing and in good standing under the laws of its state of organization/formation, is qualified to do business and in good standing in the State and has full power, authority and legal right to execute and deliver and to perform and observe the provisions of this Lease to be observed and/or performed by such party.

22.19.1.2     This Lease has been duly authorized, executed and delivered by such party, and constitutes and will constitute the valid and binding obligations of such party enforceable against such party in accordance with its terms, except as such enforceability may be limited by creditors rights, laws and general principles of equity.

22.19.1.3     Such party is solvent, has timely and accurately filed all tax returns required to be filed by such party, and is not in default in the payment of any taxes levied or assessed against such party or any of its assets, or subject to any judgment, order, decree, rule or regulation of any governmental authority which would, in each case or in the aggregate, adversely affect such party’s condition, financial or otherwise, or such party’s prospects or the Premises.

22.19.1.4     Such party is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders collecting called the “Orders”). Neither such party nor any of its Affiliates (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”), (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

ARTICLE 23

REIT PROTECTION

23.1 The parties hereto intend that Rent and other amounts paid by Lessee hereunder will qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto and this Lease shall be interpreted consistent with this intent.

23.2 Anything contained in this Lease to the contrary notwithstanding, Lessee shall not without Lessor’s advance written consent (which consent shall not be unreasonably withheld, conditioned or delayed) (i) sublet, assign or enter into a management arrangement for the Premises on any basis such that the rental or other amounts to be paid by the subtenant, assignee or manager thereunder would be based, in whole or in part, on either (x) the income or profits derived by the business activities of the subtenant, assignee or manager or (y) any other formula such that any portion of any amount received by Lessor would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto; (ii) furnish or render any services to the subtenant, assignee or manager or manage or operate the Premises so subleased, assigned or managed; (iii) sublet, assign or enter into a management arrangement for the Premises to any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of GLP) in which Lessee, Lessor or GLP owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code); or (iv) sublet, assign or enter into a management arrangement for the Premises in any other manner which could cause any portion of the amounts received by Lessor pursuant to this Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto, or which could cause any other income of Lessor to fail to qualify as income described in Section 856(c)(2) of the Code. The requirements of this Section 23.2 shall likewise apply to any further subleasing by any subtenant.

23.3 Anything contained in this Lease to the contrary notwithstanding, the parties acknowledge and agree that Lessor, in its sole discretion, may assign this Lease or any interest herein to another Person (including a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code)) in order to maintain Lessor’s status as a “real estate investment trust” (within the meaning of Section 856(a) of the Code); provided, however, Lessor shall be required to (i) comply with any applicable Legal Requirements related to such transfer and (ii) give Lessee notice of any such assignment; and provided, further, that any such assignment shall be subject to and not impair all of the rights of Lessee hereunder.

23.4 Anything contained in this Lease to the contrary notwithstanding, upon request of Lessor, Lessee shall cooperate with Lessor in good faith and at no cost or expense to Lessee, and provide such documentation and/or information as may be in Lessee’s possession or under Lessee’s control and otherwise readily available to Lessee as shall be reasonably requested by Lessor in connection with verification of GPL’s “real estate investment trust” (within the meaning of Section 856(a) of the Code) compliance requirements. Anything contained in this Lease to the contrary notwithstanding, Lessee shall take such reasonable action as may be requested by Lessor from time to time in order to ensure compliance with the Internal Revenue Service requirement that Rent allocable for purposes of Section 856 of the Code to personal property, if any, at the beginning and end of a calendar year does not exceed 15% of the total Rent due hereunder as long as such compliance does not (i) increase Lessee’s monetary obligations under this Lease or (ii) materially and adversely increase Lessee’s non-monetary obligations under this Lease or (iii) materially diminish Lessee’s rights under this Lease.

[Remainder of page intentionally left blank; signature pages follow.]

PARAGRAPH 15.5 OF THIS LEASE PROVIDES FOR THE REMEDY OF CONFESSION OF JUDGMENT IN EJECTMENT AND FOR MONEY. IN CONNECTION THEREWITH, LESSEE VOLUNTARILY AND KNOWINGLY WAIVES ITS RIGHTS, IF ANY, TO NOTICE AND TO BE HEARD BEFORE THE ENTRY OF OR EXECUTION UPON SUCH JUDGMENT. LESSEE ACKNOWLEDGES THAT IT IS REPRESENTED BY COUNSEL AND THAT COUNSEL HAS REVIEWED WITH AND EXPLAINED TO LESSEE THE MEANING OF THIS WAIVER AND THE AFORESAID REMEDY.

IN WITNESS WHEREOF, the undersigned hereby execute this Lease as of the date first written above.

LESSOR:

GLP ,
a Delaware limited liability company

By:	GLP Capital, L.P., it sole member

	By:	Gaming and Leisure Properties, Inc., its general partner

By:
William J. Clifford Chief Financial Officer

LESSEE:

,
a

By:
Name: Title:

STATE OF	)
) ss.:
COUNTY OF	)

    I hereby certify that on this          day of                     , 201_, before me the subscriber, a Notary Public of the jurisdiction aforesaid, personally appeared                             ,                      of                                 , known to me or satisfactorily proven to be the person whose name is subscribed to the foregoing and annexed Lease bearing date as of                     , 2016, who being by me first duly sworn, did acknowledged the same to be his act and deed.

    In testimony whereof, I have affixed my official seal the date above written.

Notary Public

My Commission expires:

STATE OF	)
) ss.:
COUNTY OF	)

    I hereby certify that on this          day of                     , 201_, before me the subscriber, a Notary Public of the jurisdiction aforesaid, personally appeared                             ,                          of                             , known to me or satisfactorily proven to be the person whose name is subscribed to the foregoing and annexed Lease bearing date as of                     , 2016, who being by me first duly sworn, did acknowledged the same to be his act and deed.

    In testimony whereof, I have affixed my official seal the date above written.

Notary Public

My Commission expires:

EXHIBIT A

DESCRIPTION OF PREMISES

[GLPC TO INSERT DESCRIPTION OF PREMISES]

A-1

EXHIBIT B10

FORM OF MEMORANDUM OF LEASE

Prepared By:

Michael J. Litchman

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

After Recording Please Return To:

Michael J. Litchman

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

MEMORANDUM OF LEASE

NAME AND ADDRESS OF LESSOR:	GLP , LLC c/o Gaming and Leisure Properties, Inc. 825 Berkshire Blvd., Suite 400 Wyomissing, Pennsylvania 19610 Attn: General Counsel

NAME AND ADDRESS OF LESSEE:

Attention:

DATE OF EXECUTION OF LEASE:	As of , 201_ (“Commencement Date”)

DESCRIPTION OF THE LEASED PREMISES: The land known and located at                             , Washington, Pennsylvania          and the improvements located thereon. A legal description of the land is annexed hereto as Exhibit A.

COMMENCEMENT DATE:                             , 20__.

TERM OF LEASE: The period commencing on the Commencement Date and expiring on the [                    ] __, 2        , unless sooner terminated in accordance with the Lease.

10 Exhibit to be conformed to final lease draft prior to execution.

DATE OF EXPIRATION OF FINAL RENEWAL TERM:

                                                 .

LESSOR’S RIGHTS OF FIRST REFUSAL TO PURCHASE: The Lease contains rights of first refusal to purchase Lessee’s interests held by Lessor on the terms contained in the Lease.

TERMS OF LEASE GOVERN: The rights, obligations and remedies of Lessor and Lessee, respectively, with reference to each other and the Premises shall be fixed, determined and governed solely by the terms of the Lease, this being a Memorandum of Lease executed by the parties hereto solely for the purpose of providing an instrument for recording, in lieu of recording the Lease.

The parties hereto have executed and delivered this Memorandum of Lease for the purpose of giving notice of the Lease to whomsoever it may concern. For a statement of the rights, privileges and obligations created under and by the Lease and of the options, terms, covenants and conditions contained therein, reference should be made to the Lease. All capitalized terms not otherwise defined herein, shall have the meaning ascribed thereto in the Lease. In the event of any conflict or ambiguity between the terms of this Memorandum of Lease and the Lease, the terms of the Lease shall prevail.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

    IN WITNESS WHEREOF, the parties hereto have duly executed this Memorandum of Lease as of the          day of                     , 201_.

LESSOR:

GLP ,
a Delaware limited liability company

By:	GLP Capital, L.P., it sole member

	By:	Gaming and Leisure Properties, Inc., its general partner

By:
William J. Clifford Chief Financial Officer

LESSEE:

,
a

By:
Name: Title:

STATE OF	)
) ss.:
COUNTY OF	)

    On the         day of                     , in the year 201_, before me, the undersigned, personally appeared                         , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they/ executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Signature and Office of Individual taking acknowledgement

STATE OF	)
) ss.:
COUNTY OF	)

    On the          day of                     , in the year 201_, before me, the undersigned, personally appeared                         , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they/ executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Signature and Office of Individual taking acknowledgement

EXHIBIT A (TO MEMORANDUM OF LEASE)

LEGAL DESCRIPTION

EXHIBIT C

RENT

The Rent shall be and consist of, collectively, Base Rent and the Percentage Rent, each of which shall be determined as set forth in this Exhibit C and payable in accordance with Article 4 hereof.

1.1      Percentage Rent. The “Percentage Rent” shall be an annual amount equal to [                         Dollars ($                )] per Lease Year (such initial amount determined based on 4% of the Net Revenues of the Premises for the trailing twelve full month period immediately prior to the Commencement Date); provided, however, that the Percentage Rent shall be reset at the end of the second (2nd) Lease Year for the third (3rd) Lease Year and then at each Percentage Rent Reset Year (as hereinafter defined) thereafter to a fixed annual amount equal to the product of (i) four percent (4%) and (ii) the average annual Net Revenues of Premises for the trailing two-Lease-Year period. “Percentage Rent Reset Year” shall mean each odd numbered Lease Year beginning with the fifth (5th) Lease Year.

1.2      Base Rent. The “Base Rent” shall be an annual amount equal to:

(A)    During the Term, an annual amount equal to [                     Dollars ($                    )][$25,500,000 minus the initial amount of Percentage Rent]; provided, however, that commencing with the second (2nd) Lease Year and continuing each Lease Year thereafter during the Term, the Base Rent shall increase to an annual amount equal to the sum of (i) the Base Rent for the immediately preceding Lease Year, and (ii) the Escalation. As used in this Lease, the Base Rent shall mean the Base Rent as adjusted pursuant to Section 1.2 of this Exhibit C.

(B)    The Base Rent for the first year of each Renewal Term shall be an annual amount equal to the sum of (i) the Base Rent for the immediately preceding Lease Year, and (ii) the Escalation. Commencing with the second (2nd) Lease Year of any Renewal Term and continuing each Lease Year thereafter during such Renewal Term, the Base Rent shall increase to an annual amount equal to the sum of (i) the Base Rent for the immediately preceding Lease Year, and (ii) the Escalation.

(C)    The following terms shall have the following meanings:

(i)    Escalated Base Rent: for any Lease Year, 105% of the Base Rent for the immediately preceding Lease Year payable until the earlier of the expiration of the initial Term or the Lease Year in which the Base Rent plus Percentage Rent is, collectively, in total greater than or equal to the sum of (x) Thirty-One Million Dollars ($31,000,000) plus (y) the Free Play Tax Rent Adjustment (if any) and, thereafter, 102% of the Base Rent payable for the immediately preceding Lease Year.

(ii)     Escalation: subject to Section 1.2(G) of this Exhibit C below, for any Lease Year (other than the first Lease Year), the lesser of (a) an amount equal to the excess of (i) the Escalated Base Rent for such Lease Year over (ii) the Base Rent for the immediately preceding Lease Year, and (b) an amount (but not less than zero) that adding such amount to the Rent for the immediately preceding Lease Year will have yielded an Adjusted Revenue to Rent Ratio for such preceding Lease Year of (I) 1.8:1, where such preceding Lease Year is the first (1st) Lease Year of the Term (provided that if the Commencement Date is not the first day of a month, then for purposes of this calculation the first (1st) Lease Year shall not include the remainder of the month in which the Commencement Date occurs and shall commence on the first day of the month following the month in which the Commencement Date occurs), (II) 1.9:1, where such preceding Lease Year is the second (2nd) Lease Year of the Term, and (III) 2.0:1, where such preceding Lease Year is the third (3rd) Lease Year of the Term or any Lease Year thereafter.

(D)    Base Rent Modification on Account of Property Tax Adjustment.

(i)    In the event that Property Taxes payable by Lessee during any Tax Year falling within the Adjustment Period are increased or decreased relative to Base Property Tax as a result of a change in the market value of the Land and Improvements determined in connection with the reassessment of such Land and Improvements by any of Washington County, the municipal authority or the taxing school district or any challenge to or appeal by any of the foregoing governmental authorities of the current or proposed assessed value, the Base Rent shall be adjusted as follows:

(a) if the Annual Tax Rent Adjustment is a positive number, the Base Rent shall be reduced by an amount equal to one-half (1/2) of such Annual Tax Rent Adjustment (giving effect to any prior increase or reduction for Annual Tax Rent Adjustment taken into account under this clause (a) or clause (b) below); and

(b) if the Annual Tax Rent Adjustment is a negative number, the Base Rent shall be increased by an amount equal to one-half (1/2) of such Annual Tax Rent Adjustment (giving effect to any prior increase or reduction for Annual Tax Rent Adjustment taken into account under this clause (b) or clause (a) above);

provided, however, that the reduction or increase in Base Rent for the Lease Year in which an Annual Tax Rent Adjustment first takes effect shall be pro-rated on a daily basis according to the number of days of such Lease Year that such Annual Tax Rent Adjustment is in effect, but for purposes of determining the Escalated Base Rent for the following Lease Year the reduction or increase in Base Rent for such Lease Year shall be deemed to have occurred as of the beginning of such Lease Year. For the purposes of clarity, there may be more than one Annual Tax Rent Adjustment during the Reduction Period. Notwithstanding the foregoing, in the event an assessment is proposed to be effective during the Adjustment Period but such assessment is appealed by Lessee or other Person (including, without limitation, challenges by a Governmental Authority, including a challenge or appeal described in the definition of Annual Tax Rent Adjustment below), then, solely with respect to such appealed assessment, the Adjustment Period shall extend until all appeals shall have been finally resolved and such assessment has been finally determined, is subject to no further appeal and has become effective. In the event that a prior reduction or increase shall have been made in respect of an Annual Tax Rent Adjustment and, as a result of the appeal process, the final resolution of such appeals results in a different amount of such Annual Tax Rent Adjustment than the amount of such prior reduction or increase, there shall be an appropriate adjustment in the amount of the reduction or increase in Base Rent.

(ii)    The following terms shall have the following meanings:

(1)    Tax Year: shall mean each twelve-month period commencing on January 1.

(2)    Base Property Tax: $2,328,399.

(3)    Adjustment Period: shall be the period commencing on March 29, 2016, and expiring at the end of the day on January 1, 2019.

(4)    Property Taxes: taxes, assessments (special or otherwise), levies, fees and all other government levies, exactions and charges of every kind and nature, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time prior to or during the Term, imposed or levied upon or assessed against the Land, or any portion thereof, and Improvements, or any tax, assessment, levy, exaction or charge that is imposed or levied in lieu of a tax on the Land and Improvements.

(5)    Annual Tax Rent Adjustment: shall be an amount equal to the Base Property Tax multiplied by a fraction (i) the numerator of which shall be (a) the market value of the Land and Improvements upon which the assessment of Land and Improvements by any of Washington County, the municipal authority or the taxing school district, as applicable, occurring during the Adjustment Period (or determined by any challenge to or appeal of such current or proposed assessment by any Governmental Authority) is based minus (b) $155,139,710 and (ii) the denominator is $155,139,710.

For the avoidance of doubt, the Base Rent (as adjusted herein) in effect for the last Tax Year of the Adjustment Period shall be used for future computations of Base Rent.

(E)    Base Rent Credit on Account of Increase in PGCB Debt Repayment. In the event that the Pennsylvania Gaming Control Board allocates a second Debt Repayment to the Premises, or the amount of the existing Debt Repayment is increased above the amount allocated to be repaid over time on March 29, 2016, or both, as the case may be, (collectively, an “Additional Debt Repayment”), then in any Lease Year during the Term in which an Additional Debt Repayment shall be due and payable, Lessee shall receive a credit against Base Rent in an amount equal to the annual installment of such second Debt Repayment, or the incremental increase in the annual installment of the existing Debt Repayment, as the case may be, paid in such Lease Year. Lessee shall forward to Lessor any material bills, invoices or other correspondence received by Lessee or its Affiliates regarding an Additional Debt Repayment, together with evidence of payment thereof, and any credit due to Lessee under this Section 1.3 shall be applied to the monthly installment(s) of Base Rent immediately following Lessor’s receipt thereof. “Debt Repayment” as used herein means any loan, assessment or other obligation to pay any portion of the $99.9 million that was appropriated pursuant to the

Pennsylvania Race Horse Development and Gaming Act to pay for operational costs of the Pennsylvania Gaming Control Board and which is allocated to gaming licensees.

(F)    Base Rent Reduction on Account of Free Play Tax Increase.

(i)     In the event that a New Free Play Tax is enacted or promulgated, upon Lessee having substantiated to Lessor the Annualized Incremental Free Play Tax, Base Rent shall be permanently reduced by an amount equal to the Free Play Tax Rent Adjustment; provided, however, that the reduction in Base Rent for the Lease Year in which a New Free Play Tax first takes effect shall be pro-rated on a daily basis according to the number of days of such Lease Year that such New Free Play Tax is in effect, but for purposes of determining the Escalated Base Rent for the following Lease Year the reduction in Base Rent for such Lease Year shall be deemed to have occurred as of the beginning of such Lease Year.

(ii)     The following terms shall have the following meanings:

(1)     Annualized Incremental Free Play Tax” means the amount (but not less than zero) of (A) the Free Play Tax Rate after the effective time of the New Free Play Tax multiplied by the Free Play Base Amount, minus (B) the Free Play Tax Rate prior to the effective time of the New Free Play Tax multiplied by the Free Play Base Amount.

(2)     “Free Play Base Amount” means $67,584,673.

(3)     “Free Play Tax” means any Tax or administrative fee (to the extent not otherwise treated as a Tax) on promotional play, which may or may not include cash and cash equivalents, deducted or excluded from gross terminal revenue and gross table game revenue (in both cases, as currently defined or as may be amended in the future).

(4)     “Free Play Tax Rent Adjustment” means (A) 0.5 multiplied by (B) the Annualized Incremental Free Play Tax.

(5)     “Free Play Tax Rate” means the rate at any given time of any Free Play Tax.

(6)     “New Free Play Tax” means any Free Play Tax imposed pursuant to any Law enacted or promulgated by a Pennsylvania Governmental Entity on or after March 29, 2016, (A) to the extent such Law is enacted or promulgated at any time during the 2016 calendar year (whether such Law becomes effective during the 2016 calendar year or any time thereafter) or (B) to the extent such Law imposes such Free Play Tax effective during any portion of the 2016 calendar year (whether such Law is enacted or promulgated (1) in 2016 or (2) after 2016, but given retroactive effect to any date in 2016).

(G)     Pro Forma Adjustments for Year of Change in Free Play Tax Rate and Property Taxes. Notwithstanding the foregoing, for purposes of computing the Escalation only:

(i)     in the event that, at any time, a change in the Free Play Tax Rate takes effect during a Lease Year, then the expenses included in the Adjusted Revenue to Rent Ratio for such Lease Year shall be calculated giving pro forma effect, as of the beginning of such Lease Year, to any such change in the Free Play Tax Rate; provided, however, that in the event that the Base Rent is reduced by the Free Play Tax Rent Adjustment during a particular Lease Year on account of the enactment or promulgation of a New Free Play Tax as contemplated under Section 1.2(F) in this Exhibit C, then (i) the Annualized Incremental Free Play Tax shall be added to the expenses for such Lease Year (instead of making the pro forma adjustment described in the portion of this clause (i) before the proviso) and (ii) the Free Play Tax Rent Adjustment shall be subtracted from the Rent included in the Adjusted Revenue to Rent Ratio as of the beginning of such Lease Year, and

(ii)     in the event that, at any time, an increase in Property Taxes payable by Lessee takes effect during a Lease Year, then the expenses included in the Adjusted Revenue to Rent Ratio for such Lease Year shall be calculated giving pro forma effect, as of the beginning of such Lease Year, to any such increase in Property Taxes payable by Lessee; provided, however, that in the event that the Base Rent is reduced or increased by any portion of an Annual Tax Rent Adjustment during a particular Lease Year as contemplated under Section 1.2(D) in this Exhibit C), then one-half (1/2) of such Annual Tax Rent Adjustment shall be subtracted from or added to, as applicable, the Rent included in the Adjusted Revenue to Rent Ratio as of the beginning of such Lease Year.

EXHIBIT D

FORM OF FEE MORTGAGEE SNDA

    This SUBORDINATION, NON-DISTURBANCE, AND ATTORNMENT AGREEMENT (the “Agreement”) is dated as of                     , and is by and among [LENDER], a [ ] [ ], having an address at [    ] (together with its successors and assigns, “Lender”), GLP                         , LLC, a Delaware limited liability company, having an office at 825 Berkshire Boulevard, Suite 400, Wyomissing, PA 19610, Attention: General Counsel (“Lessor”), and                     , a                     , having an office at                                         , Attention:                     (“Lessee”).

    WHEREAS, by a Lease (the “Lease”) dated [                    ,             ], between Lessor (or Lessor’s predecessor in title) and Lessee, Lessor leased to Lessee certain property, as more particularly described in the Lease (hereinafter referred to as the “Premises”);

    WHEREAS, Lender has made or intends to make a loan to Lessor (the “Loan”), which Loan shall be evidenced by one or more promissory notes (as the same may be amended, modified, restated, severed, consolidated, renewed, replaced, or supplemented from time to time, the “Promissory Note”) and secured by, among other things, [that certain Mortgage or Deed of Trust, Assignment of Leases and Rents and Security Agreement] (as the same may be amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time, the “Mortgage”) encumbering, without limitation, the Premises, more particularly described on Exhibit A annexed hereto and made a part hereof (collectively, the “Property”);

    WHEREAS, Lessee acknowledges that Lender will rely on this Agreement in making the Loan to Lessor;

    WHEREAS, Lender and Lessee desire to evidence their understanding with respect to the Mortgage and the Lease as hereinafter provided; and

    WHEREAS, Pursuant to Section 21.1 of the Lease, Lessee has agreed to deliver this Agreement and will subordinate the Lease to the Mortgage and to the lien thereof and, in consideration of Lessee’s delivery of this Agreement, Lender has agreed not to disturb Lessee’s possessory rights in the Premises under the Lease on the terms and conditions hereinafter set forth.

    NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.     Lessee covenants, stipulates and agrees that the Lease and all of Lessee’s right, title and interest in and to the Property thereunder (including but not limited to any option to purchase, right of first refusal to purchase or right of first offer to purchase the Property or any portion thereof) is hereby, and shall at all times continue to be, subordinated and made secondary and inferior in each and every respect to the Mortgage and the lien thereof, to all of the terms, conditions and provisions thereof and to any and all advances made or to be made thereunder, so that at all times the Mortgage shall be and remain a lien on the Property prior to and superior to the Lease for all purposes, subject to the provisions set forth herein. Subordination is to have the same force and effect as if the Mortgage and such renewals, modifications, consolidations, replacements and extensions had been executed, acknowledged, delivered and recorded prior to the Lease, any amendments or modifications thereof and any notice thereof.

2.     Lender agrees that if Lender exercises any of its rights under the Mortgage, including entry or foreclosure of the Mortgage or exercise of a power of sale under the Mortgage, Lender, or any person who acquires any portion of the Property in a foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure, (a) will not terminate or disturb Lessee’s right to use, occupy and possess the Premises, nor any of Lessee’s rights, privileges and options under the terms of the Lease, including the provisions of Article 14, Section 9.3, and Section 12.10 of the Lease, so long as Lessee is not in default beyond any applicable grace period under any term, covenant or condition of the Lease and (b) will be bound by the provisions of Article 14 of the Lease for the benefit of each Qualifying Mortgagee. In addition, Lender or any person prosecuting such rights and remedies agrees that so long as the Lease has not been terminated on account of Lessee’s default that has continued beyond applicable notice and cure periods, Lender or such other person, as the case may be, shall not name or join Lessee as a defendant in any exercise of Lender’s or such person’s rights and remedies arising upon a default under the Mortgage unless applicable law requires Lessee to be made a party thereto as a condition to proceeding against Lessor. In the latter case, Lender or any person prosecuting such rights and remedies may join Lessee as a defendant in such action only for such purpose and not to terminate the Lease or otherwise adversely affect Lessee’s rights under the Lease or this Agreement in such action.

3.     If, at any time Lender (or any person, or such person’s successors or assigns, who acquires the interest of Lessor under the Lease through foreclosure of the Mortgage or otherwise) shall succeed to the rights of Lessor under the Lease as a result of a default or event of default under the Mortgage, Lessee shall attorn to and recognize such person so succeeding to the rights of Lessor under the Lease (herein sometimes called “Successor Lessor”) as Lessee’s landlord under the Lease and from and after such attornment such Successor Lessor shall be bound as Lessor under the Lease, said attornment to be effective and self-operative without the execution of any further instruments.

4.     Lessor authorizes and directs Lessee to honor any written demand or notice from Lender instructing Lessee to pay rent or other sums to Lender rather than Lessor (a “Payment Demand”), regardless of any other or contrary notice or instruction which Lessee may receive from Lessor before or after Lessee’s receipt of such Payment Demand. Lessee may rely upon any notice, instruction, Payment Demand, certificate, consent or other document from, and signed by, Lender and shall have no duty to Lessor to investigate the same or the circumstances under which the same was given. Any payment made by Lessee to Lender or in response to a Payment Demand shall be deemed proper payment by Lessee of such sum pursuant to the Lease.

5.     If Lender shall become the owner of the Property or the Property shall be sold by reason of foreclosure or other proceedings brought to enforce the Mortgage or if the Property shall be transferred by deed in lieu of foreclosure, Lender or any Successor Lessor shall not be:

(a)     liable for any act or omission of any prior landlord (including Lessor) or bound by any obligation to make any payment to Lessee which was required to be made prior to the time Lender succeeded to any prior landlord (including Lessor); or

(b)     obligated to cure any defaults of any prior landlord (including Lessor) which occurred, or to make any payment to Lessee which was required to be paid by any prior landlord (including Lessor), prior to the time that Lender or any Successor Lessor succeeded to the interest of such landlord under the Lease; or

(c)     obligated to perform any construction obligations of any prior landlord (including Lessor) under the Lease or liable for any defects (latent, patent or otherwise) in the design, workmanship, materials, construction or otherwise with respect to improvements and buildings constructed on the Property; or

(d)     subject to any offsets, defenses or counterclaims which Lessee may be entitled to assert against any prior landlord (including Lessor); or

(e)     bound by any payment of rent or additional rent by Lessee to any prior landlord (including Lessor) for more than one month in advance; or

(f)     bound by any amendment, modification, termination or surrender of the Lease made without the written consent of Lender.

    Notwithstanding the foregoing, Lessee reserves its right to any and all claims or causes of action (i) against Lessor for prior losses or damages and (ii) against the Successor Lessor for all losses or damages arising from and after the date that such Successor Lessor takes title to the Property.

6.     Lessee hereby represents, warrants, covenants and agrees to and with Lender:

(a)     to deliver to Lender, by certified mail, return receipt requested, a duplicate of each notice of default delivered by Lessee to Lessor at the same time as such notice is given to Lessor and no such notice of default shall be deemed given by Lessee under the Lease unless and until a copy of such notice shall have been so delivered to Lender. Lender shall have the right (but shall not be obligated) to cure such default. Lessee shall accept performance by Lender of any term, covenant, condition or agreement to be performed by Lessor under the Lease with the same force and effect as though performed by Lessor. Lessee further agrees to afford Lender a period of thirty (30) days beyond any period afforded to Lessor for the curing of such default during which period Lender may elect (but shall not be obligated) to diligently pursue a cure of such default, or, if such default cannot be cured within that time, then such additional time as may be necessary to diligently pursue a cure of such default (including but not limited to commencement of foreclosure proceedings) during which period Lender may elect (but shall not be obligated) to diligently pursue a cure of such default, prior to taking any action to terminate the Lease. If the Lease shall terminate for any reason, upon Lender’s written request given within thirty (30) days after such termination, Lessee, within fifteen (15) days after such request, shall execute and deliver to Lender a new lease of the Premises for the remainder of the term of the Lease and upon all of the same terms, covenants and conditions of the Lease;

(b)     that Lessee is the sole owner of the leasehold estate created by the Lease, subject to Lessee’s rights under Articles 12 and 14 of the Lease; and

(c)     to promptly certify in writing to Lender, in connection with any proposed assignment of the Mortgage, whether or not to Lessee’s knowledge any default on the part of

Lessor then exists under the Lease and to deliver to Lender any tenant estoppel certificates required under the Lease.

7.     Lessee acknowledges that the interest of Lessor under the Lease is assigned to Lender solely as security for the Promissory Note, and Lender shall have no duty, liability or obligation under the Lease or any extension or renewal thereof, unless Lender shall specifically undertake such liability in writing or Lender becomes and then only with respect to periods in which Lender becomes, the fee owner of the Property.

8.     This Agreement shall be governed by and construed in accordance with the laws of the State in which the Premises is located (excluding the choice of law rules thereof).

9.     This Agreement and each and every covenant, agreement and other provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns (including, without limitation, any successor holder of the Promissory Note) and may be amended, supplemented, waived or modified only by an instrument in writing executed by the party against which enforcement of the termination, amendment, supplement, waiver or modification is sought. Each Qualifying Mortgagee (as defined in the Lease) (for so long as such Qualifying Mortgagee (as defined in the Lease) holds a Qualifying Mortgage (as defined in the Lease)) is an intended third party beneficiary of Section 2(b) entitled to enforce the same as if a party to this Agreement.

10.     All notices to be given under this Agreement shall be in writing and shall be deemed served upon receipt by the addressee if served personally or, if mailed, upon the first to occur of receipt or the refusal of delivery as shown on a return receipt, after deposit in the United States Postal Service certified mail, postage prepaid, addressed to the address of Lessor, Lessee or Lender appearing below. Such addresses may be changed by notice given in the same manner. If any party consists of multiple individuals or entities, then notice to any one of same shall be deemed notice to such party.

Lender’s Address:	[ ]
Attn:

With a copy to:	[ ]

Lessee’s Address:

Attention:

With a copy to:

Attention:

Lessor’s Address:	GLP __________________, LLC c/o Gaming and Leisure Properties, Inc. 825 Berkshire Boulevard, Suite 400 Wyomissing, Pennsylvania 19610 Attention: General Counsel

With a copy to:	Goodwin Procter LLP Exchange Place Boston, MA 02109 Attention: Andrew C. Sucoff, Esq.

11.     If this Agreement conflicts with the Lease, then this Agreement shall govern as between the parties and any Successor Lessor, including upon any attornment pursuant to this Agreement. This Agreement supersedes, and constitutes full compliance with, any provisions in the Lease that provide for subordination of the Lease to, or for delivery of nondisturbance agreements by the holder of, the Mortgage.

12.     In the event Lender shall acquire Lessor’s interest in the Premises, Lessee shall look only to the estate and interest, if any, of Lender in the Property for the satisfaction of Lessee’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money in the event of any default by Lender as a Successor Lessor under the Lease or under this Agreement, and no other property or assets of Lender shall be subject to levy, execution or other enforcement procedure for the satisfaction of Lessee’s remedies under or with respect to the Lease, the relationship of the landlord and tenant under the Lease or Lessee’s use or occupancy of the Premises or any claim arising under this Agreement.

13.     If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to be enforceable, or if such modification is not practicable, such provision shall be deemed deleted from this Agreement, and the other provisions of this Agreement shall remain in full force and effect, and shall be liberally construed in favor of Lender.

14.     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

LESSEE:

,
a

By:
Name: Title:

LESSOR:

GLP , LLC, a Delaware limited liability company

By:	GLP Capital, L.P., it sole member

	By:	Gaming and Leisure Properties, Inc., its general partner

By:
William J. Clifford Chief Financial Officer

LENDER:

[NAME]

By:	[NAME]

By:
Name: Title:

[ADD APPROPRIATE ACKNOWLEDGMENT (one for each Signatory)]

EXHIBIT E

FORM OF GUARANTY

This GUARANTY OF LEASE (this “Guaranty”), is made and entered into as of the          day of                 , 201_ by and between [            ], a                 ,                 , a                  Guarantor”, and [                    ] (“Lessor”).

RECITALS

A.     Lessor and [                ] (“Lessee”) have entered into that certain Lease dated of even date herewith (as may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Lease”). All capitalized terms used and not otherwise defined herein shall have the same meanings given such terms in the Lease.

B.     Guarantor is an affiliate of the Lessee, will derive substantial benefits from the Lease and acknowledges and agrees that this Guaranty is given in accordance with the requirements of the Lease and that Lessor would not have been willing to enter into the Lease unless Guarantor was willing to execute and deliver this Guaranty.

AGREEMENTS

NOW, THEREFORE, in consideration of Lessor entering into the Lease with Lessee, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees as follows:

1.     Guaranty. In consideration of the benefit derived or to be derived by it therefrom, as to the Lease, from and after the Commencement Date thereof, Guarantor hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, (i) the payment when due of all Rent and all other sums payable by Lessee under the Lease, and (ii) the faithful and prompt performance when due of each and every one of the terms, conditions and covenants to be kept and performed by Lessee and its Affiliates under the Lease, including without limitation all indemnification obligations, insurance obligations, and all obligations to operate, rebuild, restore or replace any facilities or improvements now or hereafter located on the Premises covered by the Lease (collectively, the “Obligations”). In the event of the failure of Lessee to pay any such Rent or other sums, or to render any other performance required of Lessee and its Affiliates under the Lease, when due or within any applicable cure period, Guarantor shall forthwith perform or cause to be performed all provisions of the Lease to be performed by Lessee and its Affiliates thereunder, and pay all reasonable costs of collection or enforcement and other damages that may result from the non-performance thereof to the full extent provided under the Lease. As to the Obligations, Guarantor’s liability under this Guaranty is without limit except as provided in Section 12 hereof. Guarantor agrees that its guarantee provided herein constitutes a guarantee of payment when due and not of collection.

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2.     Survival of Obligations. The obligations of Guarantor under this Guaranty shall survive and continue in full force and effect notwithstanding:

(a)     any amendment, modification, or extension of the Lease pursuant to its terms;

(b)     any compromise, release, consent, extension, indulgence or other action or inaction in respect of any terms of the Lease or any other guarantor;

(c)     any substitution or release, in whole or in part, of any security for this Guaranty which Lessor may hold at any time;

(d)     any exercise or non-exercise by Lessor of any right, power or remedy under or in respect of the Lease or any security held by Lessor with respect thereto, or any waiver of any such right, power or remedy;

(e)     any bankruptcy, insolvency, reorganization, arrangement, adjustment, composition, liquidation, or the like of Lessee or any other guarantor;

(f)     any limitation of Lessee’s liability under the Lease or any limitation of Lessee’s liability thereunder which may now or hereafter be imposed by any statute, regulation or rule of law, or any illegality, irregularity, invalidity or unenforceability, in whole or in part, of the Lease or any term thereof;

(g)     subject to Section 13 hereof, any sale, lease, or transfer of all or any part of any interest in the Premises or any or all of the assets of Lessee to any other person, firm or entity other than to Lessor;

(h)     any act or omission by Lessor with respect to any of the security instruments or any failure to file, record or otherwise perfect any of the same;

(i)       any extensions of time for performance under the Lease;

(j)     the release of Lessee from performance or observation of any of the agreements, covenants, terms or conditions contained in the Lease by operation of law or otherwise;

(k)     the fact that Lessee may or may not be personally liable, in whole or in part, under the terms of the Lease to pay any money judgment;

(l)     the failure to give Guarantor any notice of acceptance, default or otherwise;

(m)     any other guaranty now or hereafter executed by Guarantor or anyone else in connection with the Lease;

(n)     any rights, powers or privileges Lessor may now or hereafter have against any other person, entity or collateral; or

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  (o)   any other circumstances, whether or not Guarantor had notice or knowledge thereof.

3.     Primary Liability. The liability of Guarantor with respect to the Lease shall be primary, direct and immediate, and Lessor may proceed against Guarantor: (a) prior to or in lieu of proceeding against Lessee, its assets, any security deposit, or any other guarantor; and (b) prior to or in lieu of pursuing any other rights or remedies available to Lessor. All rights and remedies afforded to Lessor by reason of this Guaranty or by law are separate, independent and cumulative, and the exercise of any rights or remedies shall not in any way limit, restrict or prejudice the exercise of any other rights or remedies.

In the event of any default under the Lease, a separate action or actions may be brought and prosecuted against Guarantor whether or not Lessee is joined therein or a separate action or actions are brought against Lessee. Lessor may maintain successive actions for other defaults. Lessor’s rights hereunder shall not be exhausted by its exercise of any of its rights or remedies or by any such action or by any number of successive actions until and unless all indebtedness and Obligations the payment and performance of which are hereby guaranteed have been paid and fully performed.

4.     Obligations Not Affected. In such manner, upon such terms and at such times as Lessor in its sole discretion deems necessary or expedient, and without notice to Guarantor, Lessor may: (a) amend, alter, compromise, accelerate, extend or change the time or manner for the payment or the performance of any Obligation hereby guaranteed; (b) extend, amend or terminate the Lease; or (c) release Lessee by consent to any assignment (or otherwise) as to all or any portion of the Obligations hereby guaranteed, in each case pursuant to the terms of the Lease. Any exercise or non-exercise by Lessor of any right hereby given Lessor, dealing by Lessor with Guarantor or any other guarantor, Lessee or any other person, or change, impairment, release or suspension of any right or remedy of Lessor against any person including Lessee and any other guarantor will not affect any of the Obligations of Guarantor hereunder or give Guarantor any recourse or offset against Lessor.

5.     Waiver. With respect to the Lease, Guarantor hereby waives and relinquishes all rights and remedies accorded by applicable law to sureties and/or guarantors or any other accommodation parties, under any statutory provisions, common law or any other provision of law, custom or practice, and agrees not to assert or take advantage of any such rights or remedies including, but not limited to:

(a)     any right to require Lessor to proceed against Lessee or any other person or to proceed against or exhaust any security held by Lessor at any time or to pursue any other remedy in Lessor’s power before proceeding against Guarantor or to require that Lessor cause a marshaling of Lessee’s assets or the assets, if any, given as collateral for this Guaranty or to proceed against Lessee and/or any collateral, including collateral, if any, given to secure Guarantor’s obligation under this Guaranty, held by Lessor at any time or in any particular order;

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(b)     any defense that may arise by reason of the incapacity or lack of authority of any other person or persons;

(c)     notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of Lessee, Lessor, any creditor of Lessee or Guarantor or on the part of any other person whomsoever under this or any other instrument in connection with any obligation or evidence of indebtedness held by Lessor or in connection with any obligation hereby guaranteed;

(d)     any defense based upon an election of remedies by Lessor which destroys or otherwise impairs the subrogation rights of Guarantor or the right of Guarantor to proceed against Lessee for reimbursement, or both;

(e)     any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

(f)     any duty on the part of Lessor to disclose to Guarantor any facts Lessor may now or hereafter know about Lessee, regardless of whether Lessor has reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume or has reason to believe that such facts are unknown to Guarantor or has a reasonable opportunity to communicate such facts to Guarantor, it being understood and agreed that Guarantor is fully responsible for being and keeping informed of the financial condition of Lessee and of all circumstances bearing on the risk of non-payment or non-performance of any Obligations or indebtedness hereby guaranteed;

(g)     any defense arising because of Lessor’s election, in any proceeding instituted under the federal Bankruptcy Code, of the application of Section 1111(b)(2) of the federal Bankruptcy Code;

(h)     any defense based on any borrowing or grant of a security interest under Section 364 of the federal Bankruptcy Code; and

(i)     all rights and remedies accorded by applicable law to guarantors, including without limitation, any extension of time conferred by any law now or hereafter in effect and any requirement or notice of acceptance of this Guaranty or any other notice to which the undersigned may now or hereafter be entitled to the extent such waiver of notice is permitted by applicable law.

6.     Information. Guarantor assumes all responsibility for being and keeping itself informed of the financial condition and assets of the Lessee and any other guarantor, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that Guarantor assumes and incurs hereunder and agrees that the Lessor will not have any duty to advise Guarantor of information regarding such circumstances or risks.

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7.     No Subrogation. Until all Obligations of Lessee under the Lease have been satisfied and discharged in full, Guarantor shall have no right of subrogation and waives any right to enforce any remedy which Lessor now has or may hereafter have against Lessee and any benefit of, and any right to participate in, any security now or hereafter held by Lessor with respect to the Lease.

8.     Agreement to Comply with terms of Lease. Guarantor hereby agrees (a) to comply with all terms of the Lease applicable to it, (b) that it shall take no action, and that it shall not omit to take any action, which action or omission, as applicable, would cause a breach of the terms of the Lease and (c) that it shall not commence an involuntary proceeding or file an involuntary petition in any court of competent jurisdiction seeking (i) relief in respect of the Lessee or any of its Subsidiaries, or of a substantial part of the property or assets of the Lessee or any of its Subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Lessee or any of its Subsidiaries or for a substantial part of the property or assets of the Lessee or any of its Subsidiaries.

9.     Agreement to Pay; Contribution; Subordination. Without limitation of any other right of the Lessor at law or in equity, upon the failure of Lessee to pay any Obligation when and as the same shall become due, Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Lessor in cash the amount of such unpaid Obligation. Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Lessor under this Guaranty, Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor so as to maximize the aggregate amount paid to the Lessor in respect of this Guaranty and in respect of the Lease. Upon payment by Guarantor of any sums to the Lessor as provided above, all rights of Guarantor against the Lessee or any other guarantor arising as a result thereof by way of subrogation, contribution, reimbursement, indemnity or otherwise shall be subject to the limitations set forth in this Section 9. If for any reason whatsoever Lessee or any other guarantor now or hereafter becomes indebted to Guarantor or any Affiliate of Guarantor, such indebtedness and all interest thereon shall at all times be subordinate to Lessee’s obligation to Lessor to pay as and when due in accordance with the terms of the Lease the guaranteed Obligations, it being understood that Guarantor and each Affiliate of Guarantor shall be permitted to receive payments from the Lessee or any other guarantor on account of such obligations except during the continuance of an Event of Default under the Lease relating to failure to pay amounts due under the Lease. During any time in which an Event of Default relating to failure to pay amounts due under the Lease has occurred and is continuing under the Lease, Guarantor agrees to make no claim for such indebtedness that does not recite that such claim is expressly subordinate to Lessor’s rights and remedies under the Lease.

10.     Application of Payments. With respect to the Lease, and with or without notice to Guarantor, Lessor, in Lessor’s sole discretion and at any time and from time to time and in such manner and upon such terms as Lessor deems appropriate, may (a) apply

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any or all payments or recoveries following the occurrence and during the continuance of an Event of Default from Lessee or from any other guarantor under any other instrument or realized from any security, in such manner and order of priority as Lessor may determine, to any indebtedness or other obligation of Lessee with respect to the Lease and whether or not such indebtedness or other obligation is guaranteed hereby or is otherwise secured, and (b) refund to Lessee any payment received by Lessor under the Lease.

11.     Guaranty Default. Upon the failure of Guarantor to pay the amounts required to be paid hereunder when due following the occurrence and during the continuance of an Event of Default under the Lease, Lessor shall have the right to bring such actions at law or inequity, including appropriate injunctive relief, as it deems appropriate to compel compliance, payment or deposit, and among other remedies to recover its reasonable attorneys’ fees in any proceeding, including any appeal therefrom and any post judgment proceedings.

12.     Maximum Liability. Guarantor and, by its acceptance of the guarantees provided herein, Lessor, hereby confirms that it is the intention of all such persons that the guarantees provided herein and the obligations of Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the United States Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the guarantees provided herein and the obligations of Guarantor hereunder. To effectuate the foregoing intention, Lessor hereby irrevocably agrees that the obligations of Guarantor under this Guaranty shall be limited to the maximum amount as will result in such obligations not constituting a fraudulent transfer or conveyance.

13.     Release. Guarantor shall automatically be released from its obligations hereunder (other than with respect to amounts then due and payable by Guarantor) upon the consummation of any transaction permitted by the Lease, the result of which is that the Lessee ceases to be a Subsidiary of Lessee’s Parent or otherwise ceases to be owned (directly or indirectly) by Lessee’s Parent; provided that the Lessor shall have consented to such transaction to the extent such consent is expressly required by the terms of the Lease; and provided further that Lessor shall have received a replacement guaranty in substantially the same form as this Guaranty to the extent that such guaranty is required to be delivered under the Lease; and provided further that no release of Lessee’s Parent shall be permitted to occur in a Foreclosure COC or Foreclosure Assignment.

14.     Intentionally Omitted.

15.     Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or express courier service, by facsimile transmission or by an overnight express service to the following address:

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To Guarantor:	[___________________] 3980 Howard Hughes Parkway Las Vegas, NV 89169 Attention: [___________________] Facsimile: [___________________]

With a copy to: (that shall not constitute notice)	Irell & Manella LLP 1800 Avenue of the Stars, Suite 900 Los Angeles, CA 90067 Attention: Ashok W. Mukhey, Esq. Facsimile: (310) 203-7199

To Lessor (after the consummation of the Merger Transaction, as defined in the Lease):	GLP [__________], LLC c/o Gaming and Leisure Properties, Inc. 825 Berkshire Blvd., Suite 400 Wyomissing, Pennsylvania 19610 Attention: General Counsel Facsimile: [________________]

And with copy to (which shall not constitute notice):

On or prior to June 24, 2016:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attention: Andrew C. Sucoff, Esq.

Facsimile: (617) 801 -8851

Effective after June 24, 2016:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02110

Attention: Andrew C. Sucoff, Esq.

Facsimile: (617) 801 -8851

or to such other address as either party may hereafter designate. Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, Notice shall be deemed to have been given on the date delivery was first attempted. Notice sent by facsimile transmission shall be deemed given upon confirmation that such Notice was received at the number specified above or in a Notice to the sender.

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16.     Miscellaneous.

(a)     No term, condition or provision of this Guaranty may be waived except by an express written instrument to that effect signed by Lessor. No waiver of any term, condition or provision of this Guaranty will be deemed a waiver of any other term, condition or provision, irrespective of similarity, or constitute a continuing waiver of the same term, condition or provision, unless otherwise expressly provided. No term, condition or provision of this Guaranty may be amended or modified with respect to Guarantor except by an express written instrument to that effect signed by Lessor and Guarantor to which such amendment or modification is to be effective.

(b)     If any one or more of the terms, conditions or provisions contained in this Guaranty is found in a final award or judgment rendered by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining terms, conditions and provisions of this Guaranty shall not in any way be affected or impaired thereby, and this Guaranty shall be interpreted and construed as if the invalid, illegal, or unenforceable term, condition or provision had never been contained in this Guaranty.

(c)    THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT THAT THE LAWS OF THE STATE WHERE THE PREMISES IS LOCATED SHALL GOVERN THIS AGREEMENT TO THE EXTENT NECESSARY (I) TO OBTAIN THE BENEFIT OF THE RIGHTS AND REMEDIES SET FORTH HEREIN WITH RESPECT TO ANY OF THE PREMISES AND (II) FOR PROCEDURAL REQUIREMENTS WHICH MUST BE GOVERNED BY THE LAWS OF THE STATE. EACH GUARANTOR CONSENTS TO IN PERSONAM JURISDICTION BEFORE THE STATE AND FEDERAL COURTS OF NEW YORK AND AGREES THAT ALL DISPUTES CONCERNING THIS GUARANTY SHALL BE HEARD IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK. EACH GUARANTOR FURTHER CONSENTS TO IN PERSONAM JURISDICTION BEFORE THE STATE AND FEDERAL COURTS OF EACH STATE WITH RESPECT TO ANY ACTION COMMENCED BY LESSOR SEEKING TO RETAKE POSSESSION OF ANY OR ALL OF THE PREMISES IN WHICH GUARANTOR IS REQUIRED TO BE NAMED AS A NECESSARY PARTY. EACH GUARANTOR AGREES THAT SERVICE OF PROCESS MAY BE EFFECTED UPON IT UNDER ANY METHOD PERMISSIBLE UNDER THE LAWS OF THE STATE OF NEW YORK AND IRREVOCABLY WAIVES ANY OBJECTION TO VENUE IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK OR, TO THE EXTENT APPLICABLE IN ACCORDANCE WITH THE TERMS HEREOF, LOCATED IN THE STATE.

(d)     GUARANTOR, BY ITS EXECUTION OF THIS GUARANTY, AND LESSOR, BY ITS ACCEPTANCE OF THIS GUARANTY, HEREBY WAIVES TRIAL BY JURY AND THE RIGHT THERETO IN ANY ACTION OR PROCEEDING OF ANY KIND ARISING ON, UNDER, OUT OF, BY REASON OF OR RELATING IN ANY WAY TO THIS GUARANTY OR THE INTERPRETATION, BREACH OR ENFORCEMENT THEREOF.

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(e)     In the event of any suit, action, arbitration or other proceeding to interpret this Guaranty, or to determine or enforce any right or obligation created hereby, the prevailing party in the action shall recover such party’s reasonable costs and expenses incurred in connection therewith, including, but not limited to, reasonable attorneys’ fees and costs of appeal, post judgment enforcement proceedings (if any) and bankruptcy proceedings (if any). Any court, arbitrator or panel of arbitrators shall, in entering any judgment or making any award in any such suit, action, arbitration or other proceeding, in addition to any and all other relief awarded to such prevailing party, include in such judgment or award such party’s reasonable costs and expenses as provided in this Section 16(e).

(f)    Guarantor (i) represents that it has been represented and advised by counsel in connection with the execution of this Guaranty; (ii) acknowledges receipt of a copy of the Lease; and (iii) further represents that Guarantor has been advised by counsel with respect thereto. This Guaranty shall be construed and interpreted in accordance with the plain meaning of its language, and not for or against Guarantor or Lessor, and as a whole, giving effect to all of the terms, conditions and provisions hereof.

(g)    Except as provided in any other written agreement now or at any time hereafter in force between Lessor and Guarantor, this Guaranty shall constitute the entire agreement of Guarantor with Lessor with respect to the subject matter hereof, and no representation, understanding, promise or condition concerning the subject matter hereof will be binding upon Lessor or Guarantor unless expressed herein.

(h)    All stipulations, obligations, liabilities and undertakings under this Guaranty shall be binding upon Guarantor and its respective successors and assigns and shall inure to the benefit of Lessor and to the benefit of Lessor’s successors and assigns.

(i)     Whenever the singular shall be used hereunder, it shall be deemed to include the plural (and vice-versa) and reference to one gender shall be construed to include all other genders, including neuter, whenever the context of this Guaranty so requires. Section captions or headings used in the Guaranty are for convenience and reference only, and shall not affect the construction thereof.

(j)    This Guaranty may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.

[Signature Page to Follow]

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EXECUTED as of the date first set forth above.

GUARANTOR:

By:

Name:

Title:

LESSOR:

By:

Name:

Title:

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SCHEDULE 12.3

LEASES

[TBD]

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